UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AvidXchange Holdings, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☐	No fee required
☒	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AvidXchange Holdings, Inc.
1210 AvidXchange Lane
Charlotte, NC 28206
Dear Stockholders of AvidXchange Holdings, Inc.:
You are cordially invited to attend a special meeting of the stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of AvidXchange Holdings, Inc., a Delaware corporation (“AvidXchange,” the “Company,” “we,” “us” or “our”), to be held on September 16, 2025, at 9:00 a.m. Eastern Time. The Special Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/AVDX2025SM. After consideration of the appropriate format of the Special Meeting, the Board of Directors of the Company chose a virtual meeting format for the Special Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. You will not be able to physically attend the Special Meeting in person. If you plan to attend the Special Meeting online, please follow the instructions in the “General Information” section of the accompanying proxy statement (the “Proxy Statement”). The Proxy Statement is dated August 15, 2025, and together with the enclosed notice of special meeting and form of proxy card, is first being sent or provided to stockholders of the Company on or about August 15, 2025.
On May 6, 2025, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”), and Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). Parent and Merger Sub are affiliates of TPG Global, LLC (“TPG”) through an investment fund managed by TPG, and Corpay, Inc. will also be a direct or indirect investor in Parent.
In connection with the execution of the Merger Agreement, certain officers of the Company (each, a “Rollover Stockholder”) have entered into rollover agreements (the “Rollover Agreements”) with Arrow Holdings 2025, Inc., a Delaware corporation (“Holdings”), and Arrow Parent 2025, L.P., a Delaware limited partnership (“Topco”), pursuant to which, among other matters, each Rollover Stockholder will, immediately prior to the effective time of the Merger, contribute, transfer and assign to Holdings certain shares of common stock of the Company, $0.001 par value per share (“Company Common Stock”) held by such Rollover Stockholder in exchange for newly issued shares of Holdings (“Holdings Shares”), and each Rollover Stockholder will immediately thereafter contribute such Holdings Shares to Topco in exchange for Topco issuing newly issued units of Topco to such Rollover Stockholder, in each case, in accordance with the terms of the Rollover Agreements.
At the Special Meeting, you will be asked to consider and vote on:
•	a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (the “Merger Proposal”);
•
a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (the “Merger Compensation Proposal”); and

•
a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Only Company stockholders of record as of the close of business on August 14, 2025, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment or postponement thereof.
If the Merger is consummated, you will be entitled, subject to the terms and conditions of the Merger Agreement, to receive $10.00 in cash, without interest (as may be adjusted pursuant to the Merger Agreement, the “Merger Consideration”) for each share of the Company Common Stock that you own (unless you do not vote in favor of the Merger Proposal and you are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw or otherwise lose your right to appraisal under Delaware law with respect to such shares). The Merger Consideration represents a 22% premium to the closing price of the Company Common Stock of $8.20 on May 6, 2025, the last trading day prior to the Company’s announcement of the execution of the Merger Agreement, a 16% premium over the 90-day volume weighted average price as of the same date and a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company.
The proposed Merger is a “going private transaction” under the rules of the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, AvidXchange will become a privately held company, wholly owned by Parent.
The Board of Directors of the Company (the “Board”), by the unanimous vote of the Company’s directors present and voting (constituting all of the independent members of the Board), have (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger and (c) resolved to recommend that the Company stockholders adopt the Merger Agreement.
The Board recommends that the Company stockholders vote: (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal.
The Notice of Special Meeting and the Proxy Statement on the following pages further describe the matters to be presented at the Special Meeting and provide details regarding how to attend the meeting online. We encourage you to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about the Company from documents we file with the SEC from time to time.
Whether or not you attend the Special Meeting online, it is important that your shares be represented and voted at the Special Meeting. Therefore, we urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Instructions on how to vote your shares are included in the Proxy Statement and proxy card. If you decide to attend the Special Meeting, you will be able to vote online at the Special Meeting even if you have previously submitted your proxy, as your proxy is revocable at your option.
If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
If you have any questions or need assistance voting your shares, please contact our proxy solicitors, Innisfree M&A Incorporated at (866) 239-1763.
Thank you for your support.

Michael Praeger
Chief Executive Officer and Chairman of the Board of Directors
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 A.M. EASTERN TIME, ON SEPTEMBER 16, 2025
The special meeting of the stockholders (the “Special Meeting”) of AvidXchange Holdings, Inc., a Delaware corporation (“AvidXchange,” the “Company,” “we,” “us” or “our”), will be held at 9:00 a.m. Eastern Time, on September 16, 2025, for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):
•
Proposal 1—To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of May 6, 2025, by and among the Company, Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”), and Arrow Merger Sub 2025, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”) (the “Merger Proposal”);

•
Proposal 2—To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (the “Merger Compensation Proposal”); and

•
Proposal 3—To consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

The Special Meeting will be held solely in a virtual meeting format online at www.virtualshareholdermeeting.com/AVDX2025SM. Only holders of record of our common stock, $0.001 par value per share (“Company Common Stock”), at the close of business on August 14, 2025 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting by visiting www.virtualshareholdermeeting.com/AVDX2025SM. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The Special Meeting will begin promptly at 9:00 a.m. Eastern Time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
To ensure your shares of Company Common Stock are voted at the Special Meeting, you may submit your vote over the Internet, by telephone or by completing, signing and returning a proxy card. A list of stockholders of record will be available in our office located at 1210 AvidXchange Lane, Charlotte, North Carolina 28206, during regular business hours for a period of at least 10 days before the Special Meeting and on the Special Meeting webpage during the Special Meeting.
The presence at the Special Meeting, by remote communication or represented by proxy, of the holders of a majority of the voting power of the shares of the Company Common Stock issued and outstanding and entitled to vote in accordance with the Delaware General Corporation Law (the “DGCL”) as of the close of business on the Record Date will constitute a quorum for the transaction of business at the Special Meeting. While abstentions will be counted as present for purposes of determining the existence of a quorum, failure to vote or broker non-votes, if any, will not be counted as present for purposes of determining the existence of a quorum. The Company does not expect any broker non-votes because the rules applicable to banks, brokers or other nominees only provide discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine.
The affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding and entitled to vote in accordance with the DGCL is required to approve the Merger Proposal. Each of the Merger Compensation Proposal and Adjournment Proposal requires the affirmative vote of the majority of the votes cast.

If you fail to return your proxy or to attend the Special Meeting, your shares of Company Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.
If your shares of Company Common Stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.
Under Delaware law, stockholders (and beneficial owners) of the Company who do not vote in favor of the Merger Proposal (whether by voting against the Merger, abstaining or otherwise not voting with respect to the Merger), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Common Stock through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL (“Section 262”) and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions of Section 262, will have the right to seek appraisal of the fair value of their shares of the Company Common Stock as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for such an appraisal before the vote on the Merger Proposal at the Special Meeting and comply with the other Delaware law procedures explained in the Proxy Statement. A copy of Section 262, which details the applicable Delaware appraisal statute, is attached to the Proxy Statement as Annex B and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
You may revoke your proxy at any time before the vote at the Special Meeting by following the procedures outlined in the Proxy Statement.
The Board recommends that you vote: (1) “FOR” the Merger Proposal; (2) “FOR” the Merger Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
It is important that your shares of Company Common Stock be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Special Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in the enclosed proxy materials. If you received a copy of the proxy card by mail, you may also sign, date and mail the proxy card in the enclosed return envelope to vote. Promptly voting your shares will ensure the presence of a quorum at the Special Meeting. Submitting your proxy now will not prevent you from voting your shares online at the Special Meeting if you desire to do so, as your proxy is revocable at your option.

You should carefully read and consider the entire Proxy Statement and the accompanying annexes including the Merger Agreement attached as Annex A, along with all of the documents incorporated by reference in the Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help submitting a proxy to have your shares of the Company Common Stock voted, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor, New York, New York 10022
Shareholders may call toll free: (866) 239-1763
Banks and Brokers may call collect: (212) 750-5833
By Order of the Board of Directors,
Michael Praeger
Chief Executive Officer and Chairman of the Board of Directors
Charlotte, North Carolina
August 15, 2025
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be
Held at 9:00 a.m. Eastern Time, on September 16, 2025
This Notice of Special Meeting of Stockholders and the Proxy Statement and proxy card are available at
www.proxyvote.com.

PROXY SUMMARY
Special Meeting of Stockholders

Time and Date:	9:00 a.m. Eastern Time on September 16, 2025
Location:	Online via live webcast at www.virtualshareholdermeeting.com/AVDX2025SM
Outstanding Company Common Stock:	207,698,753 shares as of the Record Date

Record Date. Stockholders of record as of the close of business on August 14, 2025 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.
Meeting Admission. You are entitled to attend the virtual Special Meeting only if you were a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy for the Special Meeting. The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online by visiting www.virtualshareholdermeeting.com/AVDX2025SM. You also will be able to vote your shares electronically at the Special Meeting. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
Voting Matters and Board Recommendations

Proposal:		Board Recommendation:
1	Approval of the Merger Proposal	FOR
2	Approval of the Merger Compensation Proposal	FOR
3	Approval of the Adjournment Proposal	FOR

Your vote is important to us. Whether or not you plan to attend the Special Meeting online, we encourage you to read the attached Proxy Statement and vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy card or voting instruction form by mail, you may submit your vote by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or by following the instructions on your proxy card or voting instruction form for voting over the Internet or by telephone. For specific instructions on how to vote, please refer to the “General Information” section of the Proxy Statement.
How to vote. Each stockholder of AvidXchange as of the close of business on the Record Date is entitled to one vote for each share of Company Common Stock held by them on all matters presented at the Special Meeting.
If you are a stockholder of record, you may vote your shares of Company Common Stock by the following procedures:
•
By Internet. Go to www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Internet voting for stockholders of record is available 24 hours a day. Votes submitted via the Internet must be received by 11:59 p.m. Eastern Time on September 15, 2025.

•
By Telephone. Dial the phone number on your proxy card. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Telephone voting for stockholders of record is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time September 15, 2025.

•
By Mail. If you received a paper copy of a proxy card or voting instruction form, you may submit your proxy by completing, signing and dating the proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope. To ensure they are voted at the Special Meeting, proxies submitted by mail must be received at the address provided no later than September 15, 2025, the last business day before the meeting.

•
At the Special Meeting. Shares held in your name as the stockholder of record may be voted electronically if you attend the Special Meeting virtually. You will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials to vote at the Special Meeting.

If you are a street name stockholder, you will receive voting instructions from your bank, broker or other nominee. You must follow the voting instructions provided by your bank, broker or other nominee in order to direct your bank, broker or other nominee on how to vote your shares. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your bank, broker or other nominee. Please note that if you are a street name stockholder, you will need your 16-digit control number found on your voting instruction form, special meeting notice or email delivery in order to attend and vote your shares at the Special Meeting. You should allow yourself enough time prior to the Special Meeting to obtain your 16-digit control number from your bank, broker or other nominee.

AVIDXCHANGE HOLDINGS, INC.

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 16, 2025
This proxy statement is dated August 15, 2025 and, together with the enclosed form of proxy card, is first being sent to stockholders on or about August 15, 2025.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

i

CERTAIN DEFINED TERMS
Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:
Acquisition Proposal means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any proposal or offer from a Third Party (or group of Third Parties) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) 20% or more of the consolidated revenue, net income or assets of the Acquired Companies, taken as a whole, or (ii) 20% or more of the combined voting power of the Company; (b) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, or a tender offer or exchange offer that if consummated would result in any person or group acquiring beneficial ownership of 20% or more of the combined voting power of the Company; or (c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its subsidiaries in which a Third Party (or group of Third Parties) or its or their shareholders, if consummated, would acquire 20% or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.
Adjournment Proposal means the proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, at the time of the Special Meeting.
Arrow Parent Holdings means TPG IX Arrow Parent Holdings, L.P.
Arrow Parent Holdings GP means Arrow Parent Holdings GenPar 2025, LLC.
Arrow Trust means The Arrow Holdings Business Trust.
Board means the board of directors of AvidXchange Holdings, Inc.
CEO Rollover Filing Parties means Mr. Michael Praeger, Green and Gold 2014 GRAT and Green and Gold 2015 GRAT.
Commitment Letters means the Debt Commitment Letter and the Equity Commitment Letters.
Company Common Stock means the common stock, $0.001 par value per share, of AvidXchange.
Company stockholders means the holders of Company Common Stock.
Company Stock Plans means the Company’s 2010 Stock Option Plan, 2017 Amendment and Restatement of the 2020 Stock Option Plan, Equity Incentive Plan, 2021 Long-Term Incentive Award Plan, and 2021 Employee Stock Purchase Plan, each as amended from time to time.
Corpay means Corpay, Inc.
Delaware Secretary of State means the Secretary of State of the State of Delaware.
DGCL means the General Corporation Law of the State of Delaware.
Enforcement Expenses means all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, together with interest, which shall accrue on the Company Termination Fee, or the Parent Termination Fee, or portion thereof, as applicable, from the date such payment was required to be paid pursuant to the terms of the Merger Agreement until the date of payment, at the prime rate, plus 5%, as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.
Exchange Act means the Securities Exchange Act of 1934, as amended.
Financing means the Debt Financing and the Equity Financing.
Fund IX means TPG Partners IX, L.P.
GAAP means U.S. generally accepted accounting principles.

Holdings means Arrow Holdings 2025, Inc.
Intermediate means Arrow Intermediate 2025, Inc.
Intervening Event means any Effect that (a) was not known by or reasonably foreseeable to the Board as of May 6, 2025, and (b) does not relate to (i) the mere fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after May 6, 2025, in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (i) may be considered and taken into account to the extent it would otherwise qualify under the foregoing clause (a)) or (ii) an Acquisition Proposal or Superior Proposal (or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal), in each case that becomes known to or by the Board prior to adoption of the Merger Agreement by the Required Company Stockholder Approval.
Merger means the merger of Merger Sub with and into AvidXchange pursuant to the Merger Agreement in accordance with the applicable provisions of the DGCL, with AvidXchange surviving the Merger as a direct, wholly owned subsidiary of Arrow Borrower 2025, Inc.
Merger Agreement means the Agreement and Plan of Merger, dated May 6, 2025, by and among Parent, Merger Sub and the Company.
Merger Compensation Proposal means the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the Merger.
Merger Proposal means the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into AvidXchange, with AvidXchange continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Parent.
Merger Sub means Arrow Merger Sub 2025, Inc., a privately held Delaware corporation and a direct wholly owned subsidiary of Parent.
Option Consideration means an amount equal to the product obtained by multiplying (a) the aggregate number of shares of Company Common Stock subject to a Vested Company Option immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the exercise price per share of such Vested Company Option.
Parent means Arrow Borrower 2025, Inc., a privately held Delaware corporation.
Parent Filing Parties means (a) the TPG Filing Parties (as defined below) and (b) Corpay.
Person means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, association, trust, governmental agency or instrumentality or other entity of any kind.
Purchaser Filing Parties means (a) the Parent Filing Parties, (b) Parent, (c) Merger Sub and (d) the CEO Rollover Filing Parties.
Required Company Stockholder Approval means the vote in favor of the adoption of the Merger Agreement from the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL.
RSU Consideration means an amount equal to the product obtained by multiplying (a) the aggregate number of shares of Company Common Stock underlying a Company RSU Award and (b) the Merger Consideration.
Securities Act means the Securities Act of 1933, as amended.
Special Meeting means the special meeting of the stockholders of AvidXchange to be held on September 16, 2025, at 9:00 a.m. Eastern Time, and any adjournment or postponement thereof.

Subsidiary of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons; provided, that no direct or indirect portfolio company (as such term is generally understood in the private equity industry) of any investment funds or investment vehicles affiliated with, or managed or advised by, TPG, TPG Inc. or the TPG Guarantor shall be deemed to be a Subsidiary of any of the Parent Filing Parties.
Superior Proposal means a bona fide written Acquisition Proposal (except with respect to the definition of “Acquisition Proposal,” where references to 20% will be deemed to be references to 50%) made by a Third Party (other than resulting from a breach of the Company’s no-shop obligations (other than any such breach that is immaterial and unintentional)) which the Board determines in good faith, after consultation with its financial and outside legal advisors, taking into account such factors as the Board considers to be appropriate (including the conditionality, timing and likelihood of consummation thereof), is reasonably likely to be consummated in accordance with its terms and if consummated, would result in a transaction that is more favorable to holders of the Company Common Stock than the Transactions (taking into account any revisions to the Merger Agreement that would be made by Parent prior to the time of such determination, if any).
TPG Filing Parties means Intermediate, Holdings, Topco, Topco GP, Arrow Parent Holdings, Arrow Parent Holdings GP, Arrow Trust and Fund IX.
Topco means Arrow Parent 2025, L.P.
Topco GP means Arrow Parent GenPar 2025, LLC.
Transaction Committee means a committee established by the Board comprised solely of independent and disinterested members of the Board, consisting of Jim Hausman, Asif Ramji and AJ Rubado.
v

SUMMARY
This summary discusses the material information contained in this proxy statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms, you should carefully read this entire proxy statement, the annexes, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.
Since the transactions contemplated by the Merger Agreement, including the Merger, constitute a “going private” transaction under the rules of the U.S. Securities and Exchange Commission (the “SEC”), the Company, Parent, Merger Sub, the Parent Filing Parties and the CEO Rollover Filing Parties filed with the SEC a Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by the Merger Agreement, including the Merger. You may obtain any additional information about the Schedule 13E-3 under the section of this proxy statement entitled “Where You Can Find More Information.”
Except as otherwise specifically noted in this proxy statement, “AvidXchange,” “we,” “our,” “us” and the “Company” refer to AvidXchange, Inc. prior to our 2021 reorganization, and to AvidXchange Holdings, Inc. and its consolidated subsidiaries following the reorganization, unless the context requires otherwise.
The Parties to the Merger Agreement (page 77)
AvidXchange Holdings, Inc.
The Company is a Delaware corporation with principal executive offices located at 1210 AvidXchange Lane, Charlotte, NC 28206, telephone number (800) 560-9305. The Company is a provider of accounts payable automation software and payment solutions for middle market businesses and their suppliers. The Company’s software-as-a-service-based, end-to-end software and payment platform digitizes and automates the accounts payable workflows for more than 8,500 businesses, and the Company has made payments to more than 1,350,000 supplier customers of its buyers over the past five years. The Company Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “AVDX”. Additional information about the Company is contained in certain of its public filings that are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find More Information.”
Arrow Borrower 2025, Inc.
Parent is a privately held Delaware corporation affiliated with TPG Global, LLC (“TPG”) through Fund IX (the “TPG Guarantor”). Parent was formed in 2025 solely for the purpose of engaging in the Transactions (as defined below). Parent has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Parent’s principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, telephone number (817) 871-4000.
Arrow Merger Sub 2025, Inc.
Merger Sub is a privately held Delaware corporation and a direct wholly owned subsidiary of Parent that was formed in 2025 solely for the purpose of engaging in the Transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon the consummation of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, telephone number (817) 871-4000.
The Merger (page 74)
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease, with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, the Company Common Stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, the Company Common Stock will be deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State, or at such later date and time as is agreed by Parent and the Company and agreed in the certificate of merger (the “Effective Time”).
The Special Meeting (page 108)
This proxy statement is furnished in connection with the solicitation by the Board of proxies to be voted at a Special Meeting of the Company stockholders to be held on September 16, 2025, at 9:00 a.m. Eastern Time.
At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (a) the Merger Proposal, (b) the Merger Compensation Proposal and (c) the Adjournment Proposal.
The Merger Proposal (page 140)
You will be asked to consider and vote upon the proposal to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”). The Merger Agreement provides, among other matters, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation, and that at the Effective Time and as a result of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Rollover Shares, Canceled Shares and Dissenting Shares) (as defined below under the section of this proxy statement entitled “General Information—The Merger—What is the proposed transaction?”) will be canceled and automatically converted into the right to receive $10.00 in cash, without interest (as may be adjusted pursuant to the Merger Agreement, the “Merger Consideration”).
Following the Merger, the Company Common Stock will no longer be publicly traded, and existing Company stockholders will cease to have any ownership interest in the Company.
The Merger Compensation Proposal (page 141)
You will be asked to consider and vote upon the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger.
Record Date; Shares Entitled to Vote; Quorum (page 108)
You are entitled to receive notice of and to vote at the Special Meeting if you owned shares of the Company Common Stock as of the close of business on August 14, 2025, the Record Date.
A quorum of stockholders is necessary to transact business at the Special Meeting. The presence, by remote communication or represented by proxy, of the holders of a majority of the voting power of the shares of Company Common Stock issued and outstanding and entitled to vote in accordance with the DGCL at the Special Meeting as of the Record Date will constitute a quorum at the Special Meeting, permitting the Company to transact business at the Special Meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Company Common Stock will be counted for purposes of calculating whether a quorum is present at the Special Meeting.
Vote Required to Approve the Proposals (page 108)
Each share of Company Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.
The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL is required to approve the Merger Proposal. Each of the Merger Compensation Proposal and Adjournment Proposal requires the affirmative vote of the majority of the votes cast.

The failure to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal. Further, abstentions or broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal. The Company does not expect any broker non-votes because the rules applicable to banks, brokers or other nominees only provide discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine.
As of the Record Date, there were 207,698,753 shares of Company Common Stock outstanding and entitled to vote in accordance with the DGCL at the Special Meeting.
Recommendation of the Board and Reasons for the Merger (page 45)
On May 6, 2025, the Board, by the unanimous vote of the Company’s directors present and voting (constituting all of the independent members of the Board), (a) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger, (c) directed that the adoption of the Merger Agreement be submitted to a vote of the Company stockholders and (d) resolved to recommend the adoption of the Merger Agreement by the Company stockholders.
The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Fairness Opinion of Barclays Capital Inc. (page 51)
At the meeting of the Board on May 6, 2025, to evaluate and approve the Merger contemplated by the Merger Agreement, Barclays Capital Inc. (“Barclays”), the Company’s financial advisor with respect to the Merger, rendered its oral opinion (which was subsequently confirmed in writing) to the Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration to be offered to the holders of Company Common Stock (other than Rollover Shares, Canceled Shares and Dissenting Shares) was fair, from a financial point of view, to such holders.
The full text of Barclays’ written opinion dated as of May 6, 2025 (the “Barclays Fairness Opinion”), is attached as Annex C to this proxy statement and is incorporated herein by reference. The Barclays Fairness Opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. The Barclays Fairness Opinion addresses only the fairness, from a financial point of view, of Merger Consideration to be offered to the holders of Company Common Stock, other than the Rollover Shares, Canceled Shares and Dissenting Shares, and does not in any manner address the Company’s underlying business decision to proceed with or effect the Merger, the likelihood of the consummation of the Merger, or the relative merits of the Merger as compared to any other transaction or business strategy in which the Company may engage. The Barclays Fairness Opinion does not constitute a recommendation to any Company stockholder as to how such stockholder should vote with respect to the Merger or to any other matter. The Barclays Fairness Opinion was approved by Barclays’ Fairness Opinion Committee.
The full text of the Barclays Fairness Opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion.
For more information, see the section of this proxy statement entitled “Special Factors—Fairness Opinion of Barclays Capital Inc.”
Position of the Parent Filing Parties as to the Fairness of the Merger (page 82)
The Parent Filing Parties, Parent and Merger Sub believe that the Merger is substantively and procedurally fair to the Company’s “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act (the “Unaffiliated Stockholders”). However, none of the Parent Filing Parties, Parent or Merger Sub has undertaken any formal evaluation of the fairness of the Merger to the Unaffiliated Stockholders or engaged a financial advisor for such purpose. The Parent Filing Parties, Parent and Merger Sub did not participate in the discussions or deliberations of the Board or the Transaction Committee regarding, nor have they received advice from the legal, financial or other advisors of the Board or the Company as to, the fairness of the Merger. The belief of the Parent Filing Parties, Parent and Merger Sub as to the fairness of the Merger is based on the factors discussed in the section of this proxy statement entitled “Special Factors—Position of the Parent Filing Parties, Parent and Merger Sub as to the Fairness of the Merger.”
Position of the CEO Rollover Filing Parties as to the Fairness of the Merger (page 79)
The CEO Rollover Filing Parties believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. However, none of the CEO Rollover Filing Parties has undertaken any formal evaluation of the fairness of the Merger to the Unaffiliated Stockholders or engaged a financial advisor for such purpose. The belief of the CEO Rollover Filing Parties as to the fairness of the Merger is based on the factors discussed in the section of this proxy statement entitled “Special Factors—Position of the CEO Rollover Filing Parties as to the Fairness of the Merger.”
Certain Effects of the Merger on the Company (page 74)
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation.
The Effective Time will occur, if it occurs, at the time the certificate of merger has been filed with the Delaware Secretary of State (or at such later time as Parent, Merger Sub and the Company may agree in writing and specify in the certificate of merger). If the Merger is consummated, you will no longer own any shares of the capital stock of the Company as of the Effective Time.
The Company Common Stock is currently registered under the Exchange Act and is listed on Nasdaq under the symbol “AVDX.” If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and the Company Common Stock will be delisted from Nasdaq and deregistered pursuant to the Exchange Act.
Effect on the Company if the Merger is Not Consummated (page 76)
If the Merger Proposal is not approved by the Company stockholders or if the Merger is not consummated for any other reason, the Company stockholders will continue to hold their shares of Company Common Stock and will not receive any payment for such shares. Instead, the Company will remain a publicly traded company, the Company Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, the Company may be required to pay the Company Termination Fee to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing, as described under the section of this proxy statement entitled “The Merger Agreement—Effect of Termination.”
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible the price of the Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Common Stock would return to the price at which it trades as of the date of this proxy statement.
Merger Consideration (page 77)
Upon consummation of the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Rollover Shares, Canceled Shares and any Dissenting Shares) will be canceled and automatically converted into the right to receive an amount in cash equal to $10.00, without interest (such amount of cash, as may be adjusted pursuant to the Merger Agreement, the “Merger Consideration”). From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing a share of Company Common Stock (each, a “Certificate”) and each holder of a non-certificated share of Company

Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock will thereafter cease to have any rights with respect to such securities, other than the right to receive, upon surrender of such Certificates and Book-Entry Shares, the Merger Consideration in accordance with the Merger Agreement. As described further under the section of this proxy statement entitled “Proposal No. 1: The Merger Proposal—Payment for the Company Common Stock”, at the Effective Time, Parent will deposit or cause to be deposited (a) with a nationally recognized financial institution acting as paying agent (the “Paying Agent”), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent to the holders of Company Common Stock in accordance with the Merger Agreement and (b) with the Company, cash in an amount sufficient to pay the aggregate Option Consideration and RSU Consideration in accordance with the Merger Agreement. As soon as reasonably practicable after the Effective Time and in any event no later than the third business day following the Effective Time, Parent will cause the Paying Agent to send each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than Canceled Shares and except for any Dissenting Shares and Rollover Shares) a letter of transmittal for use in effecting delivery of shares of Company Common Stock to the Paying Agent and instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, in exchange for the Merger Consideration.
If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it will be a condition of such payment that the person requesting such payment will pay, or cause to be paid, any transfer taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or Book-Entry Share or will establish to the reasonable satisfaction of the Paying Agent that such taxes have been paid or are not payable.
Treatment of Equity Awards, Company Stock Plans and ESPP in the Merger (page 117)
Company Compensatory Awards. Under the Merger Agreement, effective as of immediately prior to the Effective Time, each option to purchase Company Common Stock (a “Company Option”) and each time-based restricted stock unit award (a “Company RSU Award” and, together with the Company Options, the “Company Compensatory Awards”) will be treated as follows:
Each Company Option that is outstanding, unexercised and vested immediately prior to the Effective Time (each, a “Vested Company Option”) will automatically be canceled and terminated and converted into the right to receive an amount in cash, if any, equal to the Option Consideration.
Each Company Option with a per share exercise price that is less than the Merger Consideration that is outstanding and unvested immediately prior to the Effective Time (an “Unvested Company Option”) will be substituted and immediately converted into an award representing the right to receive an amount in cash (a “Post-Closing Cash Award”) equal to (x) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Unvested Company Option, subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting as a result of certain qualifying terminations of employment).
If the exercise price per share of any Company Option is equal to or greater than the Merger Consideration, such Company Option will be automatically canceled and terminated without payment of any consideration to the holder thereof.
Each vested Company RSU Award that remains outstanding immediately prior to the Effective Time and each Company RSU Award that vests upon the occurrence of the Effective Time in accordance with its terms (each, a “Vested Company RSU Award”) will automatically be canceled and terminated as of immediately prior to the Effective Time and converted into a right to receive an amount of cash equal to the RSU Consideration.
Except as otherwise set forth in a written agreement among the Company, Parent and the holder of a Company RSU Award entered into prior to the Effective Time, each Company RSU Award that remains outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms (an “Unvested Company RSU Award”) will automatically be substituted and immediately converted into a Post-Closing Cash Award equal to (x) the aggregate number of shares of Company Common Stock underlying such Unvested Company RSU Award immediately prior to the Effective Time multiplied by (y) the Merger Consideration, subject to the terms and conditions of the corresponding Unvested Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting as a result of certain qualifying terminations of employment).
All amounts payable with respect to the Company Compensatory Awards will be subject to deduction for any required tax withholding.
Subject to the consummation of the Merger, all stock plans of the Company, including the 2010 Stock Option Plan, the 2017 Amendment and Restatement of the 2010 Stock Option Plan, the Equity Incentive Plan and the 2021 Long-Term Incentive Award Plan, each as amended from time to time, will be terminated effective as of the Effective Time.
Effective as of May 6, 2025, no new participants have been (or will be) allowed to participate in the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”), and no new offering periods will commence following the completion of the offering period currently in effect. Subject to the consummation of the Merger, the ESPP will be terminated effective as of immediately prior to the Effective Time and the offering period that would otherwise be in effect as of the date of the consummation of the Transactions (the “Closing” and such date, the “Closing Date”) will terminate and all purchase rights then-outstanding will be exercised no later than four business days prior to the Effective Time.
Interests of the Directors and Executive Officers of the Company in the Merger (page 86)
When considering the recommendation of the Board (other than Mr. Praeger, who recused himself) with respect to the Merger Proposal and the Merger Compensation Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal and the Merger Compensation Proposal be approved by our stockholders. These interests include the following:
•
our directors and executive officers hold outstanding Company Common Stock and Company Compensatory Awards that will be canceled and converted into the right to receive the Merger Consideration, Option Consideration, RSU Consideration or Post-Closing Cash Awards (or, if applicable, Rollover RSU Awards), as applicable, subject to applicable tax withholding;

•
our executive officers are parties to arrangements with the Company or its affiliates that provide for severance benefits, including vesting in full (to the extent then-unvested) of Company Compensatory Awards, in the event of certain terminations of employment;

•	all Company Compensatory Awards held by our current directors will vest in full (to the extent then-unvested) pursuant to their existing terms upon the Closing;
•
certain of our executive officers have account balances under the Company’s deferred compensation plan and, to the extent the Company elects to terminate the deferred compensation plan in connection with the Merger, distributions under this plan will be made in a lump-sum payment within 12 months following such termination. All account balances under the Company’s deferred compensation plan are fully vested;

•	our executive officers are expected to receive retention awards in connection with the Merger, which may be paid in cash or, at the election of the executive, in the form of equity interests in Topco;
•
the Merger Agreement includes provisions assuring payment of bonuses under the Company’s 2025 bonus plan and the provision of certain compensation and benefits for a period of up to 12 months (and in the case of severance benefits, 18 months) following the Effective Time, subject to continued employment, in each case, for all continuing employees of the Company, including each current executive officer;

•
our executive officers are expected to have the option to elect to enter into an agreement with Topco and Holdings pursuant to which all or a portion of the Unvested Company RSU Awards held by them will be converted into awards settled in equity interests in Topco in lieu of Post-Closing Cash Awards (the “Rollover RSU Awards”). Each Rollover RSU Award will represent a number of Topco restricted common units determined by dividing the aggregate value of the Post-Closing Cash Award which would otherwise have been issued in respect of such Unvested Company RSU Awards pursuant to the Merger Agreement, by the fair market value per Topco unit at the Effective Time. Such Rollover RSU awards will be subject to the terms and conditions of the corresponding Unvested Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting as a result of certain qualifying terminations of employment);
•	certain of our executive officers and their affiliates hold Rollover Shares;
•	at Closing, the Company, Topco or one their respective affiliates will make a $25,000,000 loan to Mr. Praeger with interest accruing at the applicable federal rate and secured by his equity in Topco;
•
Topco has agreed to consider establishing a management equity incentive plan following the Closing, pursuant to which certain employees will be eligible to receive equity or equity-based awards out of an award pool of 12% of Topco’s fully diluted equity as of Closing. No individual allocations have been determined yet and no assurances of awards have been provided; and

•	the Merger Agreement provides for continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the Merger Proposal is approved by our stockholders and the Merger is consummated, any shares of Company Common Stock held by our directors and executive officers and other members of management (other than the Rollover Shares) will be treated in the same manner as outstanding shares of Company Common Stock held by all other Company stockholders entitled to receive the Merger Consideration.
Rollover Shares (page 94)
Pursuant to the Merger Agreement and those certain rollover agreements, dated as of May 6, 2025, by and among each of (i) Michael Praeger, Green and Gold 2014 GRAT and Green and Gold 2015 GRAT (collectively, the “CEO Rollover Filing Parties”), (ii) Joel Wilhite, (iii) Angelic Gibson, (iv) Dan Drees and (v) Ryan Stahl (collectively, the “Rollover Stockholders”), (b) Holdings and (c) Topco (the “Rollover Agreements”), each Rollover Stockholder will, immediately prior to the Effective Time, contribute, transfer and assign to Holdings certain shares of Company Common Stock held by such Rollover Stockholder (the “Rollover Shares”) in exchange for newly issued shares of Holdings (“Holdings Shares”), and each Rollover Stockholder will immediately thereafter contribute the Holdings Shares to Topco in exchange for Topco issuing newly issued units of Topco to such Rollover Stockholder, in each case, in accordance with the terms of the Rollover Agreements (the “Rollover”).
As of June 30, 2025, the CEO Rollover Filing Parties beneficially own 7.1% of the Company's outstanding shares, whereas each of the other Rollover Stockholders beneficially owns less than 1%. Upon the effectiveness of the pending take private transaction, after giving effect to the conversion of each Rollover Stockholder’s equity interests in the Company (other than the Rollover Shares) into the right to receive the applicable Merger Consideration pursuant to the terms of the Merger Agreement and the applicable Rollover Agreement, the CEO Rollover Filing Parties are expected to beneficially own 7.96% and each of the other Rollover Stockholders is expected to beneficially own less than 0.75% of the outstanding equity interests of Topco immediately following the completion of the Merger by virtue of the conversion of their Rollover Shares into Topco equity interests. Further, each of the Rollover Stockholders has the right to elect (prior to the Closing) to receive their retention awards in the form of Topco equity interests as opposed to cash and to have their Unvested Company RSU Awards converted into Rollover RSU Awards, although no elections have been made to date. Even if the retention awards and Unvested Company RSU Awards were settled 100% in the form of Topco equity interests, none of the Rollover Stockholders (other than the CEO Rollover Filing Parties) will beneficially own more than 0.75% of the outstanding equity interests of Topco immediately following the completion of the Merger, whereas in such a scenario the CEO Rollover Filing Parties would be expected to beneficially own 8.78%.
Financing of the Merger (page 94)
The Merger Agreement is not conditioned upon receipt of financing by Parent. We anticipate that the total amount of funds necessary to consummate the Merger and the other Transactions, not including fees and expenses, will be approximately $1.9 billion, including the estimated funds needed to (a) pay our stockholders the Merger Consideration due to them under the Merger Agreement; (b) make payments in respect of outstanding

Company Options and Company RSU Awards pursuant to the Merger Agreement; and (c) pay, redeem or otherwise terminate any outstanding net indebtedness of the Company as of Closing.
Pursuant to those certain equity commitment letters, dated as of May 6, 2025 (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), (a) the TPG Guarantor has committed, subject to the terms and conditions set forth in its Equity Commitment Letter, to capitalize Parent in an aggregate amount of up to $1,197,651,504 (the “TPG Equity Financing”) at or prior to the Closing and (b) Corpay has committed, subject to the terms and conditions set forth in its Equity Commitment Letter, to capitalize Parent in an aggregate amount of up to $730,434,486 (the “Corpay Equity Financing” and together with the TPG Equity Commitment, the “Equity Financing”) at or prior to the Closing. The proceeds from the Equity Financing will be used to fund: (i) the payment of the aggregate Merger Consideration, Option Consideration and RSU Consideration to which holders of Company Common Stock, Company Options and Company RSU Awards will be entitled at the Effective Time pursuant to the Merger Agreement; and (ii) the payment of all fees and expenses required to be paid by Parent or Merger Sub in connection with the Transactions.
The TPG Guarantor and Corpay have also each provided a limited guarantee (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”) with respect to the payment of their pro rata portions of the Parent Termination Fee (as defined below) (determined in accordance with their respective portions of the Equity Financing) payable by Parent pursuant to the Merger Agreement, in the event such Parent Termination Fee becomes payable, and certain fees and expenses, subject to the terms and conditions set forth in the Merger Agreement and the Limited Guarantees.
Additionally, Parent has obtained financing commitments pursuant to a debt commitment letter, dated as of May 6, 2025 and amended and restated on May 23, 2025 (the “Debt Commitment Letter”), from the debt financing sources party thereto (the “Debt Commitment Parties”) for the purposes of (a) refinancing the Company’s credit agreement and the other indebtedness of the Company required to be repaid pursuant to the terms of the Merger Agreement, in each case concurrently with the Closing (the “Refinancing”), (b) directly or indirectly funding a portion of the Merger Consideration and other payments contemplated by the Merger Agreement, (c) paying fees and expenses incurred in connection with the foregoing and the transactions related thereto and (d) otherwise funding working capital and general corporate purposes (the “Debt Financing”). Pursuant to Debt Commitment Letter, the Debt Commitment Parties will provide Parent with (x) a senior secured U.S. dollar term loan in an aggregate principal amount of $440,000,000 (the “Term Loan Facility”) and (y) a senior secured revolving credit facility in an aggregate principal amount of $60,000,000 (the “Revolving Facility”, and together with the Term Loan Facility, the “Debt Facilities”). The obligations of the Debt Commitment Parties to provide the Debt Financing under the Debt Commitment Letter are subject to certain customary conditions.
The Merger Agreement provides that Parent will use commercially reasonable efforts to take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on or prior to the Closing Date in accordance with the terms, and subject to the conditions, set forth in the Merger Agreement and in the Debt Commitment Letter. There are currently no alternative financing arrangements or alternative financing plans to the Debt Financing. The Merger is not conditioned on Parent’s or Merger Sub’s receipt of the Debt Financing or the Equity Financing.
Appraisal Rights (page 97)
Pursuant to Section 262 of the DGCL (“Section 262”), Company stockholders who continuously hold shares of Company Common Stock through the Effective Time, and who do not vote such shares in favor of adoption of the Merger Agreement, and beneficial owners of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Company Common Stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares and otherwise comply fully with the applicable requirements of Section 262 and do not otherwise withdraw or lose the right to appraisal under the DGCL, have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Court of Chancery, if the Merger is consummated.
The “fair value” of shares as determined by the Delaware Court of Chancery may be more than, less than or equal to the value of the Merger Consideration that the stockholders or beneficial owners would otherwise be entitled to receive under the terms of the Merger Agreement. Stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262.
The right to seek appraisal will be lost with respect to shares that a Company stockholder votes “FOR” the proposal to adopt the Merger Agreement. However, abstaining, voting against or otherwise not voting with respect to the adoption of the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. Stockholders (or beneficial owners of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person) who wish to preserve any appraisal rights they may have, must so advise the Company by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement at the Special Meeting and must otherwise follow fully the procedures prescribed by Section 262. Any demand for appraisal made by a beneficial holder of shares of Company Common Stock with respect to shares held of record in the name of a voting trust or nominee, such as a bank, broker or other nominee, on behalf of such person must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Company and the office of Register in Chancery and to be set forth on the verified list required Section 262(f) of the DGCL.
Additionally, because the Company Common Stock will have been publicly listed on Nasdaq, the Delaware Court of Chancery is required under Section 262 to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock or (b) the value of the Merger Consideration for such total number of shares of Company Common Stock exceeds $1 million.
For a description of the rights of such holders and of the procedures to be followed to assert such rights and obtain payment of the fair value of their shares of Company Common Stock, see the section of this proxy statement entitled “Special Factors—Appraisal Rights” and the text of Section 262, which is reproduced in its entirety as Annex B to this proxy statement and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
In view of the complexity of Section 262, Company stockholders and beneficial owners that may wish to pursue appraisal rights are urged to consult legal counsel.
Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock (page 102)
The receipt of cash by a U.S. Holder (as defined below under the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock”) in exchange for such U.S. Holder’s shares of Company Common Stock in the Merger generally will result in the recognition of gain or loss in an amount equal to the difference between the cash such U.S. Holder receives in the Merger (determined before deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the consummation of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.
A Non-U.S. Holder (as defined below under the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.
Stockholders should refer to the discussion under the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock” and should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws.

Regulatory Approvals Required for the Merger (page 105)
Under the Merger Agreement, the Merger cannot be consummated until (a) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated, and (b) the European Union has issued a decision under Council Regulation No. (EC) 139/2004 (the EU Merger Regulation) declaring the Transactions compatible with the internal market. In addition, the Company holds money transmitter licenses in numerous jurisdictions. The relevant laws and regulations of certain of these jurisdictions require that, prior to the acquisition of control of a licensee, the licensee and/or acquirer must notify the applicable regulatory authority, make certain filings with such regulatory authority and/or obtain the approval of such regulatory authority. It is a condition to Parent’s and Merger Sub’s obligation to complete the Merger that prior approvals and notices in certain jurisdictions agreed to between the parties (the “Required Money Transfer Approvals”) have been obtained and are in full force and effect and all statutory waiting periods (as applicable) relating to such Required Money Transfer Approvals have expired or been terminated, as applicable.
Additionally, the Merger cannot be consummated if the Merger would, at such time, be restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent), judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any governmental authority or there is in effect any applicable law enacted or promulgated by a governmental authority that prevents or makes illegal the consummation of the Merger.
The Company, Parent and their respective affiliates filed their applicable HSR Act notifications on June 11, 2025. The 30-day HSR Act waiting period with respect to the Merger was set to expire at 11:59 p.m. EDT on July 11, 2025, unless terminated earlier. On July 2, 2025, the Company received notice from the Federal Trade Commission of the early termination of the required 30-day waiting period under the HSR Act.
Parent and its affiliates filed a notification pursuant to Council Regulation (EC) No. 139/2004 (the EU Merger Regulation) to the European Commission on June 5, 2025. On June 30, 2025, the Company received clearance from the European Commission.
The Company and Parent are in the process of obtaining the Required Money Transfer Approvals, but there can be no assurances that all Required Money Transfer Approvals will be obtained by the End Date (as defined under the section of this proxy statement entitled “Summary—Termination”).
No Shop; Acquisition Proposals (page 122)
From and after May 6, 2025, until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is validly terminated in accordance with its terms, the Company will not, and will cause its subsidiaries and each of its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause its representatives not to:
•
solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined and further described under the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change”);

•
enter into, continue or otherwise participate in any discussions or negotiations with or furnish any information relating to the Company and each of its subsidiaries (the “Acquired Companies”) to, or afford access to the books or records or officers of the Acquired Companies to, any person other than Parent, Merger Sub, the TPG Guarantor, Corpay and each of their respective affiliates (“Third Party”) with respect to an Acquisition Proposal or in connection with or for the intent of facilitating an Acquisition Proposal;

•
approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, or require the Company to breach the above restrictions, or abandon or terminate the Merger Agreement, other than any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Acquired Companies that (a) contains confidentiality and use provisions that are no less favorable and other terms that are not, in the aggregate, less favorable to the Company than the terms of either of the confidentiality agreements with Corpay and an affiliate of the TPG Guarantor, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals and (b) does not contain any provision that would prevent the Company from complying with any of its obligations under the Merger Agreement (an “Acceptable Confidentiality Agreement”) (any such letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement, an “Alternative Acquisition Agreement”); or
•	resolve, commit or agree to do any of the foregoing.
However, if the Company receives, prior to the receipt of the Required Company Stockholder Approval (as defined and described under the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change”), a bona fide written Acquisition Proposal (as defined and described under the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change”) from a Third Party that did not result from a breach of the Company’s no-shop obligations in the Merger Agreement, and the Board, or a committee thereof, determines in good faith, after consultation with its financial and outside legal advisors, that (a) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined and described under the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change”) and (b) the failure to take the action described immediately below would be inconsistent with the Board’s fiduciary duties under applicable law, then the Company and its representatives may, subject to certain conditions described in further detail in the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change”:
•	enter into an Acceptable Confidentiality Agreement with such Third Party (a copy of which will be provided to Parent promptly after execution);
•
furnish non-public information, and afford access to the business, properties, assets, books or records or officers or to any personnel, of the Acquired Companies, to such Third Party and its representatives (including financing sources); and

•	engage in discussions and negotiations with such Third Party and its representatives with respect to the Acquisition Proposal.
Except as expressly permitted by the Merger Agreement in respect of a Superior Proposal, neither the Board nor any committee thereof is permitted to take any action constituting an Adverse Recommendation Change (as defined and described under the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change”) or to authorize, cause or permit the Company or any of its subsidiaries to enter into any Alternative Acquisition Agreement.
At any time prior to the receipt of the Required Company Stockholder Approval, the Board or any committee thereof, upon determining in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law, may, subject to certain conditions, including the payment of the Company Termination Fee (as defined in this summary and described under the section of this proxy statement entitled “The Merger Agreement—Termination Fees”) to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing:
•	terminate the Merger Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal; or
•	effect an Adverse Recommendation Change.
Notwithstanding the above, the Board is not permitted to take the actions described in the two bullet points immediately above unless, among other matters, prior to the time the Required Company Stockholder Approval is obtained, (a) a bona fide Acquisition Proposal that did not result from a breach of the Company’s no-shop obligations (other than a breach that is immaterial and unintentional) is made to the Company by a Third Party after May 6, 2025, (b) the Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and the failure to effect an Adverse Recommendation Change or so terminate the Merger Agreement would be inconsistent with its fiduciary duties pursuant to applicable law; (c) the Company has provided, at least four business days in advance, written notice to Parent that the Company intends to take such action in response to an Acquisition Proposal, which such written notice includes, among other items, written notice of the material terms of the Acquisition Proposal that resulted in the Board or a committee thereof determining that the Acquisition Proposal is a Superior Proposal and the identity of the person who made such Superior Proposal, an exact copy of the Alternative Acquisition Agreement in respect of such Acquisition Proposal and exact copies that the Company has received of any other contracts to be entered into in connection with such Acquisition Proposal that the Board determined was material to its decision that the Acquisition Proposal constitutes a Superior Proposal; (d) during such four business days following Parent’s receipt of the notice, the Company has, and has used reasonable best efforts to cause its representatives to, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the Equity Commitment Letters, the Debt Commitment Letter and the Limited Guarantees so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (e) following the end of such four-business day period, the Board or a committee thereof determines in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement and the Equity Commitment Letters, the Debt Commitment Letter and the Limited Guarantees agreed to in writing by Parent in response to the notice described above or otherwise, that the Acquisition Proposal giving rise to the notice described above continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change and terminate the Merger Agreement would still be inconsistent with its fiduciary duties under applicable law. In the event of any material amendment of such Superior Proposal, the Company will be required to issue a new written notice described in this paragraph or otherwise comply again with the requirements described in this paragraph, other than references to the four-business day period above will be deemed to be references to a two-business day period from the time of Parent’s receipt of such new notice.
For more information, see the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change.”
Conditions to the Merger (page 133)
The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under applicable law), at or prior to the Effective Time, of each of the following conditions:
•
the Company has obtained the Required Company Stockholder Approval (as defined and described under the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change”);

•
any applicable waiting period under the HSR Act has expired or been terminated, the clearances, approvals and consents required under Council Regulation (EC) 139/2004 declaring the Transactions compatible with the internal market have been obtained and are in full force and effect and all statutory waiting periods relating to such laws have expired or been terminated, as applicable (including any timing agreements with or commitment to any governmental authority to delay or not to close the Transactions); and

•
the consummation of the Merger is not then restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent), judgment, decrees, injunction or ruling (whether temporary, preliminary or permanent) of any governmental authority and there is not in effect any applicable law enacted or promulgated by a governmental authority that prevents or makes illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by each of Parent and Merger Sub, if permissible under applicable law), at or prior to the Closing, of the following further conditions:
•
certain representations and warranties with respect to capitalization, corporate organization, corporate existence and power and brokers made by the Company were true and correct in all material respects as of May 6, 2025, and are true and correct in all material respects at and as of the Closing Date as though made on the Closing Date (without giving effect to any qualifications as to materiality or Company Material Adverse Effect (as defined under the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties”) or other similar qualifications);
•
certain representations and warranties with respect to capitalization made by the Company were true and correct in all respects as of May 6, 2025, and are true and correct as of the Closing Date as though made on the Closing Date (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications) other than for de minimis inaccuracies, except for any such representations and warranties that speak as of a particular date or time, which must only be true and correct in all respects as of such date or time other than for de minimis inaccuracies;

•
certain representations and warranties with respect to no Company Material Adverse Effect having occurred since December 31, 2024, the vote of Company stockholders in connection with the Merger and the Barclays Fairness Opinion made by the Company were true and correct in all respects as of May 6, 2025, and are true and correct at and as of the Closing Date as if made at and as of the Closing Date;

•
each of the other representations and warranties made by the Company in the Merger Agreement, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications, were true and correct as of May 6, 2025, and are true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that speak as of a particular date or time (which must only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•
each of the covenants and obligations that the Company is required to comply with or to perform under the Merger Agreement prior to the Closing have been complied with and performed in all material respects;

•	since May 6, 2025, there has not occurred any Company Material Adverse Effect;
•	Parent has received a certificate executed on behalf of the Company by its authorized representative to the effect that the conditions described in the six bullet points above have been satisfied; and
•
the Required Money Transfer Approvals have been obtained and are in full force and effect and all statutory waiting periods (as applicable) relating to such Required Money Transfer Approvals have expired or been terminated, as applicable.

The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under applicable law), at or prior to the Closing, of the following further conditions:
•
the representations and warranties made by Parent and Merger Sub in the Merger Agreement were true and correct in all respects as of May 6, 2025, and are true and correct in all respects as of the Closing as if made at the Closing, (a) except for representations and warranties that speak as of a particular date, which must be true and correct in all material respects as of such date and (b) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under the Merger Agreement;

•
each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform under the Merger Agreement at or prior to the Closing have been complied with and performed in all material respects; and

•	the Company has received a certificate executed on behalf of Parent by its authorized representative to the effect that the conditions described in the two bullet points above have been satisfied.
Termination (page 134)
The Company and Parent have certain rights to terminate the Merger Agreement under customary circumstances, as follows:
•	by mutual written agreement of the Company and Parent;
•	by either the Company or Parent:

○
if the Merger has not been consummated on or before 5:00 p.m. Eastern Time on May 6, 2026 (as may be extended by the mutual written agreement of Parent and the Company, the “End Date”), whether such date is before or after the date of the receipt of the Required Company Stockholder Approval (as defined under the section of this proxy statement entitled “The Merger Agreement—No-Shop; Acquisition Proposals; Adverse Recommendation Change”);

○	upon the imposition of a final, non-appealable order by a governmental authority which permanently enjoins, restrains, prevents, makes illegal or otherwise prohibits the consummation of the Merger; or
○
if, after the Special Meeting (including any adjournments or postponements thereof) has been held and completed, and the Company stockholders have voted on the Merger Proposal, the Required Company Stockholder Approval is not obtained;

•	by the Company:
○	upon an uncured breach of certain provisions of the Merger Agreement, with respect to Parent;
○	upon entrance by the Company into a definitive agreement providing for a Superior Proposal, in accordance with the terms of the Merger Agreement; or
○	if, upon certain circumstances and under certain conditions, Parent and Merger Sub fail to consummate the Merger;
•	by Parent:
○	upon an uncured breach of certain provisions of the Merger Agreement, with respect to the Company;
○	upon the imposition of a final, non-appealable denial of approval by a governmental authority with respect to the Required Money Transfer Approvals; or
○
if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change (as defined under the section of this proxy statement entitled “The Merger Agreement—No-Shop; Acquisition Proposals; Adverse Recommendation Change”) has occurred.

Under certain circumstances, the Company may be required to pay to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing a termination fee of $78,000,000 in the aggregate (the “Company Termination Fee”), and under other circumstances, Parent may be required to pay the Company a termination fee of $133,000,000 (the “Parent Termination Fee”). For more information, see the sections of this proxy statement entitled “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fees.”
The Voting and Support Agreement (page 138)
On May 6, 2025, Michael Praeger, in his individual capacity and on behalf of certain affiliated entities (collectively, the “Supporting Stockholders”), who beneficially owned, in the aggregate, approximately 7.5% of the voting power of the Company Common Stock as of the Record Date, entered into a Voting and Support Agreement with Parent and the Company (the “Voting and Support Agreement”). Pursuant to the Voting and Support Agreement, the Supporting Stockholders agreed, among other matters, to vote all of their shares of Company Common Stock in favor of the Merger, subject to the terms and conditions contained in the Voting and Support Agreement.
Market Prices (page 114)
The Company Common Stock is listed on Nasdaq under the symbol “AVDX”. On May 6, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of the Company Common Stock on Nasdaq was $8.20 per share. On August 13, 2025, the latest practicable trading day before the printing of this proxy statement, the closing price of the Company Common Stock on Nasdaq was $9.91 per share. You are encouraged to obtain current market quotations for the Company Common Stock.

Delisting and Deregistration of the Company Common Stock (page 107)
As promptly as practicable following the Effective Time in compliance with applicable law, the shares of Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Company Common Stock will no longer be publicly traded. As a result, following such actions, we will no longer be required to file periodic reports with the SEC on account of Company Common Stock.

GENERAL INFORMATION
The following questions and answers are intended to briefly address some commonly asked questions you may have regarding the Special Meeting, the Merger Agreement, the Merger, the Rollover and the Transactions. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.
Proxy Solicitation
Why am I receiving these proxy materials?
On May 6, 2025, the Company entered into the Merger Agreement with Parent and Merger Sub. The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation and a wholly owned subsidiary of Parent. The Company is holding the Special Meeting of its stockholders to obtain stockholder approval of the Merger Proposal. We cannot complete the Transactions unless the Merger Proposal is approved by the affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding and entitled to vote in accordance with the DGCL.
The Company, on behalf of the Board, is soliciting proxies for the Special Meeting. You are receiving this proxy statement because you own shares of Company Common Stock. This proxy statement includes important information about the Merger and the Special Meeting. The Company stockholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Your vote is very important—we urge you to submit your proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card (or voting instruction form provided by the record holder if your shares are held in the name of a bank, broker or other nominee).
Who pays for this proxy solicitation?
We will pay for the cost of soliciting proxies. We have engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Innisfree a fee of $25,000, plus disbursements. We will also reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Company Common Stock and in obtaining voting instructions from those owners. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail or in person. None of our employees will receive any extra compensation for providing those services.
The Merger
What is the proposed transaction?
The proposed transaction is the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation. Following the Effective Time, the Company will be privately held as a wholly owned subsidiary of Parent. If the Merger is consummated, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any (a) shares of Company Common Stock (other than the Rollover Shares) owned directly by Parent, Merger Sub or any of their subsidiaries immediately prior to the Effective Time or held in treasury of the Company (such shares, the “Canceled Shares”) (which will be automatically canceled at the Effective Time for no consideration), (b) shares of Company Common Stock owned by record holders or beneficial owners who did not vote in favor of the Merger Proposal and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw, or otherwise lose their appraisal rights in accordance with Section 262 (the “Dissenting Shares”) and (c) Rollover Shares) will be canceled and automatically converted into and will thereafter represent the right to receive the Merger Consideration. After the Merger is consummated, you will no longer have any rights as a Company Stockholder (except with respect to Dissenting Shares), nor will you be entitled to receive any shares in Parent or the Surviving Corporation.

What will I receive if the Merger is consummated?
Upon consummation of the Merger, you will be entitled to receive the Merger Consideration for each share of Company Common Stock that you own (unless you own Rollover Shares, in which case you will receive newly issued equity interests of Topco in accordance with the terms of the Rollover Agreement in respect of such Rollover Shares, or you do not vote in favor of the Merger Proposal and you are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw or otherwise lose your right to appraisal under Section 262 with respect to such shares). Any shares of Company Common Stock (other than the Rollover Shares) owned directly by Parent, Merger Sub or any of their subsidiaries immediately prior to the Effective Time will be canceled and retired without any conversion thereof and will cease to exist and no payment will be made in respect thereof. Any Rollover Shares will be exchanged into newly issued equity interests of Topco in accordance with the terms of the respective Rollover Agreement. You will not be entitled to receive shares in the Surviving Corporation or in Parent as a result of the Merger.
How does the Merger Consideration compare to the market price of the Company Common Stock prior to the public announcement of the Merger Agreement and as of a recent trading date?
The Merger Consideration represents a 22% premium over the closing price of the Company Common Stock of $8.20 on May 6, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, a 16% premium over the 90-day volume weighted average price as of the same date and a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company. On August 13, 2025, the last practicable day before the printing of this proxy statement, the closing price of the Company Common Stock on Nasdaq was $9.91 per share. You are encouraged to obtain current market quotations for the Company Common Stock.
What factors did the Board consider in deciding to enter into the Merger Agreement and recommending the approval of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal?
In reaching its decision to approve the Merger Agreement and the Transactions, and to recommend our stockholders approve the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal, the Board consulted with our management, as well as the Company’s outside legal and financial advisors, and considered the terms of the proposed Merger Agreement and the Transactions. For a more detailed description of these factors, see the section of this proxy statement entitled “Special Factors—Recommendation of the Board and Reasons for the Merger.”
What happens if I sell or otherwise transfer my shares of Company Common Stock before the consummation of the Merger?
If you sell or transfer your shares of Company Common Stock before the consummation of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. To receive the Merger Consideration, you must hold your shares of Company Common Stock through consummation of the Merger.
The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Merger Consideration if the Merger is consummated to the person to whom you sell or transfer your shares of Company Common Stock, but you will have retained your right to vote such shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Company Common Stock after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or vote your shares via the Internet or telephone.
When do you expect the Merger to be consummated?
We currently anticipate that the Merger will be consummated in the fourth quarter of 2025, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, it is possible that factors outside the control of the Company and Parent could result in the Merger being consummated at a later time or not at all.

What effects will the Merger have on the Company?
The Company Common Stock is currently registered under the Exchange Act and is listed on Nasdaq under the symbol “AVDX”. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and the Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.
What happens if the Merger is not consummated?
If the Merger Proposal is not approved by our stockholders or if the Merger is not consummated for any other reason, the Company stockholders will retain their shares of Company Common Stock and will not receive any payment for such shares. Instead, the Company will remain an independent publicly traded company, the Company Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible the price of the Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Common Stock would return to the price at which it trades as of the date of this proxy statement.
Under specified circumstances, we may be required to pay the Company Termination Fee to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing upon the termination of the Merger Agreement as described under the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”
Do any directors or executive officers have interests in the Merger that may differ from those of the Company stockholders generally?
In considering the recommendation of the Board (other than Mr. Praeger, who recused himself) with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. For a description of the interests of our directors and executive officers in the Merger, see the section of this proxy statement entitled “Special Factors—Interests of the Directors and Executive Officers of the Company in the Merger.”
How will the Company’s directors and executive officers and certain other stockholders vote on the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal?
The Company’s directors and executive officers have informed the Company that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal. As of the close of business on the Record Date, the Company’s directors and executive officers (not including Mr. Praeger) and their affiliates beneficially owned, in the aggregate, 7,493,575 shares of Company Common Stock, collectively representing approximately 3.6% of the voting power of the shares of Company Common Stock outstanding. For more information, see the section of this proxy statement entitled “The Special Meeting—Shares Held by Directors and Executive Officers.”
Have any Company stockholders already agreed to approve the Merger Proposal?
Yes. The Supporting Stockholders, who beneficially owned, in the aggregate, approximately 7.5% of the voting power of the Company Common Stock as of the Record Date, have entered into the Voting and Support Agreement. Pursuant to the Voting and Support Agreement, the Supporting Stockholders have agreed, among other matters, to vote all of their shares of Company Common Stock in favor of the Merger, subject to the terms and conditions contained in the Voting and Support Agreement. For additional information, see the section of this proxy statement entitled “The Merger Agreement—The Voting and Support Agreement.”
What is the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger?
The compensation that will or may become payable by the Company to the Company’s named executive officers in connection with the Merger is certain compensation that is based on or otherwise relates to the Merger and payable to certain of the Company’s named executive officers pursuant to underlying plans and arrangements that are contractual in nature. Compensation not described in the preceding sentence that will or may become payable by Parent or its affiliates (including, following the consummation of the Merger, the Surviving Corporation) to the Company’s named executive officers in connection with or following the Merger is not subject to this advisory vote. For further information, see the section of this proxy statement entitled “Proposal No. 2: The Merger Compensation Proposal.”
Why am I being asked to cast a nonbinding, advisory vote to approve certain compensation arrangements for the Company’s named executive officers under existing agreements with the Company in connection with the Merger?
SEC rules require the Company to seek approval on a nonbinding, advisory basis with respect to certain compensation arrangements for the Company’s named executive officers in connection with the Merger. Approval of the Merger Compensation Proposal is not required to consummate the Merger.
What will happen if the Company stockholders do not approve the Merger Compensation Proposal at the Special Meeting?
Approval of the Merger Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Merger Compensation Proposal is on an advisory basis and will not be binding on the Company or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the Merger Compensation is not contingent on stockholder approval of the Merger Compensation Proposal.
What will the holders of Company Options receive in the Merger?
Under the Merger Agreement, effective as of immediately prior to the Effective Time, each Company Option will be treated as follows:
•	Each Vested Company Option will automatically be canceled and terminated and converted into the right to receive the Option Consideration, payable as soon as practicable following the Closing.
•
Each Unvested Company Option will be substituted and immediately converted into a Post-Closing Cash Award equal to (x) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Unvested Company Option, subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting as a result of certain qualifying terminations of employment).

If the exercise price per share of any Company Option is equal to or greater than the Merger Consideration, such Company Option will be automatically canceled and terminated without payment of any consideration to the holder thereof. All amounts payable with respect to the Company Options will be subject to deduction for any required tax withholding.
What will the holders of Company RSU Awards receive in the Merger?
Under the Merger Agreement, effective as of immediately prior to the Effective Time, each Company RSU Award will be treated as follows:
•
Each Vested Company RSU Award that remains outstanding immediately prior to the Effective Time will automatically be canceled and terminated as of immediately prior to the Effective Time and converted into the right to receive the RSU Consideration, payable as soon as practicable following the Closing.

•
Except as otherwise set forth in a written agreement among the Company, Parent and the holder of a Company RSU Award entered into prior to the Effective Time, each Unvested Company RSU Award that remains outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms will automatically be substituted and immediately converted into a Post-Closing Cash Award equal to the product of (i) the aggregate number of shares of Company Common Stock underlying such Unvested Company RSU Award immediately prior to the

Effective Time multiplied by (ii) the Merger Consideration, subject to the terms and conditions of the corresponding Unvested Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting relating to certain qualifying terminations of employment).
All amounts payable with respect to the Company RSU Awards will be subject to deduction for any required tax withholding.
Our named executive officers are expected to have the option to elect to enter into an agreement with Topco and Holdings pursuant to which all or a portion of the Unvested Company RSU Awards held by them will be converted into Rollover RSU Awards. Each Rollover RSU Award will represent a number of Topco restricted common units determined by dividing the aggregate value of the Post-Closing Cash Award which would otherwise have been issued in respect of such Unvested Company RSU Awards pursuant to the Merger Agreement, by the fair market value per Topco unit at the Effective Time. Such Rollover RSU awards will be subject to the terms and conditions of the corresponding Unvested Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting as a result of certain qualifying terminations of employment).
Will I be subject to U.S. federal income tax upon the exchange of Company Common Stock for cash pursuant to the Merger?
The exchange of Company Common Stock for cash pursuant to the Merger generally will require a U.S. Holder (as defined below under the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock”) to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder pursuant to the Merger (determined before deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered pursuant to the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the consummation of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses. A Non-U.S. Holder (as defined below under the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. We recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws. A discussion of material U.S. federal income tax consequences of the Merger to holders of Company Common Stock is provided under “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock.”
Am I entitled to appraisal rights instead of receiving the Merger Consideration for my shares of Company Common Stock under the DGCL?
If the Merger is completed, holders of Company Common Stock who continuously hold shares of Company Common Stock through the Effective Time and who do not vote such shares in favor of the adoption of the Merger Agreement, and beneficial owners of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Company Common Stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares and do not withdraw their demands and who otherwise comply with the applicable requirements of Section 262, will be entitled to seek appraisal of the fair value of their shares of Company Common Stock in connection with the Merger under Section 262. Any appraisal amount determined by the court could be more than, the same as or less than the value of the Merger Consideration. Any stockholder or beneficial owner intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the Merger Proposal at the Special Meeting and must not vote or otherwise submit a proxy in favor of the Merger Proposal. Failure to follow exactly the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex B and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See the section of this proxy statement entitled “Special Factors—Appraisal Rights.”
Special Meeting Information
How can I attend the Special Meeting?
You are entitled to attend the Special Meeting if you were a stockholder of the Company as of the close of business on August 14, 2025 (the “Record Date”) or if you hold a valid proxy for the Special Meeting. A list of stockholders of record will be available for inspection at the Special Meeting and for a period of 10 calendar days prior to the Special Meeting at our principal place of business during regular office hours, which is located at 1210 AvidXchange Lane, Charlotte, NC 28206.
The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online by visiting www.virtualshareholdermeeting.com/AVDX2025SM. You also will be able to vote your shares electronically at the Special Meeting.
To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
The meeting webcast will begin promptly at 9:00 a.m. Eastern Time on September 16, 2025. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Do beneficial holders need a legal proxy to attend and vote at the Special Meeting?
No. Beneficial holders can enter the meeting with their 16-digit control number found on their voting instruction form, special meeting notice or email delivery. Stockholders who hold their shares in street name should contact their bank, broker, or other nominee to obtain their 16-digit control number in order to be able to attend or vote at the Special Meeting.
What am I being asked to vote on at the Special Meeting?
You are being asked to consider and vote on the following proposals:
•	A proposal to adopt the Merger Agreement and approve the Transactions, including the Merger, which we refer to as the Merger Proposal;
•
A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger, which we refer to as the Merger Compensation Proposal; and

•
A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the Adjournment Proposal.

Will any other business be conducted at the Special Meeting?
We know of no other business that will be presented at the Special Meeting. If any other matter properly comes before the stockholders for a vote at the Special Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page at least 15 minutes prior to the start of the meeting.

What do I need to do now?
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that are referred to in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, as they contain important information about, among other things, the Merger and how it affects you. Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please sign, date and return, as promptly as possible, your proxy card in the postage-paid envelope provided, or grant your proxy electronically over the Internet or by telephone (using the instructions that accompanied your proxy materials) to ensure that your shares of Company Common Stock are represented and can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the instructions provided by your bank, broker or other nominee to see which of the above described choices are available to you.
Should I send in my evidence of ownership now?
No. You should not send in any documents evidencing ownership of shares of Company Common Stock with the proxy card. If the Merger is consummated, the Paying Agent will send each holder of record of shares of Company Common Stock as of immediately prior to the Effective Time a letter of transmittal and instructions that explain how to exchange shares of Company Common Stock for the Merger Consideration. If you are a beneficial owner of shares of Company Common Stock held in “street name,” you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your shares.
Voting Information
Who is entitled to vote at the Special Meeting?
Stockholders of record as of the close of business on August 14, 2025, the Record Date, are entitled to cast one vote per share of Company Common Stock on all items being voted on at the Special Meeting. You may vote all shares owned by you as of that time, including (a) shares held directly in your name as the stockholder of record, and (b) shares held for you as the beneficial owner through a bank, broker or other nominee. At the close of business on the Record Date, there were 207,698,753 shares of Company Common Stock outstanding and entitled to vote in accordance with the DGCL at the Special Meeting.
How many shares must be present or represented to conduct business at the Special Meeting?
A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, by remote communication or represented by proxy, of the holders of a majority of the voting power of the shares of Company Common Stock issued and outstanding and entitled to vote in accordance with the DGCL on the Record Date will constitute a quorum.
If a quorum is not present at the Special Meeting, under the Company’s Second Amended and Restated Bylaws (the “Bylaws”), either the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote on the matter who are present in person or represented by proxy at the meeting, may adjourn the meeting.
If you properly vote or submit a proxy, even if you vote “AGAINST” a proposal or vote to “ABSTAIN” in respect of a proposal, your shares of Company Common Stock will be counted for purposes of calculating whether a quorum is present. Failure to vote or broker non-votes, if any, will not be counted as present for purposes of determining the existence of a quorum.
As of the close of business on the Record Date, there were 207,698,753 shares of Company Common Stock outstanding.
What are broker non-votes and do they count for determining a quorum?
Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares on certain “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your shares with respect to such matters. A “broker non-vote” results when banks, brokers or other nominees return a valid proxy voting upon a matter or matters for which the applicable stock exchange rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on such proposal and have not received specific voting instructions from the beneficial owner. We do not expect any broker non-votes at the Special Meeting because the proposals in this proxy statement are all non-routine matters. Broker non-votes, if any, will not be counted as present for purposes of determining a quorum at the Special Meeting. Additionally, broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have an effect on the outcome of the Merger Compensation Proposal or the Adjournment Proposal.
What vote is required to approve the Merger Proposal?
The approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of Company Common Stock outstanding and entitled to vote in accordance with the DGCL. Accordingly, an abstention, failure to vote or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.
What vote is required to approve the Merger Compensation Proposal?
The approval of the Merger Compensation Proposal requires the affirmative vote of the majority of the votes cast at the Special Meeting. Accordingly, an abstention, failure to vote or a broker non-vote, if any, will have no effect on the Merger Compensation Proposal.
Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company stockholders on the Merger Compensation Proposal.
What vote is required to approve the Adjournment Proposal?
The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the Special Meeting. Accordingly, an abstention, failure to vote or a broker non-vote, if any, will have no effect on the Adjournment Proposal.
What is an abstention and how will abstentions be treated?
An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting. As noted above, abstentions will have the same effect as votes “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.
How does the Board recommend that I vote?
The Board, after considering the various factors described under the section of this proxy statement entitled “Special Factors—Recommendation of the Board and Reasons for the Merger,” by the unanimous vote of the Company’s directors present and voting (constituting all the independent members of the Board), (a) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger, and (c) resolved to recommend adoption of the Merger Agreement by the Company stockholders.
The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
How do I vote?
Even if you plan to attend the virtual Special Meeting online, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to participate in the Special Meeting.
Each stockholder of AvidXchange as of the close of business on the Record Date is entitled to one vote for each share of Company Common Stock held by it on all matters presented at the Special Meeting.

If you are a stockholder of record, you may vote your shares of Company Common Stock by the following procedures:
•
By Internet. Go to https://www. www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Internet voting for stockholders of record is available 24 hours a day. Votes submitted via the Internet must be received by 11:59 p.m. Eastern Time on September 15, 2025.

•
By Telephone. Dial the phone number on your proxy card. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Telephone voting for stockholders of record is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on September 15, 2025.

•
By Mail. If you received a paper copy of a proxy card or voting instruction form, you may submit your proxy by completing, signing and dating the proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope. To ensure they are voted at the Special Meeting, proxies submitted by mail must be received at the address provided no later than September 15, 2025, the last business day before the meeting.

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At the Special Meeting. Shares held in your name as the stockholder of record may be voted electronically if you attend the Special Meeting virtually. You will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials to vote at the Special Meeting. This control number is designed to verify your identity and allow you to vote your shares of Company Common Stock at the Special Meeting or to vote by proxy prior to the Special Meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on September 15, 2025.
If you are a street name stockholder, you will receive voting instructions from your bank, broker or other nominee. You must follow the voting instructions provided by your bank, broker or other nominee in order to direct your bank, broker or other nominee on how to vote your shares. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your bank, broker or other nominee. Please note that if you are a street name stockholder, you will need your 16-digit control number found on your voting instruction form, special meeting notice or email delivery in order to attend and vote your shares at the Special Meeting. You should allow yourself enough time prior to the Special Meeting to obtain your 16-digit control number from your bank, broker or other nominee.
Even if you plan to attend the Special Meeting online, you are strongly encouraged to vote your shares of Company Common Stock by proxy as soon as possible.
What is the difference between being a “record holder” and holding shares in “street name” as a beneficial owner?
A record holder holds shares in their own name, and such shares are registered with our transfer agent, Broadridge Financial Solutions, LLC (“Broadridge”). Shares held in “street name” means that the shares are held in the name of a bank, broker or other nominee on a person’s behalf. If your shares are held in “street name,” you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your bank, bank or other nominee how to vote.
Am I entitled to vote if my shares are held in “street name”?
Yes. If you are a beneficial owner whose shares are held in street name you have the right to direct your bank, broker or other nominee how to vote your shares, and the bank, broker or other nominee is required to vote your shares in accordance with your instructions. You may also vote your shares electronically during the Special Meeting by attending the virtual Special Meeting online and voting your shares at that time. However, since a beneficial owner is not the stockholder of record, you should follow the procedures of your bank, broker or other nominee for obtaining a legal proxy to vote your shares of Company Common Stock live at the Special Meeting.

If I hold my shares of Company Common Stock in “street name,” will my bank, broker or other nominee vote my shares for me on the proposals to be considered at the Special Meeting?
Not without your direction. Your bank, broker or other nominee is permitted to vote your shares of Company Common Stock on “non-routine” proposals only if you instruct such bank, broker or nominee on how to vote. Each of the proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your bank, broker or other nominee on how you wish to vote your shares.
You should follow the procedures provided by your bank, broker or other nominee to instruct them, as applicable, to vote your shares of Company Common Stock. Without such instructions, your shares will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have an effect on the outcome of the Merger Compensation Proposal or the Adjournment Proposal.
What happens if I do not vote?
The required vote to approve the Merger Proposal is based on the total number of shares of Company Common Stock outstanding and entitled to vote in accordance with the DGCL as of the close of business on the Record Date, not just the shares that are voted at the Special Meeting. If you do not vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.
Since the required vote for the Merger Compensation Proposal and the Adjournment Proposal is a majority of votes cast, the failure to vote your shares will not have an effect on the outcome of the Merger Compensation Proposal or the Adjournment Proposal.
Can I change or revoke my proxy?
Yes. If you are the stockholder of record, you may change your vote by: (a) granting a new proxy bearing a later date (including a proxy via telephone or Internet) and returning it to us prior to the Special Meeting; (b) providing a written notice of revocation to the Corporate Secretary of AvidXchange, in writing, at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, prior to your shares being voted at the Special Meeting; or (c) attending the virtual Special Meeting online and voting your shares electronically during the Special Meeting. Participation in the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or affirmatively vote your shares at the Special Meeting.
If you are a street name stockholder, you should contact your bank, broker or other nominee for instructions on how to change your proxy vote.
What is the deadline for voting my shares?
If you hold shares as the stockholder of record, your vote must be received before the polls close during the Special Meeting. Internet and telephone voting by proxy will close at 11:59 p.m. Eastern Time, on September 15, 2025, the day before the Special Meeting.
If you are the beneficial owner of shares held through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee.
What is a proxy?
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” The Board has designated Joel Wilhite and Ryan Stahl, each of them with full power of substitution, as proxies for the Special Meeting.
What do I do if I receive more than one proxy or set of voting instructions?
If you hold shares of Company Common Stock in “street name,” or through more than one bank, broker or other nominee, and also directly as a record holder or otherwise, you may receive more than one proxy or set of voting instructions relating to the Special Meeting. These should each be executed and returned separately in accordance with the instructions provided in this proxy statement to ensure that all of your shares of Company Common Stock are voted.

If a stockholder gives a proxy, how are the shares voted?
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, known as your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process, or when filling out your proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly submit a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal, in accordance with the recommendations of the Board.
Who will count the votes obtained at the Special Meeting?
A representative of C.T. Hagberg LLC, our inspector of election, will tabulate and certify the votes.
May I attend the Special Meeting and vote electronically?
The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the virtual Special Meeting only if you were a stockholder as of the close of business on August 14, 2025, or if you hold a valid proxy for the Special Meeting. After consideration of the appropriate format of the Special Meeting, the Board chose a virtual meeting format for the Special Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. The virtual meeting format will allow our stockholders to engage with us at the Special Meeting from any geographic location, using any convenient Internet-connected devices, be it a phone, tablet or computer. In addition, hosting a virtual Special Meeting reduces the costs of the Special Meeting.
You will be able to attend the Special Meeting online by visiting www.virtualshareholdermeeting.com/AVDX2025SM. You also will be able to vote your shares electronically at the Special Meeting.
To participate in the Special Meeting (including voting your shares), you will need the 16-digit control number found on your proxy card or voting instruction form in order to participate in the Special Meeting. If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.
The meeting webcast will begin promptly at 9:00 a.m. Eastern Time on September 16, 2025. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Where can I find the voting results of the Special Meeting?
We intend to publish the final results of the Special Meeting in a Current Report on Form 8-K that we will file with the SEC following the Special Meeting. All reports that we file with the SEC are publicly available when filed. See the section of this proxy statement entitled “Where You Can Find More Information.”
Who can help answer my questions?
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Company Common Stock, please contact the Company’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (866) 239-1763
Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents to which AvidXchange refers you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by AvidXchange or on its behalf, contain certain information, including financial estimates and statements as to, among other things, the expected timing of the closing of the Transactions; any anticipated effects of the announcement, pendency or completion of the Transactions on the value of the Company Common Stock; the ability of the parties to the Merger Agreement to obtain any required regulatory approvals in connection with the Transactions and to complete the Transactions considering the various closing conditions; the availability of the Debt Financing and Equity Financing; the expected benefits of the Transactions; expenses related to the Transactions and any potential future costs; the Company’s future growth and financial results, business strategy, value provided to customers and competitive position; the Company’s plans with respect to the 2026 Annual Meeting of Stockholders, if any; and any assumptions underlying any of the foregoing, which may constitute forward-looking statements.
All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “expect,” “anticipate,” “intend,” “aim,” “plan,” “believe,” “could,” “seek,” “see,” “should,” “will,” “may,” “would,” “might,” “considered,” “potential,” “predict,” “projection,” “estimate,” “forecast,” “continue,” “likely,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. The absence of such terminology does not mean that a statement is not forward-looking.
The forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond its control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include, among others:
•
the possibility that any or all of the various conditions to the completion of the Transactions, including obtaining required stockholder and regulatory approvals, may not be satisfied or waived in a timely manner or at all, and the Company may not complete the Merger on the anticipated terms and within the anticipated timeframe, or at all;

•	the ability of Parent to obtain the necessary financing arrangements set forth in the Equity Commitment Letters and Debt Commitment Letter received in connection with the Transactions;
•
potential litigation relating to the Transactions that could be instituted against Parent, Merger Sub, the Company or their respective directors, managers or officers, including the effects of any outcomes related thereto;

•	the risk that disruptions from the Transactions may harm the Company’s business, including current plans and operations;
•	the ability of the Company to retain and hire key personnel;
•	risks related to diversion of management’s attention from the Company’s day-to-day operations of its business due to the pending Merger;
•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transactions;
•	continued availability of capital and financing and rating agency actions;
•	legislative, regulatory and economic developments affecting the Company’s business;
•	general economic and market developments and conditions;
•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Transactions that could affect the Company’s financial performance;
•	certain restrictions during the pendency of the Transactions that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;

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provisions in the Merger Agreement that limit our ability to pursue alternatives to the Merger, including the requirement to pay the Company Termination Fee under certain circumstances, which might discourage a Third Party that has an interest in acquiring all or a significant part of the Company from considering or proposing that acquisition;

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unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors;

•	significant transaction costs associated with the Transactions;
•	the possibility that the Transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
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the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay the Company Termination Fee;

•	the possibility that competing offers or Acquisition Proposals may be made in response to the announcement of the Transactions;
•	the effect of the announcement or pendency of the Transactions on the Company Common Stock prices and/or operating results and uncertainty as to the long-term value of the Company Common Stock;
•	the risk that the Company’s stock price may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not consummated;
•	the inability of stockholders (excluding the Rollover Stockholders) to participate in any further upside of the Company’s business if the Merger is consummated;
•
the fact that the receipt of cash in exchange for Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes (as defined under the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock”); and

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the risks and uncertainties pertaining to the Company’s business, including those set forth in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC, copies of which are available free of charge on the Company’s website at https://ir.avidxchange.com/.

Consequently, all of the forward-looking statements the Company makes in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under the section of this proxy statement entitled “Where You Can Find More Information.” No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are cautioned not to place undue reliance upon any of these forward-looking statements. Stockholders are advised, however, to consult any future disclosures the Company makes on related subjects as may be detailed in its other filings made from time to time with the SEC.

SPECIAL FACTORS
This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Background of the Merger
As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board, together with members of Company management, regularly reviews, considers and assesses the Company’s performance, future growth prospects, evolving industry landscape, customer opportunities, product portfolio and overall strategic direction in light of the current and anticipated business and economic environment and in consideration of the Company’s long-term business strategy to enhance value for Company stockholders. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, as compared to the benefits and risks of the Company’s continued operation as a standalone company. The Board has also regularly engaged with Company stockholders to discuss their perspectives on the Company’s strategic and financial direction.
The Company engaged Financial Technology Partners LP and FTP Securities LLC (collectively, “FT Partners”) as its financial and strategic advisor pursuant to an engagement letter dated as of August 24, 2010. Between 2010 and 2021, FT Partners acted as an advisor to the Company in connection with a number of debt and equity capital raises and other matters. Additionally, on five separate occasions between 2010 and 2016, entities controlled by Steve McLaughlin, Managing Partner of FT Partners, invested in equity securities of the Company for a total of 1,369,630 shares. The Company and FT Partners entered into an amended and restated engagement letter dated as of February 19, 2021, pursuant to which the Company paid $50,000,032.91 in cash to FT Partners. FT Partners agreed to immediately invest such amount in the Company at a price of $49.012 per share for a total of 1,020,159 shares, which such shares were transferred by FT Partners to an entity controlled by Mr. McLaughlin. Following the completion of a four-for-one forward stock split of the Company’s stock on September 30, 2021, entities controlled by Mr. McLaughlin owned a total of 9,559,156 shares of the Company’s common stock.
TPG first explored a possible investment in the Company in 2020, prior to the Company’s initial public offering in October 2021. From that time through the commencement of this process, from time to time representatives of TPG discussed the performance of the Company with certain members of Company management.
Among other inbound inquiries and introductory meetings, the Company had preliminary discussions beginning in April 2023 regarding a possible strategic combination with a business unit of Corpay. Such discussions were preliminary and exploratory in nature, and did not result in any actionable proposal.
On July 31, 2024, the Company announced its financial results for the second quarter of 2024. In its earnings press release, the Company adjusted its guidance for fiscal year 2024, with expected revenue adjusted downward from a range of $442-448 million to $436-$439 million. Following this announcement, the Company’s stock price declined from $12.72 as of the close of business on July 30, 2024, to $8.94 as of the close of business on July 31, 2024.
During August and September 2024, certain members of Company management and the Board received a number of inbound inquiries from third parties regarding a possible sale of the Company. In connection with such inbound inquiries, representatives of FT Partners and members of Company management, including Michael Praeger, the Chief Executive Officer of the Company, held introductory meetings with representatives of several financial sponsors, including three financial sponsors (“Sponsor A”, “Sponsor B” and “Sponsor C”, respectively). Such discussions were preliminary and exploratory in nature, and did not result in any actionable proposal. Members of Company management provided updates to the Board on these inbound inquiries and introductory meetings at its regularly scheduled meetings.
From time to time, members of Company management meet with representatives of other companies in the industry in which it operates to discuss industry conditions and other business matters. On September 16, 2024, during one such meeting to discuss operational matters between members of Company management, including

Mr. Praeger, and management of Corpay, including Ronald Clarke, the Chief Executive Officer of Corpay, Mr. Clarke indicated to Mr. Praeger that Corpay may be interested in a strategic transaction involving the Company at some point, but the parties did not discuss any specifics, including with respect to any price or terms.
On September 24, 2024, the Board held a regularly scheduled meeting. During the executive session of the Board, during which members of Company management and representatives of the Company’s legal counsel, Latham & Watkins LLP (“Latham”), were present, representatives of Latham advised the Board on their fiduciary duties with respect to the inbound inquiries and a member of Company management updated the Board on the inbound inquiries received to date. Members of Company management provided the Board with a list of third parties that members of Company management had determined, with input from representatives of FT Partners and members of the Board, may be interested in a potential transaction involving the Company, and the Board discussed conducting a market check to better understand potential interest in a transaction involving the Company. Following discussion, the Board determined that a market check involving a limited set of bidders would be beneficial to informing the Board’s overall view of strategic alternatives while presenting limited distraction to Company management from the ordinary course operation of the business. In light of the potential for market leaks and competitive dynamics, the Board determined that it would be in the best interests of the Company to gauge interest from a select number of financial sponsors with expertise in the industry in which the Company operates, including by virtue of such financial sponsors owning strategic portfolio companies. The Board directed Company management to continue to work with FT Partners to update the Company’s preliminary valuation framework and to conduct discussions and enter into confidentiality agreements with certain third parties that the Board determined were most likely to be interested in and able to complete a transaction involving the Company. Following discussion with representatives of Latham, the Board also directed Company management to not have any conversations with any third parties about an equity rollover or other employment terms unless and until approved by the Board.
Following the direction of the Board, and during the course of this process, from September 2024 through April 2025, the Company entered into confidentiality agreements with ten counterparties, including TPG and Corpay. Each of the confidentiality agreements contained a standstill provision that terminated upon the Company entering into a definitive agreement for a sale of the Company and otherwise permitted the applicable counterparty to make confidential proposals at any time to the Board.
On October 18, 2024, members of Company management, including Mr. Praeger, met with a representative of a financial sponsor (“Sponsor D”). During this meeting, the representative of Sponsor D expressed an interest in discussing a potential transaction involving the Company.
On November 4, 2024, the Audit Committee of the Board (the “Audit Committee”) held a regularly scheduled meeting. During an executive session, at which representatives of Latham were present, members of the Audit Committee discussed the Company’s results of operations, trend lines and future headwinds, and certain members of the Audit Committee expressed their opinion that the Company should consider a sale process in light of these factors.
On November 14, 2024, and again on November 22, 2024, members of Company management, including Mr. Praeger, met with a representative of a financial sponsor (“Sponsor E”) to discuss a potential transaction involving the Company.
On November 21, 2024, members of Company management, including Mr. Praeger, met with representatives of Sponsor A and one of its portfolio companies to discuss a potential transaction involving the Company.
On November 25, 2024, members of Company management, including Mr. Praeger, and a representative of FT Partners met with representatives of Sponsor D to discuss a potential transaction involving the Company.
On December 10, 2024, members of Company management and the Board met in a working session to discuss potential strategic transactions and other matters, which members of Company management and the Board did from time to time. Representatives of FT Partners and Latham were present at the meeting. Representatives of FT Partners and members of Company management summarized the meetings and discussions that members of Company management had to date with potential interested parties. With respect to the market check previously discussed by the Board, members of Company management provided the Board with an updated list of third parties that members of Company management had determined, with input from representatives of FT Partners and members of the Board, may be interested in a potential transaction involving the Company, and the Board discussed the ongoing need to maintain confidentiality and limit distractions to Company management in connection with the market check. Members of Company management and representatives of FT Partners provided an update on their work in preparing the Company’s preliminary valuation framework. Representatives of Latham and the Board then discussed the possibility of forming a transaction committee to support a possible sale process, and determined to discuss this further at the next meeting of the Board.
On December 11, 2024, a representative of Barclays had a call with Mr. Praeger as a part of its routine coverage of the Company to discuss general market conditions, industry developments and other topics. On that call, the Barclays representative discussed their views of potential parties that may be interested in acquiring the Company if it was considering a sale, including TPG. The Barclays representative offered to connect the Company and TPG if the Company was interested. Upon agreement by the Company, the Barclays representative subsequently connected certain representatives of TPG to Mr. Praeger on December 12, 2024. Later that day, representatives of TPG had a conversation with members of Company management, including Mr. Praeger, and expressed interest in a potential transaction involving the Company.
On December 13, 2024, members of Company management, including Mr. Praeger, and a representative of FT Partners met with representatives of a financial sponsor (“Sponsor F”) to discuss a potential transaction involving the Company.
Also on December 13, 2024, a representative of Sponsor C reached out to a representative of FT Partners indicating continued interest in discussing a potential transaction involving the Company. A representative of FT Partners reconnected the representative of Sponsor C with Mr. Praeger on December 15, 2024.
During the week of December 15, 2024, members of Company management, including Mr. Praeger, met with representatives of TPG to discuss a potential transaction involving the Company.
On December 17, 2024, members of Company management, including Mr. Praeger, and a representative of FT Partners met with representatives of Sponsor B to discuss a potential transaction involving the Company.
On December 18, 2024, the Board held a regularly scheduled meeting at which members of Company management and representatives of Latham and FT Partners were present. A representative of FT Partners summarized the meetings and discussions that members of Company management had to date with potential interested parties, including TPG, and reviewed FT Partners’ preliminary financial analysis of the Company based on the December 2024 Forecasts (as defined in the section of this proxy statement entitled “Special Factors—Certain Financial Forecasts”). A representative from Latham again advised the Board on their fiduciary duties with respect to a potential transaction involving the Company and other legal considerations related to exploring potential transaction options. Based on the discussions and interest to date, the Board determined it was advisable to continue gauging the various parties’ interest in acquiring the Company, including through the portfolio companies of various financial sponsors, and to conduct a process to solicit bids from those parties for a potential transaction. During the meeting, the Latham representatives disclosed that Latham has historically represented and currently represents Sponsor A, Sponsor B, Sponsor D, Sponsor E and Sponsor F, in each case, or the majority owned portfolio companies thereof, on matters unrelated to the Company, noting that while each of such sponsors is a client, none of such sponsors accounted for 1% or more of Latham’s revenues over the last two years. During the executive session of the Board, the Board discussed and approved the formation of a transaction committee comprised of Jim Hausman, Asif Ramji and AJ Rubado to more efficiently provide oversight, direction and feedback to Company management and the Company’s financial advisors and to assist the Board in fulfilling its responsibilities in connection with the evaluation of potential strategic alternatives available to the Company. The materials that were reviewed by representatives of FT Partners at this meeting are filed as Exhibit (c)(13) to the Schedule 13E-3, of which this proxy statement forms a part.
On December 19, 2024, members of Company management, including Mr. Praeger, met with representatives of a financial sponsor (“Sponsor G”) to discuss a potential transaction involving the Company.
On December 30, 2024, the Transaction Committee held a meeting, during which the General Counsel of the Company and representatives of Latham were present. At the meeting, the Transaction Committee discussed certain relationships and potential issues involving FT Partners and Mr. McLaughlin, including FT Partners’ and Mr. McLaughlin’s long-standing relationship with the Company and Company management, the significant ownership stake in the Company beneficially owned by Mr. McLaughlin, the significant fee that would be payable to FT Partners upon the consummation of a strategic transaction involving the Company, the employment by affiliates of Mr. McLaughlin of a family member of Mr. Praeger’s and that the engagement letter between the Company and FT Partners did not provide that FT Partners would render a fairness opinion in connection with a strategic transaction involving the Company, and discussed with representatives of Latham the advisability of engaging a co-lead financial advisor to provide strategic advice and render a fairness opinion in a possible transaction in light of these potential relationships and issues. The Transaction Committee determined to consider the matter further at a subsequent meeting.
On January 6, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham were present. The Transaction Committee met in executive session with the General Counsel of the Company and the representatives of Latham prior to the meeting. During the meeting of the Transaction Committee, a member of Company management provided an update on the meetings and strategic discussions that members of Company management had to date with potential interested parties. A member of Company management also presented the December 2024 Forecasts to the Transaction Committee, which were based on management’s growth plan. The Transaction Committee discussed the December 2024 Forecasts and understood that such projections were optimistic and represented an upside case. The Transaction Committee and representatives of Latham then continued their discussion from the December 30, 2024 meeting of the Transaction Committee regarding the potential engagement of a co-lead financial advisor in connection with a sale process, and the Transaction Committee determined that engaging a co-lead financial advisor, including to render a fairness opinion in a possible transaction, was in the best interests of the Company and its stockholders. The Transaction Committee discussed potential financial advisors, and ultimately selected Barclays, based upon (among other matters) Barclays’ familiarity with the Company from its initial public offering, its investment banking experience in the industry in which the Company competes and its significant experience and expertise in similar transactions (including in co-advisor arrangements). The Transaction Committee authorized Company management to provide the December 2024 Forecasts (other than Unlevered Free Cash Flow, as defined in the section of this proxy statement entitled “Special Factors—Certain Financial Forecasts”) to potential bidders and authorized members of Company management to contact representatives of Barclays to discuss their engagement as co-lead financial advisor.
On January 8, 2025, members of Company management, including Mr. Praeger, and a representative of FT Partners met with representatives of TPG to discuss a potential transaction involving the Company.
On January 9, 2025, members of Company management, including Mr. Praeger, met with representatives of Sponsor E to discuss a potential transaction involving the Company.
On January 10, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham were present. During the meeting, a member of Company management provided an update on the meetings and discussions that members of Company management had to date with potential interested parties. The Transaction Committee and representatives of Latham then discussed the engagement of Barclays as co-lead financial advisor, and a representative of Latham presented an illustrative process timeline that was prepared by representatives of FT Partners. A member of Company management then led a discussion with the Transaction Committee regarding potential next steps in connection with a possible sale process. The materials that were prepared by representatives of FT Partners and reviewed by representatives of Latham at this meeting are filed as Exhibit (c)(14) to the Schedule 13E-3, of which this proxy statement forms a part.
From January 10, 2025 through January 12, 2025, representatives of Barclays and Mr. Rubado had a number of discussions regarding Barclays’ role as co-lead financial advisor of the Company and immediate next steps on the potential sale process.
On January 12, 2025, a representative of TPG had a call with Mr. Praeger to discuss a potential transaction involving the Company.
During the morning of January 13, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham and Barclays were present. Representatives of Barclays reviewed the sale process undertaken to date, including the financial sponsors then in the process, the five financial sponsors and one strategic company previously considered by the Company but not included in the process as of such time, and six additional financial sponsors and five additional strategic parties that might be considered for inclusion in the process, and led a discussion with the Transaction Committee regarding whether to reach out to additional third parties in connection with a potential sale process. Following a discussion of the risks and benefits of reaching out to additional third parties, including the competitive risks associated with engaging with certain strategic parties, the Transaction Committee determined that it was not in the best interests of the Company to invite additional parties to participate in the process at the time. The materials that were prepared by representatives of Barclays and reviewed by representatives of Latham at this meeting are filed as Exhibit (c)(2) to the Schedule 13E-3, of which this proxy statement forms a part.
During the afternoon of January 13, 2025, the Transaction Committee reconvened at a meeting, at which members of Company management and representatives of Latham and FT Partners were present. Mr. Rubado provided an update on Barclays’ participation as co-lead financial advisor.
On January 14, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. The Transaction Committee discussed the respective roles of Barclays and FT Partners as co-lead financial advisors and directed that both financial advisors participate in all future substantive communications with potential bidders, where feasible. The Transaction Committee discussed next steps in the sale process, including the terms of the process letters prepared by the Company’s advisors.
On January 15, 2025, at the direction of the Transaction Committee, representatives of Barclays and FT Partners shared an initial process letter with each of Sponsor A, Sponsor B, Sponsor D, Sponsor E, Sponsor F and TPG. The process letters provided for a deadline of January 28, 2025, for first-round bids. Data room access was made available to these six parties the next day.
On January 16, 2025, members of Company management, including Mr. Praeger, met with representatives of Sponsor C to discuss a potential transaction involving the Company. On January 18, 2025, at the direction of the Transaction Committee, representatives of FT Partners and Barclays shared the initial process letter with, and provided data room access to, Sponsor C.
On January 17, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of FT Partners and Barclays provided an update on the process, and the Transaction Committee discussed the expected timeline of potential bids and the due diligence process. A representative of Latham then provided a summary of the draft Merger Agreement that had been prepared by Latham and discussed with the Transaction Committee specific terms of the draft Merger Agreement, including the go-shop provision and applicability and ranges of termination fees. Representatives of FT Partners and Barclays exited the meeting, and the Transaction Committee met in an executive session to discuss the terms of the draft engagement letter with Barclays.
During the week of January 20, 2025, members of Company management and representatives of Barclays and FT Partners held several financial and business due diligence calls with each of TPG, Sponsor A, Sponsor D and Sponsor F.
On January 22, 2025, representatives of Sponsor B informed representatives of Barclays and FT Partners that Sponsor B had decided to exit the process as Sponsor B did not expect to arrive at a valuation that would be compelling to Company stockholders.
On January 24, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Barclays and FT Partners provided an update on the process, including that Sponsor B had exited the process and that they did not expect to receive a bid from Sponsor C or Sponsor E given their level of engagement to date. Representatives of FT Partners then left the meeting, and representatives of Barclays reviewed its preliminary valuation analysis based on the December 2024 Forecasts. The materials that were reviewed by representatives of Barclays and FT Partners at this meeting are filed as Exhibits (c)(3), (c)(15) and (c)(16) to the Schedule 13E-3, of which this proxy statement forms a part.
Also on January 24, 2025, the Company entered into an engagement letter with Barclays regarding its role as a co-lead financial advisor in connection with a potential transaction.
On January 27, 2025, representatives of Sponsor F informed representatives of Barclays and FT Partners that Sponsor F had decided to exit the process as Sponsor F did not expect to arrive at a valuation that would be compelling to Company stockholders.

On January 28, 2025, Sponsor D submitted a preliminary, non-binding indicative proposal for the Company of $10.75 to $11.25 per share in cash (the “Sponsor D Bid”). In the Sponsor D Bid, Sponsor D indicated that it expected to fund the transaction with a combination of equity from its investment funds, co-investors and third-party debt financing, and that it expected to complete confirmatory due diligence and sign a transaction within approximately four to six weeks.
Also on January 28, 2025, representatives of Sponsor A informed Mr. Praeger that Sponsor A had decided to exit the process due to slowing growth trends in the business and a lack of visibility towards reaccelerating future growth.
On January 29, 2025, members of Company management and representatives of Barclays and FT Partners met with representatives of TPG to discuss the Company’s business and opportunities. Representatives of the Company and TPG had a follow-up call regarding the Company’s revenue outlook on January 30, 2025, and held a further follow-up call on February 2, 2025.
On January 30, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Barclays and FT Partners and a member of the Company management provided an update on the sale process, including that they expected to receive a bid from TPG later that week, and reviewed a summary of the Sponsor D Bid. The Transaction Committee discussed potentially reaching out to additional parties, but determined to wait until the Company had received a bid from TPG.
On January 31, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Barclays and FT Partners and a member of the Company management provided an update on the process since the last meeting of the Board, including a summary of the Sponsor D Bid. A member of Company management shared preliminary guidance for fiscal year 2025 for the Company in connection with the Board’s consideration of the Company’s potential path and growth opportunities if the Company was to remain a standalone company. The Board discussed with Company management and representatives of Barclays and FT Partners this guidance and how a decline in the Company’s stock price was likely to impact the sale process and result in lower bid prices and less value for Company stockholders. The Board then directed the Transaction Committee to continue stewarding the sale process. The materials that were reviewed by representatives of Barclays and FT Partners at this meeting are filed as Exhibit (c)(4) to the Schedule 13E-3, of which this proxy statement forms a part.
Later on January 31, 2025, TPG submitted a non-binding indicative offer for the Company of $12.00 to $13.00 per share in cash (the “January 31 TPG Bid”). In the January 31 TPG Bid, TPG indicated that it expected to fund the transaction with a combination of new equity from managed investment funds and third-party debt financing, and that it expected to complete confirmatory due diligence and sign a transaction within six weeks. In the January 31 TPG Bid, TPG stated that the bid assumed that the Company would be able to maintain a specified growth rate in the near-term and to then accelerate that growth rate going forward.
Following their initial expressions of interest, neither Sponsor C and Sponsor E engaged in due diligence or submitted a bid for the Company.
On February 3, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Barclays and FT Partners reviewed and compared the Sponsor D Bid and the January 31 TPG Bid, including with respect to offer price, transaction structure and source of funds, diligence requirements and expected time to completion. A member of Company management then presented revised assumptions and lowered forecasts driving a new long-range plan based on the Company’s actual performance during the initial portion of the first quarter of 2025 and changes in the macroenvironment. During the meeting, the Latham representatives also disclosed that Latham has historically represented and currently represents TPG, Sponsor A, Sponsor B, Sponsor C, Sponsor D, Sponsor E and Sponsor F, in each case, or the majority owned portfolio companies thereof, on matters unrelated to the Company, noting that while each of such sponsors is a client, none of such sponsors accounted for 1% or more of Latham’s revenues over the last two years. The materials that were reviewed by representatives of Barclays and FT Partners at this meeting are filed as Exhibits (c)(5) and (c)(17) (pages. 10-13 thereof), respectively, to the Schedule 13E-3, of which this proxy statement forms a part.

From time to time, Latham has provided services to TPG and its portfolio companies on matters unrelated to the Company or the transactions contemplated by the Merger Agreement, including unrelated services during the course of the Company’s sale process. From January 1, 2023 through May 6, 2025, the date of the execution of the Merger Agreement, Latham received fees in an aggregate amount of approximately $57.7 million from TPG and its portfolio companies for such work.
Later on February 3, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Latham again advised the Board on their fiduciary duties in connection with their consideration of a potential transaction. Representatives of Barclays and FT Partners then reviewed and compared the Sponsor D Bid and the January 31 TPG Bid, including with respect to offer price, transaction structure and source of funds, diligence requirements and expected time to completion. Representatives of Barclays then left the meeting, and representatives of FT Partners reviewed its preliminary financial analysis of the Company based on the December 2024 Forecasts, and the Board was given the opportunity to discuss the material relationships disclosure prepared by FT Partners and provided to the Board prior to the meeting. Representatives of FT Partners then left the meeting, and representatives of Barclays rejoined the meeting and reviewed its preliminary financial analysis of the Company based on the December 2024 Forecasts, and the Board was given the opportunity to discuss the material relationships disclosure prepared by Barclays and provided to the Board prior to the meeting. Representatives of FT Partners then rejoined the meeting, and a member of Company management led a presentation on revised assumptions and lowered forecasts driving sensitivity alternatives to the December 2024 Forecasts, including with respect to volume and timing expectations on growth and partnership developments and opportunities. Following a discussion and a request by members of the Board to better understand the assumptions underlying the lowered forecasts, a member of Company management provided an overview of certain incremental revenue growth drivers identified by Company management that could improve the growth trajectory of the Company, and the Board directed Company management to focus on presenting these incremental revenue growth drivers to each of Sponsor D and TPG to see if they would increase their bids for the Company. During the meeting, the Latham representatives also disclosed its client relationships with TPG and other sponsors, which the representatives had disclosed during the meeting of the Transaction Committee held earlier in the day. The materials that were reviewed by representatives of Barclays and FT Partners at this meeting are filed as Exhibits (c)(6) and (c)(17), respectively, to the Schedule 13E-3, of which this proxy statement forms a part.
On February 4, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. The Transaction Committee discussed potential responses to the Sponsor D Bid and the January 31 TPG Bid, and directed Company management to work with the Company’s financial advisors to prepare a presentation on the Company’s incremental revenue growth drivers and discuss such growth potential with each of Sponsor D and TPG. Following discussion with the Company’s advisors, the Transaction Committee determined to request revised bids from the parties by February 24, 2025, following further discussions between Company management and the parties regarding the Company’s growth potential.
On February 8, 2025, representatives of TPG shared a list of potential lenders for which TPG was seeking approval to contact regarding debt financing for the potential transaction. Following discussion with members of the Transaction Committee and representatives of Latham, and at the direction of the Transaction Committee, on February 10, 2025, representatives of Barclays and FT Partners confirmed on behalf of the Company that TPG was permitted to reach out to a subset of such lenders.
On February 10, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Members of Company management provided a summary of the incremental revenue growth drivers that Company management would plan to present to each of Sponsor D and TPG. At the request of members of the Transaction Committee to better understand the assumptions underlying the December 2024 Forecasts, members of Company management reviewed certain downside scenarios that Company management believed could occur in fiscal year 2025 and challenges facing the Company as a standalone company at its current size and scale.
On February 12 and 14, 2025, members of Company management met with representatives of each of Sponsor D and TPG, respectively, to discuss the Company’s growth potential and present the Company’s incremental revenue growth drivers.

On February 17, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A member of Company management provided an update on the meetings with Sponsor D and TPG, and the Transaction Committee discussed the Company’s business momentum so far during fiscal year 2025, including developments regarding certain incremental revenue growth drivers, and next steps regarding the sale process, including timing for sharing a draft Merger Agreement with the bidders.
On February 18, 2025, representatives of TPG requested an extension to the February 24 revised bid deadline. At the direction of the Transaction Committee, after taking into account other demands on Company management that would constrain bandwidth to also support TPG’s and Sponsor D’s due diligence requirements, representatives of Barclays and FT Partners extended the February 24 revised bid deadline for each of TPG and Sponsor D to March 24, 2025. Additional due diligence calls were held with TPG during the week of February 18, 2025.
On February 19, 2025, the Board held a special meeting at which members of Company management and representatives of Latham were present. A member of Company management led a discussion regarding volume and timing expectations on growth and partnership developments and opportunities and presented the February 2025 Forecasts, including a bridge to the December 2024 Forecasts. At the direction of the Board, the February 2025 Forecasts (other than Unlevered Free Cash Flow and Cash Savings from Utilization of Net Operating Losses) were shared with bidders prior to the March 24 revised bid deadline.
On February 20, 2025, Mr. Ramji received a call from a representative of Sponsor G expressing interest in a possible transaction with the Company. Mr. Ramji referred the representative of Sponsor G to representatives of Barclays for further discussions regarding a potential transaction.
On February 24, 2025, members of Company management held a due diligence call with representatives of Sponsor D.
On February 26, 2025, the Company released its earnings press release regarding the Company’s fourth quarter 2024 and full year 2024 earnings and guidance for fiscal year 2025. Following the press release and the Company’s earnings call on February 26, 2025, the Company’s stock price declined from $9.15 as of the close of business on February 25, 2025, to $7.26 as of the close of business on February 26, 2025.
On February 27, 2025, members of Company management held a due diligence call with representatives of TPG.
On February 28, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A member of Company management provided an update on the business. A member of Company management also provided an update on the sale process. A representative of Barclays provided an update on the inbound inquiry from Sponsor G and a discussion ensued on next steps for the sale process, including with respect to TPG, Sponsor D and Sponsor G.
Later on February 28, 2025, Mr. Praeger received an inbound inquiry from a representative of a strategic company (“Strategic Company”) regarding a possible strategic partnership between the companies. The parties agreed that they would reconnect in several weeks.
Also on February 28, 2025, at the direction of the Transaction Committee, representatives of Barclays and FT Partners discussed the status of a possible transaction and updated expectations for process timing with representatives of Sponsor D.
On March 4, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Following discussion with the Company’s financial advisors and representatives of Latham, the Transaction Committee instructed the Company’s financial advisors to engage further with Sponsor G to assess their interest in a potential transaction with the Company. The Transaction Committee reminded Company management to not have any conversations about an equity rollover by them or other employment terms unless and until approved by the Transaction Committee or the Board.
On or around March 6, 2025, representatives of Barclays and FT Partners met with representatives of Sponsor G to gauge their interest in a potential transaction involving the Company.

On March 7, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A member of Company management provided an update on due diligence meetings with TPG and Sponsor D and noted that based on conversations between the Company’s financial advisors and representatives of Sponsor D, Sponsor D was unlikely to continue in the process given Sponsor D’s belief that it could not support a bid that was likely to be attractive to the Company stockholders. A representative of Barclays provided an update on conversations with representatives of Sponsor G and the Transaction Committee determined to invite Sponsor G to participate in the process on the same timeline as the other bidders. A representative of Barclays discussed next steps with respect to Sponsor G, including steps that the Company’s financial advisors would recommend to expedite Sponsor G’s due diligence review of the Company given Sponsor G’s later entry into the sale process. A member of Company management then provided an update for the Transaction Committee on the incremental revenue growth drivers. The materials that were reviewed by representatives of Barclays at this meeting are filed as Exhibit (c)(7) to the Schedule 13E-3, of which this proxy statement forms a part.
Also on March 7, 2025, Mr. Praeger met with representatives of TPG to further discuss a potential transaction involving the Company.
On March 10, 2025, representatives of Sponsor D informed representatives of Barclays and FT Partners that Sponsor D had decided to exit the process as Sponsor D did not expect to arrive at a valuation that would be attractive to the Company stockholders.
On March 10, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Barclays and FT Partners provided an update on the sale process, including that Sponsor G had demonstrated a strong interest in pursuing a transaction with the Company. The Transaction Committee determined to continue discussions with Sponsor G on the same timeline as the other bidders. A representative of FT Partners also provided an update that an inbound inquiry had been received from Strategic Company regarding a possible transaction. With respect to the inbound inquiry from Strategic Company, the Transaction Committee also discussed that representatives of Corpay had previously expressed interest in a transaction involving the Company, but did not make any determination as to next steps with Corpay or Strategic Company at such time.
On March 13, 2025, Bloomberg and other news outlets reported that the Company was considering a possible sale. Upon the news reports, the Company’s stock price increased from $6.89 as of the close of business on March 12, 2025, to $7.84 as of the close of business on March 13, 2025. In addition, representatives of FT Partners received several additional inbound inquiries from third parties, which they reported to Company management and the Transaction Committee.
From March 13, 2025 through May 6, 2025, members of Company management held numerous due diligence calls with representatives of TPG.
During the week of March 17, 2025, members of Company management held additional due diligence calls with representatives of Sponsor G.
On March 21, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Members of Company management reported on the investor and employee response to news reports of a possible sale of the Company, and representatives of Barclays and FT Partners provided an update to the Transaction Committee on various additional inbound inquiries received by FT Partners. Representatives of FT Partners and Barclays provided an update on the sale process. A member of Company management then provided an update on certain strategic growth initiatives. Representatives of Barclays and FT Partners then exited the meeting, and the Transaction Committee met in executive session. Regarding the additional inbound inquiries, the Transaction Committee determined to wait on reaching out to additional parties until after the March 24 revised bid deadline. The Transaction Committee also discussed that each of TPG and Sponsor G had raised interest in discussing a management incentive plan and equity rollover from management in connection with a transaction, and determined to direct the Company’s financial advisors to defer any further discussions on these topics to after the March 24 revised bid deadline. The Transaction Committee reiterated its prior direction to Company management to not have any conversations about an equity rollover by them or other employment terms unless and until approved by the Transaction Committee or the Board.

On March 24, 2025, Sponsor G submitted a non-binding indication of interest for the Company of $9.50 to $10.00 per share in cash (the “Sponsor G Bid”). In the Sponsor G Bid, Sponsor G indicated that it expected to fund the transaction with a combination of equity and third-party debt financing, and that it expected to complete due diligence over approximately three weeks while simultaneously negotiating definitive transaction documentation. Sponsor G also indicated in the Sponsor G Bid that it would discuss go-forward incentive equity arrangements with the executive team of the Company at the appropriate time.
On March 25, 2025, TPG submitted an updated non-binding proposal for the Company of $10.00 per share in cash (the “March 25 TPG Bid”), which represented a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company. In the March 25 TPG Bid, TPG indicated that it expected to fund the transaction with a combination of new equity and third-party debt financing, that it expected significant management equity rollover and that it would work with Company management to create a management equity incentive plan equating to 10% fully diluted ownership. TPG also indicated in the March 25 TPG Bid that it expected to complete confirmatory due diligence and sign definitive transaction documentation within three to four weeks.
Also on March 25, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Prior to members of Company management joining the meeting, a member of the Transaction Committee provided an update on the process and led a discussion regarding the March 25 TPG Bid and the Sponsor G Bid, including with respect to the equity rollover by management proposed in the March 25 TPG Bid. The Transaction Committee discussed anticipated changes to the Company’s stock price as a result of the Company’s first quarter 2025 earnings. Members of Company management then joined the meeting, and the Transaction Committee discussed next steps with respect to the process.
On March 26, 2025, the Board held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of FT Partners and Barclays provided an update on the process since the last meeting of the Board, including an overview of the March 25 TPG Bid and the Sponsor G Bid and that Sponsor D had exited the process without submitting a revised proposal. A representative of Barclays compared the two bids to the Sponsor D Bid and the January 31 TPG Bid, noting the decline in the Company’s stock price following its fourth quarter 2024 earnings. Representatives of Barclays then exited the meeting, and representatives of FT Partners reviewed its preliminary financial analysis of the Company based on the February 2025 Forecasts. Representatives of FT Partners then exited the meeting, and representatives of Barclays rejoined the meeting and reviewed its preliminary financial analysis of the Company based on the February 2025 Forecasts. Representatives of FT Partners then rejoined the meeting, and a member of Company management then discussed the impact of slowed growth on earnings as it related to the February 2025 Forecasts and challenges facing the Company since becoming a public company. Representatives of Barclays and FT Partners and members of Company management other than the General Counsel of the Company then exited the meeting, and a representative of Latham led a discussion at an executive session regarding a possible equity rollover by members of Company management in a transaction, as contemplated by the March 25 TPG Bid. The Board as a whole acknowledged the headwinds and challenges facing the Company that likely affected the ability of the Company to obtain higher bids even with a competitive dynamic. In addition, members of the Board expressed concern about Company management’s ability to achieve the February 2025 Forecasts and discussed that the Company’s long-range plan, as reflected in the February 2025 Forecasts, continued to include a more optimistic set of estimates related to future results and long-term performance of the Company that were not adjusted for various risks facing the Company and its business, in part due to certain of the incremental revenue growth drivers not materializing on the timeline that Company management had hoped for. The Board also considered the fact that since becoming a public company the Company had consistently underperformed the growth plans prepared annually by members of Company management (in some cases by a significant margin) and, at other times, the Company’s own short-term guidance to public analysts. The Board decided to reconvene after considering next steps for the Company, including whether or not to continue the sales process at this time. The materials that were reviewed by representatives of Barclays and FT Partners at this meeting are filed as Exhibits (c)(8) and (c)(18), respectively, to the Schedule 13E-3, of which this proxy statement forms a part.
On March 27, 2025, the Board held a meeting at which members of Company management and representatives of Latham were present. The Board met in executive session with the General Counsel of the Company and representatives of Latham prior to the meeting to discuss targeted outreach to Strategic Company and Corpay regarding a possible transaction. During the meeting of the Board, after discussion, and in light of the Company’s performance and the risks and challenges associated with continuing as a standalone company, the Board determined to continue to pursue a sale transaction. The Board directed that the Company’s financial advisors request “best-and-final” bids from each of Sponsor G and TPG within two weeks and, from among the other parties that had reached out with an interest in a possible transaction involving the Company, to conduct targeted outreach to Strategic Company and Corpay regarding a possible transaction due to the Board’s belief in a greater likelihood of executing a transaction with one of those parties than with the other parties that had reached out. The Board also directed members of Company management to engage with TPG and Sponsor G on Mr. Praeger and Company management’s equity rollover and other go-forward employment terms such as a management equity incentive plan in order to obtain the highest price reasonably available to the Company stockholders.
Later on March 27, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Barclays presented an update of the sale process, and an overview of relevant potential financial and strategic partners for the Company. The Transaction Committee provided further guidance to the Company’s financial advisors regarding outreach to Strategic Company and Corpay and follow-up discussions with each of Sponsor G and TPG. The materials that were prepared by representatives of Barclays and reviewed by representatives of Latham at this meeting are filed as Exhibit (c)(9) to the Schedule 13E-3, of which this proxy statement forms a part.
Following the Board’s authorization on March 27, 2025, representatives of TPG and Mr. Praeger met from time to time to discuss the terms of the equity rollover and other go-forward employment terms for Mr. Praeger and the Company management.
Representatives of FT Partners and certain members of the Board had initial discussions with Strategic Company on March 27, 2025, and with Corpay on March 28, 2025, with representatives of Barclays present for the discussion with Corpay.
On March 31, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of FT Partners and Barclays provided an update on the sale process. Discussion ensued among members of the Board and Company management and representatives of Barclays and FT Partners regarding strategic parties that may be interested in a transaction involving the Company, including Strategic Company and Corpay and other potential strategic parties, including portfolio companies of financial sponsors that had previously participated in the process or inquired regarding a possible transaction with the Company. Members of Company management also discussed their observations regarding the risks of engaging with additional strategic parties, including the competitive risks of sharing due diligence information with strategic parties. The Board concluded that Strategic Company and Corpay were likely to be the most interested strategic parties and that the Company should not contact any other strategic parties at that time. A representative of Latham then led a general discussion of preliminary antitrust and regulatory considerations in connection with a transaction involving a strategic party, and more specifically, preliminary antitrust and regulatory considerations with respect to Strategic Company and Corpay. The Board then met in executive session to further discuss strategies with respect to strategic bidders and the Board’s preference for a go-shop period following the signing of a potential transaction in light of the bids for the Company received to date. The materials that were reviewed by representatives of FT Partners at this meeting are filed as Exhibit (c)(19) to the Schedule 13E-3, of which this proxy statement forms a part.
On April 1, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A representative of Barclays presented an illustrative timeline to signing with a target date of May 6, 2025, in advance of the Company’s expected first quarter 2025 earnings release on May 7, 2025. Representatives of Barclays and FT Partners reviewed considerations related to potential transactions with each of Strategic Company and Corpay, including the potential financial impacts and the likelihood of a transaction with each. A discussion ensued during which the Board expressed their desire to engage with strategic bidders given synergies that could support a higher price. The Board then met in executive session and, following discussion, determined to continue engagement with Strategic Company and Corpay, and discussed ways to manage the due diligence process in light of the competitive risks associated with providing due diligence information regarding the Company to strategic parties. The materials that were reviewed by representatives of Barclays and FT Partners at this meeting are filed as Exhibits (c)(10) and (c)(20), respectively, to the Schedule 13E-3, of which this proxy statement forms a part.

On April 2, 2025, an auction draft of the Merger Agreement was posted to the data room. The auction draft of the Merger Agreement provided for a go-shop period and a “hell-or-high-water” standard for regulatory efforts.
Representatives of each of Barclays and FT Partners and certain members of the Board had follow-up discussions with representatives of Strategic Company and Corpay on April 3, 2025, during which both parties reaffirmed their interest in a potential transaction with the Company.
Also on April 3, 2025, the Transaction Committee held a meeting at which the General Counsel of the Company, and representatives of Latham, Barclays and FT Partners were present. The Transaction Committee discussed a proposed timeline for engagement with strategic parties, including with respect to execution of confidentiality agreements, clean team agreements and markups of the Merger Agreement. A further discussion ensued regarding the appropriate deadline for revised bids from financial sponsors and initial bids from strategic companies in light of the Board’s desire to announce a transaction in advance of the Company’s expected first quarter 2025 earnings release on May 7, 2025, given the expected impact of such earnings on the Company’s stock price. The Transaction Committee directed the Company’s financial advisors to request revised bids from Sponsor G and TPG, and initial bids from Strategic Company and Corpay, with a deadline of April 16, 2025. Following discussion with the Company’s advisors, and in order to obtain the highest price reasonably available to the Company stockholders, the Transaction Committee directed the Company’s financial advisors to request that each of Sponsor G and TPG indicate in their respective bids whether they would expect an equity rollover by existing owners of the Company.
On April 4, 2025, the Transaction Committee held a meeting at which members of Company management, certain members of the Board, and representatives of Latham, Barclays and FT Partners were present. A member of Company management provided an update on the sale process.
Updated process letters were shared by the Company’s financial advisors with Sponsor G and TPG on April 6, 2025, and process letters were shared by the Company’s financial advisors with Strategic Company and Corpay on April 8, 2025. As directed by the Transaction Committee, the process letters provided for a deadline for final bids of April 16, 2025, and requested that bidders confirm their ability to sign a transaction prior to the Company’s planned first quarter 2025 earnings release on May 7, 2025.
On April 8, 2025, representatives of Strategic Company informed representatives of Barclays and FT Partners that Strategic Company had decided to exit the process because it did not believe it would be able to submit a bid within the requested timeframe given the limits on due diligence that the Board had determined were appropriate for strategic parties.
On April 11, 2025, representatives of TPG shared a markup of the Merger Agreement with representatives of Barclays and FT Partners. The markup of the Merger Agreement removed the go-shop period, provided for voting and support agreements to be entered into by certain Company stockholders at signing and limited the parties’ obligations with respect to obtaining regulatory approvals.
On April 16, 2025, representatives of Sponsor G informed representatives of Barclays and FT Partners that Sponsor G would likely reduce its offer price below the low end of the Sponsor G Bid of $9.50 to $10.00 per share due to macroeconomic conditions and the Company’s declining growth rate, among other factors.
Also on April 16, 2025, Mr. Clarke informed a representative of FT Partners that Corpay had become aware that TPG was pursuing a potential transaction with the Company and that Corpay was seeking to partner with TPG in connection with a potential transaction involving the Company. The representative of FT Partners informed the Transaction Committee of the conversation with Corpay.
On April 17, 2025, TPG submitted an updated non-binding proposal for the Company of $10.00 per share in cash (the “April 17 TPG Bid”). In the April 17 TPG Bid, TPG indicated that its proposal was subject to finalizing agreements with strategic partners, including Corpay, among others, and that it expected to fund the transaction with a combination of new equity, an equity rollover from a significant institutional stockholder (the “Institutional Stockholder”), an equity rollover from members of management, an equity commitment from Corpay and third-party debt financing. TPG also indicated that it expected to complete confirmatory due diligence and sign a transaction within two weeks. In addition to the April 17 TPG Bid, TPG shared drafts of an equity commitment letter and limited guarantee from TPG Guarantor and a management incentive plan term sheet with representatives of Barclays and FT Partners on April 17, 2025.

Later on April 17, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A member of the Transaction Committee provided an overview of the process, including that Sponsor G had declined to submit a revised bid and that while Corpay had not submitted a bid, the April 17 TPG Bid referenced a possible joint bid with Corpay. Representatives of TPG then joined the meeting to present on TPG’s vision for the Company and to review the April 17 TPG Bid with the Board. The representatives of TPG exited the meeting and discussion ensued regarding the April 17 TPG Bid. A representative of Latham then provided a summary of TPG’s markup of the Merger Agreement. A member of Company management then presented the Risk-Adjusted Forecasts to the Board, which the Board had directed members of Company management to develop following the discussions of the Board on March 26, 2025, and on March 27, 2025, regarding the risks and challenges facing the Company and not reflected in the February 2025 Forecasts. For more information on the Risk-Adjusted Forecasts, see the section of this proxy statement entitled “Special Factors—Certain Financial Forecasts.” Representatives of Barclays and FT Partners then reviewed their respective preliminary financial analyses of the Company based on the Risk-Adjusted Forecasts. Following discussion, the Board directed the Company’s financial advisors to inform TPG that it would be moving forward in the Company’s sale process, but directed the Company’s financial advisors to have a follow-up discussion with TPG to clarify the terms of the April 17 TPG Bid, particularly with respect to the proposed equity rollover from management, the equity rollover from Institutional Stockholder and equity commitment from Corpay. The Board then met in executive session to further discuss the management equity rollover portion of the April 17 TPG Bid as well as the Risk-Adjusted Forecasts. After discussion, the Board determined that in light of various factors, including the macroeconomic environment and the Company’s performance during the first quarter of 2025, the Risk-Adjusted Forecasts more appropriately captured the Company’s outlook. The materials that were reviewed by representatives of Barclays and FT Partners at this meeting are filed as Exhibits (c)(11) and (c)(21), respectively, to the Schedule 13E-3, of which this proxy statement forms a part.
Later on April 17, 2025, representatives of Barclays and FT Partners discussed the April 17 TPG Bid with representatives of TPG, including whether TPG was able to offer a higher purchase price and the status of TPG’s discussions with Corpay regarding Corpay’s proposed equity commitment and partnership with TPG. Representatives of Barclays and FT Partners requested that TPG provide additional detail on the April 17 TPG Bid in writing.
On April 18, 2025, representatives of TPG submitted a draft debt commitment letter to representatives of Barclays and FT Partners.
Also on April 18, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. The Transaction Committee initially met in executive session to discuss various considerations regarding Corpay’s role in a potential transaction. Representatives of Barclays and FT Partners then joined the meeting and provided additional details regarding the April 17 TPG Bid following their discussion with representatives of TPG, including that representatives of TPG had indicated that, in light of market conditions and the Company’s expected first quarter 2025 earnings results, Corpay’s involvement was essential to TPG reaching its offer price of $10.00 per share. The Transaction Committee then reconvened in executive session to further discuss regulatory matters and the proposed equity rollovers from Institutional Stockholder and management, and directed the Company’s financial advisors to request that TPG submit a formal request to jointly bid with Corpay.
Following outreach by the Company’s financial advisors as directed by the Transaction Committee, on April 19, 2025, representatives of TPG sent a formal request to representatives of FT Partners and Barclays for TPG to share information regarding the Company and a possible transaction with Corpay as a potential equity financing source. The Company agreed to TPG’s request on the basis that Corpay enter into a clean team addendum to the confidentiality agreement between Corpay and the Company, and that TPG agree to certain restrictions on information sharing with Corpay. The Company and Corpay executed a clean team addendum to the confidentiality agreement between Corpay and the Company on April 20, 2025.
On April 19, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham were present. A representative of Latham discussed in detail the draft Merger Agreement received from TPG on April 11, 2025, and the positions reflected in Latham’s proposed markup of the Merger Agreement. The Board authorized representatives of Latham to share a revised draft of the Merger Agreement on the terms discussed.

On April 21, 2025, following the direction of the Board, representatives of Latham shared a revised draft of the Merger Agreement with representatives of Davis Polk & Wardwell, legal counsel to TPG (“Davis Polk”), which reinstated the go-shop provision and “hell-or-high-water” regulatory obligations, as well as an initial draft of the company disclosure letter.
On April 21, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham were present. An update on the process was provided, including regarding the proposed equity rollover from Institutional Stockholder and equity rollover by management and the scope of due diligence to be made available to Corpay. The Transaction Committee then met in executive session to discuss regulatory matters, the equity rollovers and the proposed partnership between TPG and Corpay.
On April 22, 2025, in response to the request for clarifications regarding the April 17 TPG Bid from the Company’s financial advisors, a representative of TPG informed representatives of FT Partners and Barclays that TPG was continuing to negotiate the terms of a potential partnership with Corpay with respect to a transaction with the Company and was progressing a specific proposal with respect to which members of Company management would be asked to sign rollover agreements, but that TPG had not yet discussed with Institutional Stockholder a potential equity rollover from Institutional Stockholder.
On April 22, 2025, a representative of Sponsor G called Mr. Ramji to express continued interest in a transaction involving the Company and his belief that the Sponsor G Bid was competitive given the Company’s expected results for the first quarter of 2025.
On April 25, 2025, the Transaction Committee held a meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Barclays and FT Partners provided an update on the sale process, and a member of the Transaction Committee relayed the recent call from Sponsor G. Discussion ensued regarding the April 17 TPG Bid in light of the Company’s recent financial performance and market headwinds. Noting that Latham had not yet received revised drafts of the transaction documents from Davis Polk, the Transaction Committee directed the Company’s financial advisors to provide a deadline for TPG to provide markups of the transaction documents, verify its proposed purchase price and provide definitive responses on a list of open transaction points, including with respect to the proposed equity rollover from Institutional Stockholder, equity rollover from management and partnership between TPG and Corpay.
On April 26, 2025, and April 27, 2025, representatives of Davis Polk shared revised drafts of the transaction documents with Latham, including a revised draft of the Merger Agreement, which removed the go-shop provision and limited the parties’ obligations to obtain regulatory approvals. Representatives of Davis Polk subsequently conveyed to representatives of Latham that TPG would not be willing to proceed with a transaction on the terms set forth in the April 17 TPG Bid if the Merger Agreement included a go-shop provision.
On April 28, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A representative of FT Partners provided an overview of the sale process to date, and a discussion ensued regarding the status of negotiations with TPG. Representatives of Barclays and FT Partners reported TPG’s statement that TPG would not have been able to sustain its proposed $10.00 per share price without Corpay’s involvement in the transaction. Representatives of Barclays and FT Partners also reported their assessment that Corpay would not have been able to complete due diligence and sign a definitive transaction agreement prior to the Company’s planned first quarter 2025 earnings release on May 7, 2025, without partnering with another party, such as TPG. A representative of Company management reported that a representative of TPG had indicated that TPG intended to coordinate with Institutional Stockholder regarding a possible equity rollover from Institutional Stockholder after signing. The Board also discussed the Company’s expected first quarter 2025 earnings results, which were likely to evidence further slowing growth and result in a decline in the Company’s stock price upon announcement of such results, which in turn was likely to result in a lower bid for the Company and less value for Company stockholders following such announcement. The Board then met in executive session to further discuss a potential transaction with TPG and Corpay as compared to the Company continuing as a standalone company.
On April 29, 2025, TPG and Corpay submitted a non-binding proposal for the Company of $10.00 per share in cash (the “April 29 Proposal”). In the April 29 Proposal, TPG and Corpay indicated that the proposal was their “best and final” offer and that they expected to finance the transaction with a combination of new equity from TPG, an equity commitment of $642 million from Corpay, an equity rollover from management, an equity rollover from Institutional Stockholder and third-party debt financing. TPG and Corpay indicated that the terms of their partnership were being finalized. In the April 29 Proposal, TPG and Corpay indicated that they were confident that they would be in a position to sign the transaction by May 5 to 6, 2025.
Later on April 29, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Representatives of Barclays and FT Partners provided an overview of the April 29 Proposal. The Board determined to reconvene after further consideration of the April 29 Proposal.
Later on April 29, 2025, Mr. McLaughlin raised with Mr. Ramji the possibility of rolling over shares beneficially owned by him in the transaction to the extent that such equity rollover would be helpful to ensure that the Company stockholders receive the best possible price in the transaction and that TPG did not decrease its bid for the Company from the April 29 Proposal. Promptly following this conversation, Mr. Ramji communicated this conversation to Mr. Rubado and representatives of Latham.
Later that evening, the Transaction Committee held a meeting at which members of Company management and representatives of Latham were present. Mr. Ramji provided a summary of his conversation with Mr. McLaughlin to the Transaction Committee. The Transaction Committee then discussed this development with input from representatives of Latham. The Transaction Committee reached the consensus that, even though it had retained Barclays as co-lead financial advisor and to render a fairness opinion in part to manage perceived concerns potentially arising from Mr. McLaughlin’s share ownership and other relationships with the Company, and the Transaction Committee believed that $10.00 per share was the maximum that TPG would be willing to pay for the Company with or without a rollover from Mr. McLaughlin, an equity rollover from Mr. McLaughlin was not a deal term that the Transaction Committee supported. In light of the short time prior to the planned signing of the Merger Agreement and to avoid any appearance of a conflict of interest, the Transaction Committee determined to rely on the advice of Barclays going forward with respect to advisability of the transaction, and to discuss FT Partners’ role in the remainder of the sale process at the next meeting of the Board.
On April 30, 2025, the Board held a special meeting at which members of Company management and representatives of Latham and Barclays were present. Representatives of Latham updated the Board on the discussion during the prior day’s Transaction Committee meeting. After discussion, the Board determined that Mr. McLaughlin would not be authorized to have discussions regarding an equity rollover in the transaction, and that Barclays would take on the primary role as the Company’s strategic and financial advisor moving forward. The Board also discussed the scope of FT Partners’ role for the remainder of the process. The Board took into account FT Partners’ strategic advice, interaction with potential bidders and process management on behalf of the Company to date, and that excluding FT Partners from the process going forward could send a negative signal to TPG and Corpay and could result in distraction and delay. The Board determined that FT Partners would continue to participate in appropriate portions of the Board and Transaction Committee meetings, provide process updates to the Board and Transaction Committee and provide logistical support for the transaction process, but that the Board would look solely to Barclays for strategic advice through the remainder of the process. A representative of Latham then provided a summary of the most recent draft of the Merger Agreement. Among other issues, and after further discussion with its advisors, the Board agreed to drop the request for a go-shop period given the inbound inquiries received by the Company, including following reports on March 13, 2025, that the Company was considering a possible sale, the Company’s outreach to a number of third parties over the past several months and customary exceptions to the Company’s no-solicitation obligations in the Merger Agreement.
Later on April 30, 2025, representatives of Latham shared a revised draft of the Merger Agreement with Davis Polk.
On May 1, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A representative of Latham provided an overview of the status of the transaction documents, indicating that regulatory matters remained the primary open point in the Merger Agreement, and confirming that TPG and Corpay would not require any voting and support agreement or equity rollover agreement from Institutional Stockholder prior to signing. Representatives of Company management and FT Partners then exited the meeting. The Board then convened in executive session and requested that members of Company management provide a business update at the next meeting of the Board. The materials that were prepared by representatives of FT Partners and reviewed by representatives of Latham at this meeting are filed as Exhibit (c)(22) to the Schedule 13E-3, of which this proxy statement forms a part.
On May 2, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. Following the request of the Board, representatives of the Company provided an update on the business, including developments in the Company’s pipeline, headwinds in sales during the first quarter of 2025 and certain of the incremental revenue growth drivers not materializing on the timeline that Company management had hoped for. Members of Company management and representatives of FT Partners then exited the meeting. The Board then convened in executive session and a representative of Latham provided an overview of the status of the transaction documents.
On May 3, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A representative of Latham provided an update on the status of the transaction documents.
Later on May 3, 2025, representatives of Davis Polk shared a revised draft of the Merger Agreement with Latham.
On May 4, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A member of Company management provided an update on workstreams relating to the equity rollover by management and management incentive plan term sheet. Representatives of Latham then presented on regulatory risk in connection with the potential transaction as well as the remaining open issues in Davis Polk’s markup of the Merger Agreement, which primarily related to the size of termination fees.
Later on May 4, 2025, representatives of Latham shared a revised draft of the Merger Agreement with Davis Polk.
On May 5, 2025, representatives of Davis Polk shared a revised draft of the Merger Agreement with Latham.
Later on May 5, 2025, the Board held a special meeting at which members of Company management and representatives of Latham, Barclays and FT Partners were present. A representative of Latham discussed the open issues in Davis Polk’s markup of the Merger Agreement, including with respect to termination fees. A representative of FT Partners then provided an overview of the sale process that had been conducted, including with respect to bidders that had exited the process. Members of Company management and representatives of FT Partners then exited the meeting. Representatives of Barclays reviewed Barclays’ financial analyses with respect to a possible transaction with TPG and Corpay based on the Risk-Adjusted Forecasts, and discussion ensued regarding the financial analyses. The materials that were reviewed by representatives of Barclays and FT Partners at this meeting are filed as Exhibits (c)(12) and (c)(23) to the Schedule 13E-3, of which this proxy statement forms a part.
Representatives of Latham and Davis Polk continued to exchange drafts of the Merger Agreement and applicable transaction documents on May 5, 2025, and May 6, 2025.
On May 6, 2025, the Board held a special meeting at which the General Counsel of the Company and representatives of Latham and Barclays were present. Members of Company management and representatives of FT Partners did not join the meeting. A representative of Latham again advised the Board on their fiduciary duties with respect to a possible transaction and provided a summary of the proposed Merger Agreement with Parent, including provisions restricting the Company and its representatives from soliciting competing offers, provisions requiring the parties to take certain actions with respect to obtaining regulatory and money transfer approvals for the Merger and provisions restricting the Company’s conduct of business between the execution of the Merger Agreement and the closing of the transaction. A representative of Barclays again reviewed for the Board Barclays’ financial analyses presented to the Board the previous day.
Following such discussion, Barclays delivered to the Board its opinion that, as of the date of such opinion, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the Merger Consideration to be offered to the holders of Company Common Stock (other than as set forth in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Following further discussion, the Board, by the unanimous vote of the directors (other than Mr. Praeger, who did not join the Board meeting and recused himself from the Board’s vote), determined that the Merger Agreement and the Transactions, including the Merger, were fair to, advisable and in the best interests of the Company and its stockholders, approved the execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger, and resolved to recommend the adoption of the Merger Agreement by the Company stockholders.
Following the meeting of the Board, representatives of Latham and Davis Polk finalized the Merger Agreement and other transaction documents, and the Merger Agreement and other transaction documents were executed by the parties. The parties issued a joint press release announcing the transaction following the close of stock market trading on May 6, 2025.
Recommendation of the Board and Reasons for the Merger
With the assistance of (and in consultation with) members of Company management and the Company’s financial advisors and legal counsel, the Board evaluated the Merger Agreement and the Transactions, including the Merger, and on May 6, 2025, by the unanimous vote of the directors present and voting (which included all of the independent members of the Board), determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, approved the execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger, and resolved to recommend the adoption of the Merger Agreement by the Company stockholders.
The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
On May 6, 2025, the Board, by the unanimous vote of the directors present and voting (which included all of the independent members of the Board), (a) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger, (c) directed that the adoption of the Merger Agreement be submitted to a vote of the Company stockholders and (d) resolved to recommend the adoption of the Merger Agreement by the Company stockholders. In addition, although the Merger is not subject to the approval of at least a majority of the Unaffiliated Stockholders, substantively and procedurally, the Board nonetheless believes that the Merger is fair to such Unaffiliated Stockholders for the reasons and based on the factors discussed in this proxy statement. The Board did not assess whether the Rollover Agreements with the Rollover Stockholders are advisable, fair to and in the best interests of the Rollover Stockholders.
The Company’s purpose for engaging in the Merger is to enable its stockholders to receive the Merger Consideration, which represented a 22% premium to the closing price of the Company Common Stock of $8.20 on May 6, 2025, the last trading day prior to the Company’s announcement of the execution of the Merger Agreement, a 16% premium over the 90-day volume weighted average price as of the same date and a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company. The Board believes that the Merger provides the best opportunity to maximize stockholder value. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Board described in detail below.
In recommending that the Company stockholders vote their shares of Company Common Stock in favor of the Merger Proposal, the Board considered a number of factors, including the following material factors that supported the Board’s determination and recommendation, which are not listed in any relative order of importance:
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Premium. The Board considered the value represented by the Merger Consideration compared against the current and historical trading prices of the Company Common Stock, including the market performance of the Company Common Stock relative to those of other participants in the industry in which the Company participates and general market indices, and the fact that the Merger Consideration represented a 22% premium to the closing price of the Company Common Stock of $8.20 on May 6, 2025, the last trading day prior to the Company’s announcement of the execution of the Merger Agreement, a 16% premium over the 90-day volume weighted average price as of the same date, and a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company.

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Attractive Value. The Board considered its belief that the Merger Consideration represents an attractive value for the shares of Company Common Stock, taking into account the Board’s familiarity with the Company’s business, operations, operating results, financial condition, prospects and business strategy, assets, and the Board’s belief, based on the course and history of the negotiations between Parent and the Company, that the Merger Consideration represented the highest consideration that Parent was willing to pay for the Company.

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Best Alternative for Maximizing Stockholder Value. The Board considered that the Merger Consideration was more favorable to the Company stockholders than the potential value that might result from other alternatives reasonably available to the Company. Specifically, among other matters, the Board considered the Board’s knowledge of the business, operations, operating results, financial condition, prospects, business strategy, and assets of the Company, as well as the Board’s knowledge of the current and prospective environment in which the Company operates, including economic, market and capital raising conditions such as increased volatility in the debt and equity markets, inflation trends, the interest rate environment, geopolitical risks and global pricing trends. The Board also considered the risk of the Company not achieving its projected financial performance based on, among other matters, the Board’s and Company management’s assessment of the Company’s business, current and prospective operating results, assets and competitive position, including the fact that since becoming a public company the Company had consistently underperformed Company management’s annual growth plan and, at other times, the Company’s own short-term guidance to public analysts.

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Risks Relating to Remaining a Publicly Traded Company. The Board reviewed the Company’s business, operations, operating results, financial condition, prospects, business strategy, assets, competitive position and industry, including the potential impact of those factors on the trading price of the Company Common Stock, to assess the prospects and risks associated with the Company remaining a publicly traded company. The Board believed that the acquisition of the Company by Parent for $10.00 per share of Company Common Stock in cash was more favorable to the Company stockholders than the value of remaining a publicly traded company, after accounting for the risks and uncertainties associated with achieving and executing upon the Company’s business and financial plans in the short and long term, including, among others, limitations on the Company’s ability to pursue mergers and acquisitions as a public company that the Company believed would be accretive or well received by the public markets.

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Certainty of Value. The Board considered that the Merger Consideration is comprised entirely of cash, which provides immediate liquidity and certainty of value to the Company stockholders as compared to any transaction in which the Company stockholders would receive shares of an acquirer’s stock. The Board weighed the certainty of realizing a compelling value for shares of Company Common Stock by virtue of the Merger against the risks and uncertainties associated with the Company’s business, including those described above, as well as the other risks and uncertainties discussed in the Company’s public filings with the SEC. For more information, see the section of this proxy statement entitled “Where You Can Find More Information”.

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Transaction Process. The Board considered the fact that it had conducted a thorough review of strategic alternatives, including through the assistance of the Company’s financial advisors and the Transaction Committee. Specifically, the Board considered:

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the fact that the Company, with the assistance of the Company’s financial advisors, actively solicited interest from third parties that were believed to be the most likely to be interested in, and able to consummate, a potential acquisition of the Company;

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the fact that only three potential acquirors submitted an indication of interest with regard to an acquisition of the Company, and that only Parent submitted a final bid, despite discussions between the Company and its financial advisors with a number of third parties;

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the risks involved in continuing to solicit or negotiate alternative acquisition proposals, including the inherent risk of sharing the Company’s confidential information with other participants in the industry in which the Company participates, and the risk that Parent might have refused to further negotiate with the Company in such circumstances;

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Parent’s indication to the Board that the Merger Consideration of $10.00 per share was its best and final offer and the fact that Parent had not decreased its offer since the March 25 TPG Bid despite macroeconomic conditions and the Company’s year-to-date business results as compared to its projected financial performance; and

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that third parties that might have been interested in a potential transaction were likely to be aware that the Company might be receptive to a possible transaction as a result of the media reporting on March 13, 2025.

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Ability to Respond to Acquisition Proposals. The Board considered the “fiduciary out” provisions of the Merger Agreement, which, subject to the terms and conditions thereof, permit the Company, prior to the time the Merger Proposal is approved, to furnish information to and conduct negotiations with third parties that make unsolicited Acquisition Proposals under certain circumstances, permit the Board to change its recommendation to the Company stockholders regarding the Merger Agreement and the Transactions and permit the Company to terminate the Merger Agreement in order to enter into a Superior Proposal, subject to payment of the Company Termination Fee to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing. The Board further considered the fact that such Company Termination Fee in the amount of $78,000,000 (representing approximately 3.5% of the equity value of the Company), which would be payable by the Company to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing upon a termination of the Merger Agreement under certain circumstances, was reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger and would not preclude an interested party from making a competing proposal for the Company.

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Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement, including the structure of the Merger, the limited scope of the conditions to Closing, the parties’ covenants to take certain actions with respect to obtaining required approvals under applicable antitrust laws and Required Money Transfer Approvals, the Rollover from certain members of Company management and the representations, warranties and covenants of the parties. The Board further considered the course and nature of negotiations with Parent, which were conducted at arm’s length and during which the Transaction Committee and the Board were advised by financial advisors and legal counsel. These negotiations ultimately resulted in terms that provide for a significant premium over the trading price of the Company Common Stock and provide for substantial certainty of the consummation of the Merger. The Board believed, based on these negotiations and discussions with third parties, that these were the most favorable terms available to the Company and its stockholders on which Parent, or an alternative purchaser, would be willing to transact. The Board also considered that the terms of the Merger Agreement provide the Company with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

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Fairness Opinion. The Board considered the financial analyses presented by representatives of Barclays in connection with the Board’s consideration of the proposed Merger, as well as the oral opinion of Barclays rendered to the Board on May 6, 2025, which was subsequently confirmed in writing by delivery of Barclays’ written opinion to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the Merger Consideration to be offered to the holders of Company Common Stock (other than Rollover Shares, Canceled Shares and Dissenting Shares) was fair, from a financial point of view, to such holders. For more information, see the section of this proxy statement entitled “Special Factors—Fairness Opinion of Barclays Capital Inc.”

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Likelihood of Consummation. The Board considered the likelihood that the Merger would be consummated, based on, among other matters, the Merger Agreement having a limited number of closing conditions (including the absence of a financing condition), the commitment of the parties to take, subject to the terms and conditions of the Merger Agreement, all actions necessary to obtain regulatory approvals and cause their affiliates (and Corpay) to make all necessary filings under applicable antitrust laws and in connection with the Required Money Transfer Approvals, the remedies available under the Merger Agreement to the Company in the event of various breaches by Parent or the failure of the financing to be consummated (including payment to the Company of the Parent

Termination Fee payable in certain circumstances), the fact that Parent had already obtained committed equity and debt financing for the Transactions, the limited nature of the conditions to such equity and debt financing and each of TPG and Corpay’s respective reputation, their financial capacities to complete an acquisition of this size and their prior track records of successfully completing acquisitions, all of which the Board believed supported the conclusion that a transaction with Parent could be completed in a timely and orderly manner.
•	End Date. The Board considered that the End Date of May 6, 2026, allows for sufficient time to complete the Merger.
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Specific Performance. The Board considered the Company’s ability to seek specific performance under the Merger Agreement to prevent breaches of the Merger Agreement and specifically enforce the terms of the Merger Agreement.

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Stockholder Approval; Appraisal Rights. The Board considered that the Merger would be subject to the approval of the Company stockholders and that Company stockholders who do not vote to adopt the Merger Agreement and follow certain prescribed procedures would be entitled to dissent from the Merger and seek appraisal of their shares in accordance with and subject to the limitations in Section 262 of the DGCL.

The Board also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger Agreement and the Transactions, including the Merger, to the Unaffiliated Stockholders and to permit the Board to represent effectively the interests of the Unaffiliated Stockholders, including the following list of material factors, which the Board believed supported its determination and recommendation and provided assurance of the procedural fairness of the Merger Agreement and the Transactions, including the Merger, to the Unaffiliated Stockholders, which are not listed in any relative order of importance:
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Independence. The Board considered that the Transaction Committee is comprised of directors who are independent (for purposes of serving on the Transaction Committee), disinterested and not affiliated with, and are independent of, Parent or any of the potential participants in a potential acquisition of the Company (including the CEO Rollover Filing Parties) and who are otherwise disinterested and independent with respect to a potential acquisition of the Company, other than as discussed in the section of this proxy statement entitled “Special Factors—Interests of the Directors and Executive Officers of the Company in the Merger.”

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Board and Transaction Committee Meetings. The Board considered the 46 meetings held by the Transaction Committee and the Board between September 2024 and May 2025 to discuss and evaluate, among other things, the process for exploring a potential strategic transaction and the proposals from Parent and other third parties, and the Transaction Committee’s active oversight of the negotiation process. The Transaction Committee was actively engaged in this process on a regular basis and was provided with full access to Company management and its advisors in connection with the evaluation process.

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Market Check. The Board considered the fact that the Board and the Transaction Committee, with its advisors, assessed the likely interest from potential bidders in a strategic transaction and evaluated the potential advantages and risks of conducting outreach to potential third parties. The Board and the Transaction Committee determined that in light of the potential for market leaks and competitive dynamics, a market check involving a limited set of bidders would be beneficial to informing the Board’s overall view of strategic alternatives while presenting limited distraction to Company management from the ordinary course operation of the business, and assessed with its advisors, on a regular basis, the benefits of outreach to additional third parties.

In light of such procedural safeguards, the Board did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders for purposes of negotiating the terms of the Merger Agreement and the Transactions, including the Merger, or preparing a report concerning the fairness of the Merger Agreement and the Transactions, including the Merger.

The Board also considered and balanced against the above factors a number of uncertainties, risks and other potential negative factors in its consideration of the Merger and the other Transactions, including the following material factors, which are not listed in any relative order of importance:
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Value. The Board considered the value represented by the Merger Consideration compared against the current and historical trading prices of the Company Common Stock, including the fact that the Merger Consideration of $10.00 per share represented a 22% discount to the Company’s 52-week closing high on July 23, 2024, and the fact that such 52-week closing high was achieved prior to the Company announcing its financial results for the second quarter of 2024 and adjusting its fiscal year 2024 guidance, as well as prior to the Company announcing its financial results for the fourth quarter and full fiscal year of 2024 and adjusting its fiscal year 2025 guidance, each as further described in the section of this proxy statement entitled “Special Factors—Background of the Merger.”

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No Stockholder Participation in Future Earnings or Growth. The Board considered the fact that the Company will no longer be a publicly traded company and accordingly, the Unaffiliated Stockholders will no longer participate in any future growth the Company may experience or any potential future appreciation in the value of shares of the Company Common Stock.

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Inability to Solicit Other Takeover Proposals. The Board considered that the Merger Agreement includes a covenant prohibiting the Company from soliciting, initiating, seeking or knowingly facilitating or encouraging any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative Acquisition Proposal. The Board also considered the fact that Parent’s ability to re-negotiate the terms of the Merger Agreement, subject to the terms and conditions thereof, in response to a Superior Proposal may discourage third parties who might otherwise have an interest in a business combination with, or an acquisition of, the Company, from making such a proposal.

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Company Termination Fee. The Board considered the fact that the Company may be required to pay the Company Termination Fee of $78,000,000 (approximately 3.5% of the equity value of the Company) if the Merger Agreement is terminated under certain circumstances, including to enter into a Superior Proposal.

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Effect of Public Announcement. The Board considered the effect of the public announcement of the Company entering into the Merger Agreement on the Company’s operations, including the Company’s relationships with customers, vendors and employees and other business relationships, the Company’s ability to attract and retain key personnel while the Merger is pending and the potential adverse effects on the Company’s financial results as a result of that disruption.

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Opportunity Costs and Interim Operating Covenants. The Board considered that the focus and resources of members of Company management may become diverted from other important business opportunities and operational matters while working to implement the Merger, which could adversely affect the business of the Company. The Board also considered the restrictions on the conduct of the Company’s business and prohibitions on taking certain actions during the pendency of the Merger, which may delay or prevent the Company from pursuing potential business opportunities that may arise.

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Risk the Merger May Not Be Consummated. The Board considered the fact that consummation of the Merger is subject to the satisfaction of certain closing conditions that are not within the Company’s or the parties’ control, including receipt of required regulatory clearances and approvals (including under applicable antitrust laws and Required Money Transfer Approvals), and that no Company Material Adverse Effect has occurred. There can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, and as a result, it is possible that the Merger may not be consummated even if the Merger is approved by the Company stockholders. The Board considered the fact that if the Merger is not consummated, the Company will have incurred significant transaction and opportunity costs in connection with the Merger and the other Transactions and the trading price of the Company Common Stock and perceptions of the Company’s prospects may be materially adversely affected. This includes the risk that the Debt Financing or Equity Financing will not be obtained, resulting in Parent not having sufficient funds to complete the Merger.

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Remedies. The Board considered the fact that the Company’s remedies in the event that the Merger Agreement is terminated are limited to the Parent Termination Fee of $133,000,000, payable by Parent under certain circumstances, and certain other damages, associated enforcement costs and other indemnification and reimbursement obligations, which may be inadequate to compensate the Company and the Company stockholders for any damage caused if the Merger is not consummated, and that the Parent Termination Fee may not be payable in all instances in which the Merger is not consummated and, even if payable, rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain.

•	Litigation. The Board considered the possibility of litigation in connection with the Merger and the Transactions, and the risk of incurring substantial costs and expenses in connection therewith.
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Transaction Costs. The Board considered the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated.

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Potential Differing Interests of Directors and Officers. The Board considered the risk that the directors and officers of the Company may have interests in the Merger and the Transactions that are in addition to, or that may be different from, the interests of the Company stockholders. See the section of this proxy statement entitled “Special Factors—Interests of the Directors and Executive Officers of the Company in the Merger.”

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Tax Treatment. The Board considered the fact that the Merger will be a taxable transaction to the Company stockholders that are U.S. holders for U.S. federal income tax purposes, and, therefore, such stockholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the Merger.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger.
The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but rather summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger, members of the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendation on the totality of the information presented, including thorough discussions with members of Company management and the Company’s financial advisors and legal counsel.
The above factors are not presented in any order of priority, and the explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”
In the course of evaluating the Merger Agreement and the Transactions, including the Merger, and making the decisions, determinations and recommendations described above (as applicable), the Board did not consider the liquidation value of the Company because (1) they considered the Company to be a viable going concern; (2) they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern; and (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company. For the foregoing reasons, the Board did not consider liquidation value to be a relevant factor. Further, the Board did not consider the Company’s net book value, which is an accounting concept, as a factor because they believed (1) that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and (2) net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. In addition, the Board did not consider the purchase prices paid in the section of this proxy statement entitled “Other Important Information Regarding the Company — Certain Transactions in the Shares of Company Common Stock” to be relevant except to the extent that those prices indicated the trading price of the Company Common Stock during the applicable periods. The Board believed at the time of entering into the Merger Agreement that the trading price of the shares of Company Common Stock at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. The Company did not seek to establish a pre-merger going concern value for the Company Common Stock to determine the fairness of the Merger Consideration to the Unaffiliated Stockholders because following the Merger the Company will have a different capital structure. However, to the extent the pre-merger going concern value was reflected in the Nasdaq closing price of $8.20 per share of Company Common Stock on May 6, 2025, the last trading day prior to the Company’s announcement of execution of the Merger Agreement, the Merger Consideration represented a 22% premium to the going concern value of the Company, and a 16% premium over the 90-day volume weighted average price as of the same date and a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company. In addition, the Board considered the value of the Company as a going concern by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects, and other forward-looking matters.
Other than as described in this proxy statement, the Board has not received any firm offer by any other person during the prior two years for (1) a merger or consolidation of the Company with another company; (2) the sale or transfer of all or substantially all of the Company’s assets; or (3) a purchase of the Company’s securities that would enable such person to exercise control of the Company.
Fairness Opinion of Barclays Capital Inc.
The Company engaged Barclays to act as its financial advisor with respect to a potential sale of the Company, pursuant to an engagement letter dated January 23, 2025. On May 6, 2025, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration to be offered to the holders of Company Common Stock (other than Rollover Shares, Canceled Shares and Dissenting Shares) is fair, from a financial point of view, to such holders.
The full text of Barclays’ written opinion, dated as of May 6, 2025, is attached as Annex C to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Board, addresses only the fairness, from a financial point of view, of the Merger Consideration to be offered to the holders of Company Common Stock (other than Rollover Shares, Canceled Shares and Dissenting Shares) and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote with respect to the Merger or as to any other matter. The terms of the Merger were determined through arm’s-length negotiations between the Company and Parent and were approved by the unanimous vote of the Board present and voting. Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the Merger. Barclays was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Merger, the likelihood of the consummation of the Merger, or the relative merits of the Merger as compared to any other transaction or business strategy in which the Company may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be offered to the Company stockholders in the Merger. No limitations were imposed by the Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.
In arriving at its opinion, Barclays, among other things:
•	reviewed and analyzed the Merger Agreement and the specific terms of the Merger;

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reviewed and analyzed publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and a draft Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, provided by management of the Company;

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reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, including the Company Forecasts (as defined in the section of this proxy statement entitled “Special Factors—Certain Financial Forecasts”), including net operating loss projections of the Company prepared by management of the Company (the “NOL Projections”);

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of the Company;
•	reviewed and analyzed a trading history of Company Common Stock from May 3, 2024 to May 2, 2025 and a comparison of such trading history with those of other companies that Barclays deemed relevant;
•	reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant;
•	reviewed and analyzed a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Barclays deemed relevant;
•	had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects; and
•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.
In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Forecasts, upon the advice of the Company, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. With respect to the NOL Projections, at the instruction of the Company, Barclays assumed that the amounts of the NOL Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future utilization of the net operating losses of the Company. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 6, 2025. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after May 6, 2025.
Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. Barclays also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Merger would be obtained within the constraints contemplated by the Merger Agreement and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood the Company had obtained such advice as it deemed necessary from qualified professionals.
In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of

Company Common Stock but rather made its determination as to fairness, from a financial point of view, to holders of Company Common Stock (other than Rollover Shares, Canceled Shares and Dissenting Shares), of the Merger Consideration to be offered to such stockholders on the basis of various financial and comparative analyses.
In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.
For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, Barclays or any other parties to the Merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to the Company or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of the Company, Parent, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.
Selected Comparable Companies Analysis
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Company Common Stock on a fully diluted basis by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays, based on its experience in the payments and financial technology industry, deemed comparable to the Company. The selected comparable companies with respect to the Company were:
•	Adyen N.V.
•	Corpay, Inc.
•	Shift4 Payments, Inc.
•	BILL Holdings, Inc. (Bill.com)
•	WEX Inc.

•	Payoneer Global Inc.
•	Paymentus Holdings, Inc.
•	BlackLine System, Inc.
•	Flywire Corporation
Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed the ratio of (i) each company’s enterprise value (“EV”) to its estimated calendar year 2025 (“CY25E”) and estimated calendar year 2026 (“CY26E”) revenue and (ii) each company’s EV to its estimated CY25E and CY26E earnings before interest, taxes, depreciation and amortization, as adjusted for non-recurring items, unburdened by stock-based compensation expense and other similar expenses (as used in this section of this proxy statement, “Adjusted EBITDA”). The EV of each company was generally obtained by adding its short and long-term debt, finance leases and other debt-like items, where relevant, to the sum of the market value of its fully diluted common equity, the value of any preferred stock and the book value of any minority interest, where relevant, and subtracting its cash, cash equivalents, the book value of equity investments and other cash-like items, each where relevant. All of these calculations were made, and based on, publicly available financial data (including company filings, Factset data and broker research) and closing prices, as of May 2, 2025. The results of this selected comparable companies analysis are summarized below:

Metrics	Low	High	Mean	Median
EV / CY25E Revenue	1.1x	14.8x	5.9x	4.6x
EV / CY26E Revenue	0.9x	11.9x	5.1x	4.2x
EV / CY25E Adjusted EBITDA	5.6x	36.8x	16.2x	12.8x
EV / CY26E Adjusted EBITDA	4.2x	29.3x	13.4x	11.4x

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with the Company. However, because no selected comparable company is exactly the same as the Company, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, business profiles, end markets, growth prospects, profitability levels, degree of operational risk and other characteristics between the Company and the companies included in the selected comparable companies analysis. Based upon these judgments, Barclays selected a range of EV / revenue multiples of 3.0x to 6.0x for CY25E and 2.5x to 5.0x for CY26E and a range of EV / Adjusted EBITDA multiples of 13.0x to 18.0x for CY25E and 11.0x to 15.0x for CY26E. Barclays then applied such multiple ranges to the Company’s estimated revenue and Adjusted EBITDA (inclusive of public company costs) for such calendar years as included in the Risk-Adjusted Forecasts in order to calculate a range of implied equity values per share of Company Common Stock on a fully diluted basis. The following summarizes the results of these calculations:

Metrics	Selected Multiple Range	Implied Equity Value Per Share Range
EV / CY25E Revenue	3.0x – 6.0x	$7.68 – $13.81
EV / CY26E Revenue	2.5x – 5.0x	$7.16 – $12.81
EV / CY25E Adjusted EBITDA	13.0x – 18.0x	$6.76 – $8.80
EV / CY26E Adjusted EBITDA	11.0x – 15.0x	$7.46 – $9.63

Barclays noted that on the basis of the selected comparable companies analysis, the Merger Consideration of $10.00 per share was within the range of implied equity values per share calculated based on EV / revenue multiples, and above the range of implied equity values per share calculated based on EV / Adjusted EBITDA multiples.

Selected Precedent Transactions Analysis
Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the business profile, size, mix, margins and other characteristics of their businesses. The following table sets forth the transactions analyzed based on such characteristics:

Date Announced	Acquiror	Target
January 2025	Paychex, Inc.	Paycor HCM, Inc.
September 2024	Bridgepoint Group plc / General Atlantic Ltd	Esker SA
May 2024	Corpay, Inc.	Paymerang LLC
October 2023	Vista Equity Partners Management, LLC	EngageSmart, Inc.
December 2022	Thoma Bravo	Coupa Software Inc.
September 2022	EQT Partners AB	BTRS Holdings Inc. (Billtrust)
August 2022	Vista Equity Partners Management, LLC	Avalara, Inc.
December 2021	Thoma Bravo, L.P.	Bottomline Technologies, Inc.
July 2021	BILL Holdings, Inc. (Bill.com)	Invoice2go
November 2018	Edenred SE	Corporate Spending Innovations

As part of its selected precedent transaction analysis, for each of the selected transactions based on information Barclays obtained from company filings, FactSet data, broker research and other publicly available data, Barclays analyzed the ratio of each target company’s EV to both the company’s revenue over the last 12-month period (“LTM”) and the forward 12-month period (“NTM”) as of, or around, the time of announcement of the respective transactions. Barclays also analyzed these ratios for the target companies with projected NTM revenue growth of less than 20%. The results of this analysis are summarized below:

Metrics	Median	Mean
EV / LTM Revenue (All)	9.8x	10.4x
EV / NTM Revenue (All)	8.1x	8.6x
EV / LTM Revenue (Growth <20%)	7.1x	7.3x
EV / NTM Revenue (Growth <20%)	6.3x	6.4x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Merger which would affect the acquisition values of the selected target companies and the Company. Based upon these judgments, Barclays selected a range of EV / LTM revenue multiples of 5.0x to 7.5x and a range of EV / NTM revenue multiples of 4.0x to 6.5x. Barclays then applied such multiple ranges to the Company’s actual LTM revenue as of March 31, 2025 (“Q1’25 LTM”) and the Company’s projected NTM revenue as of March 31, 2025 as included in the Risk-Adjusted Forecasts (“Q1’25 NTM”) in order to calculate a range of implied equity values per share of Company Common Stock on a fully diluted basis. The following summarizes the results of these calculations:

Metrics	Selected Multiple Range	Implied Equity Value Per Share Range
EV / Q1’25 LTM Revenue	5.0x – 7.5x	$11.33 – $16.17
EV / Q1’25 NTM Revenue	4.0x – 6.5x	$9.95 – $15.15

Barclays noted that on the basis of the selected precedent transaction analysis, the Merger Consideration of $10.00 per share was below the range of implied equity values per share based on EV / Q1’25 LTM revenue multiples, and within the range of implied equity values per share based on EV / Q1’25 NTM revenue multiples.

Discounted Cash Flow Analysis
In order to estimate the present value of the Company Common Stock, Barclays performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
To calculate the estimated enterprise value of the Company using the discounted cash flow method, Barclays added together (i) the Company’s projected Unlevered Free Cash Flows for the last three quarters of fiscal year 2025 and for fiscal years 2026 through 2029 based on the Risk-Adjusted Forecasts, (ii) the Company’s projected cash savings from net operating losses for the last three quarters of fiscal year 2025 and for fiscal years 2026 through 2029 based on the NOL Projections, and the impact of the balance of projected net operating losses, assuming they are fully used in the year following the end of the Risk-Adjusted Forecasts, and (iii) the “terminal value” of the Company as of the end of fiscal year 2029, discounting all such amounts to their present value using a range of selected discount rates described below. The Unlevered Free Cash Flows were calculated by taking the Company’s Adjusted EBITDA (inclusive of public company costs) and subtracting stock-based compensation (which was treated as a cash expense), the cash impact of non-recurring items, taxes (excluding the impact of the Company’s net operating losses), capital expenditures, changes in net working capital and other relevant cash items. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of estimated EV / LTM Adjusted EBITDA multiples of 10.0x to 16.0x, which was derived by Barclays using its professional judgment and experience, and applying such range to the Company’s LTM estimated Adjusted EBITDA (inclusive of public company costs) as of the end of fiscal year 2029 included in the Risk-Adjusted Forecasts. The range of discount rates of 13.5% to 15.5% was selected based on an analysis of the weighted average cost of capital of the Company and certain information of the comparable companies and based on Barclays’ professional judgement and experience. Barclays then calculated a range of implied equity values per share of Company Common Stock on a fully diluted basis by subtracting the estimated net debt as of the end of the first quarter of fiscal year 2025 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Company Common Stock, as provided by Company management. The foregoing analysis yielded an implied range of implied equity values per share of Company Common Stock on a fully diluted basis of $8.34 to $12.88.
Barclays noted that on the basis of the discounted cash flow analysis, the Merger Consideration of $10.00 per share was within the range of implied equity values per share calculated using the Risk-Adjusted Forecasts (including the NOL Projections).
Other Factors
Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its opinion, but were references for informational purposes, including, among other things, the Illustrative Leveraged Acquisition Analysis, the Analyst Price Target Analysis, the Historical Share Price Analysis and the Transaction Premium Analysis described below.
Illustrative Leveraged Acquisition Analysis
Barclays performed a leveraged acquisition analysis in order to ascertain a price for shares of Company Common Stock which might be achieved in a leveraged buyout transaction using a debt capital structure common for such buyout transactions and based upon current market conditions. Barclays conducted such analysis assuming, in the alternative, that (1) the Company continues on a standalone basis consistent with the Risk-Adjusted Forecasts, including the impact of the Company’s net operating losses, through the end of fiscal year 2029 (the “Standalone Scenario”), adjusted for potential cost reductions, and (2) the Company completes add-on acquisitions in each of fiscal year 2026 and fiscal year 2028 (the “Add-on Acquisitions Scenario”). With respect to each of such scenarios, Barclays assumed debt and equity funding that would achieve an internal rate of return of 20% to 25% over 4.75 years and a projected EV / Adjusted EBITDA exit multiple of 10.0x to 16.0x for such period. With respect to the Add-on Acquisition Scenario only, Barclays made certain assumptions regarding the financial impact, including realization of potential synergies, of each add-on acquisition. Based on these assumptions, Barclays calculated a range of implied equity values per share of Company Common Stock on a fully diluted basis.

The following summarizes the results of these calculations:

Implied Equity Value Per Share Range
Standalone Scenario	$7.64 – $11.61
Add-on Acquisitions Scenario	$8.12 – $13.05

Barclays noted that on the basis of the leveraged acquisition analysis, the Merger Consideration of $10.00 per share was within the range of implied equity values per share calculated with respect to the Standalone Scenario and the Add-on Acquisitions Scenario.
Analyst Price Target Analysis
Barclays reviewed the price target for shares of Company Common Stock most recently published by 17 research analysts covering the Company as of May 2, 2025. The publicly available per share price targets published by such research analysts do not necessarily reflect current market trading prices for shares of Company Common Stock and such estimates are subject to uncertainties, including future financial performance of the Company and future market conditions. Barclays noted that the range of low to high price targets was $6.50 to $13.00 per share of Company Common Stock.
Historical Share Price Analysis
To illustrate the trend in the historical trading prices of Company Common Stock, Barclays considered historical data with regard to the trading prices of Company Common Stock for the period from May 3, 2024 to May 2, 2025. Barclays noted that during this period, the closing price of Company Common Stock ranged from $6.89 to $12.86 per share.
Transaction Premium Analysis
In order to assess the premium offered to the stockholders of the Company in the Merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premiums paid in completed all-cash acquisitions of US-publicly listed, US-based technology companies since 2020 in which the target company’s implied enterprise value was between $1.0 billion and $4.0 billion. For each transaction, Barclays calculated the premium per share paid by the acquiror by comparing the announced transaction value per share to the target company’s last unaffected closing price per share. The results of this transaction premium analysis are summarized below:

Precedent Transaction 1-Day Unaffected Premium
1st Quartile	25%
Mean	40%
Median	42%
3rd Quartile	52%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the Merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the Merger which would affect the acquisition values of the target companies and the Company. Based upon these judgments, Barclays selected a premium range of 25% to 55% and applied such range to the closing price of Company Common Stock on March 12, 2025 (the last unaffected date) to calculate a range of implied equity values per share of Company Common Stock on a fully diluted basis. The foregoing analysis yielded a range of implied equity values per share of Company Common Stock on a fully diluted basis of $8.61 to $10.68.
Barclays noted that on the basis of the transaction premium analysis, the Merger Consideration of $10.00 per share was within the range of implied equity values per share calculated using the closing price of Company Common Stock on March 12, 2025 (the last unaffected date).

Summary of Preliminary Barclays Presentations
In addition to the presentation made to the Board on May 6, 2025, the date on which Barclays delivered its opinion, as described above, Barclays made other presentations to the Board on January 31, 2025, February 3, 2025, March 26, 2025, April 1, 2025, April 17, 2025 and May 5, 2025, and to the Transaction Committee on January 13, 2025, January 24, 2025, February 3, 2025, March 7, 2025 and March 27, 2025 (such presentations collectively referred to as the “Preliminary Barclays Presentations”). Copies of the Preliminary Barclays Presentations to the Board and Transaction Committee are filed as exhibits to the Schedule 13E-3 with respect to the Merger. The Preliminary Barclays Presentations and Barclays’ written opinion will be available for any interested holder of Company Common Stock to inspect and copy at the principal executive offices of the Company during regular business hours.
None of the various Preliminary Barclays Presentations, alone or together, constitute, or form the basis for, an opinion of Barclays. A summary of the Preliminary Barclays Presentations is provided below. The following summary, however, does not purport to be a complete description of the Preliminary Barclays Presentations or of any preliminary financial analyses performed by Barclays.
•	The January 13, 2025 materials presented to the Transaction Committee contained, among other information, an overview of relevant potential financial and strategic partners for the Company.
•
The January 24, 2025 materials presented to the Transaction Committee contained, among other information, historical share price data, a comparison of Company market value and certain Company multiples with those of comparable companies, a summary of broker price targets and broker recommendations for the Company, an overview of the December 2024 Forecasts, which were updated and superseded by the February 2025 Forecasts and the Risk-Adjusted Forecasts, and an overview of preliminary valuation analyses, which were substantially similar to the valuation analyses described above under “Summary of Material Financial Analyses” (other than as described below), but using then available financial data and using the December 2024 Forecasts, including:

○
a preliminary analysis of selected comparable companies, which based on the ranges of EV / revenue multiples and EV / Adjusted EBITDA multiples selected by Barclays at the time resulted in an implied equity value per share range of $8.01 to $16.54;

○
a preliminary analysis of selected precedent transactions, which applied ranges of EV / revenue multiples selected by Barclays at the time to the Company’s estimated calendar year 2024 and calendar year 2025 revenue, resulting in an implied equity value per share range of $10.17 to $20.86;

○
a preliminary discounted cash flow analysis using the December 2024 Forecasts, which based on the range of discount rates and the range of EV / LTM Adjusted EBITDA multiples selected by Barclays at the time resulted in an implied equity value per share range of $13.54 to $20.15;

○
for reference only, a preliminary discounted cash flow analysis using an extrapolation of broker research consensus, which based on the range of discount rates and the range of EV / LTM Adjusted EBITDA multiples selected by Barclays at the time resulted in an implied equity value per share range of $8.85 to $13.03;

○
for reference only, an illustrative leveraged acquisition analysis using the December 2024 Forecasts (assuming the Company continues on a standalone basis), resulted in an implied equity value per share range of $10.85 to $16.63;

○
for reference only, an illustrative leveraged acquisition analysis using an extrapolation of broker research consensus (assuming the Company continues on a standalone basis), which resulted in an implied equity value per share range of $7.67 to $11.26; and

○	for reference only, a transaction premium analysis, which resulted in an implied equity value per share range of $12.96 to $16.07.
•
The January 31, 2025 materials presented to the Board contained, among other information, an update of the sales process, historical share price data, a summary of Company guidance on financial performance and broker research consensus for the Company, a comparison of certain Company multiples with those of comparable companies and an illustrative share price sensitivity based on

EV / CY25E Revenue and EV / CY25E Adjusted EBITDA multiples, sensitized for a range of such multiples and a range of projected revenue and Adjusted EBITDA for CY25 (including using the December 2024 Forecasts, broker research consensus and preliminary management budget and guidance).
•
The February 3, 2025 materials presented to the Transaction Committee contained, among other information, an update of the sales process and a comparison of bid proposals, historical share price data, a comparison of certain Company multiples with those of comparable companies and a summary of Company guidance on financial performance and broker research consensus for the Company, as well as certain sensitivities, including:

○
a preliminary discounted cash flow analysis sensitivity, using the December 2024 Forecasts, sensitized with a range of annual revenue growth and EBITDA margin, and a discounted cash flow analysis methodology substantially similar to the discounted cash flow analysis described above under “Summary of Material Financial Analyses”; and

○	an illustrative share price sensitivity, substantially similar to the comparable sensitivity described above.
•
The February 3, 2025 materials presented to the Board contained, among other information, historical share price data, a comparison of Company market value and certain Company multiples with those of comparable companies, a summary of broker price targets and broker recommendations for the Company, an overview of the December 2024 Forecasts, and an overview of preliminary valuation analyses, which were substantially similar to the valuation analyses described above under “Summary of Material Financial Analyses” (other than as described below), but using then available financial data and using the December 2024 Forecasts, including:

○
a preliminary analysis of selected comparable companies, which based on the ranges of EV / revenue multiples and EV / Adjusted EBITDA multiples selected by Barclays at the time resulted in an implied equity value per share range of $7.99 to $16.54;

○
a preliminary analysis of selected precedent transactions, which applied ranges of EV / revenue multiples selected by Barclays at the time to the Company’s estimated calendar year 2024 and calendar year 2025 revenue, resulting in an implied equity value per share range of $10.14 to $20.86;

○
a preliminary discounted cash flow analysis using the December 2024 Forecasts, which based on the range of discount rates and the range of EV / LTM Adjusted EBITDA multiples selected by Barclays at the time resulted in an implied equity value per share range of $13.54 to $20.15, as well as a related sensitivity substantially similar to the comparable sensitivity described above;

○
for reference only, a preliminary discounted cash flow analysis using an extrapolation of broker research consensus, which based on the range of discount rates and the range of EV / LTM Adjusted EBITDA multiples selected by Barclays at the time resulted in an implied equity value per share range of $8.81 to $13.03;

○
for reference only, an illustrative leveraged acquisition analysis using the December 2024 Forecasts (assuming the Company continues on a standalone basis), which resulted in an implied equity value per share range of $10.83 to $16.62;

○
for reference only, an illustrative leveraged acquisition analysis using the December 2024 Forecasts (assuming the Company completes add-on acquisitions in each of fiscal years 2026 and 2028), which resulted in an implied equity value per share range of $11.55 to $18.33;

○
for reference only, an illustrative leveraged acquisition analysis using an extrapolation of broker research consensus (assuming the Company continues on a standalone basis), which resulted in an implied equity value per share range of $7.65 to $11.24; and

○	for reference only, a transaction premium analysis, which resulted in an implied equity value per share range of $13.25 to $16.43.

•	The March 7, 2025 materials presented to the Transaction Committee contained a summary of the due diligence process.
•
The March 26, 2025 materials presented to the Board contained, among other information, historical share price data, a comparison of the Company market value and certain Company multiples with those of comparable companies, a summary of broker price targets and broker recommendations for the Company, an overview of select investor responses to news reports of a possible sale of the Company, a summary of Company management’s view of investors’ cost basis, an update of the sales process, overviews of offers received and due diligence summary, an overview and comparison of the December 2024 Forecasts and the February 2025 Forecasts, and an overview of preliminary valuation analyses, which were substantially similar to the valuation analyses described above under “Summary of Material Financial Analyses” (other than as described below), but using then available financial data and using the February 2025 Forecasts, including:

○	a preliminary analysis of selected comparable companies, which resulted in an implied equity value per share range of $7.38 to $14.09;
○
a preliminary analysis of selected precedent transactions, which applied ranges of EV / revenue multiples selected by Barclays at the time to the Company’s actual calendar year 2024 and estimated calendar year 2025 revenue, resulting in an implied equity value per share range of $9.95 to $16.16;

○
a preliminary discounted cash flow analysis using the February 2025 Forecasts, which resulted in an implied equity value per share range of $10.69 to $16.55, as well as a related sensitivity substantially similar to the comparable sensitivity described above;

○	for reference only, a preliminary discounted cash flow analysis using an extrapolation of broker research consensus, which resulted in an implied equity value per share range of $6.35 to $9.71;
○
for reference only, an illustrative leveraged acquisition analysis using the February 2025 Forecasts (assuming the Company continues on a standalone basis), which resulted in an implied equity value per share range of $9.15 to $14.36;

○
for reference only, an illustrative leveraged acquisition analysis using the February 2025 Forecasts (assuming the Company completes add-on acquisitions in each of fiscal years 2026 and 2028), which resulted in an implied equity value per share range of $9.59 to $15.73;

○
for reference only, an illustrative leveraged acquisition analysis using an extrapolation of broker research consensus (assuming the Company continues on a standalone basis), which resulted in an implied equity value per share range of $6.01 to $8.78; and

○	for reference only, a transaction premium analysis, which resulted in an implied equity value per share range of $8.61 to $10.34.
•
The March 27, 2025 materials presented to the Transaction Committee contained, among other information, an update of the sales process and relevant potential financial and strategic partners for the Company.

•
The April 1, 2025 materials presented to the Board contained, among other information, a preliminary analysis of various share price considerations and an illustrative timeline to signing and potential financial impacts and the likelihood of a transaction with each of Strategic Company and Corpay.

•
The April 17, 2025 materials presented to the Board contained, among other information, historical share price data, a comparison of the Company market value and certain Company multiples with those of comparable companies, a summary of broker price targets and broker recommendations for the Company, an overview of the Risk-Adjusted Forecasts compared with the February 2025 Forecasts, and an overview of preliminary valuation analyses, which were substantially similar to the valuation analyses described above under “Summary of Material Financial Analyses” (other than as described below), but using then available financial data and using the Risk-Adjusted Forecasts, including:

○	a preliminary analysis of selected comparable companies, which resulted in an implied equity value per share range of $6.80 to $13.85;

○
a preliminary analysis of selected precedent transactions, which applied ranges of EV / revenue multiples selected by Barclays at the time to the Company’s actual calendar year 2024 and estimated calendar year 2025 revenue, resulting in an implied equity value per share range of $9.78 to $16.13;

○	a preliminary discounted cash flow analysis using the Risk-Adjusted Forecasts, which resulted in an implied equity value per share range of $8.37 to $12.91;
○	for reference only, a preliminary discounted cash flow analysis using an extrapolation of broker research consensus, which resulted in an implied equity value per share range of $6.46 to $9.86;
○
for reference only, an illustrative leveraged acquisition analysis using the Risk-Adjusted Forecasts (assuming the Company continues on a standalone basis), which resulted in an implied equity value per share range of $7.66 to $11.62;

○
for reference only, an illustrative leveraged acquisition analysis using the Risk-Adjusted Forecasts (assuming the Company completes add-on acquisitions in each of fiscal years 2026 and 2028), which resulted in an implied equity value per share range of $8.13 to $13.05;

○
for reference only, an illustrative leveraged acquisition analysis using an extrapolation of broker research consensus (assuming the Company continues on a standalone basis), which resulted in an implied equity value per share range of $6.27 to $9.10; and

○	for reference only, a transaction premium analysis, which resulted in an implied equity value per share range of $8.61 to $10.68.
•	The May 5, 2025 materials presented to the Board were the same materials as the presentation made to the Board on May 6, 2025, the date on which Barclays delivered its opinion, as described above.
The preliminary financial analyses in these preliminary presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Finally, Barclays continued to refine various aspects of its financial analyses with respect to the Company until May 5, 2025.
General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Barclays based upon (among other matters) Barclays’ familiarity with the Company from its initial public offering, its investment banking experience in the industry in which the Company competes and its significant experience and expertise in similar transactions (including in co-advisor arrangements).
Barclays is acting as financial advisor to the Company in connection with the Merger. As compensation for its services in connection with the Merger, the Company paid Barclays a fee of $4 million upon the delivery of Barclays’ opinion (the “Opinion Fee”). The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the Merger. Additional compensation of approximately $23 million will be payable on completion of the Merger against which the Opinion Fee will be credited. In addition, the Company has agreed to reimburse Barclays for a portion of its reasonable and documented out-of-pocket expenses incurred in connection with the Merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays’ opinion.
Barclays has performed various investment banking and financial services for the Company and for Corpay and TPG, affiliates of Parent, in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years as of the date of its opinion, Barclays has performed the following investment banking and financial services: (a) for Corpay (i) in February 2025, Barclays acted as joint lead arranger and joint bookrunner for Corpay’s amended credit facility, (ii) in September 2024, Barclays acted as joint lead arranger and joint bookrunner for Corpay’s amended credit facility and (iii) an affiliate of Barclays has been a counterparty to Corpay in various hedging transactions; and

(b) for TPG or funds managed by TPG, (i) acted as a lender to funds managed by TPG under various asset finance facilities and margin loans, (ii) acted as underwriter on various notes offerings and (iii) acted as placement agent on various CLO notes offerings.
In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to TPG and certain of its affiliates and portfolio companies of funds managed by TPG and other affiliated entities and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to TPG and certain of its affiliates and portfolio companies of funds managed by TPG and other TPG affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunnner and/or lender for TPG and certain of its affiliates and portfolio companies of funds managed by TPG and other TPG affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaking by TPG and certain of its affiliates and portfolio companies of funds managed by TPG and affiliates.
In the past two years as of the date of its opinion, Barclays has not received fees from the Company for any investment banking services. From January 1, 2022 through the date of its opinion, Barclays has received approximately $1.4 million in investment banking fees from Corpay and approximately $64.9 million in investment banking fees from TPG and its portfolio companies and affiliates.
Subsequent to the rendering of its opinion, Barclays pitched Corpay for potential investment banking services in connection with a potential transaction unrelated to the transactions contemplated by the Merger Agreement. Following such pitch, Barclays was retained by Corpay to provide such services. The Transaction Committee discussed this development and had no objection. Barclays cannot quantify the compensation that may be received from this potential mandate but expects that any compensation received in connection therewith will be significantly less than the compensation payable to Barclays in connection with the Merger. There can be no assurance that the potential transaction will be pursued or ultimately consummated.
Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and of TPG, Corpay and certain of the affiliates and portfolio companies of TPG and Corpay, as applicable, for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Materials Provided to the Company by FT Partners
The Company retained FT Partners as a financial advisor in connection with the Merger. In connection with the engagement, representatives of FT Partners provided to the Board or Transaction Committee, for informational purposes only, discussion materials to be used at meetings of the Board or Transaction Committee, as applicable, held on December 18, 2024 (the “December 18 Materials”), January 10, 2025 (the “January 10 Materials”), January 24, 2025 (the “January 24 Materials”), January 24, 2025 (the “Other January 24 Materials”), February 3, 2025 (the “February 3 Materials”), March 26, 2025 (the “March 26 Materials”), March 31, 2025 (the “March 31 Materials”), April 1, 2025 (the “April 1 Materials”), April 17, 2025 (the “April 17 Materials”), May 1, 2025 (the “May 1 Materials”), and May 5, 2025 (the “May 5 Materials”, and together with December 18 Materials, the January 10 Materials, the January 24 Materials, the Other January 24 Materials, the February 3 Materials, the March 26 Materials, the March 31 Materials, the April 1 Materials, the April 17 Materials and the May 1 Materials, the “FTP Discussion Materials”). The full texts of the FTP Discussion Materials, which set forth assumptions made in connection with the analyses included therein, have been filed as exhibits to the Schedule 13E-3 of which this proxy statement forms a part filed with the SEC in connection with the Transactions, including the Merger, and are incorporated herein by reference. The Schedule 13E-3, including the FTP Discussion Materials, may be obtained from the SEC in the manner described under the section of this proxy statement entitled “Where You Can Find More Information.” The description of the FTP Discussion Materials set forth below is qualified in its entirety by reference to the full texts of such FTP Discussion Materials.
The FTP Discussion Materials were provided for the benefit of the Company for its information and assistance in connection with its consideration of the Merger. Although FT Partners provided financial advisory services to the Company in connection with the Merger, the engagement letter between the Company and FT Partners did not provide that FT Partners would render a fairness opinion in connection with a strategic transaction involving the Company, and FT Partners was not requested to provide, and did not provide, to the Company, Parent, Corpay, the holders of any class of securities, creditors or other constituencies of the Company, Parent, Corpay or any other person (a) any opinion as to the fairness, from a financial point of view or otherwise, of the Transactions or the Merger Consideration to the Company, Parent, Corpay, any holder of Company Common Stock or the holders of any other class of securities, creditors or other constituencies of the Company, Parent or Corpay; (b) any valuation of the Company, Parent or Corpay for the purpose of assessing the fairness of the Merger Consideration to any such person; or (c) any opinion as to the underlying decision by the Company to engage in the Transactions, including the Merger. Additionally, FT Partners was not asked to, and did not, among other things, provide any recommendation as to how any holder of Company Common Stock should vote or act on any matters relating to the Merger or otherwise. In addition, the financial analyses and observations reflected in the FTP Discussion Materials should not be viewed as a factor considered by the Company with respect to the fairness of any consideration (including, without limitation, the Merger Consideration), the Merger Agreement and the Transactions, including the Merger or otherwise. Further, the FTP Discussion Materials do not constitute a recommendation to the Company with respect to the fairness of any consideration (including, without limitation, the Merger Consideration), the Merger Agreement and the Transactions, including the Merger, or otherwise. FT Partners did not address the underlying business decision of any party to the Merger Agreement to effect or enter into the Merger Agreement, the relative merits of the Merger Agreement and the Transactions, including the Merger, as compared to any alternative business strategies that might exist for any such party or the effect of any other transaction which any such party might engage in or consider. Because FT Partners was not requested to, and did not, deliver a fairness opinion in connection with the Transactions, it did not perform financial analyses with a view towards those analyses supporting a fairness opinion. The FTP Discussion Materials were preliminary and informational and are not reflective of certain procedures typically applicable to materials or presentations in connection with delivering an opinion.
While the FTP Discussion Materials include various analyses and observations (as described below), the Company believes that those analyses and observations were preliminary only and did not take into account all relevant factors. The Company did not rely on the FTP Discussion Materials in negotiating the Merger Consideration, or any other terms of the Merger Agreement and the Transactions, including the Merger, or in deciding whether to enter into the Merger Agreement or any of the Transactions.
The FTP Discussion Materials did not in any manner address the prices at which Company Common Stock or other securities would trade following the announcement or consummation of the Merger or any other transaction. FT Partners did not express any view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to accounting, tax or other consequences resulting from the Transactions or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company, its business divisions or any other entity or business or the Merger Agreement and the Transactions, including the Merger.
In connection with its engagement, FT Partners reviewed, among other things, certain publicly available business and financial information concerning the Company and other companies and certain information furnished to it by Company management, including financial forecasts relating to the business, operations and prospects of the Company (referred to in this proxy statement as the “Company Forecasts” and which are summarized in the section entitled “Special Factors—Certain Financial Forecasts”). FT Partners assumed and relied, without independent verification, upon the accuracy and completeness of all such information. With respect to any financial forecasts, projections, other estimates and other forward-looking information provided by the Company or otherwise obtained by FT Partners from public sources, data suppliers and other third parties, FT Partners assumed that such forecasts, projections, other estimates and information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparer as to, and were a reasonable and reliable basis upon which to evaluate, the matters covered thereby. No representation or warranty, express or implied, was made by FT Partners in relation to the accuracy or completeness of the information presented in the FTP Discussion Materials or their suitability for any particular purpose. FT Partners also considered such other factors as FT Partners deemed appropriate. FT Partners expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial forecasts, projections, other estimates or other forward-looking information provided to, obtained or otherwise reviewed by, or discussed with, FT Partners, or the assumptions upon which they are based. FT Partners did not conduct, and was not provided with, any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other company or business, nor did FT Partners make any physical inspection of the properties or assets of the Company or any other company or business. FT Partners did not evaluate the solvency of the Company or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters or the ability of the Company to pay its obligations when they come due. The information in the FTP Discussion Materials is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to FT Partners as of, the date of each such presentation. The matters considered by FT Partners in its financial analyses and reflected in the FTP Discussion Materials were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to FT Partners as of the date of such FTP Discussion Materials. Many such conditions are beyond the control of the Company and FTP Partners.
The analyses included in the FTP Discussion Materials are inherently subject to uncertainty, and neither FT Partners nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the FTP Discussion Materials and that FT Partners does not have any obligation to update, revise or reaffirm its financial analyses or the FTP Discussion Materials based on circumstances, developments or events occurring after the date of such FTP Discussion Materials. With respect to the financial analyses performed by FT Partners in the FTP Discussion Materials: (i) such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses; (ii) while none of the companies reviewed by FT Partners for purposes of its analyses are directly comparable to the Company, the companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company based on FT Partners’ familiarity with the Company’s industry and its professional judgment and experience; (iii) while none of the selected transactions reviewed by FT Partners for purposes of its analyses are identical to the Merger, and while none of the companies involved in such transactions is identical or directly comparable to the Company, the transactions were selected because they involved publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company based on FT Partners’ familiarity with the Company’s industry and its professional judgment and experience or were transactions that for purposes of analysis may be considered similar to the Merger, based on FT Partners’ professional judgment and experience; (iv) in any event, FT Partners’ analyses are not mathematical, rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors; and (v) such financial analyses do not purport to be appraisals or to reflect the prices at which shares or other securities or financial instruments of or relating to shares of Company Common Stock may trade or otherwise be transferable at any time.
The summaries set forth below do not purport to be a complete description of the financial analyses and observations performed by FT Partners or the underlying assumptions made, procedures followed, matters considered, and limitations, qualifications and other conditions contained therein, nor does the order of the financial analyses or observations described represent the relative importance or weight given to those financial analyses or observations by FT Partners. In general, the preparation of financial analyses, information and data is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses and information are not readily susceptible to summary description. Future results may be different from those described and such differences may be material.
Summary of the April 17 Materials
Selected Public Companies Analysis
FT Partners reviewed publicly available financial, stock market and operating information of the Company and the following selected companies in the B2B payments & office of the CFO software sectors, which FT Partners in its professional judgment considered generally relevant for comparative purposes as publicly traded companies with similar operating and financial characteristics, providing similar services, serving similar markets, and at similar stages. These companies are collectively referred to in this section as the “selected companies”:
•	BILL Holdings, Inc.
•	BlackLine, Inc.
•	Flywire Corporation
•	NCino, Inc.
•	Payoneer Global Inc.
•	Paypal Holdings, Inc.
•	Repay Holdings Corporation
•	Workiva Inc.
FT Partners reviewed the enterprise value (“EV”), which is generally the market value of common equity (taking into account applicable dilutive securities, if any) plus the book value of debt less cash adjusted for any minority interest positions and equity interest positions, for each selected company as a multiple of estimated (i) revenue and (ii) gross profit for calendar years 2025 and 2026. Financial data for the selected companies was based on publicly available information.
The 25th percentile, median and 75th percentile multiples observed for the selected companies in relation to estimated (i) revenue and (ii) gross profit for calendar years 2025 and 2026 were:

	EV / Revenue		EV / Gross Profit
	2025E	2026E	2025E	2026E
25th Percentile	1.8x	1.6x	2.3x	2.0x
Median	2.3x	2.1x	3.5x	3.3x
75th Percentile	4.3x	3.8x	5.4x	4.7x

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies, FT Partners then applied (i) the median 2025E EV / Revenue multiple of 2.3x derived from the selected companies to the Company’s 2025E revenue per the Risk-Adjusted Forecasts, (ii) the median 2026E EV / Revenue multiple of 2.1x derived from the selected companies to the Company’s 2026E revenue per the Risk-Adjusted Forecasts, (iii) the median 2025E EV / Gross Profit multiple of 3.5x derived from the selected companies to the Company’s 2025E gross profit, as provided by Company management in connection with the Risk-Adjusted Forecasts, and (iv) the median 2026E EV / Gross Profit multiple of 3.3x derived from the selected companies to the Company’s 2026E gross profit, as provided by Company management in connection with the Risk-Adjusted Forecasts.
This analysis indicated an approximate implied equity value per share reference range for Company Common Stock of $6.52 to $7.43.
Selected Precedent Transactions Analysis
Using publicly available information, FT Partners reviewed financial data relating to the following three selected transactions involving companies with EVs between $1.5 billion and $4.1 billion since January 1, 2024, which FT Partners in its professional judgment considered generally relevant for comparative purposes as transactions involving target companies with similar financial and operating characteristics, providing similar services and serving similar markets. These three transactions are collectively referred to in this section as the “selected transactions”:

Announcement Date	Target	Acquirer(s)
February 2024	Everbridge, Inc.	Thoma Bravo
October 2024	Zuora Inc.	Silver Lake; GIC Pte. Ltd.
January 2025	Paycor HCM, Inc.	Paychex, Inc.

FT Partners reviewed EVs of the selected transactions as a multiple of the applicable target company’s (i) last-twelve-months (“LTM”) gross profit, in each case for the LTM prior to the announcement date of the respective transaction and (ii) next-twelve-months (“NTM”) gross profit. Financial data for the selected transactions was based on press releases, public filings and other publicly available information. The overall low-to-high LTM gross profit multiples range observed for the selected transactions was 4.5x to 8.1x, with a median of 5.1x. The overall-low-to high NTM gross profit multiples range observed for the selected transactions was 4.4x to 7.9x, with a median of 4.7x. FT Partners then applied the median LTM and NTM gross profit multiples of 5.7x and 4.7x, respectively, derived from the selected transactions to the Company’s LTM and NTM gross profit, respectively, based on public filings and figures provided by Company management in connection with the Risk-Adjusted Forecasts. This analysis indicated an approximate implied equity value per share reference range for Company Common Stock of $8.97 to $9.18.
Research Analyst Price Targets
FT Partners reviewed publicly available research analyst price targets based on selected Wall Street research reports prepared by research analysts covering the Company. FT Partners observed target prices that ranged from $8.00 to $9.00 per share of Company Common Stock.
Discounted Cash Flow Analysis
FT Partners performed a discounted cash flow analysis of the Company by calculating the estimated present value of the unlevered free cash flows forecasted to be generated by the Company for the balance of fiscal year 2025 through fiscal year 2029 based on the Risk-Adjusted Forecasts, excluding public company costs per Company management, and terminal values based on an exit multiple range of 8.0x to 12.0x applied to the Company’s estimated fiscal year 2029 Adjusted EBITDA based on the Risk-Adjusted Forecasts, excluding public company costs per Company management. FT Partners derived the exit multiple range based on its experience in the industry and judgment as a financial advisor. The unlevered free cash flows and terminal values were discounted to present value using a discount rate of 20.0%, which was chosen based on FT Partners’ professional judgment and experience. This analysis indicated an approximate implied equity value per share reference range for Company Common Stock of $4.10 to $8.38.
Leveraged Buyout Analysis
FT Partners performed a leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of the Company. For purposes of this analysis, FT Partners assumed that a financial buyer would attempt to realize a return on its investment at the end of calendar year 2029, with a valuation of the Company realized by the financial sponsor in such subsequent exit transaction based on a multiple range of 8.0x to 12.0x representing aggregate transaction equity value to fiscal year 2029 LTM Adjusted EBITDA based on the Risk-Adjusted Forecasts, excluding public company costs per Company management. For purposes of this analysis, FT Partners also assumed an illustrative leverage multiple of 6.5x the Company’s first quarter 2025 LTM Adjusted EBITDA. FT Partners then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of between 20.0% and 25.0%, based on FT Partners’ experience and professional judgment as a financial advisor. This analysis indicated an approximate implied equity value per share reference range for Company Common Stock of $5.32 to $8.26.
Summary of Other FT Partners Materials
In addition to the April 17 Materials, which have been filed with the SEC as an exhibit to the Schedule 13E-3 of which this proxy statement forms a part and which is described above, copies of the December 18 Materials, the January 10 Materials, the January 24 Materials, the Other January 24 Materials, the February 3 Materials, the March 26 Materials, the March 31 Materials, the April 1 Materials, the May 1 Materials and the May 5 Materials are also attached as exhibits to the Schedule 13E-3. A summary of these presentations is provided below. The results of the financial analyses included in these preliminary presentations may have differed due to changes in economic, monetary, market and other conditions as in effect on, and the information made available to FT Partners as of, the dates of the respective presentations. Additionally, FT Partners continued to refine various aspects of its financial analyses with respect to the Company over time.
Representatives of FT Partners provided the Board with the December 18 Materials in connection with a meeting of the Board on December 18, 2024. The December 18 Materials contained, among other information, (i) an illustrative comparable company analysis of selected companies in the B2B payments & office of the CFO software sectors based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $8.53 to $17.69; (ii) an illustrative comparable company analysis of financial profile peers based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $24.17 to $30.14; (iii) an illustrative Rule of X analysis based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $12.93 to $14.94; (iv) an illustrative selected precedent leveraged buyout transactions analysis based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $9.20 to $17.68; (v) an illustrative discounted cash flow analysis based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $17.11 to $22.35; and (vi) an illustrative leveraged buyout analysis based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $13.10 to $15.30.
Representatives of FT Partners provided the Transaction Committee with the January 10 Materials in connection with a meeting of the Transaction Committee on January 10, 2025. The January 10 Materials contained, among other information, considerations regarding the transaction timeline and an illustrative transaction process timeline.
Representatives of FT Partners provided the Transaction Committee with the January 24 Materials in connection with a meeting of the Transaction Committee on January 24, 2025. The January 24 Materials contained, among other information, an overview of the various transaction workstreams and assignments as between Company management, Barclays and FT Partners.
Representatives of FT Partners provided the Transaction Committee with the Other January 24 Materials in connection with a meeting of the Transaction Committee on January 24, 2025. The Other January 24 Materials contained, among other information, a summary of the dialogue between the Company and various third parties to date.
Representatives of FT Partners provided the Transaction Committee and the Board with the February 3 Materials in connection with meetings of the Transaction Committee and the Board on February 3, 2025. The February 3 Materials contained, among other information, (i) an overview of the December 2024 Forecasts; (ii) a summary of the January 31 TPG Bid and the Sponsor D Bid received by the Company; (iii) an analysis of Company Common Stock at various prices; (iv) an overview of the two-year share price performance of Company Common Stock; (v) an illustrative comparable company analysis of selected companies in the B2B payments & office of the CFO software sectors based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $13.39 to $18.20; (vi) an illustrative Rule of X analysis based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $12.43 to $15.90; (vii) an illustrative selected precedent transactions analysis based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $11.49 to $17.18; (viii) an illustrative discounted cash flow analysis based on the December 2024 Forecasts, which indicated an approximate implied equity value per share reference range for Company Common Stock of $17.03 to $22.13; (ix) an illustrative leveraged buyout analysis based on the December 2024 Forecasts and assumptions from the Sponsor D Bid, which indicated an approximate implied equity value per share reference range for Company Common Stock of $14.38 to $16.35; and (x) an illustrative leveraged buyout analysis based on the December 2024 Forecasts and assumptions from the January 31 TPG Bid, which indicated an approximate implied equity value per share reference range for Company Common Stock of $14.60 to $16.63.
Representatives of FT Partners provided the Board with the March 26 Materials in connection with a meeting of the Board on March 26, 2025. The March 26 Materials contained, among other information, (i) an overview of the sale process and dialogue between the Company and various parties; (ii) a summary of the indications of interest received by the Company, including the March 25 TPG Bid and the Sponsor G Bid; (iii) an overview of the February 2025 Forecasts, excluding public company costs per Company management; (iv) an analysis of Company Common Stock at various prices; (v) an overview of the two-year share price performance of Company Common Stock; (vi) an illustrative comparable company analysis of selected companies in the B2B payments & office of the CFO software sectors based on the February 2025 Forecasts, excluding public company costs per Company management, which indicated an approximate implied equity value per share reference range for Company Common Stock of $5.95 to $14.58; (vii) an illustrative Rule of X analysis based on the February 2025 Forecasts, excluding public company costs per Company management, which indicated an approximate implied equity value per share reference range for Company Common Stock of $10.58 to $11.81; (viii) an illustrative selected precedent transactions analysis based on the February 2025 Forecasts, excluding public company costs per Company management, which indicated an approximate implied equity value per share reference range for Company Common Stock of $11.31 to $12.95; (ix) an illustrative discounted cash flow analysis based on the February 2025 Forecasts, excluding public company costs per Company management, which indicated an approximate implied equity value per share reference range for Company Common Stock of $11.13 to $15.43; (x) an illustrative leveraged buyout analysis based on the February 2025 Forecasts and assumptions from the March 25 TPG Bid and the Sponsor G Bid, excluding public company costs per Company management, which indicated an approximate implied equity value per share reference range for Company Common Stock of $12.64 to $13.79.
Representatives of FT Partners provided the Board with the March 31 Materials in connection with a meeting of the Board on March 31, 2025. The March 31 Materials contained, among other information, a summary of relevant strategic parties, and possible risks to engaging with such parties identified by Company management, with respect to a possible transaction involving the Company.
Representatives of FT Partners provided the Board with the April 1 Materials in connection with a meeting of the Board on April 1, 2025. The April 1 Materials contained, among other information, an overview of the businesses of Corpay and Strategic Company and illustrative accretion/dilution analyses for various potential transactions between the Company and each of Corpay and Strategic Company based on the February 2025 Forecasts, excluding public company costs per Company management.
Representatives of FT Partners provided the Board with the May 1 Materials in connection with a meeting of the Board on May 1, 2025. The May 1 Materials contained, among other information, a summary of the April 29 Proposal, including the non-binding term sheet, and a signing checklist provided by TPG.
Representatives of FT Partners provided the Board with the May 5 Materials in connection with a meeting of the Board on May 5, 2025. The May 5 Materials contained, among other information, an overview of the Company’s sale process and a long-term summary financial profile of the Company.
Miscellaneous
FT Partners was engaged by the Company to act as financial advisor to the Company in connection with the Merger, and FT Partners will receive an aggregate fee for its services of approximately $39 million, all of which is payable contingent upon consummation of the Merger. The Company also agreed to reimburse FT Partners for its reasonable expenses and to indemnify FT Partners against liabilities arising out of or in connection with the services rendered and to be rendered by FT Partners under its engagement.
FT Partners has not provided any other financial advisory or financing services to the Company, TPG, Corpay or their respective affiliates and/or as applicable, portfolio companies, during the two-year period ended May 6, 2025. FT Partners may seek to, in the future, provide financial advisory and financing services to the Company, TPG, Corpay or entities that are affiliated with the Company, TPG or Corpay and their respective affiliates and/or as applicable, portfolio companies, for which FT Partners would expect to receive compensation. As of the date of this proxy statement, entities controlled by Steve McLaughlin, Managing Partner of FT Partners, beneficially own 9,559,156 shares of Company Common Stock. In the ordinary course of business, FT Partners and its affiliates may trade or hold securities of the Company, TPG or Corpay and/or their respective affiliates and, as applicable, portfolio companies for FT Partners’ own account and, accordingly, may at any time hold long or short positions in those securities.
FT Partners was selected to act as the Company’s financial advisor in connection with the Merger because FT Partners is an internationally recognized investment banking firm with substantial experience in Merger and acquisition transactions and its familiarity with the Company and its business.
Certain Financial Forecasts
While the Company has from time to time provided limited financial guidance to investors, the Company does not, as a matter of course, make public projections as to future revenues, earnings or other results due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. In the ordinary course of business, the Board, together with members of Company management, regularly reviews, considers and assesses the Company’s performance, future growth prospects, evolving industry landscape, customer opportunities, product portfolio and overall strategic direction in light of the current and anticipated business and economic environment and in consideration of the Company’s long-term business strategy to enhance value for Company stockholders.
In connection with the Merger, the Company is including in this proxy statement a summary of certain unaudited prospective financial information of the Company prepared by members of Company management, on a standalone basis without giving effect to the Merger, because certain financial information was reviewed by the Board and Parent, as well as the Company’s financial advisors and other potential buyers, in connection with consideration and evaluation of a potential transaction. The Company Forecasts included the growth plan of the Company prepared by members of Company management in connection with the process described in the section of this proxy statement entitled “Special Factors—Background of the Merger” (i.e., the December 2024 Forecasts (as defined below)), which the Board and members of Company management believed reflected a more optimistic series of estimates related to future results and long-term performance of the Company (and were later updated in February 2025 as described below (i.e., the February 2025 Forecasts)), and the Risk-Adjusted Forecasts, which included a set of assumptions and estimates, including with respect to the downside risks of the Company’s prospects as a standalone company, that members of Company management believed were more likely to occur and, as of the time of their creation, reflected the best estimates and judgments of the Company as to the future financial performance of the Company (as further described below). As further described in the section of this proxy statement entitled “Special Factors—Background of the Merger,” as part of the sale process that led to the announcement of the Merger, the Board extensively considered the Company’s financial performance and standalone plan and the assumptions underlying the different cases of forecasts that members of Company management prepared, including in the context of the historical and most recent revenue and Adjusted EBITDA (as defined below) trends for the Company, as well as industry changes and the regulatory environment. The Board also considered the fact that since becoming a public company the Company had consistently underperformed the annual growth plan prepared by members of Company management (in some cases by a significant margin) and, at other times, the Company’s own short-term guidance to public analysts. After reviewing and discussing the December 2024 Forecasts, the February 2025 Forecasts and the Risk-Adjusted Forecasts as the sale process developed, the Board directed Barclays and FT Partners to rely on the Risk-Adjusted Forecasts in performing their respective financial analyses, and directed Barclays to utilize the Risk-Adjusted Forecasts for purposes of rendering its opinion delivered to the Board, in each case as summarized in the section of this proxy statement entitled “Special Factors—Fairness Opinion of Barclays Capital Inc.” and “Special Factors—Materials Provided to the Company by FT Partners,” respectively.
The Company Forecasts were prepared treating the Company on a standalone basis, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger, the expenses that may be incurred in connection with the Merger or the consummation thereof, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions that may or would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
The inclusion of the Company Forecasts or of this summary does not constitute an admission or representation by the Company, the Company’s financial advisors or any other person that the information is material, and should not be regarded as an indication that the Board, the Company’s financial advisors, the Company or its management, or any other recipient of this information, considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the Company Forecasts should not be relied on as such. This information is not fact and should not be relied upon as indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Company Forecasts.
The Company Forecasts and the underlying assumptions upon which the Company Forecasts were based are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of the Company’s industry and based on actual experience and business developments. The Company Forecasts, while presented with numerical specificity, reflect numerous assumptions with respect to the Company’s performance, industry performance, general business, economic, regulatory, market and financial conditions, and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond the Company’s control. The Company Forecasts constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the Company Forecasts or the underlying assumptions to be inaccurate and for actual results to differ materially from the Company Forecasts, including those described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” and those risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. As a result, there can be no assurance that the Company Forecasts will be realized or that actual results will not be significantly higher or lower than projected, and the Company Forecasts cannot be considered as guidance or a guarantee of future operating results and should not be relied upon as such. In addition, since the Company Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The Company Forecasts do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger, and some or all of the assumptions that have been made in connection with the preparation of the Company Forecasts may have changed since the date the Company Forecasts were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Company Forecasts will be achieved. In addition, none of the December 2024 Forecasts, the February 2025 Forecasts or the Risk-Adjusted Forecasts have been updated or revised to reflect information or results after the date the applicable Company Forecasts were prepared, except that the December 2024 Forecasts and February 2025 Forecasts were updated to the February 2025 Forecasts and the Risk-Adjusted Forecasts, respectively, as expressly described below. None of the Company, Parent, Merger Sub or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update or otherwise revise the Company Forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error, except as required by the Company under applicable law. These considerations should be taken into account in reviewing the Company Forecasts, which were prepared as of an earlier date.
For the foregoing reasons, and considering that the Special Meeting will be held several months after the Company Forecasts were prepared, as well as the uncertainties inherent in any forecasting assumptions and information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Company Forecasts set forth below. The Company Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in the Company’s public filings with the SEC. The Company urges all of the Company stockholders to review its most recent SEC filings for a description of its reported financial results. Please see the section of this proxy statement entitled “Where You Can Find More Information” for additional information.
The Company Forecasts were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or GAAP. The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the Company Forecasts, and does not express an opinion or any form of assurance related thereto.
The Company Forecasts contain certain non-GAAP financial measures. Members of Company management regularly use a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While the Company believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze the Company’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures used by other companies due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Company Forecasts to the relevant GAAP financial measures.

The Company has not made and makes no representation to any Company stockholder or to TPG, Corpay, Parent or Merger Sub in the Merger Agreement or otherwise concerning the Company Forecasts or regarding the Company’s ultimate performance compared to the information contained in the Company Forecasts or that the projected results will be achieved.
December 2024 Forecasts
Set forth below are prospective Revenue, Adjusted EBITDA and Unlevered Free Cash Flow (in millions) for the Company for fiscal years 2025 through 2029, which projections were prepared by members of Company management in December 2024 (the “December 2024 Forecasts”).
In the ordinary course of business and as part of its annual business review, Company management prepares a growth plan for the Company. Such growth plans do not account for major risk factors, including macroenvironmental risk, execution risk and monetization timing which, if realized, would likely impact Company performance over time.

The Company’s performance has historically underperformed Company management’s growth plans, in part due to the fact that such growth plans are not risk-adjusted but risks to the Company and its business have materialized over time. The December 2024 Forecasts were prepared in connection with the process described in the section of this proxy statement entitled “Special Factors—Background of the Merger” and were based on (i) the growth plan for the Company for fiscal years 2025 through 2029 that was prepared in the ordinary course and (ii) the assumptions of Company management in late 2024. The December 2024 Forecasts included the following assumptions and limitations:
•	actual results through the fiscal quarter ending September 2024;
•
total revenue annual growth rates ranging from 11% in 2025 to 18% in 2028, reflecting the assumption of payments revenue continuing its historical trend of outgrowing software revenue with the increasing contribution of new products including new ePay modalities and Payment Accelerator;

•
transaction yield rising from $5.61 million in 2025 to $6.23 million in 2028, reflecting the assumption of rising transaction yields through increasing ePay penetration from existing and new modalities along with contribution of new products;

•	improvement of overall macro environment, including lower future interest rate environment and lower float income than the levels generated in 2023 through 2025;
•
adjusted gross profit margins growing from 74% in 2025 to 80% in 2028, reflecting the assumption of the combination of expanding transaction yields along with significant cost efficiency improvements via scale, technology and automation;

•
adjusted sales and marketing expenses as a percentage of revenue ranging from 18% in 2025 to 16% in 2028, reflecting the assumption of sales and marketing expenses consisting of compensation to direct sales force and partner channels to acquire new customers, convert suppliers from paper check payments to ePay and enroll suppliers in Payment Accelerator, all of which support and are relatively variable with revenue growth;

•
adjusted research and development expenses as a percentage of revenue ranging from 19% in 2025 to 15% in 2028, reflecting the assumption of increasing operating leverage in new product development and management of existing products and technology infrastructure;

•
adjusted general and administrative expenses as a percentage of revenue ranging from 16% in 2025 to 11% in 2028, reflecting the assumption of relatively fixed general and administrative expenses needed to support the forecasted growth;

•	adjusted EBITDA margins ranging from 21% in 2025 to 39% in 2028, reflecting the assumption of increased revenues, scale benefits, and cost efficiency improvements; and
•	no anticipated acquisitions or divestitures.
The December 2024 Forecasts were reviewed by the Transaction Committee at a meeting on January 6, 2025, and the Transaction Committee determined that the December 2024 Forecasts were optimistic yet achievable with strong Company performance and in a favorable macroenvironment, and accordingly the Transaction Committee believed that it was reasonable for the Company’s financial advisors to use the December 2024 Forecasts in connection with the process described in the section of this proxy statement entitled “Special Factors—Background of the Merger” and to provide the December 2024 Forecasts (other than Unlevered Free Cash Flow) to potential bidders.

	2025E	2026E	2027E	2028E	2029E
Revenue	$487	$567	$668	$788	$922
Adjusted EBITDA(1)	$104	$161	$229	$303	$387
Unlevered Free Cash Flow(2)	$10	$13	$123	$176	$259

(1)
Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation and other similar expenses, and excluding certain non-recurring items.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, is calculated as Adjusted EBITDA minus stock-based compensation (which was treated as a cash expense), the cash impact of non-recurring items, taxes (as reduced by assumed utilization of the Company’s net operating losses), capital expenditures, plus/minus changes in net working capital and certain other relevant cash items.

February 2025 Forecasts
Set forth below are prospective Revenue, Adjusted EBITDA, Unlevered Free Cash Flow and Cash Savings from Utilization of Net Operating Losses (in millions) for the Company for fiscal years 2025 through 2029, which projections were prepared by members of Company management in February 2025 (the “February 2025 Forecasts”).
In February 2025, in light of the Company’s actual performance during the first half of the first quarter of 2025 and expected performance through the end of 2025 as of such time, members of Company management reviewed the December 2024 Forecasts and the assumptions underlying such forecasts, including with the Transaction Committee and the Board. The February 2025 Forecasts did not account for major risk factors, including macroenvironmental risk, execution risk and monetization timing which, if realized, would likely impact Company performance over time. Following authorization by the Board, the December 2024 Forecasts, including the assumptions underlying such forecasts, were reviewed and updated by members of Company management to reflect the Company’s actual performance during the first half of the first quarter of 2025 and business outlook as of such time, including volume and timing expectations on growth and partnership developments and opportunities. Sales productivity metrics including net new customer acquisitions were lower in the fourth quarter of 2024 and through the first half of the first quarter of 2025 compared to the assumptions of the December 2024 Forecasts, and this lower ongoing level of sales productivity was assumed to continue before recovering further into the future. The amount of revenue contribution in 2026 and beyond from new products such as Payment Accelerator was also reduced based on observed business activity. The February 2025 Forecasts were approved by the Board to be used by the Company’s financial advisors and provided to potential bidders (other than Unlevered Free Cash Flow and Cash Savings from Utilization of Net Operating Losses).

	2025E	2026E	2027E	2028E	2029E
Revenue	$470	$537	$625	$741	$867
Adjusted EBITDA(1)	$100	$150	$214	$283	$358
Unlevered Free Cash Flow(2)	$0	$28	$62	$110	$154
Cash Savings from Utilization of Net Operating Losses(3)	—	—	$11	$32	$41

(1)
Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation and other similar expenses, and excluding certain non-recurring items. Adjusted EBITDA as set forth in the above table is inclusive of forecasted public company costs. Company management also prepared a version of the February 2025 Forecasts that excluded public company costs for 2026 through 2029 of $6 million per year (and showed an increase in Adjusted EBITDA of that amount in each of those years as a result). The February 2025 Forecasts provided to potential bidders and used by FT Partners was the version that was exclusive of public company costs.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, is calculated as Adjusted EBITDA minus stock-based compensation (which was treated as a cash expense), the cash impact of non-recurring items, taxes (but excluding the impact of assumed utilization of the Company’s net operating losses), capital expenditures, plus/minus changes in net working capital and certain other relevant cash items.

(3)	Assumes an 80% annual limitation on the use of net operating losses against annual adjusted unlevered earnings before tax and an effective tax rate of 25.9%.
Risk-Adjusted Forecasts
Set forth below are prospective Revenue, Adjusted EBITDA, Unlevered Free Cash Flow and Cash Savings from Utilization of Net Operating Losses (in millions) for the Company for fiscal years 2025 through 2029, which projections were prepared by members of Company management in April 2025 (the “Risk-Adjusted Forecasts” and, together with the December 2024 Forecasts and the February 2025 Forecasts, the “Company Forecasts”).
In March and April 2025, in light of the Company’s actual performance throughout the remainder of the first quarter of 2025 and changes in the macroenvironment, members of Company management reviewed the February 2025 Forecasts and the assumptions underlying such forecasts, including with the Transaction Committee and the Board. Following authorization by the Board, the February 2025 Forecasts were reviewed and updated by members of Company management to reflect the Company’s actual performance throughout the remainder of the first quarter of 2025 and business outlook as of such time, including potential negative impacts resulting from certain sensitivities and risks previously identified and discussed but not incorporated in the December 2024 Forecasts and the February 2025 Forecasts, among them, certain of the incremental revenue growth drivers not materializing on the timeline that Company management had hoped for and the Company’s direct sales force and partner ecosystem instead achieving new customer acquisitions in amounts and timing in line with observed historical sales performance, as further described in the section of this proxy statement entitled “Special Factors—Background of the Merger.” The Risk-Adjusted Forecasts were approved by the Board to be used by the Company’s financial advisors, including by Barclays in preparing its fairness opinion rendered in connection with the Merger. While certain sensitivities and risks were discussed with Parent and other potential bidders, the Risk-Adjusted Forecasts were not provided to Parent or other potential bidders.

	2025E	2026E	2027E	2028E	2029E
Revenue	$462	$508	$556	$631	$707
Adjusted EBITDA(1)	$91	$122	$157	$215	$272
Unlevered Free Cash Flow(2)	$(20)	$3	$21	$62	$97
Cash Savings from Utilization of Net Operating Losses(3)	—	—	—	$18	$35

(1)
Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation and other similar expenses, and excluding certain non-recurring items. Adjusted EBITDA as set forth in the above table is inclusive of forecasted public company costs. Company management also prepared a version of the Risk-Adjusted Forecasts that excluded public company costs for 2026 through 2029 of $6 million per year (and showed an increase in Adjusted EBITDA of that amount in each of those years as a result). The Risk-Adjusted Forecasts used by FT Partners were exclusive of public company costs.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, is calculated as Adjusted EBITDA minus stock-based compensation (which was treated as a cash expense), the cash impact of non-recurring items, taxes (but excluding the impact of assumed utilization of the Company’s net operating losses), capital expenditures, plus/minus changes in net working capital and certain other relevant cash items. For purposes of certain analyses, Barclays utilized the projected Unlevered Free Cash Flow from the Risk-Adjusted Forecasts for the last three quarters of fiscal year 2025, which was negative $4 million. See the section of this proxy statement entitled “Special Factors—Fairness Opinion of Barclays Capital Inc.”

(3)	Assumes an 80% annual limitation on the use of net operating losses against annual adjusted unlevered earnings before tax and an effective tax rate of 25.9%.
Certain Effects of the Merger on the Company
If the Merger Agreement is adopted by the Company stockholders and all other conditions to the Closing set forth in the Merger Agreement are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation.
Upon consummation of the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Canceled Shares, Dissenting Shares and Rollover Shares) will be canceled and automatically converted into and will thereafter represent the right to receive the Merger Consideration. If the Merger is consummated, you will no longer own any shares of capital stock of the Company as of the Effective Time.
The Company Common Stock is currently registered under the Exchange Act and is listed on Nasdaq under the symbol “AVDX”. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and our Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.
Certain Effects of the Merger for the Purchaser Filing Parties
Following the consummation of the Merger, Parent and its affiliates will directly own all of the equity interests of the Company and will be the beneficiary of future earnings, growth and value of the Company, including its net book value and net earnings, and will control the voting on corporate matters affecting the Company.
The table below sets forth the estimated beneficial ownership of Company Common Stock and resulting interests in the Company’s net book value and net earnings of the Purchaser Filing Parties prior to and immediately after the Merger, based on the Company’s net book value at June 30, 2025 and net earnings for the three months ended June 30, 2025, as if the Merger were completed on such date.

($ in thousands)	Beneficial Ownership of Company Prior to the Merger(1)			Beneficial Ownership of Company After the Merger(2)
	% Ownership	Net Book Value at June 30, 2025(3)	Net Loss for the Three Months Ended June 30, 2025(4)	% Ownership	Net Book Value at June 30, 2025(3)	Net Loss for the Three Months Ended June 30, 2025(4)
Parent	—	$—	$—	100%	$687,550	$(9,464)
TPG Filing Parties	—	$—	$—	55.4%	$380,903	$(5,243)
Corpay	—	$—	$—	33.9%	$233,097	$(3,208)
CEO Rollover Filing Parties	6.2%	$42,628	$(587)	8.7%	$59,817	$(823)

(1)	Based on 207,695,309 shares of Company Common Stock outstanding as of June 30, 2025.
(2)
The actual interests of the Purchaser Filing Parties following completion of the Merger will be based on the Rollover Stockholders’ ownership of the equity interests of Topco as of immediately after the Effective Time.

(3)	Based on total stockholders’ equity of $687,550 as of June 30, 2025.
(4)	Based on net loss of $(9,464) for the three months ended June 30, 2025.
Additionally, following the Merger, the shares of Company Common Stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded. See the section of this proxy statement entitled “Special Factors—Plans for the Company After the Merger.” As such, the Company will be relieved of the requirements applicable to public companies, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that directors, officers and beneficial owners of more than 10% of the shares of Company Common Stock face as a result of the provisions of Section 16 of the Exchange Act. The Company will also be relieved of the obligation to separately prepare and furnish information to its stockholders. The Purchaser Filing Parties will benefit from any public company regulatory compliance cost savings realized by the Company after it becomes a private company.
The primary detriment of the Merger to the Purchaser Filing Parties is the fact that the Purchaser Filing Parties will bear all of the risk of any possible decrease in the future earnings, growth or value of the Company following the Merger. Additionally, Parent’s ownership of the equity interests of the Company will be illiquid, with no public trading market for such securities.
Benefits of the Merger for the Unaffiliated Stockholders
The primary benefit of the Merger to the Unaffiliated Stockholders is their right to receive the Merger Consideration for each share of Company Common Stock held by such stockholders as described above, which represents a premium of approximately 22% to the closing price of the Company Common Stock of $8.20 on May 6, 2025, the last trading day prior to the Company’s public announcement that it had entered into the Merger Agreement, a 16% premium over the 90-day volume weighted average price as of the same date and a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in the Company’s future earnings, growth or value.
Detriments of the Merger to the Unaffiliated Stockholders
The primary detriment of the Merger to the Unaffiliated Stockholders is the lack of an interest of such stockholders in the potential future earnings, growth or value realized by the Company after the Merger, including as a result of any possible sale of the Company or its assets to a Third Party in the future. Additionally, the receipt of cash in exchange for Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes (as described under the section of this proxy statement entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock”).
Plans for the Company After the Merger
Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. The shares of Company Common Stock are currently listed on the Nasdaq and registered under the Exchange Act. Following completion of the Merger, there will be no further market for the shares of Company Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company Common Stock will be delisted from the Nasdaq and deregistered under the Exchange Act.
From and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be. At the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, and as so amended will be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time will be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time (except as to the name of the Surviving Corporation, which will be “AvidXchange Holdings, Inc.”), and as so amended will be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the applicable provisions of the DGCL and as provided in such certificate of incorporation and such bylaws.
The Parent Filing Parties, Parent and Merger Sub currently anticipate that the Company’s operations initially will be conducted following completion of the Merger substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be a direct wholly owned subsidiary of Parent). The TPG Filing Parties have made arrangements with Corpay that may, subject to the satisfaction of a number of conditions and contingencies, result in the future sale of the remaining outstanding equity of Topco not already owned by Corpay to Corpay after 33 months following the Closing. Further, following completion of the Merger, the Parent Filing Parties, Parent and Merger Sub will continue to assess what additional changes, if any, would be desirable following the Merger.
Effect on the Company if the Merger is Not Consummated
If the Merger Proposal is not approved by the Company stockholders or if the Merger is not consummated for any other reason, the Company stockholders will continue to hold their shares of Company Common Stock and will not receive any payment for such shares. Instead, the Company will remain an independent publicly traded company, the Company Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of the Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Common Stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, assets, operating results, financial condition, prospects and business strategy, among other matters, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by the Company stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that our business, prospects or results of operations will not be adversely impacted.
In addition, under specified circumstances, we may be required to pay the Company Termination Fee to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing upon the termination of the Merger Agreement, as described under the section of this proxy statement entitled “The Merger Agreement—Effect of Termination.”

Parties Involved in the Merger
AvidXchange Holdings, Inc.
The Company is a Delaware corporation with principal executive offices located at 1210 AvidXchange Lane, Charlotte, NC 28206, telephone number (800) 560-9305. The Company is a provider of accounts payable automation software and payment solutions for middle market businesses and their suppliers. The Company’s software-as-a-service-based, end-to-end software and payment platform digitizes and automates the accounts payable workflows for more than 8,500 businesses, and the Company has made payments to more than 1,350,000 supplier customers of its buyers over the past five years. The Company Common Stock is listed on under the symbol “AVDX”. Additional information about the Company is contained in certain of its public filings that are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find More Information.”
Arrow Borrower 2025, Inc.
Parent is a privately held Delaware corporation affiliated with TPG through the TPG Guarantor. Parent was formed in 2025 solely for the purpose of engaging in the Transactions. Parent has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Parent’s principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, telephone number (817) 871-4000.
Arrow Merger Sub 2025, Inc.
Merger Sub is a privately held Delaware corporation and a direct wholly owned subsidiary of Parent that was formed in 2025 solely for the purpose of engaging in the Transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon the consummation of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, telephone number (817) 871-4000.
Merger Consideration
Upon consummation of the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Rollover Shares, Canceled Shares and any Dissenting Shares), will be canceled and automatically converted into the right to receive an amount in cash equal to $10.00, without interest, which we refer to as the Merger Consideration. From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Certificate and each holder of a Book-Entry Share, in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock will thereafter cease to have any rights with respect to such securities, other than the right to receive, upon surrender of such Certificates and Book-Entry Shares, the Merger Consideration in accordance with the Merger Agreement. As described further under the section of this proxy statement entitled “Proposal No. 1: The Merger Proposal—Payment for the Company Common Stock”, at the Effective Time, Parent will deposit or cause to be deposited (a) with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent to the holders of Company Common Stock in accordance with the Merger Agreement and (b) with the Company, cash in an amount sufficient to pay the aggregate Option Consideration and RSU Consideration in accordance with the Merger Agreement. As soon as reasonably practicable after the Effective Time and in any event no later than the third business day following the Effective Time, Parent will cause the Paying Agent to send each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than Canceled Shares and except for any Dissenting Shares and Rollover Shares) a letter of transmittal for use in effecting delivery of shares of Company Common Stock to the Paying Agent and instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, in exchange for the Merger Consideration.

If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it will be a condition of such payment that the person requesting such payment will pay, or cause to be paid, any transfer taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or Book-Entry Share or will establish to the reasonable satisfaction of the Paying Agent that such taxes have been paid or are not payable.
Purpose and Reasons of the CEO Rollover Filing Parties for the Merger
Under the SEC rules governing “going private” transactions, each of the CEO Rollover Filing Parties may be deemed to be an affiliate of the Company and therefore, required to express his or its purposes and reasons for the Merger to the Unaffiliated Stockholders. The CEO Rollover Filing Parties are making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The CEO Rollover Filing Parties do not make any recommendations as to how Company stockholders should vote their Company Common Stock relating to the Merger.
Mr. Praeger co-founded the Company in April 2000 and has led the Company since its founding. Most recently, Mr. Praeger has served as the Company’s Chief Executive Officer and as Chairman of the Board since October 2021, and also served as the Company’s President until January 2023. Mr. Praeger has also served as the Chief Executive Officer and a member of the board of directors of AvidXchange, Inc., an operating subsidiary of the Company, since 2000. As further discussed in the section of this proxy statement entitled “Special Factors—Background of the Merger,” the CEO Rollover Filing Parties considered the headwinds and challenges facing the Company and the macroeconomic environment. They concluded that, given the market uncertainties and potential impact on the business, a take-private transaction at this time would provide management with increased flexibility to execute more effectively on future strategic plans than it would have as a public company, and provide a certainty of value to all of the Company stockholders, including the Unaffiliated Stockholders.
As further described in the section of this proxy statement entitled “Special Factors—Background of the Merger,” several bidders had proposed an equity rollover from management in connection with a possible transaction involving the Company, and each of the March 25 TPG Bid and the April 17 TPG Bid provided that a transaction would include a significant equity rollover from management. Based on conversations between members of Company management, the Company’s financial advisors and Parent, the CEO Rollover Filing Parties believed that the proposed equity rollover by the CEO Rollover Filing Parties was essential to Parent reaching its offer price of $10.00 per share. As a result, the CEO Rollover Filing Parties ultimately agreed to enter into the Rollover Agreements because they believed that the overall benefits of the Merger outweighed the detriments to them associated with the Rollover Agreements, including the lack of liquidity the CEO Rollover Filing Parties will have in the equity of Topco and the control of Topco by affiliates of TPG. In determining to enter into the Rollover Agreements, the CEO Rollover Filing Parties also considered the confidence they have in the existing management team and in the prospects of the Company and in the track record of TPG to operate acquired companies.
The CEO Rollover Filing Parties believe that it is in the best interests of the Company stockholders to effect a liquidity transaction as well as in the best interests of the Company to operate as a privately held entity at this time. The CEO Rollover Filing Parties believe that, as a privately held entity, the Company will have more flexibility to continue investing in growth and pursue alternatives than it would have as a public company, and management of the Company will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the Company Common Stock. Although the CEO Rollover Filing Parties believe that there may be substantial opportunities associated with their contribution to Holdings of the Rollover Shares, the CEO Rollover Filing Parties recognize that there may also be substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.
If the Merger is completed, the Company will become a wholly owned subsidiary of Parent, and the Company Common Stock will cease to be publicly traded. For the CEO Rollover Filing Parties, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement and the separate Rollover Agreements, which will allow the CEO Rollover Filing Parties to own equity interests of Topco and to bear the rewards and risks of such ownership after the Merger is completed and shares of the Company Common Stock cease to be publicly traded. In the course of considering the going-private transaction, the CEO Rollover Filing Parties did not give significant consideration to any other alternative transaction structures or other alternative means to accomplish the foregoing purposes because the CEO Rollover Filing Parties believed the Merger was the most direct and effective way to accomplish these objectives. Further, the CEO Rollover Filing Parties believe that structuring the transaction in such a manner is preferable to other alternative transaction structures because it will enable Parent to acquire all of the outstanding Company Common Stock, and at the same time, it represents an opportunity for the Company stockholders to immediately realize the value of their investment in the Company at a price of $10.00 per share in cash, in accordance with and subject to the terms and conditions set forth in the Merger Agreement, while also allowing the CEO Rollover Filing Parties to continue to own indirect equity interests in the Company after the Merger and to bear the rewards and risks of such ownership after the Merger.
Position of the CEO Rollover Filing Parties as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each of the CEO Rollover Filing Parties may be deemed to be an affiliate of the Company and therefore required to express his or its belief as to the fairness of the Merger to the Unaffiliated Stockholders. Absent the Merger and the Transactions, the CEO Rollover Filing Parties do not believe that they are a member of a controlled group or under common control with the Parent Filing Parties. The Merger is a Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The CEO Rollover Filing Parties are making the statements included in this section of this proxy statement solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the CEO Rollover Filing Parties as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger Proposal. The CEO Rollover Filing Parties have interests in the Merger different from the Unaffiliated Stockholders by virtue of, among other things, the CEO Rollover Filing Parties’ commitment to, immediately prior to the Effective Time, contribute, transfer and assign to Holdings certain shares of Company Common Stock held by such CEO Rollover Filing Parties in exchange for newly issued Holdings Shares, which immediately thereafter will be contributed to Topco in exchange for Topco issuing newly issued units of Topco to such CEO Rollover Filing Parties in accordance with the terms of the Rollover Agreement.
Although Mr. Praeger, the Chief Executive Officer of the Company, is a member and the Chairman of the Board, Mr. Praeger was not a member of the Transaction Committee. As described in the section of this proxy statement entitled “Special Factors—Background of the Merger”, Mr. Praeger, in his capacity as a member of Company management, met with representatives of potential interested parties, participated in meetings of the Board and strategic discussions in connection with a potential sale process and participated in negotiations of the definitive transaction documents, including the terms of the Merger Agreement. Mr. Praeger was recused from the special meeting of the Board on May 6, 2025, at which the independent members of the Board unanimously (a) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger and (c) resolved to recommend adoption of the Merger Agreement by the Company stockholders. The CEO Rollover Filing Parties did not, in their individual capacities, receive advice from the financial and outside legal advisors of the Company as to the fairness of the Merger. The CEO Rollover Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Unaffiliated Stockholders. The CEO Rollover Filing Parties do not believe that their interests in the Merger influenced the decision or recommendation of the Board with respect to the Merger Agreement and the Merger.
Based on the knowledge and analyses of the CEO Rollover Filing Parties of available information regarding the Company, and the factors considered by, and the analysis and resulting conclusions of, the Board as further detailed in the section of this proxy statement entitled “Special Factors—Recommendation of the Board and Reasons for the Merger” (which analyses and resulting conclusions the CEO Rollover Filing Parties adopt), the CEO Rollover Filing Parties believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders based upon substantially the same factors considered by the Board described under the section of this proxy statement entitled “Special Factors—Recommendation of the Board and Reasons for the Merger.” In addition to the factors described under the foregoing section, the CEO Rollover Filing Parties also believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders based upon, among other things, the following factors, which are not listed in any relative order of importance:
•	the value represented by the Merger Consideration compared against the current and historical trading prices of the Company Common Stock, including the market performance of the Company Common

Stock relative to those of other participants in the industry in which the Company participates and general market indices, and the fact that the Merger Consideration represented a 22% premium to the Company’s closing price of $8.20 on May 6, 2025, the last trading day prior to the Company’s announcement of the execution of the Merger Agreement, a 16% premium over the 90-day volume weighted average price as of the same date, and a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company;
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the fact that the Merger Consideration is comprised entirely of cash, which provides immediate liquidity and certainty of value to the Company stockholders as compared to any transaction in which the Company stockholders would receive shares of an acquirer’s stock;

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the fact that the CEO Rollover Filing Parties weighed the certainty of realizing a compelling value for shares of Company Common Stock by virtue of the Merger against the risks and uncertainties associated with the Company’s business, including the risks and uncertainties discussed in the Company’s public filings with the SEC. For more information, see the section of this proxy statement entitled “Where You Can Find More Information”;

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the fact that the Board had conducted a thorough review of strategic alternatives, including through the assistance of the Company’s financial and legal advisors and the Transaction Committee, whose members were not affiliated with any CEO Rollover Filing Party and did not have any financial interest in the Merger that was different from that of the Unaffiliated Stockholders other than such members’ right to receive compensation as members of the Board (which is not contingent upon the completion of the Merger or the recommendation and approval of the Merger by the Board) and such members’ rights to indemnification and liability insurance under their respective indemnification agreements entered into with the Company and under the Merger Agreement, as described further in the section of this proxy statement entitled “The Merger Agreement—Indemnification of Directors and Officers; Insurance”;

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the fact that although the transaction is not structured so that approval of at least a majority of the Unaffiliated Stockholders is required, the Merger Agreement includes a condition to closing that the Merger Agreement be approved by holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote, which, if satisfied, will confirm that the Transactions have substantial support from the Unaffiliated Stockholders;

•	the fact that the Board was fully informed about the extent to which the interests of the CEO Rollover Filing Parties in the Merger differed from those of the Unaffiliated Stockholders;
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the fact that the course and nature of negotiations with Parent were conducted at arm’s length and during which the Transaction Committee and the Board were advised by financial advisors and outside legal counsel;

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the fact that the Board unanimously (with Mr. Praeger recused) (a) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger, (c) directed that the adoption of the Merger Agreement be submitted to a vote of the Company stockholders and (d) resolved to recommend the adoption of the Merger Agreement by the Company stockholders;

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notwithstanding the fact that the Barclays opinion was not delivered to the CEO Rollover Filing Parties and the CEO Rollover Filing Parties are not entitled to rely on such opinion, the fact that Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Board that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the Merger Consideration to be offered to the holders of Company Common Stock (other than Rollover Shares, Canceled Shares and Dissenting Shares) was fair, from a financial point of view, to such holders;

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the fact the Merger would be subject to obtaining the Required Company Stockholder Approval and that Company stockholders who do not vote to adopt the Merger Agreement and follow certain prescribed procedures would be entitled to dissent from the Merger and seek appraisal of their shares, in accordance with and subject to the limitations in Section 262 of the DGCL;

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the fact that the Board considered the business, operations, operating results, financial condition, prospects, business strategy and assets of the Company, as well as the knowledge of the Board of the current and prospective environment in which the Company operates, including economic, market and capital raising conditions such as increased volatility in the debt and equity markets, inflation trends, the interest rate environment, geopolitical risks and global pricing trends;

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the fact that the Company has the ability to seek specific performance under the Merger Agreement to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

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the fact that the Merger and the other transactions contemplated by the Merger Agreement are not subject to a financing condition, thus increasing the likelihood that the Merger and the other transactions contemplated by the Merger Agreement will be consummated and that the Merger Consideration to be paid to the Unaffiliated Stockholders in the Merger will be received; and

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the CEO Rollover Filing Parties’ belief that the likelihood of completing the Merger, which would result in the payment of the Merger Consideration to the Company stockholders, is increased in light of the fact that the CEO Rollover Filing Parties have agreed among other matters, to vote all of their shares of Company Common Stock in favor of the Merger, subject to the terms and conditions contained in the Voting and Support Agreement.

The foregoing discussion of the information and factors considered and given weight by the CEO Rollover Filing Parties in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The CEO Rollover Filing Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the CEO Rollover Filing Parties reached their position as to the fairness of the Merger after considering all of the foregoing as a whole.
The CEO Rollover Filing Parties believe these factors, including the ones described under the section of this proxy statement entitled “Special Factors—Recommendation of the Board and Reasons for the Merger,” provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Unaffiliated Stockholders. This position should not, however, be construed as a recommendation to any Company stockholder to approve the Merger Proposal. The CEO Rollover Filing Parties make no recommendation as to how Company stockholders should vote their shares of Company Common Stock relating to the Merger. Based on the CEO Rollover Filing Parties’ knowledge and analysis of available information regarding the Company and the Board, as well as discussions with members of Company management regarding the Company, the Company’s business, operations, operating results, financial condition and the other factors considered by the Board and discussed in the section of this proxy statement entitled “Special Factors—Recommendation of the Board and Reasons for the Merger,” the CEO Rollover Filing Parties believe that the Merger is fair to the Unaffiliated Stockholders.
Purpose and Reasons of the Parent Filing Parties for the Merger
The Merger is a Rule 13e-3 transaction for which the Schedule 13E-3 has been filed with the SEC. Under the rules governing “going private” transactions in Rule 13e-3 under the Exchange Act, the Parent Filing Parties, Parent and Merger Sub are required to express their reasons for the Merger to the Company’s stockholders. The Parent Filing Parties, Parent and Merger Sub are making this statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
For the Parent Filing Parties, Parent and Merger Sub, the primary purpose for the Merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly owned by Parent. The Parent Filing Parties, Parent and Merger Sub believe that structuring the transaction in this manner is preferable to other transaction structures because it (i) enables Parent to acquire all of the outstanding shares of Company Common Stock at the same time, (ii) represents an opportunity for the Unaffiliated Stockholders to receive $10.00 in cash per share of Company Common Stock, without interest thereon, and (iii) allows the Rollover Stockholders to maintain a portion of their investment in the Company through their commitments to roll over a portion of their existing equity interests in the Company into equity interests of a direct or indirect parent entity of Parent. The Merger will also allow each of the Rollover Stockholders to immediately realize in cash the value of a portion of their respective equity interests in the Company. In the course of considering the going-private transaction, the Parent Filing Parties, Parent and Merger Sub did not give significant consideration to any other alternative transaction structures or other alternative means to accomplish the foregoing purposes because the Parent Filing Parties, Parent and Merger Sub believed the Merger was the most direct and effective way to accomplish these objectives.
The Parent Filing Parties, Parent and Merger Sub determined to undertake the Merger at this time because the Parent Filing Parties, Parent and Merger Sub believe that, as a private company, the Company will be able to improve its ability to execute initiatives that over time will create additional enterprise value for the Company. The Parent Filing Parties, Parent and Merger Sub believe that this, along with the Company’s existing business and potential future opportunities, will allow the Parent Filing Parties’ investment in the Company to achieve returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, the Parent Filing Parties, Parent and Merger Sub believe that the Company’s management and employees will be able to execute more effectively on future strategic plans.
Position of the Parent Filing Parties, Parent and Merger Sub as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each Parent Filing Party, Parent and Merger Sub are required to express its belief as to the fairness of the proposed Merger to the Unaffiliated Stockholders. The Merger is a Rule 13e-3 transaction for which a Schedule 13E-3 has been filed has been filed with the SEC. The Parent Filing Parties, Parent and Merger Sub are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Parent Filing Parties, Parent and Merger Sub as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger Proposal. The Parent Filing Parties, Parent and Merger Sub have interests in the Merger that are different from, and/or in addition to, the Unaffiliated Stockholders.
The Parent Filing Parties, Parent and Merger Sub believe that the interests of the Unaffiliated Stockholders were represented by the Board and the Transaction Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Parent Filing Parties, Parent and Merger Sub did not participate in the discussions or deliberations of the Board or the Transaction Committee regarding, nor have they received advice from the legal, financial or other advisors of the Board as to, the fairness of the Merger. None of the Parent Filing Parties, Parent or Merger Sub are members of, or have designated members on, the Board. The Parent Filing Parties, Parent and Merger Sub have not performed, or engaged a financial advisor to perform, any valuation or other analyses for the purposes of assessing the fairness of the Merger to the Unaffiliated Stockholders. No financial advisor provided the Parent Filing Parties, Parent or Merger Sub with any analysis or opinion with respect to the fairness of the Merger Consideration to the Unaffiliated Stockholders.
Based on, among other things, their knowledge and analyses of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and the analyses and resulting conclusions of, the Board discussed in the section of this proxy statement entitled “Special Factors—Recommendation of the Board and Reasons for the Merger” (which analyses and resulting conclusions the Parent Filing Parties, Parent and Merger Sub adopt), the Parent Filing Parties, Parent and Merger Sub believe that the Merger is procedurally and substantively fair to the Unaffiliated Stockholders. In particular, the Parent Filing Parties, Parent and Merger Sub considered the following, which are not listed in any relative order of importance:
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the value represented by the Merger Consideration compared against the current and historical trading prices of the Company Common Stock, including the market performance of the Company Common Stock relative to those of other participants in the industry in which the Company participates and general market indices, and the fact that the Merger Consideration represented a 22% premium to the Company’s closing price of $8.20 on May 6, 2025, the last trading day prior to the Company’s announcement of the execution of the Merger Agreement, a 16% premium over the 90-day volume weighted average price as of the same date, and a 45% premium over the $6.89 closing price as of March 12, 2025, the last trading day before media reports of a potential transaction involving the Company;
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the fact that, in considering the transactions with the Parent Filing Parties, Parent and Merger Sub, the Board acted to represent the interests of the Company and the Unaffiliated Stockholders, including through the use of the Transaction Committee;

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the fact that the Board, by the unanimous vote of the Company’s directors present and voting (which included all of the independent members of the Board), (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (iii) resolved to recommend adoption of the Merger Agreement by the Company stockholders;

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the fact that although the transaction is not structured so that approval of at least a majority of the Unaffiliated Stockholders is required, the Merger Agreement includes a condition to closing that the Merger Agreement be approved by holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote, which, if satisfied, will confirm that the Transactions have substantial support from the Unaffiliated Stockholders;

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the fact that the Board considered the risk that the Parent Filing Parties, Parent and Merger Sub may have interests in the Merger and the Transactions that are in addition to, or that may be different from those of the Unaffiliated Stockholders;

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the fact that the Board retained, and had the benefit of advice from, nationally recognized legal and financial advisors, and that such legal and financial advisors were involved throughout the negotiations between the Board and the Parent Filing Parties, Parent and Merger Sub;

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the fact that the Merger Consideration will be paid to the Unaffiliated Stockholders in cash, thus allowing the Unaffiliated Stockholders to, upon Closing, realize a certain and fair value for their shares, which value represents a significant premium to (i) the closing price of the Company Common Stock on May 6, 2025, the last trading day prior to the Company’s announcement of the execution of the Merger Agreement and (ii) the 90-day volume weighted average stock price of the Company Common Stock as of May 6, 2025;

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the fact that the Merger will provide liquidity for the Unaffiliated Stockholders without the delays that might otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•	the fact that the Merger will provide liquidity to larger holders without the risks of market volatility and downward pressure on the stock price associated with the liquidation of such positions;
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the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility and global uncertainty along with the compliance costs and obligations imposed on the Company as a result of having publicly traded common stock;

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the fact that the Company has the ability to seek specific performance under the Merger Agreement to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

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the fact that, notwithstanding that the Parent Filing Parties, Parent and Merger Sub are not entitled to, and did not, rely on the opinion provided by Barclays to the Board on May 6, 2025, the opinion of Barclays orally rendered to the Board, which was subsequently confirmed in writing by delivery of a written opinion of Barclays dated May 6, 2025, stated that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the Merger Consideration to be offered to the Unaffiliated Stockholders (other than with respect to any Rollover Shares, Canceled Shares and any Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders;

•	the fact that the Merger Consideration and the terms and conditions of the Merger were the result of the Company’s extensive arm’s length negotiations with Parent;
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the Company’s ability, under certain circumstances as set out in the Merger Agreement, to furnish information to and conduct negotiations with third parties regarding an Acquisition Proposal that constitutes, or is reasonably expected to lead to, a Superior Proposal;

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the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement to effect a Superior Proposal, subject to paying a termination fee of $78,000,000 in cash to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing, subject to and in accordance with the terms and conditions of the Merger Agreement;

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the availability of appraisal rights to the Company stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares, in accordance with and subject to the limitations in Section 262 of the DGCL;

•	the fact that the Parent Filing Parties have not made any purchases required to be disclosed in response to Item 1002(f) of Reg M-A;
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the fact that, in certain circumstances under the terms of the Merger Agreement, the Board is able to withhold, withdraw, modify, qualify or propose publicly to withhold, withdraw, modify or qualify its recommendation that the Company stockholders vote in favor of the Merger Proposal;

•	the Parent Filing Parties’ belief that the Merger, which would result in the payment of the Merger Consideration to the Unaffiliated Stockholders, could be completed in a timely and orderly manner;
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the fact that the Merger and the other Transactions are not subject to a financing condition, thus increasing the likelihood that the Merger and the other Transactions will be consummated and that the Merger Consideration to be paid to the Unaffiliated Stockholders in the Merger will be received;

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the possibility that, if the Company remained a public company, the shares of Company Common Stock might not trade at levels equal to or greater than the per share price based on the Merger Consideration in the near term, over an extended period of time or at all; and

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the requirement that, in certain events of a failure of the Merger to be consummated resulting from Parent’s failure to consummate the Closing when required to do so or a material breach by Parent resulting in the failure of a closing condition, Parent will pay the Company a termination fee in the amount of $133,000,000, which is guaranteed by TPG and Corpay, subject to the terms set forth in the Merger Agreement, the Equity Commitment Letters and the Limited Guarantees.

The Parent Filing Parties, Parent and Merger Sub did not consider the liquidation value of the Company in determining their view as to fairness of the Merger to the Unaffiliated Stockholders because the Parent Filing Parties, Parent and Merger Sub consider the Company to be a viable going concern and view the trading history of the Company Common Stock as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.
The Parent Filing Parties, Parent and Merger Sub did not consider net book value, which is an accounting concept, in determining their view as to fairness of the Merger to the Unaffiliated Stockholders because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. See the section of this proxy statement entitled “Where You Can Find More Information” for a description of how to obtain copies of the Company’s periodic reports.
The Parent Filing Parties, Parent and Merger Sub did not establish a going concern value for the Company as a public company to determine the fairness of the Merger Consideration to the Unaffiliated Stockholders because, following the Merger, the Company will have a significantly different capital structure.

The Parent Filing Parties, Parent and Merger Sub were not aware of, and thus did not consider, any other firm offers made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over the Company.
The Parent Filing Parties, Parent and Merger Sub did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Merger or the Merger Consideration, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Stockholders.
The Parent Filing Parties, Parent and Merger Sub also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
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(i) the fact that the Unaffiliated Stockholders will not participate in any future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future, (ii) the risk that the Merger might not be completed in a timely manner or at all, and (iii) the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the Equity Financing commitments of TPG and Corpay to Parent;

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the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and customers;
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the fact that, subject to the terms and conditions of the Merger Agreement, the Company and its subsidiaries are restricted from soliciting, initiating, seeking or knowingly facilitating or encouraging any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

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the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including payment of a termination fee of $78,000,000 in cash to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to negotiate to make adjustments to the Merger Agreement, could discourage other potential acquirors from making a competing bid to acquire the Company;

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the fact that consummation of the Merger is subject to the satisfaction of certain closing conditions not within the Company’s or the other parties’ control, including receipt of required regulatory clearances and approvals (including under applicable antitrust laws and Required Money Transfer Approvals);

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the fact that the Company’s directors, officers and employees have expended and will expend extensive time and effort attempting to complete the Merger and the other transactions contemplated by the Merger Agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such Merger and the transactions contemplated by the Merger Agreement, and that the Company has incurred and will incur substantial costs in connection with the Merger and the Transactions, even if such transactions are not consummated; and

•	the fact that the receipt of the Merger Consideration by a Company stockholder pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.
The foregoing discussion of the information and factors considered and given weight by the Parent Filing Parties, Parent and Merger Sub in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Parent Filing Parties, Parent and Merger Sub did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the Parent Filing Parties, Parent and Merger Sub reached their position as to the fairness of the Merger after considering all of the foregoing as a whole.
The Parent Filing Parties, Parent and Merger Sub believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Unaffiliated Stockholders. This position, however, is not intended to be and should not be construed as a recommendation to any Company stockholder to approve the Merger Agreement. The Parent Filing Parties, Parent and Merger Sub make no recommendation as to how Company stockholders should vote their shares relating to the Merger or Merger Proposal. The Parent Filing Parties, Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Unaffiliated Stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the Unaffiliated Stockholders.
Interests of the Directors and Executive Officers of the Company in the Merger
When considering the recommendation of the Board (other than Mr. Praeger, who recused himself) with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. See the sections of this proxy statement entitled “Special Factors—Background of the Merger” and “Special Factors—Recommendation of the Board and Reasons for the Merger.” You should take these interests into account in deciding whether to vote “FOR” the Merger Proposal and “FOR” the Merger Compensation Proposal.
These interests are described in more detail below. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events occur.
Treatment of the Company Equity Awards, Company Stock Plans and ESPP in the Merger
Our directors and executive officers hold outstanding Common Stock and Company Compensatory Awards.
If the Merger Proposal is approved by our stockholders and the Merger is consummated, any shares of Company Common Stock held by our directors and executive officers and other members of management (other than the Rollover Shares) will be treated in the same manner as outstanding shares of Company Common Stock held by all other Company stockholders entitled to receive the Merger Consideration.
Under the Merger Agreement, effective immediately prior to the Effective Time, each Company Option and Company RSU Award will be treated as follows:
•	Each Vested Company Option will automatically be canceled and terminated and converted into the right to receive the Option Consideration, payable as soon as practicable following the Closing.
•
Each Unvested Company Option will be substituted and immediately converted into a Post-Closing Cash Award equal to (x) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Unvested Company Option, subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting as a result of certain qualifying terminations of employment).

•
Each Vested Company RSU Award that remains outstanding immediately prior to the Effective Time will automatically be canceled and terminated as of immediately prior to the Effective Time and converted into the right to receive the RSU Consideration, payable as soon as practicable following the Closing.

•
Except as otherwise set forth in a written agreement among the Company, Parent and the holder of a Company RSU Award entered into prior to the Effective Time, each Unvested Company RSU Award that remains outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms will automatically be substituted and immediately converted into a Post-Closing Cash Award equal to (x) the aggregate number of shares of Company

Common Stock underlying such Unvested Company RSU Award immediately prior to the Effective Time multiplied by (y) the Merger Consideration, subject to the terms and conditions of the corresponding Unvested Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting as a result of certain qualifying terminations of employment).
All amounts payable with respect to the Company Compensatory Awards will be subject to deduction for any required tax withholding. If the exercise price per share of any Vested Company Option or Unvested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option or Unvested Company Option, as applicable, will be automatically canceled and terminated without payment of any consideration to the holder thereof.
Subject to the consummation of the Merger, all stock plans of the Company, including the 2010 Stock Option Plan, the 2017 Amendment and Restatement of the 2010 Stock Option Plan, the Equity Incentive Plan and the 2021 Long-Term Incentive Award Plan will be terminated effective immediately prior to the Effective Time.
Effective as of May 6, 2025, no new participants have been (or will be) allowed to participate in the ESPP, and no new offering periods will commence following the completion of the offering period currently in effect. Subject to the consummation of the Merger, the ESPP will be terminated effective as of immediately prior to the Effective Time and the offering period that would otherwise be in effect at the Closing Date will terminate and all purchase rights then-outstanding will be exercised no later than four business days prior to the Effective Time.
The following table sets forth, for each of our current and former executive officers and non-employee directors who served in such role at any point since January 1, 2024, the aggregate number of shares of Company Common Stock owned (directly or indirectly) or subject to outstanding Company Compensatory Awards, in each case as of July 31, 2025.

	Number of Shares subject to Vested Company Options (#)	Value of Vested Company Options ($)(1)	Number of Shares subject to Unvested Company Options (#)	Value of Unvested Company Options ($)(#)(1)	Number of Unvested Company RSU Awards (#)(2)	Value of Unvested Company RSU Awards ($)(2)	Number of Shares of Company Common Stock (#)(3)(4)	Value of Company Common Stock ($)(3)(4)
Executive Officers
Michael Praeger	698,300	1,152,668	284,224	389,079	1,369,114	13,691,140	13,857,263	138,572,630
Dan Drees	496,402	1,316,953	173,931	226,359	820,015	8,200,150	396,145	3,961,450
Joel Wilhite	618,478	2,449,137	134,158	186,586	741,567	7,415,670	116,248	1,162,480
Angelic Gibson	266,470	584,805	96,067	131,019	569,418	5,694,180	183,502	1,835,020
Ryan Stahl	232,220	465,738	88,449	119,905	498,692	4,986,920	197,919	1,979,190
Todd Cunningham	239,125	837,295	66,921	87,892	365,089	3,650,890	97,911	979,110
Non-Employee Directors
Lance Drummond	—	—	—	—	18,916	189,160	63,204	632,040
Oni Chukwu	—	—	—	—	18,916	189,160	21,360	213,600
Matthew Harris(5)	—	—	—	—	—	—	—	—
James Hausman	—	—	—	—	18,916	189,160	2,832,232	28,322,320
J. Michael McGuire	—	—	—	—	18,916	189,160	65,704	657,040
Teresa Mackintosh	—	—	—	—	18,916	189,160	46,988	469,880
Wendy Murdock(5)	—	—	—	—	—	—	—	—
Arthur J. Rubado	—	—	—	—	18,916	189,160	21,360	213,600
Asif Ramji	—	—	—	—	18,916	189,160	42,297	422,970
Sonali Sambhus	—	—	—	—	18,916	189,160	42,297	422,970

(1)
For purposes of this table, the value of a share of Company Common Stock is assumed to be $10.00, which is the Merger Consideration without further adjustment. The value of the Company Options reflected in the table above is based on the Merger Consideration per share reduced by the applicable exercise price of such Company Options. The values in this table are not reduced for withholding of any tax amounts. This table does not include any Company Options that have an exercise per share price that is equal to or greater than the Merger Consideration.

(2)
Our executive officers are expected to have the option to elect to enter into an agreement with Topco and Holdings pursuant to which all or a portion of the Unvested Company RSU Awards held by them will be converted into Rollover RSU Awards. Each Rollover RSU Award will represent a number of Topco restricted common units determined by dividing the aggregate value of the Post-Closing Cash Award which would otherwise have been issued in respect of such Unvested Company RSU Awards pursuant to the Merger Agreement, by the fair market value per Topco unit at the Effective Time. Such Rollover RSU Awards will be subject to the terms and conditions of the corresponding Unvested Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting). The table above assumes that each executive officer elects to receive a Post-Closing Cash Award in respect of his or her Unvested Company RSU Awards and does not elect to receive a Rollover RSU Award.
(3)	Includes Rollover Shares held by the Rollover Stockholders identified in the table above.
(4)
For Mr. Praeger, consists of (a) 9,669,540 shares of Company Common Stock owned directly; (b) 757,327 shares of Company Common Stock owned directly by Mr. Praeger and his wife as joint tenants with right of survivorship; (c) 1,888,652 shares of Company Common Stock owned directly by Green and Gold 2014 GRAT, for which Mr. Praeger is the trust protector; (d) 1,328,276 shares of Company Common Stock owned directly by Green and Gold 2015 GRAT, for which Mr. Praeger is the trust protector; and (e) 213,468 shares of Company Common Stock owned directly by MP Charitable Trust, for which Mr. Praeger is the trustee. Excludes 586,768 shares of Company Common Stock owned directly by Cindy Praeger, Mr. Praeger’s wife, as Mr. Praeger may no longer be deemed to share beneficial ownership of such shares. The address for each of the individuals and entities identified above is 1210 AvidXchange Lane, Charlotte, North Carolina 28206.

For Mr. Hausman, consists of (a) 2,112,232 shares of Company Common Stock owned directly; and (b) 720,000 shares of Company Common Stock held by the James Hausman Family Irrevocable Trust (the “Hausman Family Trust”). Mr. Hausman and his wife serve as co-trustees of the Hausman Family Trust and as such may be deemed to have voting and dispositive power over the shares held by the Hausman Family Trust.
For information on any other shares of Company Common Stock owned (directly or indirectly), see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
(5)
Mr. Harris and Ms. Murdock are no longer serving on the Board; accordingly, information related to their current ownership of Company Common Stock is not readily determinable. For Mr. Harris and Ms. Murdock, the information related to each individual’s ownership of Company Common Stock set forth in this table is as of the last day the applicable individual was serving as a member of the Board.

Director and Executive Officer Compensation Arrangements
Employment Agreements
Each of our executive officers has entered into an employment agreement with the Company (each, an “Employment Agreement”).
Employment Agreement with Michael Praeger
We have entered into an Employment Agreement with Michael Praeger (the “Praeger Employment Agreement”), our Chief Executive Officer.
If Mr. Praeger’s employment with us is terminated without cause, due to his death or disability, or if he resigns for “good reason” (as described below), other than during the period beginning three months before and ending 18 months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of the Company’s 2020 Equity Incentive Plan), he will receive the following severance benefits, subject to his or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Praeger Employment Agreement: (a) continued payment of base salary for 12 months, (b) reimbursement for COBRA premiums during the severance period and (c) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.
If Mr. Praeger’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before and ending 18 months after a change in control, he will receive the following severance benefits, subject to his or his representative’s as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Praeger Employment Agreement: (a) continued payment of base salary for 18 months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period and (d) full acceleration of vesting for all outstanding stock options and other equity awards that vest subject solely to continued service.
For purposes of the Praeger Employment Agreement, “good reason” means a resignation by Mr. Praeger due to any of the following that occur without his express written consent: (i) a material diminution in his title, authority, duties or responsibilities; (ii) a material reduction in his annual base salary as in effect on the date of the Praeger Employment Agreement (or as it may be increased from time to time), except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (iii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home or (y) is within 50 miles of his primary residence; or (iv) the failure by a successor to us to assume the Praeger Employment Agreement.
On May 6, 2025, Mr. Praeger entered into a waiver agreement with the Company, pursuant to which Mr. Praeger agreed that the changes in his authority, duties and responsibilities in connection with the Company no longer being publicly held will not constitute “good reason” under Section 12(c)(vi)(i) of the Praeger Employment Agreement; provided that, he remains the Chief Executive Officer of the Company and serves as a member of, and reports solely and directly to, the ultimate board of directors of the Company immediately following the Closing. This waiver is contingent upon the Closing and the definition of “good reason” set forth in the Praeger Employment Agreement will otherwise remain in full force and effect from and after the Closing.
Employment Agreement with Joel Wilhite
We have entered into an Employment Agreement with Joel Wilhite (the “Wilhite Employment Agreement”), our Chief Financial Officer and Senior Vice President.
If Mr. Wilhite’s employment with us is terminated without cause, due to his death or disability, or because he resigns for “good reason” (as defined below), other than during the period beginning three months before and ending 18 months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of the Company’s 2020 Equity Incentive Plan), he will receive the following severance benefits, subject to his or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Wilhite Employment Agreement: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.
If Mr. Wilhite’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before and ending 18 months after a change in control, he will receive the following severance benefits, subject to his or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Wilhite Employment Agreement: (a) continued payment of base salary for 12 months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period and (d) full acceleration of vesting for all outstanding stock options and other equity awards that vest subject solely to continued service.
For purposes of the Wilhite Employment Agreement, “good reason” means a resignation by Mr. Wilhite due to any of the following that occur on or after a change in control without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Wilhite Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Wilhite Employment Agreement.

Employment Agreement with Dan Drees
We have entered into an Employment Agreement with Dan Drees (the “Drees Employment Agreement”), our President.
If Mr. Drees’ employment with us is terminated without cause, due to his death or disability, or because he resigns for “good reason” (as defined below), other than during the period beginning three months before and ending 18 months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of the Company’s 2020 Equity Incentive Plan), he will receive the following severance benefits, subject to his, or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Drees Employment Agreement: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.
If Mr. Drees’ employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before and ending 18 months after a change in control, he will receive the following severance benefits, subject to his, or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Drees Employment Agreement: (a) continued payment of base salary for 12 months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period and (d) full acceleration of vesting for all outstanding stock options and other equity awards that vest subject solely to continued service.
For purposes of the Drees Employment Agreement, “good reason” means a resignation by Mr. Drees due to any of the following that occur on or after a change in control without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Drees Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) a material modification to his current remote work arrangement, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Drees Employment Agreement.
Employment Agreement with Angelic Gibson
We have entered into an Employment Agreement with Angelic Gibson (the “Gibson Employment Agreement”), our Chief Information Officer and Senior Vice President.
If Ms. Gibson’s employment with us is terminated without cause due to her death or disability, or because she resigns for “good reason” (as defined below) other than during the period beginning three months before and ending 18 months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of the Company’s 2020 Equity Incentive Plan), she will receive the following severance benefits, subject to her, or her representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Gibson Employment Agreement: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to her prior to August 26, 2021 that vest subject solely to continued service and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.
If Ms. Gibson’s employment with us is terminated without cause, due to her death or disability, or because she resigns for good reason during the period beginning three months before and ending 18 months after a change in control, she will receive the following severance benefits, subject to her, or her representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Gibson Employment Agreement: (a) continued payment of base salary for 12 months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period and (d) full acceleration of all outstanding stock options and other equity awards that vest subject solely to continued service.
For purposes of the Gibson Employment Agreement, “good reason” means a resignation by Ms. Gibson due to any of the following that occur on or after a change in control without her express written consent: (i) a material reduction in her annual base salary as in effect on the date of the Gibson Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring her to be based anywhere located more than 50 miles from her current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that she return to the office following a period pursuant to which she was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to her being permitted to work from home or (y) is within 50 miles of her primary residence; or (iii) the failure by a successor to us to assume the Gibson Employment Agreement.
Employment Agreement with Ryan Stahl
We have entered into an Employment Agreement with Ryan Stahl (the “Stahl Employment Agreement”), our General Counsel and Senior Vice President.
If Mr. Stahl’s employment with us is terminated without cause, due to his death or disability, or because he resigns for “good reason” (as defined below), other than during the period beginning three months before and ending 18 months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of the Company’s 2020 Equity Incentive Plan), he will receive the following severance benefits, subject to his, or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Stahl Employment Agreement: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period and (c) 12 months of acceleration for all outstanding stock options and other equity awards that vest subject solely to continued service.
If Mr. Stahl’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before and ending 18 months after a change in control, he will receive the following severance benefits, subject to his, or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Stahl Employment Agreement: (a) continued payment of base salary for 12 months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period and (d) full acceleration of all outstanding stock options and other equity awards that vest subject solely to continued service.
For purposes of the Stahl Employment Agreement, “good reason” means a resignation by Mr. Stahl due to any of the following that occur on or after a change in control without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Stahl Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Stahl Employment Agreement.

Employment Agreement with Todd Cunningham
We have entered into an Employment Agreement with Todd Cunningham (the “Cunningham Employment Agreement”), our Chief People Officer and Senior Vice President.
If Mr. Cunningham’s employment with us is terminated without cause, due to his death or disability, or because he resigns for “good reason” (as defined below) other than during the period beginning three months before and ending 18 months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of the Company’s 2020 Equity Incentive Plan), he will receive the following severance benefits, subject to his, or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Cunningham Employment Agreement: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.
If Mr. Cunningham’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before and ending 18 months after a change in control, he will receive the following severance benefits, subject to his, or his representative’s, as applicable, execution and non-revocation of an effective release of claims against us and our affiliates and compliance with the restrictive covenants contemplated by the Cunningham Employment Agreement: (a) continued payment of base salary for 12 months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period and (d) full acceleration of vesting for all outstanding stock options and other equity awards that vest subject solely to continued service.
For purposes of the Cunningham Employment Agreement, “good reason” means a resignation by Mr. Cunningham due to any of the following that occur on or after a change in control without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Cunningham Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Cunningham Employment Agreement.
Director Compensation
All of the Company Compensatory Awards held by our non-employee directors provide for the full vesting (to the extent then-unvested) upon the Closing.
2025 Annual Bonuses
The Merger Agreement provides that in the event the Closing occurs prior to the payment of bonuses for the 2025 calendar year under the Company’s annual bonus program, Parent will, or will cause the Surviving Corporation to, pay the bonus amounts described below pursuant to the Company’s annual bonus program substantially at the same time(s) and amounts as have historically been paid by the Company under the Company’s annual bonus program, but in no event later than March 15, 2026, to each continuing employee participating in the Company’s annual bonus program. If, however, any continuing employee’s employment is terminated by Parent, the Surviving Corporation or their affiliates on or after the Closing Date and on or after January 1, 2026 (but prior to the applicable bonus payment date) under circumstances that give rise to severance under an employment agreement with the Company or the Company’s Employee Change in Control Severance Plan as in effect as of immediately prior to the Closing Date, then the continuing employee will remain entitled to receive their 2025 bonus. The 2025 bonus amounts will be determined based on the actual level of Company performance as determined by the Compensation Committee of the Board (determined in the ordinary course of business consistent with past practice and in good faith in accordance with the terms of the annual bonus program).

Retention Bonuses
The Merger Agreement provides that the Company will establish a key employee retention bonus program to promote retention and incentivize efforts to complete the Merger (the “Retention Bonus Program”). Awards under the Retention Bonus Program (“Retention Awards”) will be paid in cash, or, if so elected by the recipient prior to the Closing, in the form of Topco restricted common units. Retention Awards will vest in three substantially equal annual installments on the first three anniversaries of the Closing Date, subject to the recipient’s continuous employment or service to the Company and its affiliates through each such anniversary; provided, however, if the recipient’s employment is terminated at any time following the Closing in a manner that would give rise to the payment of any severance under his or her Employment Agreement with the Company had such employment termination occurred within the eighteen (18) month period following the Closing, he or she will receive any unvested portion of his or her Retention Award within 60 days following such termination, subject to his or her, or if applicable, his or her representative’s, execution of a general release of claims in the form provided under the Employment Agreement. Each Retention Award will be paid subject to applicable tax withholding; provided that Parent shall net settle any Retention Award issued in the form of Topco restricted common units by withholding a number of units with a fair market value equal to the applicable tax withholding obligation.
The Retention Award amounts for our executive officers are set forth in the table below.

Name	Retention Bonus
Michael Praeger	$1,104,000
Daniel Drees	$378,000
Joel Wilhite	$462,000
Angelic Gibson	$282,000
Ryan Stahl	$190,500
Todd Cunningham	$196,500

Deferred Compensation Plan
The Company maintains the Company Nonqualified Deferred Compensation Plan, a non-qualified deferred compensation plan, which provides participating employees the opportunity to defer certain cash compensation per plan year. To the extent the Company elects to terminate the deferred compensation plan in connection with the Merger, distributions under this plan will be made in a lump-sum payment within 12 months following such termination. All account balances under the Company’s deferred compensation plan are fully vested.
Employee Matters
The Merger Agreement requires Parent (or the Surviving Corporation) to provide certain compensation and benefits for a period of up to 12 months (and in the case of severance benefits as provided under the Company’s benefit plans at the Effective Time, 18 months) following the Effective Time for continuing employees of the Company, subject to continued employment, and to take certain actions in respect of employee benefits provided to such continuing employees, including its executive officers. For a detailed description of these requirements, see the section of this proxy statement entitled “The Merger Agreement—Employee Matters.”
280G Mitigation Actions
Under the Merger Agreement, the Company may, in consultation with Parent and consideration in good faith of any comments from Parent, implement strategies before the Effective Time to mitigate the possible impact of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.
New Parent Arrangements
Certain of the Company’s executive officers may continue to provide employment or other services to Parent after the Effective Time and may enter into new agreements, arrangements or understandings with Parent to set forth the terms and compensation of such post-Effective Time service. As of the date of this proxy statement, no such new agreements, arrangements or understandings with Parent exist, except as described in this proxy statement.

At Closing, the Company, Topco or one of their respective affiliates will make a $25,000,000 loan to Mr. Praeger with interest accruing at the applicable federal rate and secured by his equity in Topco. In addition, Topco has agreed to consider establishing a management equity incentive plan following the Closing, pursuant to which certain employees will be eligible to receive equity or equity-based awards out of an award pool of 12% of Topco’s fully diluted equity as of Closing. As of the date of this proxy statement, no individual allocations have been determined and no assurances of awards have been provided under this proposed management equity incentive plan.
Rollover Shares
Pursuant to the Merger Agreement and those certain Rollover Agreements, each Rollover Stockholder will, immediately prior to the Effective Time, contribute, transfer and assign to Holdings certain shares of Company Common Stock held by such Rollover Stockholder in exchange for Holdings Shares, and each Rollover Stockholder will immediately thereafter contribute the Holdings Shares to Topco in exchange for Topco issuing newly issued units of Topco to such Rollover Stockholder, in each case, in accordance with the terms of the Rollover Agreements.
The following table sets forth the ownership percentage based on the beneficial ownership of the Company’s outstanding shares for each Rollover Stockholder as of June 30, 2025 prior to completion of the Merger and in Topco immediately following the completion of the Merger, both exclusive and inclusive of retention awards and Rollover RSU Awards:

% Ownership After the Merger
	% Ownership Prior to the Merger	Exclusive of Retention Awards and Rollover RSU Awards[1]	Inclusive of Retention Awards and Rollover RSU Awards[2]
CEO Rollover Filing Parties	7.1%	7.96%	8.78%
Dan Drees	*	*	*
Joel Wilhite	*	*	*
Angelic Gibson	*	*	*
Ryan Stahl	*	*	*

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.
1
The percentages provided assume that each Rollover Stockholder elects to receive his or her retention awards in cash and does not receive any Rollover RSU Awards, and that no Topco equity interests will be issued in respect thereof.

2
The percentages provided assume that each Rollover Stockholder elects to receive 100% of his or her retention award and Rollover RSU Awards in the form of Topco equity interests. None of the Rollover Stockholders have made any election to date.

Financing of the Merger
The Merger Agreement is not conditioned upon receipt of financing by Parent. We anticipate that the total amount of funds necessary to consummate the Merger and the other Transactions, not including fees and expenses, will be approximately $1.9 billion, including the estimated funds needed to (a) pay our stockholders the Merger Consideration due to them under the Merger Agreement; (b) make payments in respect of outstanding Company Options and Company RSU Awards pursuant to the Merger Agreement; and (c) pay, redeem, or otherwise terminate any outstanding net indebtedness of the Company as of Closing.
The Merger is not conditioned on Parent’s or Merger Sub’s receipt of the Debt Financing or the Equity Financing.
Equity Financing
Pursuant to the Equity Commitment Letters, (a) the TPG Guarantor has committed, subject to the terms and conditions set forth in its Equity Commitment Letter, to capitalize Parent in an aggregate amount of up to $1,197,651,504 at or prior to the Closing and (b) Corpay has committed, subject to the terms and conditions set forth in its Equity Commitment Letter, to capitalize Parent in an aggregate amount of up to $730,434,486 at or prior to the Closing. The proceeds from the Equity Financing will be used to fund: (i) the payment of the aggregate Merger Consideration, Option Consideration and RSU Consideration to which holders of Company

Common Stock, Company Options and Company Compensatory Awards will be entitled at the Effective Time pursuant to the Merger Agreement; and (ii) the payment of all fees and expenses required to be paid by Parent or Merger Sub in connection with the Transactions.
The obligations of the TPG Guarantor and Corpay in their respective Equity Commitment Letters are subject to a number of conditions, including (a) the satisfaction or waiver of each of the conditions to Parent’s obligations to effect the Closing set forth in the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), (b) the substantially contemporaneous, or prior, funding of Debt Financing in accordance with the terms of the Debt Commitment Letter and related Debt Financing documents, (c) the substantially simultaneous funding of the contributions contemplated by Corpay’s Equity Commitment Letter, in the case of the TPG Guarantor’s obligations, and the substantially simultaneous funding of the contributions contemplated by the TPG Guarantor’s Equity Commitment Letter, in the case of Corpay’s obligations and (d) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement.
Additionally, Parent has obtained the Debt Commitment Letter for the purpose of (a) the Refinancing, (b) directly or indirectly funding a portion of the Merger Consideration and other payments contemplated by the Merger Agreement, (c) paying fees and expenses incurred in connection with the foregoing and the transactions related thereto and (d) otherwise funding working capital and general corporate purposes.
The TPG Guarantor and Corpay have also each provided a Limited Guarantee with respect to the payment of their pro rata portions of the Parent Termination Fee (determined in accordance with their respective portions of the Equity Financing) payable by Parent pursuant to the Merger Agreement, in the event such Parent Termination Fee becomes payable, and certain fees and expenses, subject to the terms and conditions set forth in the Merger Agreement and the Limited Guarantees.
The Merger Agreement provides that Parent will use commercially reasonable efforts to take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on or prior to the Closing Date in accordance with the terms, and subject to the conditions, set forth in the Merger Agreement and in the Debt Commitment Letter.
Debt Financing
Parent has obtained debt financing commitments pursuant to the Debt Commitment Letter in an aggregate principal amount of $500,000,000, comprised of (x) the Term Loan Facility and (y) the Revolving Facility, of which up to $15,000,000 of such Revolver Facility is available at Closing to fund the Transactions and related costs.
Proceeds of the Debt Financing will be used for the purposes of (a) refinancing the Company’s credit agreement and the other indebtedness of the Company required to be repaid pursuant to the terms of the Merger Agreement, in each case concurrently with the Closing, (b) directly or indirectly funding a portion of the Merger Consideration and other payments contemplated by the Merger Agreement, (c) paying fees and expenses incurred in connection with the foregoing and the transactions related thereto and (d) otherwise funding working capital and general corporate purposes. The Debt Commitment Parties have committed to provide Parent, severally, but not jointly, with the Debt Financing in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
The obligations of the Debt Commitment Parties to provide the Debt Financing under the Debt Commitment Letter is subject to certain customary conditions, including the following:
•
the prior consummation or substantially concurrent consummation of the Merger in all material respects in accordance with the Merger Agreement, without giving effect to any amendment or waiver, or any consent granted, by Parent or any of its affiliates in a manner materially adverse to the Debt Commitment Parties (in their capacity as lenders) without the consent of the Debt Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned);

•
the execution and delivery of definitive loan, guarantee and security documentation for the credit facilities consistent with the terms in the Debt Commitment Letter and the delivery of customary closing documents (in each case, subject to the terms and conditions of the Debt Commitment Letter);

•	the delivery of customary “know your customer” documentation and beneficial ownership information;

•	the prior payment or substantially concurrent payment of applicable fees and expenses;
•	subject to customary limitations, the accuracy of certain representations and warranties made by the borrowers and guarantors under and pursuant to the Debt Facilities in all material respects;
•
subject to customary limitations, the accuracy of certain representations and warranties made in the Merger Agreement by or on behalf of the Company and its subsidiaries that are material to the interests of the Debt Commitment Parties, but only to the extent that Parent or its affiliates have the right (taking into account any applicable cure provisions in the Merger Agreement) to terminate its (or their) obligations under the Merger Agreement or otherwise have the right to decline to consummate the Merger (in each case in accordance with the terms of the Merger Agreement) as a result of a breach of such representation or warranty in the Merger Agreement, in each case without liability to Parent or its affiliates;

•	since the date of the Merger Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Merger Agreement);
•	the occurrence or substantially concurrent funding of the equity contribution; and
•	the occurrence or substantially concurrent occurrence of the Refinancing.
The obligations of Parent under the Debt Facilities will be guaranteed by the direct parent of Parent and certain wholly-owned direct or indirect U.S. restricted subsidiaries of Parent, and such obligations and guarantees of the same will be secured by capital stock of Parent and substantially all of the present and after-acquired assets of the borrower and guarantors, subject to customary carve-outs, exceptions and limitations. Amounts borrowed under the Debt Facilities are expected to bear interest at a rate per annum equal to, at Parent’s option, either (a) an alternate base rate (based on prime rate) plus an applicable margin initially set at 3.25%, or (b) an adjusted term SOFR rate (based on secured overnight financing rate) (including agreed to floors) plus an applicable margin initially set at 4.25%, in either case subject to leverage-based pricing step-ups or a “qualified IPO” step-down as set forth in the Debt Commitment Letter. The Debt Facilities will mature on the date that is seven years after the Closing Date. The Term Loan Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the Term Facility funded on the Closing Date, commencing with the seventh full fiscal quarter ending after the Closing Date. The Revolving Facility will be subject to a fee of 0.375% - 0.50% per annum (based on leverage) on undrawn commitments under the Revolving Facility. Customary agency fees and letter of credit fees will also be payable in respect of the Revolving Facility.
The credit agreement governing the Debt Facilities will contain customary representations and warranties, affirmative and negative covenants and events of default, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The Revolving Facility also contains a first lien net leverage ratio level financial covenant, applicable only if certain exposures thereunder exceed a threshold amount on the last day of a fiscal quarter. There are currently no plans or arrangements to re-finance or repay the Debt Facilities.
As of the date of this proxy statement, the final documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement. There are currently no alternative financing arrangements or alternative financing plans to the Debt Financing.
Financing Cooperation
Prior to the consummation of the Merger, the Company has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to provide cooperation in connection with obtaining the Debt Financing as Parent may reasonably request, including using reasonable best efforts to deliver to Parent an executed payoff letter with respect to the Company’s credit agreement.
The Company has the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any governmental authority); provided, that the Company must communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time. The Company will not be required to agree to any contractual obligation relating to the Debt

Financing that is not conditioned upon the Closing or that does not terminate without liability to the Company and its affiliates upon the termination of the Merger Agreement.
Pursuant to the Merger Agreement, Parent is required to indemnify and hold harmless the Acquired Companies, and each of their respective representatives, from and against any and all liabilities, costs, or expenses actually suffered or incurred in connection with its or their cooperation in connection with the Debt Financing or any information, assistance or activities provided in connection therewith, except with respect to any material misstatement or omission of a material fact in information prepared or provided in writing by or on behalf of the Company or any of its subsidiaries or any of their respective representatives or affiliates or to the extent such losses, damages, claims, costs or expenses arise from the breach of the Merger Agreement by the Company or result from the gross negligence, bad faith or willful misconduct of the Company. Parent is required to promptly, upon request by the Company, reimburse the Acquired Companies for any and all reasonable and documented out-of-pocket third-party costs and expenses incurred in connection with the Debt Financing or such information, assistance or activities provided in connection therewith. Obtaining the Debt Financing is not a condition to Closing.
Parent shall, upon request by the Company, keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing.
Closing and Effective Time of the Merger
Subject to the terms and conditions of the Merger Agreement, the Closing will take place by electronic exchange of documents and signatures on the date that is three business days after the date on which all of the closing conditions set forth in the Merger Agreement (described under the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time and place as Parent and the Company may mutually agree in writing.
At the Closing, the parties to the Merger Agreement will cause the Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger duly completed and executed in accordance with the DGCL. The Merger will become effective at the time the certificate of merger has been filed with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the certificate of merger.
Anticipated Accounting Treatment of the Merger
The Merger will be accounted by Parent as a “business combination” for financial accounting purposes.
Appraisal Rights
If the Merger is consummated, record holders and beneficial owners of Company Common Stock who do not vote in favor of the Merger (whether by voting against the Merger, abstaining or otherwise not voting with respect to the Merger), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Common Stock through the Effective Date, who otherwise comply with the statutory requirements of Section 262 and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, are entitled to seek appraisal of their shares in connection with the Merger under Section 262 and to receive payment in cash for the fair value of their shares of Company Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration such record holder or beneficial owner would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 described herein. These rights are known as appraisal rights. Stockholders and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex B. The full text of Section 262 is also accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. All references in Section 262 and in this summary to “stockholder” (and all references in this summary to “holder”) are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 and this summary to “beneficial owner” mean the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.
Under Section 262, record holders and beneficial owners of shares of Company Common Stock who make the demand described below with respect to such shares, do not vote in favor of the Merger Proposal, continuously hold such shares through the Effective Time and otherwise comply with the statutory requirements of Section 262 will be entitled to an appraisal of their shares of Company Common Stock and to receive payment in cash for the fair value of their shares as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of the shares of Company Common Stock as determined by the Delaware Court of Chancery may be more than, less than or equal to the Merger Consideration per share that holders thereof are otherwise entitled to receive under the terms of the Merger Agreement. Stockholders and beneficial owners should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address “fair value” under Section 262.
Under Section 262, when a merger agreement is to be submitted by a corporation’s board of directors for adoption at a meeting of such corporation’s stockholders, not less than 20 days before such meeting, the corporation submitting the matter to a vote of stockholders must notify the stockholders who were stockholders on the record date for notice of such meeting with respect to shares for which appraisal rights will be available pursuant to Section 262 that such appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders and beneficial owners that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this proxy statement as Annex B, in compliance with the requirements of Section 262. Record holders and beneficial owners who wish to exercise such appraisal rights should carefully review the text of Section 262 contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of such holder’s or beneficial owner’s appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising appraisal rights, the Company believes that a stockholder or beneficial owner considering the exercise of such rights should seek the advice of legal counsel.
If you are a Company stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Company, you must satisfy each of the following conditions:
•
you must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from, voting against or otherwise failing to vote for the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform us of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her, their or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. A stockholder’s and beneficial owner’s failure to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

•
you must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement with respect to such shares. A vote in favor of the adoption of the Merger Agreement, whether by proxy submitted by mail, over the Internet or by telephone or at the Special Meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy voting in favor of the adoption of the Merger Agreement or a proxy which does not contain voting instructions (which, unless revoked, will be voted in favor of the adoption of the Merger Agreement) and who wishes to exercise appraisal rights must effectively revoke that proxy pursuant to one of the means described in this proxy statement;
•
you must continuously hold (in the case of a stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding your appraisal) your shares of Company Common Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a stockholder of record and transfer the shares, of if you are a beneficial own and cease to beneficially own such shares, before the Effective Time;

•
any stockholder or beneficial owner who has complied with the requirements of Section 262 or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company is under no obligation to file any petition and has no present intention of doing so; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262.
If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Company Common Stock.
A proxy that is submitted and does not contain voting instructions will, unless properly revoked, be voted “FOR” the Merger Proposal, and it may result in the loss of the stockholder’s right of appraisal and nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the Merger Proposal or “ABSTAIN” from voting on the Merger Proposal. Voting against or failing to vote on the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.
All demands for appraisal should be addressed to:
AvidXchange Holdings, Inc.
Attention: Corporate Secretary
1210 AvidXchange Lane
Charlotte, NC 28206
Only a holder of record or beneficial owner of shares of Company Common Stock may assert appraisal rights for the shares of Company Common Stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares. The demand must reasonably inform the Company of the identity of the record holder of the shares and that the stockholder or beneficial owner intends to demand appraisal of his, her, their or its Company Common Stock. In addition, if a demand is made by a beneficial owner, the demand must also (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Company and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Company Common Stock as a nominee or intermediary for others, may exercise his, her, their or its right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the holder of record or beneficially owned by the beneficial owner.
If you own shares of Company Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the holder or holders of record (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by beneficial owners) and expressly disclose the fact that, in exercising the demand, such person is acting as agent.
If the Merger is consummated, then within 10 days after the Effective Time, the Surviving Corporation in the Merger must give written notice of the Effective Time to each stockholder and beneficial owner who has demanded appraisal in accordance with Section 262 and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s or beneficial owner’s demand and accept the Merger Consideration for that holder’s shares of Company Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder or beneficial owner who withdraws such person’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder or beneficial owner will be entitled to receive only the appraised value of his, her, their or its shares of Company Common Stock determined in any such appraisal proceeding, which value may be more than, less than or equal to the Merger Consideration per share.
Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder or beneficial owner who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders and beneficial owners. Upon the filing of the petition by a stockholder or beneficial owner, service of a copy of such petition will be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the Surviving Corporation will file a petition. In the event that the Surviving Corporation does not file such petition, it is the obligation of the stockholders or beneficial owners of Company Common Stock who have complied with the requirements of Section 262 to initiate all necessary action to perfect their appraisal rights with respect to shares within the time prescribed in Section 262. In addition, within 120 days after the Effective Time, any stockholder or beneficial owner who has theretofore complied with the applicable provisions of Section 262 will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The statement must be given within the later of (a) 10 days after such written request has been received by the Surviving Corporation or (b) 10 days after the expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders and beneficial owners who have demanded appraisal from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders and beneficial owners who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. Additionally, because the Company Common Stock will have been publicly listed on Nasdaq, the Delaware Court of Chancery is required under Section 262 to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock or (b) the value of the Merger Consideration for such total number of shares of Company Common Stock exceeds $1 million.

After determination of the stockholders and beneficial owners entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value by the Surviving Corporation to the stockholders and beneficial owners entitled thereto. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the following sentence, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the preceding sentence only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (b) interest theretofore accrued, unless paid at that time.
Neither the Company nor Parent anticipates offering more than the Merger Consideration provided for in the Merger Agreement to any stockholder or beneficial owner exercising appraisal rights and they reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of the Company Common Stock is less than the per share Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Corporation and the stockholders and beneficial owners participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each dissenting stockholder or beneficial owner is responsible for his, her, their or its attorneys and expert witness expenses, although upon the application of a dissenting stockholder or beneficial owner, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder or beneficial owner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder or beneficial owner who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares other than with respect to any such payment as of the Record Date prior to the Effective Time.
At any time within 60 days after the Effective Time, any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder or beneficial owner may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, or if the stockholder or beneficial owner otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the stockholder’s right to appraisal will cease, and such stockholder or beneficial owner will be entitled to receive the Merger Consideration. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any record or beneficial holder of shares who desires such a petition to be filed is advised to file it on a timely basis. As indicated above, any stockholder or beneficial owner may withdraw such stockholder’s or beneficial owner’s demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his, her, their or its demand for appraisal and acceptance of the Merger Consideration except (a) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (b) that no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that the preceding clause (b) will not affect the right of any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the Merger Consideration on terms offered upon the Merger within 60 days after the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights.
Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Common Stock
The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to holders of shares of Company Common Stock whose shares are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis or description of all potential tax effects of the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to holders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate, gift, alternative minimum tax, the Medicare net investment income surtax or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under the DGCL. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.
This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to holders in light of their particular facts and circumstances, including, but not limited to:
•	banks, insurance companies and other financial institutions;
•	mutual funds;
•	brokers or dealers in securities, currencies or commodities;
•	traders in securities that elect to use the mark-to-market method of accounting;
•	regulated investment companies and real estate investment trusts;
•	pension plans, tax-qualified retirement plans, individual retirement or other tax-deferred accounts;
•	partnerships, S Corporations or other entities or arrangements classified as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein);
•
holders who hold their shares of Company Common Stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code, as “Section 1244 stock” within the meaning of Section 1244 of the Code, or through individual retirement or other tax-deferred accounts;

•	expatriated entities subject to Section 7874 of the Code;
•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•
holders that participate in the Rollover and sign the Rollover Agreements or otherwise exchange any Company Common Stock for any equity interests in Topco, or other consideration other than the Merger Consideration;

•	holders holding their shares of Company Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;
•	holders that received their shares of Company Common Stock in a compensatory transaction;
•	holders that are “controlled foreign corporations” or “passive foreign investment companies,” as those terms are used in the Code;
•	holders that have held at any time, directly, indirectly or constructively, more than 5% of the Company Common Stock;
•	holders who own an equity interest, actually or constructively, in Topco or the Company continuing as the Surviving Corporation; or
•	U.S. Holders whose “functional currency” is not the U.S. dollar.
If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding shares of Company Common Stock and partners therein should consult their tax advisors regarding the particular tax consequences to them of the Merger.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.
THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock who or that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (a) that is subject to the primary supervision of a court within the United States if one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before deduction of any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares, reduced (but not below zero) by the amount of distributions previously received (if any) that were not treated as dividends for U.S. federal income tax purposes. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the consummation of the Merger. A reduced tax rate on capital gains generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of Company Common Stock at different times and/or for different prices, such U.S. Holder must determine its gain or loss, adjusted tax basis and holding period separately with respect to each block of Company Common Stock.
Payments made to a U.S. Holder in exchange for Company Common Stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at a current rate of 24%. To avoid backup withholding on such payments, U.S. Holders that do not otherwise establish an exemption should complete and return to the Paying Agent a properly executed IRS Form W-9 included in the letter of transmittal certifying that such holder is a United States person for U.S. federal income tax purposes, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Certain types of U.S. Holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding or information reporting rules.
Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. Holder pursuant to the Merger under the backup withholding rules generally will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Company Common Stock who or that is not a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•
such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the consummation of the Merger, and certain other specified conditions are met, in which case such gain (net of certain losses) will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified under an applicable tax treaty), which gain may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
the Company Common Stock constitutes a United States real property interest (“USRPI”) by reason of the Company being or having been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, at any time during the shorter of the five-year period ending on the Closing Date or the period that the Non-U.S. Holder held the applicable Company Common Stock, in which case, subject to the “regularly traded” exception discussed below, such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons and generally will be subject to a withholding tax equal to 15% of the Merger Consideration received by the Non-U.S. Holder (for which a credit or refund generally may be applied for to the extent such withholding exceeds such Non-U.S. Holder’s actual U.S. federal income tax liability on such holder’s gain realized in the Merger).
With respect to the third bullet point above, the Company believes it currently is not, and has not been at any time during the five-year period ending on the Closing Date, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of the Company’s USRPIs relative to the fair market value of the Company’s real property interests and other business assets, there can be no assurance that the Company currently is not a USRPHC or has not been a USRPHC in the past. Even if the Company were a USRPHC, gain arising from the conversion of a Non-U.S. Holder’s shares of Company Common Stock into the right to receive cash pursuant to the Merger will not be subject to U.S. federal income tax pursuant to the third bullet point above if the Company Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of the Company Common Stock throughout the Non-U.S. Holder’s entire holding period or, if shorter, the five-year period ending on the Closing Date.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Payments made to Non-U.S. Holders in exchange for Company Common Stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at a current rate of 24%. Non-U.S. Holders generally can avoid backup withholding by providing the Paying Agent with the applicable and properly completed and executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Regulatory Approvals Required for the Merger
Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger cannot be consummated until the Company and Parent each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The Company, Parent and their respective affiliates filed their respective HSR Act notifications on June 11, 2025. The 30-day HSR Act waiting period with respect to the Merger was set to expire at 11:59 p.m. EDT on July 11, 2025, unless terminated earlier. On July 2, 2025, the Company received notice from the FTC of the early termination of the required 30-day waiting period under the HSR Act.
At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
In connection with obtaining any approval or consent related to any applicable law, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law, including antitrust law, or otherwise to consummate and make effective the Transactions as promptly as practicable. For more information, see the section of this proxy statement entitled “The Merger Agreement—Efforts to Consummate the Merger.”

The consummation of the Merger is also subject to the European Union issuing a decision under Council Regulation (EC) 139/2004 declaring the Transactions compatible with the internal market. Parent and its affiliates filed a notification pursuant to Council Regulation (EC) No. 139/2004 (the EU Merger Regulation) to the European Commission on June 5, 2025. On June 30, 2025, the Company received clearance from the European Commission.
In addition, the Company holds money transmitter licenses in numerous jurisdictions. The relevant laws and regulations of certain of these jurisdictions require that, prior to the acquisition of control of a licensee, the licensee and/or acquirer must notify the applicable regulatory authority, make certain filings with such regulatory authority and/or obtain the approval of such regulatory authority. It is a condition to Parent’s and Merger Sub’s obligation to complete the Merger that the Required Money Transfer Approvals have been obtained and are in full force and effect and all statutory waiting periods (as applicable) relating to such Required Money Transfer Approvals have expired or been terminated, as applicable. The Company and Parent are in the process of obtaining the Required Money Transfer Approvals.
One or more regulatory authorities may impose a condition, restriction, qualification, requirement or limitation when it grants a Required Money Transfer Approval. There is currently no way to predict how long it will take to obtain all of the Required Money Transfer Approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.
Although we expect that all Required Money Transfer Approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of Required Money Transfer Approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.
Litigation Related to the Transactions
Following the public announcement by the Company of the execution of the Merger Agreement, the Company filed a preliminary version of this proxy statement (Schedule 14A) with the SEC on June 17, 2025 (the “Preliminary Proxy”).
On July 11, 2025, a purported stockholder of the Company filed a lawsuit in the United States District Court for the Southern District of New York captioned Zappia v. AvidXchange Holdings, Inc., et al., No. 1:25-cv-5727 (S.D.N.Y.) (the “Zappia Complaint”). The Zappia Complaint alleges that the Preliminary Proxy contains materially false and misleading statements and omissions in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9, and asserts a state law breach of fiduciary duty claim under Delaware law. The allegations focus on purported failures to disclose conflicts of interest of the Company's legal advisors and failures to disclose details regarding the Company's valuation analyses. On July 21, 2025, the plaintiff in the Zappia Complaint filed an amended complaint alleging substantially the same claims. On July 22, 2025, the plaintiff filed a motion for preliminary injunction seeking to enjoin the stockholder vote and consummation of the Transactions until alleged disclosure deficiencies were corrected. On July 28, 2025, the court issued an order to show cause, scheduling expedited briefing and a hearing on the plaintiff’s motion. On July 31, 2025, the defendants in the Zappia Complaint filed an opposition to the preliminary injunction motion. On August 1, 2025, the plaintiff in the Zappia Complaint voluntarily withdrew his preliminary injunction motion. The defendants' response to the amended complaint is currently due September 22, 2025.
Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:

Description	Amount
Financial advisory fees and expenses	$62,300,000
Legal, accounting and other professional fees and expenses	$24,500,000
SEC filing fees	$320,150
Printing, proxy solicitation and mailing costs	$115,000
Total	$87,235,150

Except as expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In addition, Parent or the Surviving Corporation shall be responsible for all fees and expenses in connection with any transfer taxes, the Debt Financing and the Paying Agent. It is also expected that Merger Sub and/or Parent will incur approximately $23 million of legal, financial, accounting and other advisory fees.
Provision for Unaffiliated Stockholders
No provision has been made (a) to grant the Unaffiliated Stockholders access to the corporate files of (i) the Company, (ii) any other party to the Merger Agreement or (iii) any of their respective affiliates, or (b) to obtain counsel or appraisal services for the Unaffiliated Stockholders at the expense of the Company, any other such party or affiliate.
Delisting and Deregistration of Common Stock
The Company Common Stock is registered as a class of equity securities under the Exchange Act and is quoted on Nasdaq under the symbol “AVDX.” As promptly practicable following the Effective Time in compliance with applicable law, the shares of Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Company Common Stock will no longer be publicly traded. As a result, following such actions, we will no longer be required to file periodic reports with the SEC on account of Company Common Stock.

THE SPECIAL MEETING
We are furnishing this proxy statement to the Company stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any adjournment or postponement thereof. This proxy statement provides the Company stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting or any adjournment or postponement thereof.
Date and Time of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on September 16, 2025 at 9:00 a.m. Eastern Time, or at any adjournment or postponement thereof. The Special Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/AVDX2025SM. You will not be able to attend the Special Meeting in person.
Purpose of the Special Meeting
At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal. If our holders of Company Common Stock fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and the material provisions of the Merger Agreement are described under the section of this proxy statement entitled “The Merger Agreement.”
This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about August 15, 2025.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the close of business on August 14, 2025, the Record Date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof. A list of stockholders of record will be available in our office located at 1210 AvidXchange Lane, Charlotte, NC 28206 during regular business hours for a period of at least 10 days before the Special Meeting and on the Special Meeting webpage during the meeting.
As of the Record Date, there were 207,698,753 shares of Company Common Stock outstanding and entitled to vote in accordance with the DGCL at the Special Meeting.
A quorum of stockholders is necessary to transact business at the Special Meeting. Our Bylaws provide that the presence at the Special Meeting, by remote communication or represented by proxy, of the holders of a majority of the voting power of the shares of the Company Common Stock issued and outstanding and entitled to vote in accordance with the DGCL as of the close of business on the Record Date (103,849,377 shares) will constitute a quorum for the Company to transact business at a Special Meeting. In general, shares of Company Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares represented by proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the Special Meeting for purposes of determining a quorum. Failure to vote or broker non-votes, if any, will not be counted as present for purposes of determining the existence of a quorum. The Company does not expect any broker non-votes because the rules applicable to brokers, banks, trustees or other nominees only provide discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine.
In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.
Vote Required; Abstentions and Broker Non-Votes
Each share of Company Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL is required to approve the Merger Proposal. An abstention from voting your shares, failure to vote your shares, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the Closing.
The Merger Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of the majority of the votes cast. An abstention from voting your shares, failure to vote your shares or a broker non-vote, if any, will not have an effect on the outcome of the Merger Compensation Proposal or the Adjournment Proposal. The Company does not expect any broker non-votes because the rules applicable to brokers, banks, trustees or other nominees only provide discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. Approval of the Merger Compensation Proposal and the Adjournment Proposal are not conditions to completion of the Merger.
Shares Held by Directors and Executive Officers
As of the close of business on the Record Date, directors and executive officers of the Company (not including Mr. Praeger) and their affiliates beneficially owned and were entitled to vote, in the aggregate, 7,493,575 shares of Company Common Stock, which represented approximately 3.6% of the voting power of the shares of Company Common Stock outstanding. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Company Common Stock (a) “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and (c) “FOR” the Adjournment Proposal.
As of the Record Date, the Supporting Stockholders beneficially owned, in the aggregate, 15,700,588 shares of Company Common Stock, collectively representing approximately 7.5% of the voting power of the shares of Company Common Stock outstanding, which the Supporting Stockholders are obligated to vote in favor of the Merger Proposal and each of the other actions contemplated by the Merger Agreement (including any adjournment or postponement of the Special Meeting) pursuant to the Voting and Support Agreement.
Shares Held by the Supporting Stockholders
Pursuant to the Voting and Support Agreement, the Supporting Stockholders, who beneficially owned, in the aggregate, approximately 7.5% of the voting power of the Company Common Stock as of the Record Date, have agreed, among other matters, to vote all of their shares of Company Common Stock in favor of the Merger, subject to the terms and conditions contained in the Voting and Support Agreement. For additional information, see section the of this proxy statement entitled “The Merger Agreement—The Voting and Support Agreement” and the full text of the Voting and Support Agreement, attached as Annex D to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
Voting; Proxies
Attendance
All holders of shares of Company Common Stock as of the close of business on the Record Date, including stockholders of record and beneficial owners of Company Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the virtual Special Meeting.
The meeting webcast will begin promptly at 9:00 a.m. Eastern Time on September 16, 2025. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/AVDX2025SM. You will need the 16-digit control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.
Once online access to the Special Meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the Special Meeting website. You will need the 16-digit control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Providing Voting Instructions by Proxy
To ensure that your shares of Company Common Stock are voted at the Special Meeting, we recommend that you provide voting instructions by proxy as soon as possible, whether or not you plan to attend the Special Meeting online.
Shares of Company Common Stock Held by a Record Holder
If you are a stockholder of record and your shares of Company Common Stock are registered in your name with our transfer agent, Broadridge, you may provide voting instructions by proxy using one of the methods described below.
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By Internet. Go to https://www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Internet voting for stockholders of record is available 24 hours a day. Votes submitted via the Internet must be received by 11:59 p.m. Eastern Time on September 15, 2025.

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By Telephone. Dial the phone number on your proxy card. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Telephone voting for stockholders of record is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time September 15, 2025.

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By Mail. If you received a paper copy of a proxy card or voting instruction form, you may submit your proxy by completing, signing and dating the proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope. To ensure they are voted at the Special Meeting, proxies submitted by mail must be received at the address provided no later than September 15, 2025, the last business day before the meeting.

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.
Shares held in your name as the stockholder of record may also be voted electronically if you attend the Special Meeting virtually. You will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials to vote at the Special Meeting. This control number is designed to verify your identity and allow you to vote your shares of Company Common Stock at the Special Meeting or to vote by proxy prior to the Special Meeting.
An abstention, failure to vote or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal. An abstention, failure to vote or a broker non-vote, if any, will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.
Shares of Company Common Stock Held in “Street Name”
If your shares of Company Common Stock are held in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
An abstention, failure to vote or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal. An abstention, failure to vote or a broker non-vote, if any, will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke it or change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	granting a new proxy bearing a later date (including a proxy via telephone or Internet) and returning it to us prior to the Special Meeting;
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providing a written notice of revocation to the Corporate Secretary of AvidXchange, in writing, at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, prior to your shares being voted; or

•	attending the virtual Special Meeting online and voting your shares electronically during the Special Meeting.
Please note, however, that only your last-dated proxy will count. Participating in the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the Special Meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the Special Meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on September 15, 2025.
If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote or submit new voting instructions. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as continued, adjourned or postponed.
Abstentions
An abstention occurs when a stockholder attends a meeting, either by remote communication or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal (assuming a quorum is present).
Adjournments and Postponements
Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the Special Meeting may be continued, adjourned or postponed for the purpose of soliciting additional proxies. Under our Bylaws, the Special Meeting may be postponed, rescheduled or canceled by action of the Board at any time in advance of the meeting, or may be adjourned by the chairperson of the Special Meeting regardless of whether a quorum is present, at any time and for any reason. Additionally, under our Bylaws, if a quorum is not present at the Special Meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote on the matter who are present in person or represented by proxy at the meeting, may adjourn the meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board will fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting. If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as so adjourned or postponed.

In the event that there is present at the Special Meeting, in person (which includes by remote communication) or represented by proxy, sufficient favorable voting power to secure the vote of our stockholders necessary to adopt the Merger Agreement by approving the Merger Proposal, we do not anticipate that we will adjourn or postpone the Special Meeting.
Board Recommendation
The Board, after considering various factors described under the section of this proxy statement entitled “Special Factors—Recommendation of the Board and Reasons for the Merger,” by the unanimous vote of the Company’s directors present and voting (constituting all the independent members of the Board), determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, approved the Merger Agreement and the Transactions, including the Merger, and resolved to recommend adoption of the Merger Agreement by the Company stockholders.
The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Solicitation of Proxies
The Board is soliciting your proxy, and we will bear the cost of this solicitation of proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of Company Common Stock.
Proxies may be solicited by mail, personal interview, e-mail, telephone, facsimile or the Internet, without additional compensation, by certain of the Company’s directors, officers and employees.
Anticipated Date of Consummation of the Merger
We currently anticipate that the Merger will be consummated in the fourth quarter of 2025, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, it is possible that factors outside the control of the Company and Parent could result in the Merger being consummated at a later time or not at all.
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of Company Common Stock through the Effective Time, who do not vote in favor of the Merger (whether by voting against the Merger, abstaining or otherwise not voting with respect to the Merger), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Common Stock through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, will be entitled to seek appraisal of the fair value of their shares in connection with the Merger under Section 262. This means that holders of shares of Company Common Stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal and who follow the procedures in the manner prescribed by Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement entitled “Special Factors—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (a) submit a written demand for appraisal to the Company before the vote is taken on the adoption of the Merger Agreement at the Special Meeting; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold your shares of Company Common Stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under Section 262. Your failure to follow exactly the procedures specified under Section 262 may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement entitled “Special Factors—Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is reproduced and attached as Annex B to this proxy statement and incorporated herein by reference. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, broker or nominee.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Company Common Stock will be voted in accordance with the discretion of the appointed proxy holders.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, the shares of Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Company Common Stock will no longer be publicly traded.
Householding of Special Meeting Materials
Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement for the Special Meeting may have been sent to multiple stockholders in each household. If you wish to receive a separate set of proxy materials, please submit your request to Broadridge, either by calling (866) 540-7095, or by writing to: Broadridge Householding Department, 51 Mercedes way, Edgewood, NY. All stockholders may also call us at the number below or write to us at the following address to request a separate copy of proxy materials: AvidXchange Holdings, Inc., Attention Corporate Secretary, 1210 AvidXchange Lane, Charlotte, NC 28206, telephone: (800) 560-9305. Any stockholder who wants to receive separate copies of our proxy statements or annual reports to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact such stockholder’s bank, broker or other nominee, or the stockholder may contact the Company at the above address and phone number. We will promptly deliver a separate copy (free of charge) upon request.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (866) 239-1763
Banks and Brokers may call collect: (212) 750-5833

MARKET PRICES
The Company Common Stock has been traded on Nasdaq under the symbol “AVDX” since October 13, 2021. Prior to that time, there was no public market for our shares. The table below sets forth, for the fiscal quarters indicated, the range of high and low closing prices per share of the Company Common Stock as reported by Nasdaq.

	High	Low
2025
3rd Quarter (through August 13, 2025)	$9.91	$9.82
2nd Quarter	$9.80	$7.21
1st Quarter	$10.81	$6.89

	High	Low
2024
4th Quarter	$11.59	$7.66
3rd Quarter	$12.86	$7.44
2nd Quarter	$12.50	$10.45
1st Quarter	$13.29	$10.52

	High	Low
2023
4th Quarter	$12.56	$7.60
3rd Quarter	$12.45	$8.96
2nd Quarter	$11.27	$7.10
1st Quarter	$11.60	$7.39

As of the Record Date, there were 207,698,753 shares of Company Common Stock outstanding, held by approximately 149 stockholders of record. The actual number of stockholders is considerably greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by banks, brokers and other nominees.
On May 6, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of the Company Common Stock on Nasdaq was $8.20 per share. On August 13, 2025, the latest practicable trading day before the printing of this proxy statement, the closing price of the Company Common Stock on Nasdaq was $9.91 per share. You are encouraged to obtain current market quotations for the Company Common Stock.
The Company Common Stock is currently registered under the Exchange Act. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and the Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were made only for purposes of the Merger Agreement and as of specified dates and were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated solely for the benefit of the parties to the Merger Agreement with the principal purpose of contractually allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by confidential disclosures that were made by the parties to one another, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of the Company or Parent with the SEC. Accordingly, the representations and warranties and provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and the documents incorporated by reference into this proxy statement. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual statement of facts or conditions of the parties thereto or any of their respective subsidiaries or affiliates. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See the section of this proxy statement entitled “Where You Can Find More Information.”
Closing; When the Merger Becomes Effective
Subject to the terms and conditions of the Merger Agreement, the Closing will take place by electronic exchange of documents and signatures on the date that is three business days after the date on which all of the closing conditions set forth in the Merger Agreement (described under the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time and place as Parent and the Company may mutually agree in writing.
At the Closing, the parties to the Merger Agreement will cause the Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger duly completed and executed in accordance with the DGCL. The Merger will become effective at the time the certificate of merger has been filed with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the certificate of merger.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease, with the Company continuing as the Surviving Corporation and a wholly owned subsidiary of Parent. From and after the Effective Time, the Surviving Corporation will possess all rights, privileges, powers and franchises of the Company and Merger Sub, and all of the obligations, liabilities and duties of the Company and Merger Sub will become the obligations, liabilities and duties of the Surviving Corporation.
At the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time will be amended and restated in its entirety to be in the form of the certificate of incorporation attached as Exhibit A to the Merger Agreement, and as so amended will be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of the Company in effect immediately prior to the Effective Time will be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time (except as to the name of the Surviving Corporation, which will be “AvidXchange Holdings, Inc.”), and as so amended will be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.
From and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation and the directors of Merger Sub immediately before the Effective Time will be the directors of the Surviving Corporation, in each case, to hold office until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the DGCL, the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.
Effect of the Merger on the Company Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Canceled Shares, Dissenting Shares and Rollover Shares) will be canceled and automatically converted into and will thereafter represent the right to receive the Merger Consideration. From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to the Merger Agreement will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Certificate and each holder of a Book-Entry Share, in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock will thereafter cease to have any rights with respect to such securities other than the right to receive, upon surrender of Certificates or Book-Entry Shares, the Merger Consideration in accordance with the Merger Agreement.
At the Effective Time, all Canceled Shares and all Rollover Shares will, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and retired without conversion thereof and will cease to exist and no payment will be made in respect thereof.
At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
If at any time during the period between May 6, 2025, and the Effective Time, any change in the outstanding shares of the Company Common Stock or outstanding shares of the preferred stock of the Company occurs by reason of any reclassification, recapitalization, stock split (including a reverse stock split), division or subdivision of shares, combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period or any other similar transaction, the Merger Consideration will be equitably adjusted to provide the same economic effect as contemplated by the Merger Agreement.

Treatment of Equity Awards, Company Stock Plans and ESPP in the Merger
Company Compensatory Awards. Under the Merger Agreement, effective immediately prior to the Effective Time, each Company Compensatory Award will be treated as follows:
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Each Vested Company Option will automatically be canceled and terminated and converted into the right to receive an amount in cash, if any, equal to the Option Consideration, payable as soon as practicable following the Closing Date.

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Each Unvested Company Option will be substituted and immediately converted into an award representing the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Unvested Company Option, subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting).

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Each Vested Company RSU Award that remains outstanding immediately prior to the Effective Time will automatically be canceled and terminated as of immediately prior to the Effective Time and converted into the right to receive the RSU Consideration, payable as soon as practicable following the Closing.

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Except as otherwise set forth in a written agreement among the Company, Parent and the holder of a Company RSU Award entered into prior to the Effective Time, each Unvested Company RSU Award that remains outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms will automatically be substituted and immediately converted into a Post-Closing Cash Award equal to the product of (i) the aggregate number of shares of Company Common Stock underlying such Unvested Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, subject to the terms and conditions of the corresponding Unvested Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting).

If the exercise price per share of any Vested Company Option or Unvested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option or Unvested Company Option, as applicable, will be automatically canceled and terminated without payment of any consideration to the holder thereof.
Payments. At the Effective Time, Parent will deposit, or cause to be deposited, with the Company, cash in an amount sufficient to pay the aggregate Merger Consideration payable to all of the holders of Vested Company Options and Vested Company RSU Awards, which will be payable through the Company’s payroll system. Parent will cause the Post-Closing Cash Awards to be paid through the Company’s payroll system as soon as practicable following the date on which such payment becomes due. All amounts payable with respect to the Company Compensatory Awards will be subject to deduction for any required tax withholding.
Company Stock Plans and ESPP. Subject to the consummation of the Merger, all stock plans of the Company, including the 2010 Stock Option Plan, the 2017 Amendment and Restatement of the 2010 Stock Option Plan, the Equity Incentive Plan and the 2021 Long-Term Incentive Award Plan will be terminated effective immediately prior to the Effective Time.
Effective as of the date of the Merger Agreement, no new participants have been (or will be) allowed to participate in the ESPP, and no new offering periods will commence following the completion of the offering period currently in effect. Subject to the consummation of the Merger, the ESPP will be terminated effective as of immediately prior to the Effective Time and the offering period that would otherwise be in effect at the Closing Date will terminate and all purchase rights then-outstanding will be exercised no later than four (4) business days prior to the Effective Time.
Payment for the Company Common Stock
At the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent to the holders of Company Common Stock in accordance with the Merger Agreement.

As soon as reasonably practicable after the Effective Time and in any event not later than the third business day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share (other than the Canceled Shares and except for any Dissenting Shares and Rollover Shares) (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.
Withholding Rights
Each of Parent, Merger Sub, the Surviving Corporation, its subsidiaries, the Paying Agent or any other applicable withholding agent will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the Merger Agreement, including consideration payable to any holder or former holder of Company Compensatory Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate governmental authority, such deducted or withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub. Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event (each, an “Effect”) (a) that, individually or in the aggregate with the other Effects, would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Merger or (b) that, individually or in the aggregate with the other Effects, had, has or would reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise), of the Acquired Companies taken as a whole, excluding, however, solely the purposes of the foregoing clause (b), the following, or the impact of any of the following, alone or in combination:
•	any change in applicable law, GAAP or any other applicable accounting standards or any interpretation of any of the foregoing;
•
general economic, political, regulatory or legislative or business conditions or changes therein, or acts of terrorism, epidemics or pandemics, disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities, any acts of sabotage, terrorism, riot, national or international calamity) or any escalation or worsening of or arising out of the foregoing;

•	financial, credit, commodities, securities and capital markets conditions, including tariffs, interest rates, credit ratings and currency exchange rates, and any changes therein;
•	seasonal fluctuations in the business of the Acquired Companies;
•	any change generally affecting the industries in which the Acquired Companies operate;
•
the negotiation, entry into or announcement of the Merger Agreement, the pendency or consummation of the Transactions, the performance of the Merger Agreement, the identity of, or any facts or circumstances relating to, the TPG Guarantor, Corpay, Parent or Merger Sub or their respective affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the respective plans or intentions of the foregoing with respect to the Company or its business (including (x) the initiation of litigation by any Company stockholder with respect to the Merger Agreement or the Transactions or (y) any termination of, reduction in or similar negative impact on the Acquired Companies’ relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Acquired Companies, in each case, due to the negotiation, entry into, announcement, pendency or performance of the Merger Agreement or identity of the parties to the Merger Agreement (or their affiliates) or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies (other than with respect to any representation or warranty (or related condition) in the Merger Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the Merger Agreement or the consummation of the Transactions);
•
the Company’s taking of any action required or expressly contemplated by the Merger Agreement (other than pursuant to the Company’s obligation to conduct its and its subsidiaries’ business and operations in the ordinary course) or requested in writing by Parent;

•	any act of God or natural disaster;
•
any change in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (it being understood that this bullet will not prevent a determination that any change or effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from the definition of Company Material Adverse Effect)); or

•
any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts (it being understood that this clause will not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect);

In the case of the first, second, third, fifth or eighth bullet points above, to the extent that the Acquired Companies, taken as a whole, are disproportionately affected as compared with other participants in the industries in which the Acquired Companies operate, the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
The Merger Agreement contains representations and warranties of the Company, subject to certain qualifications or exceptions in the Merger Agreement and the Company disclosure letter delivered in connection with the Merger Agreement (the “Company Disclosure Letter”) as to, among other matters:
•	corporate organization, existence, good standing and corporate power;
•
corporate authority and approvals to enter into the Merger Agreement and perform the Company’s obligations thereunder and, subject to the Required Company Stockholder Approval, to consummate the Transactions;

•	required regulatory filings or actions and authorizations, consents or approvals of any governmental authority for the consummation of the Transactions;
•
that the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Company or any of its subsidiaries, (ii) assuming that the consents, approvals, authorizations and filings referred to in the preceding bullet are obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any applicable law or (iii) require any consent by or any notice to any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its subsidiaries is entitled under any material contract of the company, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to have a Company Material Adverse Effect;

•	the capitalization and authorized issuance of the Company’s equity securities, including the authorized and outstanding capital stock of the Company and Company Compensatory Awards;

•	the organization and capitalization of the Company’s subsidiaries;
•	the timeliness and accuracy of the Company’s filings with the SEC and of financial statements included in its SEC filings;
•	the Company’s disclosure controls and procedures and internal control over financial reporting and compliance with the Sarbanes-Oxley Act;
•
the absence of certain events or changes in the business of the Company between December 31, 2024, and May 6, 2025, including that there had not been a Company Material Adverse Effect during such period;

•
the conduct of the Company’s and its subsidiaries’ business in all material respects in the ordinary course and that the Company and its subsidiaries have not taken certain specified actions described in the section of this proxy statement entitled “The Merger Agreement—Conduct of Business Pending the Merger” that would have required Parent’s consent had they been taken during the period prior to the Closing, in each case from December 31, 2024 to May 6, 2025;

•	the absence of undisclosed liabilities;
•
the existence and enforceability of certain categories of specified material contracts, including as to effectiveness and absence of breach or default for such contracts and the absence of any material claims or disputes pending or threatened under such material contracts;

•
the compliance by the Company or its subsidiaries with their licenses, including money transmitter licenses, and other applicable law, as well as with respect to the Company’s and its subsidiaries’ respective permits, approvals and other authorizations, including franchises and ordinances;

•	the compliance by the Company and its subsidiaries with all anti-corruption laws;
•	the absence of pending or, to the Company’s knowledge, threatened proceedings;
•	certain property owned or leased by the Company and its subsidiaries;
•	the ownership of or rights with respect to, and lack of infringement with respect to, intellectual property owned or used by the Company and its subsidiaries;
•	the security of the Company and its subsidiaries’ information technology assets;
•	certain data privacy matters, including the Company and its subsidiaries’ compliance with data protection laws and privacy policies and its and their use and protection of personal data;
•	insurance policies of the Company and its subsidiaries;
•	the payment of taxes, the filing of tax returns, lack of tax audits or proceedings and other tax matters related to the Company and its subsidiaries;
•	the Company’s employee benefit plans and other agreements with its employees and other service providers and labor matters;
•	matters relating to severance payments, including with respect to Section 280G of the Code;
•	the Company and its subsidiaries’ compliance with applicable employment and labor laws, the lack of audits or proceedings relating to such laws and the absence of labor disputes;
•	the absence of allegations of sexual harassment or sexual misconduct, or legal actions or settlements involving such matters;
•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;
•	certain representations with regard to the accuracy of materials to be filed with the SEC in connection with the Transactions;
•	the required stockholder approval in order to effect the Merger, and the vote required to adopt the Merger Agreement and approve the Transactions;

•	the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than as specified in the Merger Agreement;
•	certain material customers and suppliers of the Company and its subsidiaries;
•
the Company’s, its subsidiaries’ and its and their agents’, employees’ or affiliates’ compliance with legislation, regulation, policies and procedures regarding bribery, sanctions and import-export laws;

•	the compliance by Company and its subsidiaries with all applicable anti-money laundering laws;
•	the Barclays Fairness Opinion; and
•	the absence of any other representations and warranties.
The Merger Agreement also contains representations and warranties of Parent and Merger Sub, subject to certain qualifications or exceptions in the Merger Agreement delivered in connection with the Merger Agreement, as to, among other matters:
•	corporate organization, existence, good standing and corporate power;
•
corporate authority and approvals to enter into the Merger Agreement and perform Parent’s and Merger Sub’s obligations thereunder and, with respect to Merger Sub, subject to the approval by its sole stockholder, to consummate the Transactions;

•	required regulatory filings or actions and authorizations, consents or approvals of any governmental authority for the consummation of the Transactions;
•
that the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub, (ii) assuming that the consents, approvals, authorizations and filings referred to in the preceding bullet are obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (iii) assuming compliance with the matters referred to in the preceding bullet, require any consent by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its subsidiaries is entitled under any material contract of the company, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under the Merger Agreement;

•	the absence of pending or, to Parent’s knowledge, threatened proceedings;
•	the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than as specified in the Merger Agreement;
•	the absence of ownership by Parent and Merger Sub and their respective subsidiaries of any capital stock of the Company;
•
the absence of any contract, arrangement or understanding, except the Merger Agreement, the Rollover Agreements and the Voting and Support Agreement, with any Company Stockholder to receive differential consideration or to vote to adopt the Merger Agreement and the Transactions contemplated thereby;

•
the financing commitments received by Parent, the delivery and enforceability and terms of the Equity Commitment Letters, Debt Commitment Letter and other documentation related to the Equity Financing or Debt Financing and the sufficiency of the funds to satisfy all of Parent’s and Merger Sub’s obligations under the Merger Agreement and the Equity Commitment Letters and Debt Commitment Letter;

•	the conditions precedent to the obligations to provide the Financing as provided in the Debt Commitment Letter;
•
Parent’s belief in its ability to satisfy the terms and conditions of the Equity Commitment Letters and the Debt Commitment Letter, and in the ability of the parties thereto, to perform their respective obligations thereunder;

•	the absence of financing or receipt or availability of funds as a condition to Parent’s, Merger Sub’s or any of their respective affiliates’ obligations under the Merger Agreement;
•	the solvency of Parent and the Company following the consummation of the Merger;
•	the Limited Guarantees delivered to the Company (including the enforceability thereof);
•	certain representations with regard to the accuracy of materials to be filed with the SEC in connection with the Transactions;
•	the ownership by Parent of all of the issued and outstanding capital stock of Merger Sub and the absence of any prior obligations or liabilities of Merger Sub;
•
the absence of arrangements between Parent, Merger Sub or their respective executive officers, directors or subsidiaries and the Company’s directors, officers and affiliates other than the Rollover Agreements and the Voting and Support Agreement;

•	the absence of a required vote of Parent;
•	the absence of intention to distribute the shares of Company Common Stock acquired; and
•	the absence of any other representations and warranties.
Other Covenants and Agreements
Access and Information
Subject to certain exceptions and limitations set forth in the Merger Agreement, until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is validly terminated in accordance with its terms, the Company will, and will cause its subsidiaries to (upon reasonable advance notice and at Parent’s sole cost and expense), afford to Parent and its representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Acquired Companies, to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Acquired Companies, and will furnish such representatives with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such representatives may reasonably request.
No-Shop; Acquisition Proposals; Adverse Recommendation Change
Except as otherwise expressly permitted pursuant to the Merger Agreement, the Company will, and will cause its subsidiaries and each of its and their respective directors, officers and employees to, and will use reasonable best efforts to cause its representatives to, from and after May 6, 2025, (a) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party (or any of their representatives on their behalf) with respect to any Acquisition Proposal and (b) take the necessary steps to promptly inform any third parties with whom discussions and negotiations were occurring or who make an Acquisition Proposal after May 6, 2025, of the Company’s no-shop obligations.
In addition, from and after May 6, 2025, until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is validly terminated in accordance with its terms, the Company will not, and will cause its subsidiaries and each of its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause its representatives not to:
•	solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;
•
enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information relating to the Acquired Companies to, or afford access to the books or records or officers of the Acquired Companies to, any Third Party with respect to an Acquisition Proposal or in connection with or for the intent of facilitating an Acquisition Proposal;

•
approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, or require the Company to breach the above restrictions, or abandon or terminate the Merger Agreement, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”); or

•	resolve, commit or agree to do any of the foregoing.
Notwithstanding the limitations above, if, at any time following May 6, 2025, and prior to the receipt of the Required Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal from a Third Party that did not result from a breach of the Company’s no-shop obligations and Board (or a committee thereof) determines in good faith, after consultation with its financial and outside legal advisors, that (a) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (b) the failure to take the action described immediately below would be inconsistent with the fiduciary duties of the Board under applicable law, then the Company and its representatives may (i) enter into an Acceptable Confidentiality Agreement with such Third Party (a copy of which will be provided to Parent promptly after execution), (ii) furnish non-public information and afford access to the business, properties, assets, books or records or officers, or to any personnel, of the Acquired Companies, to such Third Party and its representatives (including financing sources) and (iii) engage in discussions and negotiations with such Third Party and its representatives with respect to the Acquisition Proposal, so long as any information concerning the Acquired Companies made available to any Third Party, to the extent not previously made available to Parent, is made available to Parent or Merger Sub substantially currently with making it available to such Third Party (and in any event within 24 hours). In any event, the Company, its Subsidiaries and its representatives are permitted to contact any such Third Party to the extent necessary to clarify and understand the terms and conditions of such Acquisition Proposal solely to determine whether such inquiry or proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and to inform such Third Party that has made an Acquisition Proposal of the Company’s no-shop obligations.
Except as expressly permitted by the Merger Agreement in respect of a Superior Proposal, neither the Board nor any committee thereof may take any action described immediately below (any such action set forth in the first four bullet points below, an “Adverse Recommendation Change”):
•
withhold, withdraw, modify, qualify or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the Board’s recommendation in favor of adoption of the Merger Agreement;

•
fail to include the Board’s recommendation in favor of adoption of the Merger Agreement in this proxy statement or fail to publicly recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days after the commencement of a tender offer providing for such Acquisition Proposal;

•
approve, adopt or recommend, or publicly propose to approve, adopt or recommend, submit to the Company stockholders for their approval or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal;

•
fail to publicly reaffirm the Board’s recommendation in favor of adoption of the Merger Agreement within five business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions with respect to any one Acquisition Proposal, with any amendments to the economic or other material terms thereof constituting a separate Acquisition Proposal); or

•	authorize, cause or permit the Company or any of its subsidiaries to enter into any Alternative Acquisition Agreement.
At any time prior to the receipt of the Required Company Stockholder Approval, the Board or any committee thereof will be permitted to terminate the Merger Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to the terms of the Merger Agreement (in which case the Company must pay, or cause to be paid, the Company Termination Fee to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing prior to or concurrently with such termination) or effect any Adverse Recommendation Change, if the Board or a committee thereof determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law.
Notwithstanding anything to the contrary, the Board will be entitled to effect an Adverse Recommendation Change or, if applicable, terminate the Merger Agreement to concurrently enter into a definitive Alternative Acquisition Agreement to effect a Superior Proposal (subject to payment of the Company Termination Fee to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing) if, prior to the time the Required Company Stockholder Approval is obtained, (a) a bona fide Acquisition Proposal that did not result from a breach of the Company’s no-shop obligations (other than a breach that is immaterial and unintentional) is made to the Company by a Third Party after May 6, 2025, (b) the Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to effect an Adverse Recommendation Change or so terminate the Merger Agreement would be inconsistent with its fiduciary duties pursuant to applicable law; (c) at least four business days in advance, the Company has provided written notice to Parent that the Company intends to take such action in response to an Acquisition Proposal, which such written notice will (i) state that the Company has received a bona fide written Acquisition Proposal that has not been withdrawn and that the Board has concluded in good faith (after consultation with its financial and outside legal advisors) constitutes a Superior Proposal and (ii) include, as applicable, written notice of the material terms of the Acquisition Proposal that resulted in the Board or a committee thereof determining that the Acquisition Proposal is a Superior Proposal and the identity of the person who made such Superior Proposal, an exact copy of the Alternative Acquisition Agreement in respect of such Acquisition Proposal and exact copies that the Company has received of any other contracts to be entered into in connection with such Acquisition Proposal that the Board determined was material to its decision that the Acquisition Proposal constitutes a Superior Proposal; (d) during such four business days following the time of Parent’s receipt of the notice, the Company has, and has used reasonable best efforts to cause its representatives to, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the Equity Commitment Letters, the Debt Commitment Letter and the Limited Guarantees so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (e) following the end of such four-business day period, the Board or a committee thereof determines in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement and the Equity Commitment Letters, the Debt Commitment Letter and the Limited Guarantees agreed to in writing by Parent in response to the notice described above or otherwise, that the Acquisition Proposal giving rise to the notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change and terminate the Merger Agreement would still be inconsistent with its fiduciary duties under Applicable Law. In the event of any material amendment of such Superior Proposal, the Company will be required to issue a new written notice described in this paragraph or otherwise comply again with the requirements described in this paragraph, other than references to the four-business day period above will be deemed to be references to a two-business day period from the time of Parent’s receipt of such new notice.
From and after May 6, 2025, until the Effective Time or the date, if any, on which the Merger Agreement is validly terminated in accordance with its terms, (a) as promptly as reasonably practicable (and in any event within 24 hours) after receipt of (i) any Acquisition Proposal by or on behalf of the Company or any of its subsidiaries or representatives or (ii) any request for information or inquiry that would reasonably be expected to lead to an Acquisition Proposal, the Company must provide Parent with written notice, which notice must include, in the case of the foregoing clause (i), the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, exact copies of any written documentation constituting the Acquisition Proposal, including proposed Alternative Acquisition Agreements and any related financing commitments), and in the case of the foregoing clause (ii), the identity of the person seeking such information or discussions or negotiations and (b) the Company shall provide Parent as promptly as reasonably practicable (and in any event within 24 hours) with written notice setting forth such information as is reasonably necessary to keep Parent reasonably informed of material oral or written communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such Acquisition Proposal, request or inquiry (and provide Parent with an exact copy of any written proposal or offer).
Notwithstanding anything to the contrary, the Board will be entitled to effect an Adverse Recommendation Change if, prior to the time the Required Company Stockholder Approval is obtained, (a) an Intervening Event has occurred; (b) the Board or a committee thereof has determined in good faith, after consultation with the Company’s financial and outside legal counsel, that the failure to effect an Adverse Recommendation Change in connection therewith would be inconsistent with its fiduciary duties under applicable law; (b) the Company has provided at least four business days’ advance written notice to Parent that the Company intends to take such action, which notice includes reasonably detailed information describing the Intervening Event and reasons for the Company taking such action; (d) during such four-business day period following the time of Parent’s receipt of such notice, the Company will, and will use reasonable best efforts to cause its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement, the Equity Commitment Letters, the Debt Commitment Letter and Limited Guarantees in response to such Intervening Event; (e) following the end of such four-business day period, the Board or a committee thereof determines in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement, the Equity Commitment Letters, the Debt Commitment Letter and Limited Guarantees agreed to in writing by Parent in response to the notice described above, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law. If the Intervening Event to which this provision changes in any material respect, the Company must provide written notice of such modified Intervening Event to Parent and again comply with this paragraph and provide Parent with an additional two business days’ notice prior to effecting any Adverse Recommendation Change (and must do so for each such subsequent change).
The Merger Agreement provides that nothing therein will prohibit the Company or the Board or any committee thereof, directly or indirectly through its representatives, from (a) taking and disclosing to the Company stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company stockholders), (b) making any “stop, look and listen” communication to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto or (c) making any other communication to the Company stockholders if the Board has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the Board’s fiduciary duties to the Company stockholders under applicable law.
Indemnification of Directors and Officers; Insurance
Parent has agreed that from and after the Effective Time, it will cause the Surviving Corporation to indemnify and hold harmless each present and former (in each case, as of the Effective Time) director and officer of the Acquired Companies, in each case in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under or required by applicable law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents in effect as of May 6, 2025, to indemnify such person, in each case that have been made available to Parent. Parent has also agreed that it will cause the Surviving Corporation to promptly advance reasonable and out-of-pocket expenses as incurred by each present and former director and officer of the Acquired Companies to the fullest extent permitted under or required by applicable law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents in effect as of May 6, 2025, and in each case made available to Parent to advance expenses incurred by such person upon receipt of a written undertaking by such person or on such person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that such person is not permitted to be indemnified under applicable law or any such applicable governing document. Parent also agreed to cause the Acquired Companies to maintain for a period of not less than six years from the Effective Time provisions in their respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Acquired Companies’ former and current officers and directors, solely with respect to acts or omissions occurring prior to the Effective Time, that are no less favorable to those persons than the provisions of applicable law and the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Acquired Companies, as applicable, in each case, as of May 6, 2025, and not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by applicable law.
For a period of six years from the Effective Time, Parent also agreed to cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage. However, the Company will (upon request of Parent) and (if the Company does not) Parent and the Surviving Corporation will cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, noncancelable six-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time. The requirements set forth in this paragraph will be deemed to have been satisfied if prepaid “tail” policies are obtained by the Company on or prior to the Effective Time, which policies provide such persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies with coverage for an aggregate period of six years with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in coverage and amount no less than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premium paid for the Company’s directors and officers liability insurance policies in effect as of May 6, 2025 (but if the total premium payable for such insurance coverage exceeds such amount, Parent or the Surviving Corporation will obtain a policy with the greatest coverage available for a cost equal to such amount).
Special Meeting and Related Actions
In accordance with the Company’s organizational documents and applicable law, the Company has agreed to use its reasonable best efforts to, as promptly as reasonably practicable, and subject to the more specific timing set forth in this paragraph, (x) conduct one or more “broker searches,” establish a record date for and give notice of the Special Meeting and (y) mail to the holders of Company Common Stock as of the record date established for the Special Meeting the proxy statement. The Company has agreed to use reasonable best efforts to, following consultation with Parent, duly call, convene and hold the Special Meeting as promptly as reasonably practicable after the record date (and, unless otherwise agreed to by the Company and Parent in writing, in no event later than the 35th day following the first mailing of the proxy statement to the Company stockholders). However, the Company may, and in the case of the foregoing clause (iii) must, at the request of Parent, postpone, recess or adjourn the Special Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Special Meeting (x) more than two times or (y) for more than 10 business days at a time without Parent’s prior written consent), (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Special Meeting more than two times or for more than 10 business days at a time without Parent’s prior written consent) or (iv) to allow the minimum reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Board or a committee thereof has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws (including fiduciary duties) and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company stockholders prior to the Special Meeting. Unless the Board has effected an Adverse Recommendation Change in accordance with the express provisions of the Merger Agreement, the Company must make a recommendation of the adoption of the Merger Agreement by the Company stockholders and use its reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement.
Employee Matters
For a period of 12 months following the Effective Time (or until the employment of a continuing employee terminates, if earlier), Parent and the Surviving Corporation will provide each continuing employee with (a) an annual base salary or wages that are no less favorable than the annual base salary or wages provided to such continuing employee immediately prior to the Effective Time, (b) target cash bonus opportunity or incentive opportunities that are no less favorable than the target cash bonus opportunity or incentive opportunities provided to such continuing employee immediately prior to the Effective Time (excluding any retention or other one-time bonuses) and (c) other employee benefits (including vacation/leave, health, welfare and defined contribution retirement benefits, but excluding any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits or any benefits under terminated or frozen plans (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to the continuing employee immediately prior to the Effective Time. For a period of 18 months following the Effective Time (or until the employment of a continuing employee terminates, if earlier), Parent and the Surviving Corporation will provide each continuing employee with severance benefits and protections that are no less favorable than those provided to the continuing employee immediately prior to the Effective Time, taking into account the continuing employee’s additional period of service.
As of the Effective Time and thereafter, Parent and its affiliates will, or will cause the Surviving Corporation to, use commercially reasonable efforts to recognize, each continuing employee’s years of employment or service with any Acquired Company (or affiliate or predecessor of any Acquired Company) prior to the Closing for all purposes, including determining eligibility for participation, vesting and entitlement of any continuing employee under all employee benefit plans maintained by Parent, the Surviving Corporation or their respective affiliates (including vacation plans or arrangements, 401(k), or other retirement plans and any severance or welfare plans, but excluding any plans that provide Excluded Benefits).
Effective as of the Effective Time and thereafter, Parent and its affiliates will, or will cause the Surviving Corporation to, use commercially reasonable efforts to (a) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent, the Surviving Corporation or any of their respective affiliates to be waived with respect to continuing employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such continuing employee under the corresponding plan in which such continuing employee participated immediately before the Effective Time, and (b) fully credit each continuing employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such continuing employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Acquired Companies prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such continuing employee has satisfied the deductible, co-payments or maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of Parent, the Surviving Corporation or any of their respective affiliates, as if such amounts had been paid in accordance with such plan.
Treatment of annual cash and short-term bonus or incentives for 2025 will be treated as described above in “Director and Executive Officer Compensation Arrangements—2025 Annual Bonuses.”
Efforts to Consummate the Merger
Subject to the terms and conditions of the Merger Agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to (and with respect to clause (iii) only, in the case of Parent and Merger Sub, to cause their respective affiliates (including the TPG Guarantor, Corpay and their respective subsidiaries) to) (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable laws, including the applicable antitrust laws, to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental authority (including the Required Money Transfer Approvals and those in connection with applicable antitrust laws), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions and (iii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement required under the HSR Act, make all necessary filings (or draft filings in a form that is substantially complete, where applicable), and thereafter make any other required submissions, with respect to the Merger Agreement required under any other applicable antitrust laws, and make the applications, filings, notices and any other submissions required by money transmitter requirements in connection with a change in control of the Company or any of its subsidiaries holding a money transmitter license, including those that are necessary to obtain Required Money Transfer Approvals and termination or expiration of the waiting period relating to such Required Money Transfer Approvals, as applicable, and make all other necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement required under any other applicable law. Neither Parent, the Company nor their respective affiliates may withdraw any such notices, reports, filings or applications without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.
The Company, Parent and Merger Sub have also agreed to (and to cause their respective affiliates (including, in the case of Parent and Merger Sub, the TPG Guarantor, Corpay and their respective subsidiaries) and equity financing sources (but solely for purposes of clauses (i) and (ii) and solely in connection with the Required Money Transfer Approvals) to): (i) furnish all information or documentation required for any application, submission or other filing required to be made under the Merger Agreement; (ii) cooperate and use good faith and use diligent efforts to cause the timely filing of all necessary applications, submissions or other filings with any governmental authority required to be made under the Merger Agreement, including in connection with any applicable applications, filings, notices and any other submissions required by money transmitter requirements in connection with a change in control of the Company or any of its subsidiaries holding a money transmitter license required to be made under the Merger Agreement; and (iii) engage in communications with governmental authorities as is necessary or advisable to obtain the termination of any applicable waiting period or any other clearance, consent or approval contemplated by the foregoing paragraph.
Each party to the Merger Agreement has also agreed to, subject to applicable law and the instructions of any governmental authority, use reasonable best efforts to (and to cause its respective affiliates (including, in the case of Parent and Merger Sub, the TPG Guarantor, Corpay and their respective subsidiaries) to): (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) promptly inform the other parties of any material communication to or from any governmental authority regarding the approval of the Merger or any of the other Transactions, including with respect any filings contemplated by the foregoing paragraphs; (iv) respond as promptly as practicable to any additional requests for information received by any party from any antitrust authority any other governmental authority with respect to the Transactions or filings contemplated by the first paragraph in this section of this proxy statement; and (v) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any applicable laws, including any other applicable antitrust laws, obtain all Required Money Transfer Approvals and termination or expiration of the waiting period relating to such Required Money Transfer Approvals, as applicable, and prevent the entry in any action or proceeding brought by a governmental authority or any other person of any governmental order which would prohibit, make unlawful or delay the consummation of the Transactions. To the extent not prohibited by governmental authority or applicable law, each party to the Merger Agreement agreed to consult and cooperate with the other parties and to consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions, and to provide the other parties or their respective counsel, as promptly as practicable and in any event reasonably in advance of the intended submission, with a complete draft of any filing, notification, report, submission, correspondence or other written communication (and any exhibits, attachments, schedules or supplemental information thereto) proposed to be made or submitted by such party or its affiliates to any governmental authority in connection with the Transactions (including, without limitation, any HSR Act notification), and to afford the other parties) a reasonable opportunity to review and comment thereon, consider in good faith and use reasonable efforts to incorporate the reasonable comments of the other parties. Parent and the Company agreed not to, and to cause their respective affiliates not to, “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act, any other antitrust law or money transmitter requirement, as the case may be, and refile it unless the other parties to the Merger Agreement have consented in writing in advance to such withdrawal and refiling, and none of the parties to the Merger Agreement or their respective affiliates may extend any waiting period under the HSR Act or enter into any agreement with any governmental authority not to consummate the Transactions, except with the prior written consent of the other parties to the Merger Agreement, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, except as may be prohibited by any governmental authority or by applicable law, in connection with any request, meeting, inquiry, investigation, action or legal proceeding by or before any governmental authority with respect to the Merger or any of the other Transactions, each party to the Merger Agreement has agreed to permit representatives of the other parties to be present at each substantive meeting or conference relating to such request, meeting, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental authority in connection with such request, meeting, inquiry, investigation, action or legal proceeding.
In connection with obtaining any approval or consent related to any applicable law, Parent and Merger Sub have agreed to (and to cause their subsidiaries to) cooperate in good faith with the governmental authorities and to undertake (and cause their subsidiaries to undertake) promptly any and all action to complete lawfully the Transactions prior to the End Date and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any governmental authority or the issuance of any governmental order that would (or to obtain the agreement or consent of any governmental authority to the Transactions the absence of which would) enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (a) proffering and consenting or agreeing to a governmental order, settlement, consent decree or other agreement providing for the sale, divestiture, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, rights, properties, products, categories of assets or lines of business, (b) promptly effecting the disposition, licensing or holding separate of assets, rights, properties, products or lines of business, (c) promptly terminating, modifying or assigning existing relationships, joint ventures, contracts or obligations, (d) committing to behavioral or other operational conditions and any other modifications of, or restrictions on the businesses, assets, properties, product lines, equity interests or other activities and (e) contesting, defending and appealing any pending or threatened proceeding challenging or in respect of the Merger Agreement or the consummation of the Merger and to have vacated, lifted, reversed or overturned any governmental order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the Merger, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date, subject to the following limitations: (i) any of the foregoing actions may, at the discretion of Parent, be conditioned upon the consummation of the Transactions, (ii) the Acquired Companies are required to become subject to, or consent or agree to or otherwise take any of the foregoing actions if Parent requests any of them to take such action so long as such action is conditioned on the Closing, (iii) without the prior written consent of Parent, none of the Acquired Companies may take any of the foregoing actions, (iv) Parent is not obligated to take, or agree to take, or cause to be taken, any of the foregoing actions with respect to any person, or the assets, properties or businesses of any person, other than Parent and its subsidiaries (including the Company, its subsidiaries and the Surviving Corporation) and (v) Parent is not obligated to take, or agree to take, or cause to be taken, any of the foregoing actions if such actions, in the aggregate, would or would reasonably be expected to have a material adverse effect on the Company, Parent and their respective subsidiaries (including the Surviving Corporation), in each case measured on a scale relative to the size of Parent and the Acquired Companies, taken as a whole (after giving effect to the Merger).
Parent is solely responsible for and will pay all filing fees incurred in connection with making the filings under applicable antitrust laws.
Conduct of Business Pending the Merger
The Merger Agreement provides that, subject to certain exceptions set forth in the Company Disclosure Letter, and except as may be expressly contemplated by the Merger Agreement, required by applicable law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), between May 6, 2025, and the earlier of the Effective Time or the valid termination of the Merger Agreement in accordance with its terms, the Company will, and will cause each of its subsidiaries to, conduct their respective business and operations, in all material respects, in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve the goodwill and current relationships of the Acquired Companies with employees, customers, suppliers and other persons with which any Acquired Company has significant business relations.

In addition, the Merger Agreement provides that during such period and subject to the same exception as set forth in the preceding paragraph, the Company will not, and will not permit any of its subsidiaries to:
•	amend the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies;
•
issue, deliver, sell, grant options or rights to purchase or receive, pledge or authorize, propose, agree or commit to the issuance, sale, grant of options or rights to purchase or pledge, any Company Common Stock, other than (i) in connection with the forfeiture or reacquisition of shares of Company Common Stock underlying Company Compensatory Awards in connection with the termination of any employee or service provider, (ii) upon exercise of Company Options outstanding on the date of the Merger Agreement or issued after such date in compliance with the Merger Agreement, (iii) in connection with the vesting, settlement and/or forfeiture of Company RSU Awards outstanding as of the date of the Merger Agreement or issued after such date in compliance with the Merger Agreement or (iv) the issuance of shares of Company Common Stock pursuant to the ESPP;

•
authorize, make or declare any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of the Company, to the Company stockholders, except for intra-company dividends between the Company and its wholly owned subsidiaries or wholly owned subsidiaries of the Company;

•
except in the ordinary course of business but only to the extent such contract would not constitute a Company material contract, (a) materially modify, amend or terminate (excluding any expiration in accordance with its terms) any Company material contract, (b) enter into any contract that would be a Company material contract if in existence on May 6, 2025, or (c) waive, amend, release or assign any material rights, claims or benefits under any Company material contract;

•
sell, assign, transfer, convey, lease or otherwise dispose of or create any material lien on any of the Company’s or its subsidiaries’ assets or properties (other than intellectual property rights, which are addressed by the bullet point below), except in the ordinary course of business consistent with past practice;

•
except for non-exclusive licenses of intellectual property rights entered into in the ordinary course of business consistent with past practice, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any lien (other than a permitted lien) on any material Company intellectual property, or otherwise fail to take any action necessary to maintain any material Company registered intellectual property;

•
except as required by applicable law, the terms of the Merger Agreement, or the terms of an existing employee benefit plan in existence as of the date of the Merger Agreement or adopted, entered into or amended after such date in compliance with the Merger Agreement;

•
grant, or promise to grant any, or enter into any new agreements providing for severance, retention or termination pay to (or enter into or amend any such existing arrangement with) any current or former employee, consultant, director or officer of any Acquired Company, other than eligibility to participate in the employee benefit plans that provide for severance as in effect on the date of the Merger Agreement;

•	enter into any collective bargaining agreement;
•
establish, adopt, enter into or amend any employee benefit plan (excluding offer letters for “at will” employment or ordinary course services agreements with independent contractors that provide for no severance or change in control benefits, other than eligibility to participate in the plans that provide for severance as in effect on the date of the Merger Agreement), except for (A) adoptions, amendments or terminations that do not increase costs to the Acquired Companies or (B) administrative amendments in the ordinary course of business to plans providing health and welfare benefits that do not materially increase the cost or expense of maintaining such plans;

•
increase compensation, bonus, commission or other benefits payable to any current or former employee, consultant, director or officer of any Acquired Company, other than increases in base salary or regular wages of less than 5% on an individual basis in the ordinary course of business consistent with past practice with respect to employees and consultants with base compensation of less than $250,000 after any such increase;

•
hire any employee with base compensation in excess of $250,000, other than to replace an employee in any such role who has terminated employment and provide substantially the same compensation to such replacement employee;

•	terminate the employment of any employee with base compensation of $250,000 or more, other than for cause; or
•
implement or announce any mass layoffs, plant closings, material reductions in force or furloughs affecting any current employee or officer of the Company or any of its Subsidiaries that would result in a liability or obligation to the Acquired Companies under the Worker Adjustment and Retraining Notification Act;

•
other than the Merger, merge or consolidate the Acquired Companies with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the Acquired Companies (except with respect to any wholly owned subsidiary of the Company);

•
make any material loans or material advances of money to any person (other than for transactions among the Acquired Companies), except for (a) advances to employees or officers of the Acquired Companies for expenses in the ordinary course of business consistent with past practice or (b) extensions of credit to customers, in each case, incurred in the ordinary course of business consistent with past practice;

•
(a) make, change or rescind any material income tax election (including, for the avoidance of doubt, any entity classification election), (b) adopt or change any of its methods of accounting or accounting principles, methods or practices other than as required or permitted by GAAP or applicable law; (c) enter into any closing agreement with respect to taxes; (d) settle any material claim or assessment relating to the Company or any of its subsidiaries with respect to taxes; or (e) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•
split, combine, exchange, subdivide, cancel or reclassify any equity securities of the Company or any of its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any equity securities of the Company or any of its subsidiaries, other than repurchases, forfeitures or withholdings in connection with the termination of any employee or service provider or repurchases, forfeitures or withholdings in connection with the satisfaction of exercise price and/or tax withholding obligations in connection with the vesting, settlement and/or exercise of any Company Option or Company RSU that are outstanding as of May 6, 2025, or issued after May 6, 2025, in compliance with the Merger Agreement in accordance with the Company Stock Plans;

•
make or commit to any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate, other than in accordance with the Company’s annual capital expenditures budget made available to Parent;

•
incur, issue, become liable for, amend or modify in any material respect the terms of any indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness (in each case, for the avoidance of doubt, excluding trade payables or obligations issued or assumed as consideration for services or property, including inventory), other than (a) indebtedness between the Company and its wholly owned subsidiaries or wholly owned subsidiaries of the Company or (b) under the Company’s credit agreement;

•
compromise, settle or agree to settle any claims (a) involving amounts in excess of $1,000,000 individually or $5,000,000 in the aggregate or (b) (i) with respect to any obligations of criminal wrongdoing, (ii) that would impose any material restrictions on the business or operations of the Acquired Companies that would continue after the Effective Time or (iii) involving an admission of wrongdoing by the Acquired Companies;

•	enter into any new line of business other than any line of business that is ancillary to or an immaterial extension of any existing line of business;
•
convene any special meeting of the Company stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of the Company stockholders at the Special Meeting other than as expressly permitted or required pursuant to the Merger Agreement;

•	acquire (by merger, consolidation or acquisition of stock or assets) any equity interest in any other person or any operating business or division thereof;
•	enter into or adopt any “poison pill” or similar stockholder rights plan; and
•	enter into any agreement, or otherwise become obligated, to do any of the foregoing actions.
Section 16 Matters
The Company has agreed that, prior to the Effective Time, it will use commercially reasonable efforts to cause the disposition of Company Common Stock (including derivative securities with respect to such Company Common Stock), Company Options or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, in each case, to the extent permitted thereunder.
Anti-Takeover Laws
The Merger Agreement provides that each of Parent and the Company and the Board and any committee empowered to take such action, if applicable, will (a) take all actions within their power to ensure that no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable laws is or becomes applicable to the Merger Agreement, the Rollover Agreements, the Voting and Support Agreement, the Merger or the Transactions; and (b) if any such anti-takeover statute or regulation becomes applicable to the Merger Agreement, the Rollover Agreements, the Voting and Support Agreement, the Merger or the Transactions, take all actions within their power to ensure that the Merger and the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the Transactions.
Stockholder Litigation
In the event that any litigation or other proceeding of any stockholder or purported stockholder of the Company related to the Merger Agreement, the Merger or the Transactions is initiated or pending, or, to the knowledge of the Company, threatened, against any of the Company, its subsidiaries, their respective officers or the members of the Board (or of any equivalent governing body of any subsidiary of the Company) prior to the Effective Time, the Company has agreed to promptly notify Parent of any such stockholder proceeding and to keep Parent reasonably informed with respect to the status thereof and give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation or other proceeding and consult with Parent with respect to the defense, settlement and prosecution of any such litigation. None of the Company or its subsidiaries or representatives may compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder proceeding or consent to the same unless Parent has first consented in writing (such consent not to be unreasonably withheld, conditioned or delayed).
Notice of Certain Events
Each of the Company and Parent has agreed to promptly notify the other, as promptly as reasonably practicable, of: (a) any material proceedings initiated or threatened after May 6, 2025; (b) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions; and (c) any written notice from any governmental authority in connection with the Transactions.

Other Covenants
The Merger Agreement contains additional agreements among the Company, Parent and Merger Sub relating to, among other matters:
•
the preparation and filing by the Company of the proxy statement with the SEC, and the joint preparation and filing by the Company and Parent of a Schedule 13E-3 in connection with the Merger, and the parties’ agreement to cooperate in response to any comments from the SEC with respect thereto;

•	the coordination of press releases and other public announcements relating to the Transactions; and
•	the Company’s requirement to use commercially reasonable efforts to initiate remediation efforts with respect to certain information technology matters.
Conditions to the Merger
The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under applicable law) at or prior to the Effective Time, of each of the following conditions:
•	the Company has obtained the Required Company Stockholder Approval;
•
any applicable waiting period under the HSR Act has expired or been terminated, the clearances, approvals and consents required under Council Regulation (EC) 139/2004 declaring the Transactions compatible with the internal market have been obtained and are in full force and effect and all statutory waiting periods relating to such antitrust laws have expired or been terminated, as applicable (including any timing agreements with or commitment to any governmental authority to delay or not to close the Transactions); and

•
the consummation of the Merger is not then restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent), judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any governmental authority and there is not in effect any applicable law enacted or promulgated by a governmental authority that prevents or makes illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by each of Parent and Merger Sub, if permissible under applicable law), at or prior to the Closing, of the following further conditions:
•
certain representations and warranties with respect to capitalization, corporate organization, corporate existence and power and brokers made by the Company were true and correct in all material respects as of May 6, 2025, and are true and correct in all material respects at and as of the Closing Date as though made on the Closing Date (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications);

•
certain representations and warranties with respect to capitalization made by the Company were true and correct in all respects as of May 6, 2025, and are true and correct as of the Closing Date as though made on the Closing Date (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications) other than for de minimis inaccuracies, except for any such representations and warranties that speak as of a particular date or time, which must only be true and correct in all respects as of such date or time other than for de minimis inaccuracies;

•
certain representations and warranties with respect to no Company Material Adverse Effect having occurred since December 31, 2024, the vote of Company stockholders in connection with the Merger and the Barclays Fairness Opinion made by the Company were true and correct in all respects as of May 6, 2025, and are true and correct at and as of the Closing Date as if made at and as of the Closing Date;

•
each of the other representations and warranties made by the Company in the Merger Agreement, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications, were true and correct as of May 6, 2025, and are true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that speak as of a particular date or time (which must only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
•
each of the covenants and obligations that the Company is required to comply with or to perform under the Merger Agreement at or prior to the Closing have been complied with and performed in all material respects;

•	since May 6, 2025, there has not occurred any Company Material Adverse Effect;
•	Parent has received a certificate executed on behalf of the Company by its authorized representative to the effect that the conditions described in the six bullet points above have been satisfied; and
•
the Required Money Transfer Approvals have been obtained and are in full force and effect and all statutory waiting periods (as applicable) relating to such Required Money Transfer Approvals have expired or been terminated, as applicable.

The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under applicable law), at or prior to the Closing, of the following further conditions:
•
the representations and warranties made by Parent and Merger Sub in the Merger Agreement were true and correct in all respects as of May 6, 2025, and are true and correct in all respects as of the Closing as if made at the Closing, (a) except for representations and warranties that speak as of a particular date, which were true and correct in all material respects as of such date and (b) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under the Merger Agreement;

•
each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform under the Merger Agreement at or prior to the Closing have been complied with and performed in all material respects; and

•	the Company has received a certificate executed on behalf of Parent by its authorized representative to the effect that the conditions described in the two bullet points above have been satisfied.
Termination
The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:
•	by mutual written agreement of the Company and Parent.
•	by either the Company or Parent:
•
if the Closing has not occurred on or before 5:00 p.m. Eastern Time on the End Date, whether such date is before or after the date of the receipt of the Required Company Stockholder Approval, so long as the terminating party’s failure to perform any covenant or obligation under the Merger Agreement is not the principal cause of, or did not result in, the failure of the Closing to have occurred on or before the End Date (an “End Date Termination”);

•
if any governmental authority has issued an order, decree or ruling or enacted any applicable law permanently enjoining, restraining, preventing, making illegal or otherwise prohibiting prior to the Effective Time, the consummation of the Merger, and such order, decree or ruling has become final and non-appealable, so long as the terminating party’s failure to perform any covenant or obligation under the Merger Agreement has not been the principal cause of, or resulted in, the issuance of such order, decree or ruling; or

•
if the Special Meeting (including any adjournments and postponements thereof) has been held and completed and the Company stockholders voted on the Merger Proposal and the Merger Agreement was not adopted at such meeting (or any adjournment or postponement thereof) by the Required Company Stockholder Approval (a “Company Stockholder Approval Failure”);

•	by the Company:
•
if there is any breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement, such that the condition regarding the accuracy of Parent’s and Merger Sub’s representations and warranties or regarding Parent’s or Merger Sub’s failure to comply with or perform their covenants in any material respect under the Merger Agreement would not be satisfied at the Closing, the Company has delivered written notice of such breach and such breach is not capable of cure or, if curable, has not been cured by the earlier of three business days prior to the End Date and 30 days after the Company notified Parent of such breach, so long as the Company is not then in material breach of any of its material obligations under the Merger Agreement (a “Parent Terminating Breach”);

•
at any time prior to receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement to effect a Superior Proposal, so long as the Company has complied with its no-shop obligations and related provisions in the Merger Agreement described in the section of this proxy statement entitled “The Merger Agreement—Other Covenants and Agreements—No-Shop; Acquisition Proposals; Adverse Recommendation Change,” pays or causes to be paid the Company Termination Fee to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing in accordance with the Merger Agreement and enters into such definitive agreement concurrently with such termination (a “Superior Proposal Termination”); or

•
if (i) the conditions to the Merger for the benefit of the Company, Parent and Merger Sub and (ii) the conditions to the Merger for the benefit of Parent and Merger Sub (other than conditions which are to be satisfied by actions taken at the Closing, which are capable of being satisfied at the Closing) have been satisfied or waived, Parent and Merger Sub failed to consummate the Merger in accordance with the Merger Agreement, the Company irrevocably notified Parent in writing that if Parent performs its obligations under the Merger Agreement and the Equity Financing contemplated by the Equity Commitment Letters and the Debt Financing is funded, the Company stands ready, willing and able to consummate the Merger, the Company has given Parent written notice at least three business days prior to such termination stating the Company’s intention to terminate the Merger Agreement and the Merger has not been consummated by the end of such three-business day period (a “Parent Financing Failure”);

•	by Parent:
•	if any governmental authority which must grant a Required Money Transfer Approval has denied such approval and such denial has become final and non-appealable;
•
if there is any breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, such that the condition regarding the accuracy of the Company’s representations and warranties or regarding the Company’s obligation to comply with or perform its covenants in any material respect under the Merger Agreement would not be satisfied at the Closing, Parent has delivered written notice of such breach and such breach is not capable of cure or, if curable, has not been cured by the earlier of three business days prior to the End Date and 30 days after Parent notified the Company of such breach, so long as neither Parent nor Merger Sub is then in material breach of any of its material obligations under the Merger Agreement (a “Company Terminating Breach”); or

•	if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change has occurred (an “Adverse Recommendation Change Termination”).
Effect of Termination
In the event of a termination of the Merger Agreement in accordance with the above, the Merger Agreement will become void and have no further force and effect, and there will be no liability or obligation on the part of any party (or any partner, member, manager, stockholder, director, officer, employee, the TPG Guarantor, Corpay or an affiliate, agent or other representative of such party), except as set forth in the Merger Agreement. No termination of the Merger Agreement will relieve any party from any liability or obligation for losses or damages for a willful and material breach of any covenant, agreement or obligation under the Merger Agreement or actual fraud to the extent arising out of the express representations and warranties made by a party under the Merger Agreement.
Termination Fees
The Company must pay, or cause to be paid, the Company Termination Fee to an affiliate of TPG and Corpay pro rata in accordance with their respective portions of the Equity Financing if, but only if, the Merger Agreement is terminated under specified circumstances set forth below:
•
(w) by either Parent or the Company pursuant to an End Date Termination or a Company Stockholder Approval Failure or by Parent due to a Company Terminating Breach, (x) an Acquisition Proposal has been made to the Company after May 6, 2025 and has not been withdrawn prior to such termination, (y) solely in the event the Merger Agreement is terminated by Parent or the Company pursuant to a Company Stockholder Approval Failure, such Acquisition Proposal was publicly disclosed or otherwise made known to the Company stockholders prior to such termination and (z) within 12 months of the termination of the Merger Agreement, the Company enters into a definitive agreement for the consummation of any Acquisition Proposal (regardless of when made or the counterparty thereto) or any Acquisition Proposal is consummated (regardless of when made or the counterparty thereto) (except, for purposes of this bullet point, with respect to the definition of “Acquisition Proposal,” references therein to 20% will be deemed to be references to 50%);

•	by Parent pursuant to an Adverse Recommendation Change Termination; and
•	by the Company pursuant to a Superior Proposal Termination.
Under the first bullet point above, the Company Termination Fee must be paid within five business days after the date on which the Company enters into such definitive agreement or the date on which such Acquisition Proposal is consummated, as applicable. Under the second bullet point above, the Company Termination Fee must be paid within five business days following such termination. Under the third bullet point above, the Company Termination Fee must be paid concurrently with and as a condition to such termination. In no event will the Company be required to pay the Company Termination Fee on more than one occasion.
Parent must pay, or cause to be paid, to the Company the Parent Termination Fee if, but only if, the Merger Agreement is terminated under specified circumstances set forth below:
•	by either Parent or the Company pursuant to an End Date Termination at a time when the Company could have terminated pursuant to a Parent Terminating Breach or Parent Financing Failure;
•	by the Company pursuant to a Parent Terminating Breach; and
•	by the Company pursuant to a Parent Financing Failure.
Under any of the above circumstances, the Parent Termination Fee must be paid by wire transfer of immediately available funds within five business days following such termination. In no event will Parent be required to pay the Parent Termination Fee on more than one occasion.
If the Merger Agreement is validly terminated pursuant to its terms, then the right to receive the Parent Termination Fee and the Enforcement Expenses, if any, constitute the sole and exclusive remedies of the Company against Parent, Merger Sub, the TPG Guarantor, Corpay, any of Parent’s, Merger Sub’s, TPG Guarantor’s or Corpay’s former, current and future affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other representatives (collectively, the “Parent Parties”) and any debt financing sources, affiliates of such debt financing sources and the respective stockholders, partners, members, controlling persons and representatives of such debt financing sources and their affiliates and the successors and permitted assignees of any of the foregoing (“Debt Financing Related Persons”), in each case for any breach, loss or damage suffered as a result of or relating to or arising out of the Merger Agreement, the Equity Commitment Letters, the Debt Commitment Letter, the Limited Guarantees or the other documents relating thereto, and upon such termination and, if payable, the payment of the Parent Termination Fee and the Enforcement Expenses, if any, no person will have any rights or claims against the Parent Parties or any Debt Financing Related Person under the Merger Agreement, the Equity Commitment Letters, the Debt Commitment

Letter, the Limited Guarantees, the other documents related to the Transactions, the Debt Financing or otherwise, whether at law or equity, in contract in tort or otherwise, and the Parent Parties and the Debt Financing Related Person will not have any other liability relating to or arising out of the Merger Agreement, the Equity Commitment Letters, the Debt Commitment Letter, the Limited Guarantees, the other documents related to the Transactions, the Debt Financing or otherwise, except for certain obligations as provided for in the Merger Agreement. The Company may pursue both a grant of specific performance of the type further described in the section of this proxy statement entitled “The Merger Agreement—Specific Performance” and the payment of the Parent Termination Fee. However, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance to cause the consummation of the Transactions (including the Merger) and monetary damages, including all or any portion of the Parent Termination Fee and, if applicable, any Enforcement Expenses.
If the Company or Parent, as applicable, fails to pay when due any amount payable pursuant to the Company Termination Fee or the Parent Termination Fee, as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, then such party will reimburse the other for all reasonable, documented Enforcement Expenses. The parties to the Merger Agreement have agreed that the amount of such Enforcement Expenses will not exceed $5,000,000 in the aggregate.
Expenses Generally
Except as otherwise expressly set forth in the Merger Agreement, the parties to the Merger Agreement have agreed that each party will bear its own expenses incurred in connection with the Merger Agreement and the Transactions, whether or not such Transactions are consummated, including all fees of its legal counsel, financial advisors and accountants. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses in connection with the Debt Financing, regardless of whether such financing fees and expenses are incurred by the Company or any of its subsidiaries, and all fees and expenses of the Paying Agent. Except as set forth in the Merger Agreement, Parent has agreed to bear and timely pay all transfer taxes and to prepare and timely file, at its expense, all tax returns and other documentation with respect to such transfer taxes.
Specific Performance
The parties to the Merger Agreement are entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement, and to specifically enforce the terms and provisions of the Merger Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any of them may be entitled at law or in equity. The Company will only be permitted to seek or obtain specific performance or other equitable remedies enforcing Parent’s and Merger Sub’s obligations to effect the Closing or causing the Equity Financing to be funded if and only if: (a) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) at the time when the Closing would have been required to occur, (b) the Financing has been funded or will be funded at Closing, (c) the Company has irrevocably confirmed in writing that all of the conditions to the obligations of the Company to consummate the Merger have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which are capable of being satisfied at the Closing) and if the Financing is funded, then the Company will take the actions required by the Merger Agreement to cause the Closing to occur and (d) Parent and Merger Sub have failed to consummate the Closing within three business days following the delivery of such confirmation. Notwithstanding anything to the contrary, in the event that any party to the Merger Agreement initiates a proceeding seeking an injunction, specific performance or other equitable relief, no other party to the Merger Agreement will object to any application to the court setting forth an expedited timeline to hear and determine such action.
Amendments; Waiver
Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, except that (a) no amendment or waiver will be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the Company stockholders pursuant to the DGCL without such further stockholder approval, and (b) certain provisions contained in the Merger Agreement may not be amended, waived or otherwise modified in any manner that materially and adversely affects any Debt Financing Related Person without the prior written consent of each related Debt Financing source.
No failure or delay by any party to the Merger Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Governing Law and Jurisdiction
The Merger Agreement and all proceedings (whether based on contract, tort or otherwise) arising out of or related to the Merger Agreement, the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction, except that any proceeding of any kind or description, whether at law or in equity, in contract, tort or otherwise, against any Debt Financing Related Person in any way relating to the Merger Agreement, or any of the Transactions or the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter, will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the laws of another jurisdiction.
Each of Parent, Merger Sub and the Company expressly, irrevocably and unconditionally agreed to submit, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court will not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any proceeding arising out of or relating to the Merger Agreement or the agreements delivered in connection therewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of Parent, Merger Sub and the Company irrevocably and unconditionally (a) agreed not to commence any such proceeding except in such courts, (b) agreed that any claim in respect of any such proceeding may be heard and determined in the Delaware Court of Chancery or, to the extent permitted by applicable law, in such federal court, (c) waived, to the fullest extent it may legally and effectively do so, any objection which it may have to the laying of venue of any such proceeding in the Delaware Court of Chancery or such federal court and (d) waived, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such proceeding in the Delaware Court of Chancery or such federal court. Each of Parent, Merger Sub and the Company agreed that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of Parent, Merger Sub and the Company irrevocably consented to service of process outside the territorial jurisdiction of the courts referred to in this paragraph in any such proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to the Merger Agreement, subject to the right of Parent, Merger Sub or the Company to serve process on the other parties to the Merger Agreement in any other manner permitted by applicable law. Each of Parent, Merger Sub and the Company also agreed (i) that any proceeding of any kind or nature (except to the extent relating to the interpretation of any provisions in the Merger Agreement), whether at law or in equity, in contract, tort or otherwise, against a Debt Financing Related Person in connection with the Merger Agreement, the Debt Financing or the Transactions, will be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each of Parent, Merger Sub and the Company submits for itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law and (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court.
The Voting and Support Agreement
The Supporting Stockholders, who beneficially owned, in the aggregate, approximately 7.5% of the voting power of the Company Common Stock as of the Record Date, entered into a Voting and Support Agreement with Parent and the Company. Pursuant to the Voting and Support Agreement, the Supporting Stockholders have agreed, among other matters, to and agree to cause their applicable controlled affiliates to (a) affirmatively vote and cause to be voted by their respective controlled affiliates at the Special Meeting in person or by proxy all of its and their respective owned shares and any additional shares of Company Common Stock or other voting securities acquired by the Supporting Stockholders or their respective controlled affiliates between May 6, 2025 and the Record Date (the “Covered Shares”) in favor of the approval of the Merger, the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement (including any adjournment or postponement of the Special Meeting) and (b) vote or cause to be voted by their respective controlled affiliates at the Special Meeting in person or by proxy, all of its and their respective Covered Shares against, and not provide any written consent with respect to, any Acquisition Proposal or any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and any action, proposal, transaction or agreement that is intended to or would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Supporting Stockholders under the Voting and Support Agreement; impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions expressly contemplated by the Merger Agreement or the Voting and Support Agreement; or change in any manner the voting rights of any class of shares of the Company (including any amendments to the certificate of incorporation of the Company or the bylaws of the Company).
The Voting and Support Agreement will terminate and be of no further force of effect upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement that reduces the amount of Merger Consideration or is otherwise adverse to the Supporting Stockholders relative to the other Company stockholders, (d) written notice of termination of the Voting and Support Agreement by Parent to the Supporting Stockholders and the Company and (e) mutual written agreement of the parties to the Voting and Support Agreement to terminate such agreement.
Subject to certain exceptions, the Supporting Stockholders may not transfer their Covered Shares while the Voting and Support Agreement is in effect.

PROPOSAL NO. 1: THE MERGER PROPOSAL
The Company is asking you to consider and vote on a proposal to adopt the Merger Agreement and approve the Transactions, including the Merger, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement throughout this proxy statement, including the information set forth in the section of this proxy statement entitled “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety.
Vote Required and Board Recommendation
The approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding and entitled to vote in accordance with the DGCL. Accordingly, an abstention, failure to vote or broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.
Recommendation of the Board
The Board recommends a vote “FOR” the Merger Proposal.

PROPOSAL NO. 2: THE MERGER COMPENSATION PROPOSAL
The Merger Compensation Proposal
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to our stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table set forth below, including the footnotes to the table. This proposal is commonly known as a “say-on-golden parachute proposal,” and we refer to it as the “Merger Compensation Proposal.”
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, July 31, 2025.
Please note that the amounts indicated below are estimates based on the material assumptions described in the assumptions and notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of this disclosure, “single-trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double-trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.
Furthermore, for purposes of calculating such amounts, we have assumed:
•
the employment of each named executive officer is terminated by the Company without “cause” or by the named executive officer for “good reason” (each, a “qualifying termination”), in either case, immediately following the Effective Time;

•
the named executive officer’s base salary and target bonus will remain unchanged from those applicable as of July 31, 2025, which base salaries and target bonuses are as follows: Mr. Praeger, $535,500 and 100% of base salary, respectively; Mr. Wilhite, $443,700 and 70% of base salary, respectively; Mr. Drees, $453,900 and 100% of base salary, respectively; Ms. Gibson, $408,000 and 60% of base salary, respectively; and Mr. Stahl, $410,270 and 50% of base salary, respectively;

•	each named executive officer’s prorated bonus for 2025 is calculated as of July 31, 2025;
•
each named executive officer’s outstanding Company Compensatory Awards are those that are outstanding and unvested as of July 31, 2025, and Vested Company Options which are unexercised as of July 31, 2025 are not included;

•	each named executive officer will receive reimbursement or payment of COBRA premiums, as applicable, for the maximum eligible period;
•	a value per share of Company Common Stock equal to $10.00, the amount of the Merger Consideration without any further adjustment;
•	the values in this table are not reduced for withholding of any tax amounts; and
•	no reduction will be necessary to mitigate the impact of Sections 280G and 4999 of the Code or under the “better net after-tax cutback” provisions applicable to the named executive officers.

Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits/Perquisites ($)(3)	Total ($)
Michael Praeger	2,219,625	14,080,219	45,176	16,345,020
Joel Wilhite	1,086,878	7,602,256	20,503	8,709,636
Daniel Drees	1,096,675	8,426,509	26,898	9,550,082
Angelic Gibson	832,800	5,825,199	26,253	6,684,252
Ryan Stahl	720,432	5,106,825	27,721	5,854,978

(1)
Cash. The named executive officers, upon a qualifying termination of employment during the three months before or 18 months following a change in control of the Company, receive (a) cash severance equal to 18 months of base salary, in the case of Mr. Praeger, and 12 months of base salary, in the case of our other named executive officers; and (b) a prorated target annual bonus payment. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment during the three months before or 18 months following a change in control of the Company (for additional information, see the section of this proxy statement entitled “Special Factors—Interests of the Directors and Executive Officers of the Company in the Merger”).

The Merger Agreement provides that the Company will establish the Retention Bonus Program and our named executive officers are eligible to receive Retention Awards thereunder. Retention Awards will be paid in cash, or, if so elected by the named executive officer prior to the Closing, in the form of Topco restricted common units. Retention Awards will vest in three substantially equal annual installments on the first three anniversaries of the Closing Date, subject to the named executive officer’s continuous employment or service to the Company and its affiliates through each such anniversary; provided, however, if the named executive officer’s employment or service is terminated at any time following the Closing in a manner that would give rise to the payment of any severance under his or her Employment Agreement with the Company, he or she will receive any unvested portion of his or her Retention Award within 60 days following such termination, subject to his or her execution of a general release of claims in the form provided under the Employment Agreement. Each Retention Award will be paid subject to applicable tax withholding; provided that Parent shall net settle any Retention Award issued in the form of Topco restricted common units by withholding a number of common units with a fair market value equal to the applicable tax withholding obligation. The Retention Awards will be earned based on a named executive officer’s continued service following the Closing Date. The accelerated payment of the Retention Awards upon a qualifying termination of employment following the Closing is considered a “double trigger” benefit, meaning that both the Merger must occur and a qualifying termination must occur in order for the vesting of such award to be accelerated and paid out (for additional information, see the section of this proxy statement entitled see “Special Factors—Interests of the Directors and Executive Officers of the Company in the Merger”).
The principal amount of the $25,000,000 loan to be provided to Mr. Praeger at Closing by the Company, Topco or one of their respective affiliates is not included in the table above, as it is not a compensatory arrangement.
The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)	Prorated Bonus ($)	Retention Award ($)	Total ($)
Michael Praeger	803,250	312,375	1,104,000	2,219,625
Joel Wilhite	443,700	181,178	462,000	1,086,878
Daniel Drees	453,900	264,775	378,000	1,096,675
Angelic Gibson	408,000	142,800	282,000	832,800
Ryan Stahl	410,270	119,662	190,500	720,432

(2)
Equity. Amounts shown reflect the sum of the value that each named executive officer would be expected to receive in connection with the accelerated vesting of his or her Unvested Company Options and Unvested Company RSU Awards upon a qualifying termination of employment during the three months before or 18 months following a change in control of the Company, as more fully described in the sections of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards, Company Stock Plans and ESPP in the Merger” and “Special Factors—Interests of the Directors and Executive Officers of the Company in the Merger.” Amounts do not reflect any Unvested Company Options that have an exercise per share price that is equal to or greater than the Merger Consideration.

In addition, our named executive officers are expected to have the option to elect to enter into an agreement with Topco and Holdings pursuant to which all or a portion of the Unvested Company RSU Awards held by them will be converted into Rollover RSU Awards. Each Rollover RSU Award will represent a number of Topco restricted common units determined by dividing the aggregate value of the Post-Closing Cash Award which would otherwise have been issued in respect of such Unvested Company RSU Awards pursuant to the Merger Agreement, divided by the fair market value per Topco common unit at the Effective Time. Such Rollover RSU Awards will be subject to the terms and conditions of the corresponding Unvested Company RSU Award (including continued employment through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting). The table above assumes that each executive officer elects to receive a Post-Closing Cash Award in respect of his or her Unvested Company RSU Awards and does not elect to receive a Rollover RSU Award.
This table does not include any outstanding rights to purchase Company Shares under the ESPP held by our named executive officers. For additional information regarding the ESPP, see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards, Company Stock Plans and the ESPP.”

The following table quantifies each separate form of compensation included in the aggregate total reported in this column:

Named Executive Officer	Number of Unvested Company Options (#)	Value of Accelerated Vesting of Unvested Company Options ($)	Number of Unvested Company RSU Awards (#)	Value of Accelerated Unvested Company RSU Awards ($)	Total ($)
Michael Praeger	284,224	389,079	1,369,114	13,691,140	14,080,219
Joel Wilhite	134,158	186,586	741,567	7,415,670	7,602,256
Daniel Drees	173,931	226,359	820,015	8,200,150	8,426,509
Angelic Gibson	96,067	131,019	569,418	5,694,180	5,825,199
Ryan Stahl	88,449	119,905	498,692	4,986,920	5,106,825

(3)
Benefits and Perquisites. Consists of the estimated value of continued premium payments to maintain health coverage for each named executive officer and their eligible dependents pursuant to their respective employment agreements. Amounts shown for continued health premium payments are calculated through the applicable severance period (18 months for Mr. Praeger, 12 months all other named executive officers) and are calculated based on monthly health coverage costs for each respective named executive officer as of July 31, 2025. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment during the three months before or 18 months following a change in control of the Company (see the section of this proxy statement entitled “Special Factors—Interests of the Directors and Executive Officers of the Company in the Merger”).

The Board believes that it is in the best interests of the Company and our stockholders to approve the following resolution:
“BE IT RESOLVED THAT: The compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “Proposal No. 2: The Merger Compensation Proposal—Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers” beginning on page 142 of the proxy statement dated August 15, 2025, including the tables, associated footnotes and narrative discussion, is hereby approved, ratified and confirmed on a non-binding, advisory basis.”
The vote on the Merger Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Merger Compensation Proposal and vice versa. Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company stockholders on the Merger Compensation Proposal. Approval of this proposal is not a condition to consummation of the Merger.
Vote Required
In considering the recommendation of the Board, you should be aware that certain director and executive officers of the Company may have interests in the Merger that are different from, or in addition to, any interests you might have as stockholders.
Approval of the Merger Compensation Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting and entitled to vote at the meeting. Abstentions, failure to vote your shares or broker non-votes, if any, will not have an effect on the outcome of this proposal.
Approval of this proposal is not a condition to consummation of the Merger.
Recommendation of the Board
The Board recommends a vote “FOR” the Merger Compensation Proposal.

PROPOSAL NO. 3: THE ADJOURNMENT PROPOSAL
The Adjournment Proposal
We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the Adjournment Proposal. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting to any date and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal. In addition, the Board could postpone the Special Meeting before it commences, including if under our Bylaws a quorum is not present for the meeting.
Notwithstanding the foregoing, under the Merger Agreement, the Company may recess, adjourn or postpone the Special Meeting without Parent’s consent only in certain specified circumstances as described further under the section of this proxy statement entitled “The Merger Agreement—Special Meeting and Related Actions.”
If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as so adjourned or postponed. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on any proposal, or if such stockholder signs and returns a proxy and indicates a vote in favor of the Merger Proposal but does not indicate a choice on the Adjournment Proposal, such stockholder’s shares of the Company Common Stock will be voted “FOR” the Adjournment Proposal. However, if such stockholder indicates a vote against the Merger Proposal, such stockholder’s shares of the Company Common Stock will only be voted in favor of the Adjournment Proposal if he, she or it indicates a vote in favor of the Adjournment Proposal. The Company does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.
The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal or vice versa.
Vote Required
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting and entitled to vote at the meeting. Abstentions, failure to vote your shares or broker non-votes, if any, will not have an effect on the outcome of this proposal.
The Board believes that it is in the best interests of the Company and our stockholders to be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.
Approval of this proposal is not a condition to consummation of the Merger.
Recommendation of the Board
The Board recommends a vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information as of July 31, 2025, regarding the beneficial ownership of the Company Common Stock by:
•	each person or group who is known by us to own beneficially more than 5% of the Company Common Stock;
•	each member of our board of directors and each of our Named Executive Officers; and
•	all members of our board of directors and our executive officers as a group.
Each stockholder’s percentage ownership is based on 207,698,753 shares of our common stock outstanding as of July 31, 2025. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of July 31, 2025, and RSUs that will vest and settle within 60 days of July 31, 2025, are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206. Except as stated in the footnotes below, none of the stockholders or their affiliates, officers, directors and principal equity holders have held any position or office or have had any material relationship with us or our affiliates within the past three years.

	Shares Beneficially Owned
	Number of Shares	% of Class
5% Stockholders:
The Vanguard Group(1)	17,890,929	8.6%
Michael Praeger and affiliated entities(2)	15,700,164	7.5%
FMR LLC(3)	13,322,069	6.4%
BlackRock, Inc.(4)	11,665,960	5.6%
Mastercard Investment Holdings, Inc.(5)	12,395,096	6.0%
Directors and Named Executive Officers:
Michael Praeger(2)	15,700,164	7.5%
James (Jim) Hausman(6)	2,832,232	1.4%
Joel Wilhite(7)	1,206,367	*
Daniel Drees(8)	1,249,365	*
Angelic Gibson(9)	736,692	*
Ryan Stahl(10)	614,153	*
James Michael McGuire(11)	73,540	*
Lance Drummond(12)	71,040	*
Teresa Mackintosh(13)	54,824	*
Asif Ramji(14)	42,297	*
Sonali Sambhus(15)	42,297	*
Oni Chukwu(16)	21,360	*
Arthur J. Rubado(17)	21,360	*
All directors and executive officers as a group (thirteen persons)(18)	23,193,739	10.9%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.
(1)
Based on information contained in Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”), an investment adviser. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
Consists of (a)(i) 9,669,540 shares of common stock owned directly, (ii) 1,755,808 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025, and (iii) 87,093 shares of common stock issuable upon the settlement of RSUs vesting within 60 days after July 31, 2025, held in each case by Mr. Praeger, individually; (b) 757,327 shares of common stock owned directly by Mr. Praeger and his wife as joint tenants with right of survivorship; (c) 1,888,652 shares of common stock owned directly by Green and Gold 2014 GRAT, for which Mr. Praeger is the trust protector; (d) 1,328,276 shares of common stock owned directly by Green and Gold 2015 GRAT, for which Mr. Praeger is the trust protector; and (e) 213,468 shares of common stock owned directly by MP Charitable Trust, for which Mr. Praeger is the trustee. Excludes 586,768 shares of common stock owned directly by Cindy Praeger, Mr. Praeger’s wife, as Mr. Praeger may no longer be deemed to share beneficial ownership of such shares. The address for each of the individuals and entities identified above is 1210 AvidXchange Lane, Charlotte, North Carolina 28206.
(3)
Based on information contained in Schedule 13G filed with the SEC on November 12, 2024, by FMR LLC (“FMR”), an investment adviser. Abigail P. Johnson is a Director, the Chair and the Chief Executive Officer of FMR and, along with certain family members, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The business address of FMR is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on information contained in Schedule 13G filed with the SEC on January 29, 2024, by BlackRock, Inc. (“BlackRock”). BlackRock is the parent holding company or control person affiliated with those holders identified as BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. The business address of BlackRock is 50 Hudson Yards, New York, New York 10001.

(5)
Based on information contained in Schedule 13G filed with the SEC on February 8, 2022, by Mastercard Investment Holdings, Inc. Mastercard Investment Holdings, Inc. is an indirect wholly-owned subsidiary of Mastercard Incorporated and may be deemed to have shared voting and dispositive power over the shares held by Mastercard Investment Holdings. The address for Mastercard Investment Holdings is 2000 Purchase Street, Purchase, New York 10577.

(6)
Consists of (a) 2,112,232 shares of common stock owned directly and (b) 720,000 shares of common stock held by the James Hausman Family Irrevocable Trust (the “Hausman Family Trust”). Mr. Hausman and his wife serve as co-trustees of the Hausman Family Trust and as such may be deemed to have voting and dispositive power over the shares held by the Hausman Family Trust.

(7)
Consists of (a) 116,248 shares of common stock owned directly, (b) 1,043,686 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025 and (c) 46,433 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of July 31, 2025.

(8)
Consists of (a) 396,145 shares of common stock owned directly, (b) 798,980 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025 and (c) 54,240 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of July 31, 2025.

(9)
Consists of (a) 183,502 shares of common stock owned directly, (b) 518,600 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025 and (c) 34,590 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of July 31, 2025.

(10)
Consists of (a) 197,919 shares of common stock owned directly, (b) 386,413 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025 and (c) 29,821 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of July 31, 2025.

(11)	Consists of (a) 65,704 shares of common stock owned directly and (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025.
(12)	Consists of (a) 63,204 shares of common stock owned directly and (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025.
(13)	Consists of (a) 46,988 shares of common stock owned directly and (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025.
(14)	Consists of 42,297 shares of common stock owned directly.
(15)	Consists of 42,297 shares of common stock owned directly.
(16)	Consists of 21,360 shares of common stock owned directly.
(17)	Consists of 21,360 shares of common stock owned directly.
(18)
Includes: (a) 97,911 shares of common stock held by Todd Cunningham, (b) 407,394 shares of common stock underlying stock options exercisable within 60 days after July 31, 2025 held by Todd Cunningham and (c) 22,743 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of July 31, 2025 held by Todd Cunningham.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY
Directors and Executive Officers of the Company
The Board presently consists of nine members, including the Chairman and Chief Executive Officer. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. The Merger Agreement provides, unless otherwise determined by Parent prior to the Effective Time, that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
There are no family relationships among any of the Company’s directors or executive officers. None of the directors and executive officers listed below has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The Merger Agreement provides, unless otherwise determined by Parent prior to the Effective Time, that the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
All of the directors and executive officers can be reached c/o AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, (800) 560-9305.
Directors

Name	Age	Position	Citizenship
Michael Praeger	57	Chairman, Chief Executive Officer	U.S.
Lance Drummond	70	Director	U.S.
Oni Chukwu	67	Director	U.S.
James Hausman	68	Director	U.S.
Teresa Mackintosh	53	Director	U.S.
James Michael McGuire	66	Director	U.S.
Arthur J. Rubado	55	Director	U.S.
Asif Ramji	52	Director	U.S.
Sonali Sambhus	50	Director	U.S.

Michael Praeger. Mr. Praeger cofounded AvidXchange in April 2000 and has led the company since its founding. Most recently, Mr. Praeger has served as our Chief Executive Officer and as Chairman of our board of directors since October 2021 and also served as our President until January 2023. Mr. Praeger has also served as a member of the board of directors of AvidXchange, Inc. since 2000. Mr. Praeger has spent the last 28 years managing technology and web services-related companies. Prior to establishing AvidXchange, Mr. Praeger co-founded PlanetResume.com, a technology career enhancement and recruiting site that successfully completed its merger with CareerShop.com in November 1999. Prior to that, Mr. Praeger co-founded and served as Chief Executive Officer of InfoLink Partners, a software company specializing in automating the tax billing and collection functions for municipalities along with corporate escheat recovery services. Mr. Praeger received a BSBA degree in Finance from Georgetown University. We believe Mr. Praeger is qualified to serve on our board of directors due to his extensive knowledge of our Company, as well as his significant operational and strategic expertise.
Lance Drummond. Mr. Drummond has served as a member of our board of directors since October 2021. Mr. Drummond is an executive-level business leader with multi-industry experience. Mr. Drummond served as the part-time Executive-in-Residence at Christopher Newport University from September 2015 until May 2018. He retired from TD Canada Trust, a commercial bank, in January 2015, where he was Executive Vice President of Operations and Technology since 2011. Prior to joining TD Canada Trust, from 2009 to 2011, Mr. Drummond was Executive Vice President of Human Resources and Shared Services at Fiserv, Inc., a global fintech and payments company, where he oversaw the company’s shared services, including Fiserv’s Global Services employees in India and Costa Rica. Before joining Fiserv, Mr. Drummond was the Global Consumer and Small Business Banking eCommerce/ATM executive at Bank of America. Prior to his eCommerce/ATM role, he was the Service and Fulfillment Operations executive for Global Technology and Operations. From December 2018 to September 2024, Mr. Drummond served as a member of the Board of Governors of the Financial Industry Regulatory Agency (FINRA) and was Chair of its Audit & Risk Committee. From July 2015 to March 2025, Mr. Drummond was a member of the board of directors at the Federal Home Loan Mortgage Corporation (Freddie Mac), where he served as Non-Executive Chair of the Board and Chair of the Executive Committee. Mr. Drummond is currently a member of the board of directors of United Community Banks, Inc. (Nasdaq: UCBI), Chair of its Nominations and Governance Committee and a member of the Risk Committee. Mr. Drummond earned a BS degree in Business Management from Boston University, an MBA degree from the Simon Business School at the University of Rochester and an MS degree in Management Science from MIT. We believe Mr. Drummond is qualified to serve on our board of directors due to his extensive experience in the operations and technology space and public company board experience.
Oni Chukwu. Mr. Chukwu joined our board in March of 2024. He has served on the board of directors of Yale Ventures since April 2024, Opus Agency (an ABRY Partners company) since January 2021 and Pole Star Space Applications Limited since April 2021. Mr. Chukwu served on the board of directors of Invatron Systems Corp. (a Tailwind Capital company) from July 2020 until its acquisition in September 2024. Mr. Chukwu also served as Chair of the board of directors of Exago Inc. from 2016 until its sale to Insight Software in October 2021 and served on the board of directors of Paya (formerly traded on Nasdaq as PAYA) from April 2021 through July 2023. From 2013 to 2020, Mr. Chukwu was the Chief Executive Officer of Aventri, a cloud-based enterprise Event Management Software. Mr. Chukwu also served for six months as the Executive Chairman of Aventri’s board of directors following its acquisition by HGGC, LLC. Prior to his time with Aventri, Mr. Chukwu was an Executive Vice President and the Chief Financial Officer of Triple Point Technology, an enterprise software company, from 2006 to 2013. In addition, Mr. Chukwu served as the Chief Financial Officer of Healthcare Software Synergies before it was acquired by United Healthcare, and at LexBridge Corporation, before it was acquired by PKS. Mr. Chukwu attended the University of New Haven, where he earned an MBA and received an honorary Ph.D. in Business Administration. We believe Mr. Chukwu is qualified to serve on our board of directors due to his substantial experience as a director and an executive, including service as chief financial officer, at high-growth enterprise software companies.
James (Jim) Hausman. Mr. Hausman has served as a member of our board of directors since October 2021. Mr. Hausman has also served AvidXchange, Inc. as a member of its board of directors since July of 2002 and was Interim Chief Financial Officer from April 2014 to June 2015. Mr. Hausman is a Certified Public Accountant and has 18 years of experience as the chief financial officer for a public, and several private, telecommunications companies. Mr. Hausman began his career at Price Waterhouse, which later became PricewaterhouseCoopers. He has a BS degree in Accounting from the University of Kentucky. We believe Mr. Hausman is qualified to serve on our board of directors due to his extensive experience as chief financial officer of a public company, and due to his extensive knowledge of our Company.
Teresa Mackintosh. Ms. Mackintosh has served as a member of our board of directors since October 2021. Ms. Mackintosh was a partner at Blue Star Innovation Partners, a private equity firm investing in software through May 12, 2025, and has more than 25 years of experience in the accounting, tax and finance functions of global companies. She served as the Chief Executive Officer of Trintech, a computer software company, from February 2016 to April 2023. Prior to joining Trintech, Ms. Mackintosh served as Chief Executive Officer of Wolters Kluwer Tax and Accounting US from October 2013 to January 2016. Ms. Mackintosh received a BBA degree and an MBA from the University of Michigan and is a former Certified Public Accountant. We believe Ms. Mackintosh is qualified to serve on our board of directors due to her experience as an executive officer and her experience serving in oversight roles for accounting and software companies.
J. Michael McGuire. Mr. McGuire has served as a member of our board of directors since October 2021. Mr. McGuire served as the Chief Executive Officer of Grant Thornton LLP, an accounting firm, from January 2015 through February 2019, and as Chief Executive Officer Emeritus from March 2019 until February 2020, when he retired. Prior to joining Grant Thornton, he led various teams for 20 years at Arthur

Andersen, a former accounting firm. Mr. McGuire currently sits on the board of directors of Springline Advisory Holdings, LLC. Mr. McGuire has also served on the board of directors of Akoustis Technologies, Inc. (Nasdaq: AKTS), an acoustic wave technology manufacturer, from August 2020 until June 2024, and has previously served on a number of non-profit boards, including those in business, universities and education, technology, arts and community. Mr. McGuire received his BS degree in Business Administration, Accounting and Management Information Systems from Bowling Green State University and is a Certified Public Accountant. We believe Mr. McGuire is qualified to serve on our board of directors due to his extensive auditing expertise with 25 years of experience as an audit partner.
Arthur J. Rubado. Mr. Rubado joined our board in March of 2024. He has been Managing Partner of iDO Partners since April 2023. Prior to founding iDO Partners, Mr. Rubado served as a Managing Director, Private Equity, and Head of CDPQ U.S. (“CDPQ”). He joined CDPQ in January 2018 and oversaw the Private Equity portfolio in addition to sitting on CDPQ’s International Private Equity Investment Committee. Mr. Rubado has 30 years of operating and investing experience. Before joining CDPQ, he was a Managing Director and Operating Partner at Reservoir Capital, where he worked with portfolio company senior management and directors in healthcare, high tech and services. Previously, he was a Director in Kohlberg Kravis Roberts & Co.’s (“KKR”) operating executive group, KKR Capstone, where he worked in portfolio company leadership and transformation roles. Prior to KKR, he was a founding member of executive management for SmartOps Corporation, an enterprise software developer, which was acquired by SAP AG. Earlier in his career, he was a consultant at McKinsey & Company, and worked in project, risk and operations management roles for the Royal Dutch/Shell Group. Mr. Rubado holds a B.S. in Mechanical & Aerospace Engineering with distinction from Cornell University and an M.B.A. with honors from Harvard Business School. He has previously been a board member at Allied Universal, AlixPartners, Sterling Talent, PetSmart/Chewy, Clarios, ClearTrail Real Estate, Constellation Insurance Holdings, ITI Data, MyEyeDr, TeamHealth and was Chairman of ClearCaptions LLC. Mr. Rubado has served as a director on the boards of CleanPlanet Chemical since December 2024 and IPC Systems, Inc. since February 2025. We believe Mr. Rubado is qualified to serve on our board of directors due to his track record for driving results and investment returns across diverse technology, healthcare, services and industrial sectors and organizations, his domestic and international experience and his service on the boards of directors of other companies.
Asif Ramji. Mr. Ramji has served as a member of our board of directors since December 2022. Mr. Ramji is the Founder and Chief Executive Officer at Venture Worx (a private advisory and investment firm) and previously served as the Chief Growth Officer and Chief Product Officer at FIS (NYSE: FIS) from February 2020 to May 2021. Prior to joining FIS, he led teams in an executive capacity at Worldpay (NYSE: WP), Vantiv (NYSE: VNTV) and served as President and Chief Executive Officer of Paymetric. Mr. Ramji currently serves on the board of directors of Aurora Payment Solutions, TreviPay, HungerRush, TeamSnap, Worth AI and has served on the board of directors of State Bank and Trust (NYSE: STBZ) from November 2017 to December 2018, Cartica Acquisition Corporation (Nasdaq: CITEU) from April 2021 to May 2023, Paymetric from October 2011 to May 2017, Patientco from October 2020 to August 2021, Stax from October 2015 to December 2017, TaxStatus from October 2021 to March 2025, Itel from September 2021 to May 2025 and GiveWorx from February 2018 to June 2022. Mr. Ramji sits on several charitable and civic boards of directors, including Children’s Healthcare of Atlanta and the Atlanta CEO Council. He was a 2017 National EY Entrepreneur of the Year for Financial Services award winner and currently serves as the chairman of judging for the 2025 World EY Entrepreneur of the Year program. Mr. Ramji has over 20 years of leadership experience in investing in, operating and scaling companies. He attended Simon Fraser University as well as holds executive certifications in Managing Teams for Innovation & Success and Strategic Negotiation from Stanford University Graduate School of Business and Harvard Business School, respectively. We believe Mr. Ramji is qualified to serve on our board of directors due to his extensive fintech and payment solutions experience as well as his experience in operating and scaling companies.
Sonali Sambhus. Ms. Sambhus has served as a member of our board of directors since December 2022. Ms. Sambhus was head of the Developer & ML (machine learning) Platform at Block, Inc. (formerly Square, NYSE: SQ) from April 2019 to November 2022 and previously served on the Board of Directors at CommonBond.co, a fintech lending company, from April 2021 to July 2022. She currently runs Thrrive LLC, a startup advisory and investment firm. Ms. Sambhus has over 20 years of experience in spearheading technology strategies and innovations across diverse industries. Previously, she held executive roles at realtor.com (Nasdaq: NWSA) from January 2017 to March 2019 and Vuclip, Inc. (acquired by PCCW Limited,

OTCMKTS: PCCWY) from August 2015 to July 2016. Ms. Sambhus was also the co-founder of 10jumps Inc., which was acquired by Saggezza Inc. Before 10jumps, she spent more than a decade at Cisco Systems, where she was a founding member of Cisco’s collaboration business. Ms. Sambhus received her M.S. in Computer Engineering from Rutgers University in 1999 and has earned a graduate certificate from The George Washington University School of Business. She was recognized as one of the “Top 50 Women in 2020” by The Top 100 Magazine and holds a Fintech Frameworks certification from the University of California, Berkeley. We believe Ms. Sambhus is qualified to serve on our board of directors due to her extensive technological experience in engineering and product development.
Executive Officers

Name	Age	Position	Citizenship
Michael Praeger	57	Chairman, Chief Executive Officer	U.S.
Daniel Drees	58	President	U.S.
Joel Wilhite	55	Chief Financial Officer, Senior Vice President	U.S.
Angelic Gibson	48	Chief Information Officer, Senior Vice President	U.S.
Todd Cunningham	59	Chief People Officer, Senior Vice President	U.S.
Ryan Stahl	51	General Counsel and Secretary, Senior Vice President	U.S.

Information concerning the business experience of Michael Praeger is provided under the section of this proxy statement entitled “Other Important Information Regarding the Company—Directors and Executive Officers of the Company—Directors” above.
Daniel Drees. Mr. Drees joined us in April 2018 and has served as our President since January 25, 2023, having previously served as our Chief Growth Officer. Mr. Drees is a seasoned financial technology executive and industry veteran with more than 25 years of experience generating growth at Fortune 500 companies and financial institutions such as General Electric Company (NYSE: GE), Bank of America (NYSE: BAC), Ally Financial Inc. (NYSE: ALLY), Capital One (NYSE: COF) and Fiserv, Inc. (Nasdaq: FISV). Mr. Drees received his BS degree in Mechanical Engineering from Iowa State University.
Joel Wilhite. Mr. Wilhite joined us in February 2017 as our Chief Financial Officer. Mr. Wilhite brings decades of diverse financial leadership experience to his role. Before joining us, Mr. Wilhite held the position of Chief Financial Officer at Quantros, Inc., a SaaS company that offers an enterprise-wide suite of applications designed to help hospitals better manage the quality and safety of patient care. Prior to Quantros, Inc., Mr. Wilhite was the Senior Vice President of Finance for Benefitfocus.com, Inc. (Nasdaq: BNFT), a leading SaaS provider of benefits administration software and solutions. Prior to Benefitfocus, Mr. Wilhite served in various roles at Blackbaud, Inc. (Nasdaq: BLKB), most recently as the Chief Financial Officer for Blackbaud, Inc.’s international division. Mr. Wilhite began his career as an auditor at KPMG. He received his BS degree with honors in Accounting from the University of South Carolina and is a Certified Public Accountant.
Angelic Gibson. Ms. Gibson joined us in October 2018 as our Chief Information Officer. Ms. Gibson has spent over 20 years in information technology, with experience in building and managing SaaS platforms, enterprise technology systems, as well as management practices supporting databases, networks, telecommunications and infrastructure. She has built and supported business intelligence platforms, has extensive cloud computing strategic insight and has experience balancing operational efficiencies with business development and growth. Before joining us, Ms. Gibson served as Senior Vice President of Information Technology at TKXS Inc. from April 2013 to October 2018. Ms. Gibson received her BS degree in Management Information Systems from American InterContinental University.
Todd Cunningham. Mr. Cunningham joined us in August 2014 and has served as our Chief People Officer since March 2020, having previously served as Senior Vice President of Human Capital and Talent Management. Mr. Cunningham has more than 38 years in Human Resources at public and private companies. His experience covers the full range of Human Resources responsibilities. Before joining us, Mr. Cunningham held senior positions at Bank of America focusing on talent management, development and organizational effectiveness, where he served in various capacities, including: Senior Vice President of Talent & Development - Global

Corporate & Investment Banking; Senior Vice President of Associate Readiness Change Executive—Merrill Lynch Transition; and Senior Vice President of Talent & Development - Consumer & Small Business Banking Division, among others. Mr. Cunningham received a BSBA degree in Human Resources Management from The Ohio State University.
Ryan Stahl. Mr. Stahl joined us in May 2015 and has served as our General Counsel and Secretary since November 2017. Mr. Stahl began his legal career in the corporate and securities practice at Sidley Austin, LLP, focusing primarily on mergers and acquisitions and capital markets offerings. He subsequently held multiple in-house corporate positions in the financial services and technology industries, most recently at Mercury Payment Systems Inc., a privately-held payment processor and technology services provider. Mr. Stahl holds a BS degree from the University of Dayton and a JD degree from the University of Michigan Law School.
Book Value per Share
As of December 31, 2024, the book value per share of Company Common Stock was $3.29. Book value per share is computed by dividing total equity (deficit) at $671,800,000 by the total shares of Company Common Stock outstanding on that date, 204,300,000 shares of Company Common Stock.
Dividends
The Company Common Stock is listed on Nasdaq under the symbol “AVDX.” The Company has not declared or paid any cash dividends on shares of Company Common Stock since becoming a public company in October 2021. In addition, our ability to pay dividends in certain circumstances is restricted by the Company’s credit agreement. Further, the terms of the Merger Agreement do not allow us to authorize, make or declare any dividends or other distributions, with respect to any Company Common Stock except for intra-company dividends between the Company and its wholly-owned subsidiaries or wholly-owned subsidiaries of the Company. Following the completion of the Merger, there will be no further public market for the Company Common Stock.
Selected Historical Consolidated Financial Data
Set forth below is certain selected historical consolidated financial data relating to the Company. The historical unaudited selected financial data as of and for the six month period ended June 30, 2025, and the audited selected financial data as of and for the fiscal years ended December 31, 2024 and December 31, 2023, have been taken from the Company’s consolidated financial information and statements. This information is only a summary. The selected historical consolidated financial data as of December 31, 2024 and December 31, 2023 should be read in conjunction with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024, and the selected historical consolidated financial data as of and for the six month period ended June 30, 2025 should be read in conjunction with the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025, each of which is incorporated by reference into this proxy statement in its entirety. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. See “Where You Can Find Additional Information.” Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.
Summary Consolidated Balance Sheets (in thousands)

	June 30,	December 31,
	2025	2024	2023
	(in thousands)	(in thousands)
Cash and cash equivalents	$335,773	$355,637	$406,974
Total current assets	$1,639,955	$1,720,714	$2,098,778
Total assets	$2,003,835	$2,089,711	$2,483,737
Total current liabilities	$1,232,017	$1,332,766	$1,672,876
Total liabilities	$1,316,285	$1,417,878	$1,827,292
Total stockholders’ equity	$687,550	$671,833	$656,445

Summary Consolidated Statements of Operations

	Six Months Ended June 30,		Year Ended December 31,
	2025	2024	2024	2023
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$218,512	$210,730	$438,940	$380,720
Loss from operations	$(20,768)	$(6,210)	$(2,576)	$(53,501)
Net income (loss)	$(16,775)	$(573)	$8,145	$(47,325)
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.00)	$0.04	$(0.23)

Prior Public Offerings
During the past three years, none of the Company, any of its affiliates nor any of the Purchaser Filing Parties has made any underwritten public offering of shares of Company Common Stock for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated under the Securities Act.
Certain Transactions in the Shares of Company Common Stock
Except as described below, other than the Merger Agreement and agreements entered into in connection therewith, including the Rollover Agreements (as discussed in the section of this proxy statement entitled “Special Factors—Rollover Shares,”) and the Voting and Support Agreement (as discussed in the section of this proxy statement entitled “The Merger Agreement—The Voting and Support Agreement”), and certain activity related to the Company’s equity compensation awards discussed elsewhere in this proxy statement, (i) none of the Company’s directors and executive officers, any of their respective affiliates nor any of the Purchaser Filing Parties has executed any transactions with respect to shares of Company Common Stock during the past 60 days and (ii) none of the Company, its affiliates nor any of the Purchaser Filing Parties has purchased shares of Company Common Stock during the past two years.
Transactions by the Company’s Directors and Executive Officers During the Last 60 Days
The following transactions by the Company’s directors and executive officers within the last 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC:
Michael Praeger

Date	Acquisition	Disposition	Price Per Share ($)
May 15, 2025	32,649	—	(1)
May 15, 2025	—	14,997	$9.7364(2)
May 15, 2025	—	13,757	$9.7364(2)
May 15, 2025	—	11,251	$9.7364(2)

(1)
On March 16, 2022, the reporting person was granted 522,388 restricted stock units, vesting 25% on the first anniversary of the vesting commencement date and quarterly thereafter. The vesting commencement date was February 15, 2022. Upon vesting, restricted stock units convert into common stock on a one-for-one-basis.

(2)
This transaction was executed in multiple trades at prices ranging from $9.73 to $9.745. The price reported above reflects the weighted average sale price. The sales reported represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of restricted stock units. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

Daniel Drees

Date	Acquisition	Disposition	Price Per Share ($)
May 15, 2025	16,325	—	(1)
May 15, 2025	—	7,817	$9.7364(2)
May 15, 2025	—	9,778	$9.7364(2)
May 15, 2025	—	8,377	$9.7364(2)

(1)
On March 16, 2022, the reporting person was granted 261,194 restricted stock units, vesting 25% on the first anniversary of the vesting commencement date and quarterly thereafter. The vesting commencement date was February 15, 2022. Upon vesting, restricted stock units convert into common stock on a one-for-one-basis.

(2)
This transaction was executed in multiple trades at prices ranging from $9.73 to $9.745. The price reported above reflects the weighted average sale price. The sales reported represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of restricted stock units. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

Joel Wilhite

Date	Acquisition	Disposition	Price Per Share ($)
May 15, 2025	16,325	—	(1)
May 15, 2025	—	7,817	$9.7364(2)
May 15, 2025	—	6,519	$9.7364(2)
May 15, 2025	—	6,578	$9.7364(2)

(1)
On March 16, 2022, the reporting person was granted 261,194 restricted stock units, vesting 25% on the first anniversary of the vesting commencement date and quarterly thereafter. The vesting commencement date was February 15, 2022. Upon vesting, restricted stock units convert into common stock on a one-for-one-basis.

(2)
This transaction was executed in multiple trades at prices ranging from $9.73 to $9.745. The price reported above reflects the weighted average sale price. The sales reported represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of restricted stock units. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

Angelic Gibson

Date	Acquisition	Disposition	Price Per Share ($)
May 15, 2025	10,833	—	(1)
May 15, 2025	—	3,284	$9.7364(2)
May 15, 2025	—	3,565	$9.7364(2)
May 15, 2025	—	4,072	$9.7364(2)

(1)
On March 16, 2022, the reporting person was granted 174,129 restricted stock units, vesting 25% on the first anniversary of the vesting commencement date and quarterly thereafter. The vesting commencement date was February 15, 2022. Upon vesting, restricted stock units convert into common stock on a one-for-one-basis.

(2)
This transaction was executed in multiple trades at prices ranging from $9.73 to $9.745. The price reported above reflects the weighted average sale price. The sales reported represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of restricted stock units. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

Todd Cunningham

Date	Acquisition	Disposition	Price Per Share ($)
May 15, 2025	6,530	—	(1)
May 15, 2025	—	1,971	$9.7364(2)
May 15, 2025	—	2,328	$9.7364(2)
May 15, 2025	—	2,565	$9.7364(2)
June 10, 2025	—	62,585	$9.7905(3)

(1)
On March 16, 2022, the reporting person was granted 104,477 restricted stock units, vesting 25% on the first anniversary of the vesting commencement date and quarterly thereafter. The vesting commencement date was February 15, 2022. Upon vesting, restricted stock units convert into common stock on a one-for-one-basis.

(2)
This transaction was executed in multiple trades at prices ranging from $9.73 to $9.745. The price reported above reflects the weighted average sale price. The sales reported represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of restricted stock units. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

(3)	This transaction was executed in multiple trades at prices ranging from $9.79 to $9.795. The price reported above reflects the weighted average sale price.
Ryan Stahl

Date	Acquisition	Disposition	Price Per Share ($)
May 15, 2025	9,794	—	(1)
May 15, 2025	—	2,955	$9.7364(2)
May 15, 2025	—	2,876	$9.7364(2)
May 15, 2025	—	3,168	$9.7364(2)

(1)
On March 16, 2022, the reporting person was granted 156,716 restricted stock units, vesting 25% on the first anniversary of the vesting commencement date and quarterly thereafter. The vesting commencement date was February 15, 2022. Upon vesting, restricted stock units convert into common stock on a one-for-one-basis.

(2)
This transaction was executed in multiple trades at prices ranging from $9.73 to $9.745. The price reported above reflects the weighted average sale price. The sales reported represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of restricted stock units. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

Lance Drummond

Date	Acquisition	Disposition	Price Per Share ($)
June 26, 2025	18,916(1)	—	$0.00

(1)
Represents restricted stock units (“RSUs”) which will vest on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company’s stockholders, subject to the reporting person's continuous service on the board through such vesting date. Each RSU represents a contingent right to receive one share of common stock of the Company and the RSUs have no expiration date.

Oni Chukwu

Date	Acquisition	Disposition	Price Per Share ($)
June 26, 2025	18,916(1)	—	$0.00

(1)
Represents RSUs which will vest on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company’s stockholders, subject to the reporting person's continuous service on the board through such vesting date. Each RSU represents a contingent right to receive one share of common stock of the Company and the RSUs have no expiration date.

James Hausman

Date	Acquisition	Disposition	Price Per Share ($)
June 26, 2025	18,916(1)	—	$0.00

(1)
Represents RSUs which will vest on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company’s stockholders, subject to the reporting person's continuous service on the board through such vesting date. Each RSU represents a contingent right to receive one share of common stock of the Company and the RSUs have no expiration date.

Teresa Mackintosh

Date	Acquisition	Disposition	Price Per Share ($)
June 26, 2025	18,916(1)	—	$0.00

(1)
Represents RSUs which will vest on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company’s stockholders, subject to the reporting person's continuous service on the board through such vesting date. Each RSU represents a contingent right to receive one share of common stock of the Company and the RSUs have no expiration date.

James Michael McGuire

Date	Acquisition	Disposition	Price Per Share ($)
June 26, 2025	18,916(1)	—	$0.00

(1)
Represents RSUs which will vest on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company’s stockholders, subject to the reporting person's continuous service on the board through such vesting date. Each RSU represents a contingent right to receive one share of common stock of the Company and the RSUs have no expiration date.

Arthur J. Rubado

Date	Acquisition	Disposition	Price Per Share ($)
June 26, 2025	18,916(1)	—	$0.00

(1)
Represents RSUs which will vest on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company’s stockholders, subject to the reporting person's continuous service on the board through such vesting date. Each RSU represents a contingent right to receive one share of common stock of the Company and the RSUs have no expiration date.

Asif Ramji

Date	Acquisition	Disposition	Price Per Share ($)
June 26, 2025	18,916(1)	—	$0.00

(1)
Represents RSUs which will vest on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company’s stockholders, subject to the reporting person's continuous service on the board through such vesting date. Each RSU represents a contingent right to receive one share of common stock of the Company and the RSUs have no expiration date.

Sonali Sambhus

Date	Acquisition	Disposition	Price Per Share ($)
June 26, 2025	18,916(1)	—	$0.00

(1)
Represents RSUs which will vest on the first to occur of (A) the first anniversary of the date of grant or (B) the next occurring annual meeting of the Company’s stockholders, subject to the reporting person's continuous service on the board through such vesting date. Each RSU represents a contingent right to receive one share of common stock of the Company and the RSUs have no expiration date.

Other Transactions in Company Common Stock by the Company in the Last Two Years
In August 2024, the Board authorized the repurchase of up to $100.0 million of our outstanding shares of Company Common Stock (the “Share Repurchase Program”). During the three and nine months ended September 30, 2024, the Company repurchased and subsequently retired 3,104,312 shares of Company Common Stock for $25.1 million, which included $0.1 million of fees, under the Share Repurchase Program. The weighted-average price per share for the share repurchase was $8.05. During the year ended December 31, 2024, the Company repurchased and subsequently retired 5,357,388 shares of Company Common Stock for $50.1 million, which included $0.1 million of fees, under the Share Repurchase Program. The weighted-average price per share for the share repurchase was $9.33. The Company did not repurchase and subsequently retire any shares of Company Common Stock under the Share Repurchase Program during the three and six months ended June 30, 2025. As of June 30, 2025, $49.9 million remained available for future share repurchases under the Share Repurchase Program.
Past Contacts, Transactions, Negotiations and Agreements
On May 8, 2025, a representative of TPG was introduced to Teresa Mackintosh by an executive search agent in connection with the search for a Chief Executive Officer for an unrelated portfolio company of TPG. Following discussions, on June 5, 2025, Teresa Mackintosh agreed to become the Chief Executive Officer of that portfolio company effective as of a later date and, in the interim period, to serve as an advisor at TPG. There were no discussions between affiliates or representatives of TPG and Teresa Mackintosh relating to such matters prior to May 8, 2025.
Except as set forth in this section or as described above in the sections of this proxy statement entitled “Special Factors—Background of the Merger,” “Special Factors—Interests of the Directors and Executive Officers of the Company in the Merger,” “Other Important Information Regarding the Company—Prior Public Offerings,” “Other Important Information Regarding the Company—Certain Transactions in the Shares of Company Common Stock,” “Special Factors—Interests of Directors and Executive Officers of the Company in the Merger—Rollover Shares,” “Other Important Information Regarding the Company—Directors and Executive Officers of the Company,” the transactions described in “Certain Relationships and Related Party Transactions” in the Definitive Proxy Statement for the Company's 2025 Annual Meeting of Stockholders, filed with the SEC on April 30, 2025 and incorporated by reference herein, and other than the Merger Agreement and agreements entered into in connection therewith, including the Rollover Agreements (as discussed in the sections of this proxy statement entitled “The Merger Agreement” and “Special Factors—Interests of Directors and Executive Officers of the Company in the Merger—Rollover Shares”) during the past two years: (1) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any of the Purchaser Filing Parties (in their capacity as such), on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of assets of the Company, (2) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding one percent of the Company’s consolidated revenues with any of the Purchaser Filing Parties and (3) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the Purchaser Filing Parties.

OTHER IMPORTANT INFORMATION REGARDING THE PARENT FILING PARTIES
This section sets forth certain information about the Parent Filing Parties, Parent and Merger Sub. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Parent, Merger Sub and the Parent Filing Parties
Merger Sub
Arrow Merger Sub 2025, Inc. is a privately held Delaware corporation and a direct wholly owned subsidiary of Parent that was formed in 2025 solely for the purpose of engaging in the Transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Merger Sub’s principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, telephone number (817) 871-4000.
Parent
Arrow Borrower 2025, Inc. is a privately held Delaware corporation affiliated with TPG through the TPG Guarantor. Parent was formed in 2025 solely for the purpose of engaging in the Transactions. Parent has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Parent’s principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, telephone number (817) 871-4000.
The directors of each of Parent and Merger Sub are John Flynn and Timothy Millikin. The executive officers of each of Parent and Merger Sub are John Flynn and Timothy Millikin, who each serve as authorized signatory of each of Parent and Merger Sub. The name, business address and telephone number, principal occupation, material occupation within the past five years and country of citizenship of each director and executive officer of Parent and Merger Sub are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
John Flynn	345 California Street Suite 3300 San Francisco, California 94104 +1 415-743-1500	Partner, TPG	Mr. Flynn is a Partner at TPG Capital. Mr. Flynn has been with TPG since August 2015.	United States

Timothy Millikin	345 California Street Suite 3300 San Francisco, California 94104 +1 415-743-1500	Partner, TPG	Mr. Millikin is a Partner at TPG Capital. Mr. Millikin has been with TPG since August 2011.	United States

None of the natural persons listed above has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the natural persons listed above was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent Filing Parties
Parent is owned directly by Intermediate. Intermediate was formed solely for the purpose of holding the interests in Parent. Intermediate has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its ownership of Parent.
Intermediate is owned directly by Holdings. Holdings was formed solely for the purpose of holding the interests in Intermediate. Holdings has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its ownership of Intermediate.
Holdings is owned directly by Topco. Topco was formed solely for the purpose of holding the interests in Holdings. Topco has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its ownership of Holdings.
Topco is controlled by its general partner, Topco GP. Topco GP was formed solely for the purpose of serving as the general partner of Topco. Topco GP has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its control of Topco. Topco GP is owned directly by Arrow Parent Holdings.
Topco is owned directly by Arrow Parent Holdings. Arrow Parent Holdings was formed solely for the purpose of holding the interests in Topco and Topco GP. Arrow Parent Holdings has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its ownership of Topco and Topco GP.
Arrow Parent Holdings is controlled by its general partner, Arrow Parent Holdings GP. Arrow Parent Holdings GP was formed solely for the purpose of serving as the general partner of Arrow Parent Holdings. Arrow Parent Holdings GP has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its control of Arrow Parent Holdings. Arrow Parent Holdings GP is owned directly by Arrow Trust.
The principal executive offices of each of Intermediate, Holdings, Topco, Topco GP, Arrow Parent Holdings and Arrow Parent Holdings GP are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, telephone number (817) 871-4000.
The directors of each of Intermediate and Holdings are John Flynn and Timothy Millikin. The executive officers of each of Intermediate, Holdings, Topco GP and Arrow Parent Holdings GP are John Flynn and Timothy Millikin, who each serve as authorized signatory of each of Intermediate, Holdings, Topco GP and Arrow Parent Holdings GP. The name, business address and telephone number, principal occupation, material occupation within the past five years and country of citizenship of each director and executive officer of Intermediate, Holdings, Topco GP and Arrow Parent Holdings GP are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
John Flynn	345 California Street Suite 3300 San Francisco, California 94104 +1 415-743-1500	Partner, TPG	Mr. Flynn is a Partner at TPG Capital. Mr. Flynn has been with TPG since August 2015.	United States

Timothy Millikin	345 California Street Suite 3300 San Francisco, California 94104 +1 415-743-1500	Partner, TPG	Mr. Millikin is a Partner at TPG Capital. Mr. Millikin has been with TPG since August 2011.	United States

Arrow Parent Holdings is owned directly by Arrow Trust. Arrow Trust was formed solely for the purpose of holding the interests in Arrow Parent Holdings and Arrow Parent Holdings GP. Arrow Trust has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its ownership of Arrow Parent Holdings and Arrow Parent Holdings GP. The trustees of Arrow Trust are John Flynn, Timothy Millikin and Ankush Sharda.
The principal executive offices of Arrow Trust are located at 345 California Street, Suite 3300, San Francisco, CA 94104.
The name, business address and telephone number, principal occupation, material occupation within the past five years and country of citizenship of each trustee of Arrow Trust are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
John Flynn	345 California Street Suite 3300 San Francisco, California 94104 +1 415-743-1500	Partner, TPG	Mr. Flynn is a Partner at TPG Capital. Mr. Flynn has been with TPG since August 2015.	United States

Timothy Millikin	345 California Street Suite 3300 San Francisco, California 94104 +1 415-743-1500	Partner, TPG	Mr. Millikin is a Partner at TPG Capital. Mr. Millikin has been with TPG since August 2011.	United States

Ankush Sharda	345 California Street Suite 3300 San Francisco, California 94104 +1 415-743-1500	Principal, TPG	Mr. Sharda is a Principal at TPG Capital. Mr. Sharda has been with TPG since August March 2020.	India

None of the natural persons listed above has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the natural persons listed above was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Fund IX is the ultimate beneficial owner of Arrow Trust. Fund IX was formed for the purpose of serving as a private investment vehicle. The ultimate general partner of Fund IX is TPG GenPar IX Advisors, LLC (“TPG GenPar IX GP”). TPG GenPar IX GP was formed solely for the purpose of serving as the ultimate general partner of Fund IX. TPG GenPar IX GP has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with its control of TPG GenPar IX GP.
The principal executive offices of each of Fund IX and TPG GenPar IX GP are located at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, telephone number (817) 871-4000.

The executive officers of TPG GenPar IX GP are Martin Davidson, as Chief Accounting Officer, Joann Harris, as Chief Compliance Officer, Steven A. Willmann, as Treasurer and Jordan Kolar, as Vice President. The name, business address and telephone number, principal occupation, material occupation within the past five years and country of citizenship of each executive officer of TPG GenPar IX GP are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Martin Davidson	301 Commerce Street Suite 3300 Fort Worth, Texas 76102 +1 817-871-4000	Chief Accounting Officer, TPG	Mr. Davidson is a Partner and the Chief Accounting Officer at TPG, where he has worked since January 2005.	United States

Joann Harris	301 Commerce Street Suite 3300 Fort Worth, Texas 76102 +1 817-871-4000	Partner, Chief Compliance Officer, TPG	Ms. Harris is a Partner and the Chief Compliance Officer at TPG, where she has worked since February 2015.	United States

Steven A. Willmann	301 Commerce Street Suite 3300 Fort Worth, Texas 76102 +1 817-871-4000	Managing Director, Treasury, TPG	Mr. Willmann is a Managing Director in TPG’s Treasury Department, where he has worked since July 2007.	United States

Jordan Kolar	888 7th Avenue 35th Floor New York, New York 10106 +1 212-601-4700	Managing Director of Tax, TPG
Mr. Kolar is a Managing Director in TPG’s Tax Department, where he has worked since December 2022. Prior to his position at TPG, Mr. Kolar served as a Managing Director in the Taxation Department at Brookfield Asset Management from May 2011 to December 2022.
United States

None of the natural persons listed above has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the natural persons listed above was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Corpay, Inc.
Corpay is a Delaware corporation formed in 1986. Corpay is a global corporate payments company that helps businesses and consumers better manage and pay their expenses. Corpay’s suite of modern payment solutions help customers better manage vehicle-related expenses (e.g., fueling, tolls, car registrations and parking), lodging expenses (e.g., hotel and extended stay bookings) and corporate payments (e.g., domestic and international accounts payable and point of sale purchases). This results in Corpay’s customers saving time and ultimately spending less. Since its incorporation in 2000, Corpay has delivered payment and spend solutions with customized controls and robust capabilities that offer its customers a better way to pay.
Corpay’s address is 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305, and its telephone number is (770) 449-0479.

The directors of Corpay are Annabelle Bexiga, Ronald F. Clarke, Joseph W. Farrelly, Rahul Gupta, Thomas M. Hagerty, Archie L. Jones, Jr., Richard Macchia, Hala G. Moddelmog, Jeffrey S. Sloan, Steven T. Stull, and Gerald Throop. The executive officers of Corpay are Ronald F. Clarke, Alissa B. Vickery, Armando L. Netto, and Alan King. The name, business address and telephone number, principal occupation, material occupations within the past five years and country of citizenship of each director and executive officer of Corpay are set forth below.

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Ronald F. Clarke	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	Chief Executive Officer and Chairman of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305	Mr. Clarke has held the same principal occupation during the past five years.	United States

Annabelle Bexiga	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479
Ms. Bexiga is director of multiple organizations as further outlined below: Director of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305; Director of StoneX Group Inc. (principal business: financial services) 230 Park Avenue 10th Floor New York, NY 10169; Director of Quantexa Ltd. (principal business: software) 10 York Rd, London SE1 7ND, United Kingdom

Ms. Bexiga was a CIO Advisor at Zoom Video Communications from March 2020 to May 2021 (primary business: software) 55 Almaden Boulevard, 6th Floor, San Jose, California, 95113; a Non-Executive Director at Triton International from July 2020 until September 2023 (principal business: container leasing) 100 Manhattanville Road, Purchase, NY 10577; and a Non-Executive Director at DWS Group until from June 2019 until June 2023 (principal business: asset management) Mainzer Landstrasse 11-17 Frankfurt am Main, 60329 Germany.
United States

Joseph W. Farrelly	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	Director of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305	Mr. Farrelly has held the same principal occupation during the past five years.	United States

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Rahul Gupta	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479
Mr. Gupta is director of multiple organizations as further outlined below: Director of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305; Director of Mitek (principal business: construction technology) 16023 Swingley Ridge Road Chesterfield, MO 63017; Director of SavvyMoney (principal business: financial technology) 4160 Dublin Blvd, Dublin, CA 94568; Director of Amount. Inc. (primary business: software) 222 N LaSalle St Suites 1700 Chicago, Illinois 60601; Director of Solutions By Text (principal business: software) 5001 Spring Valley Rd, Suite 1000E, Dallas, Texas 75244;

Mr. Gupta was the former director of Cardtronics plc from 2020 to 2021 (principal business: ATM operator) 2050 W Sam Houston Pkwy S Ste 1300 Houston, TX, 77042-3664; a director of Paylease, LLC from 2019 to 2021 (principal business: finance) 9330 Scranton Rd. Suite 450 San Diego, CA 92121; and a director of Ncontracts from 2018 to 2020 (principal business: software) 214 Overlook Circle Suite 270. Brentwood, TN 37027.
United States

Thomas M. Hagerty	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	Managing Director of Thomas H. Lee Partners, L.P. (principal business: private equity) 100 Federal Street, Boston, MA 02110	Mr. Hagerty has held the same principal occupation during the past five years.	United States

Archie L. Jones, Jr.	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	Managing Director of Six Pillars Partners (principal business: private equity) 16479 Dallas Parkway, Suite 380, Addison, TX 75001	Mr. Jones has held the same principal occupation during the past five years.	United States

Richard Macchia	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	Director of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305	Mr. Macchia has held the same principal occupation during the past five years.	United States

Hala G. Moddelmog	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	President & CEO of the Woodruff Arts Center (principal business: performance arts) 1280 Peachtree St NE, Atlanta, GA 30309	Ms. Moddelmog has held the same principal occupation during the past five years.	United States

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Jeffrey S. Sloan	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479
Mr. Sloan is director of multiple organizations as further outlined below: Director of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305; Director of NCR Voyix Corporation (principal business: software) 864 Spring St NW, Atlanta, GA 30308; Director of Guidewire Software, Inc. (principal business: software) 970 Park Pl, Suite 200, San Mateo, CA 94403; Director of PaymentWorks (principal business: software) 200 Berkeley Street, 19th Floor, Boston, MA 02116
			Mr. Sloan was the CEO of Global Payments Inc. from 2013 through 2023 (principal business: global payments) 3550 Lenox Road Atlanta, GA 30326.	United States

Steven T. Stull	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	CEO and Co-Founder of Advantage Capital Partners (principal business: private equity) 7733 Forsyth Boulevard, Suite 1400, Saint Louis, MO 63105	Mr. Stull has held the same principal occupation during the past five years.	United States

Gerald Throop	301 Commerce Street Suite 3300 Fort Worth, Texas 76102 +1 817-871-4000
Mr. Throop is director of multiple organizations as further outlined below: Director of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305; Director of Dayforce, Inc. (principal business: software) 3311 E Old Shakopee Rd, Minneapolis, MN, 55425
			Mr. Throop has been a director of Dayforce since 2018 and a director of Corpay since 2023.	United States

Alissa B. Vickery	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	Interim Chief Financial Officer and Chief Accounting Officer of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305
Ms. Vickery also served as Corpay’s interim Chief Financial Officer from October 2022 through May 2023, and was renamed Corpay’s interim Chief Financial Officer in March 2025, but has otherwise held the same principal occupation during the past five years.
United States

Name	Business Address and Telephone Number	Present Principal Occupation	Material Occupations in Past Five Years	Country of Citizenship
Armando L. Netto	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	Group President, Brazil and U.S. Vehicle Payments of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305	Prior to December 2023, Mr. Netto served as Corpay’s Group President – Brazil since June 2019.	United States

Alan King	3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305 (770) 449-0479	Group President, International Vehicle Payments of Corpay (principal business: corporate payments) 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305
Prior to December 2023, Mr. King was Corpay’s Group President of Global Fleet since May 2022, and from July 2019 to April 2022, Mr. King was Group President of Europe, Australia and New Zealand Fuel at Corpay.
United States

None of the natural persons listed above has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the natural persons listed above was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

OTHER IMPORTANT INFORMATION REGARDING THE CEO ROLLOVER FILING PARTIES
Mr. Praeger cofounded the Company in April 2000 and has led the Company since its founding. Most recently, Mr. Praeger has served as the Company’s Chief Executive Officer and as Chairman of the Board since October 2021, and also served as the Company’s President until January 2023. Mr. Praeger has also served as the Chief Executive Officer and a member of the board of directors of AvidXchange, Inc., an operating subsidiary of the Company, since 2000. Mr. Praeger is responsible for the overall execution of the Company’s business plan, strategic relationships, and the identification and realization of the Company’s product strategy and vision.
Mr. Praeger has not been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) and was not a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding of any violation of federal or state securities laws. Mr. Praeger is a citizen of the United States.
Both Green and Gold 2014 GRAT and Green and Gold 2015 GRAT (collectively, the “CEO GRATs”) are irrevocable trusts created by Mr. Praeger and held for the benefit of Mr. Praeger’s descendants for which Mr. Praeger acts as the trust protector. During the past five years, none of the CEO GRATS has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting future activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
The principal business address for the CEO Rollover Filing Parties is c/o AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206 and the telephone is 800-560-9305.
Information concerning the business experience of Mr. Praeger is provided under the section of this proxy statement entitled “Other Important Information Regarding the Company—Directors and Executive Officers of the Company—Directors” above.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.
We intend to hold an annual meeting of stockholders in 2026 only if the Merger is not consummated. If the Merger is not consummated, please see below for timing of stockholder proposals relating to our 2026 annual meeting of stockholders.
Proxy Statement Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2026 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than the close of business on December 31, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to: AvidXchange Holdings, Inc., Attention: Corporate Secretary, 1210 AvidXchange Lane, Charlotte, NC 28206.
Other Proposals and Nominations
Our Bylaws also establish an advance notice procedure for stockholders who wish to nominate a director and/or present a proposal before an annual meeting of stockholders but do not intend for the nomination or proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our notice of such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of the Board or any duly authorized committee thereof or (iii) properly brought before such meeting by an eligible stockholder in accordance with the procedures set forth in our Bylaws. To be timely for the 2026 annual meeting of stockholders, a written notice must be delivered, mailed and received by our Corporate Secretary at our principal executive offices:
•	not earlier than the open of business on February 26, 2026; and
•	not later than the close of business on March 28, 2026.
In the event that we hold the 2026 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of our 2025 annual meeting of stockholders, then, for notice by the stockholder to be timely, it must be delivered, mailed and received by the Corporate Secretary not earlier than the open of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.
If an eligible stockholder who has notified us of his, her, their or its intention to present a nomination or proposal at an annual meeting of stockholders does not appear to present his, her, their or its nomination or proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Holders of Company Common Stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on the Board and such other statements and information required by our Corporate Governance Guidelines and Bylaws and should be directed to our Corporate Secretary at the address of our principal executive office.
Universal Proxy
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for our 2026 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 27, 2026.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following filings of the Company with the SEC are incorporated by reference:
•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025;
•
The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 9, 2025 and the quarterly period ended June 30, 2025, filed with the SEC on August 7, 2025;

•	The Company’s Current Reports on Form 8-K filed with the SEC on May 7, 2025 and June 30, 2025 (other than the portions of such document not deemed to be filed); and
•	The Company’s Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders, filed on April 30, 2025.
To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.
In addition, the Company incorporates by reference any future filings it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.
Copies of any reports, statements or other information that we file with the SEC are available at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company through the Investor Relations section of our website, https://ir.avidxchange.com, at the “Financials—SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
AvidXchange Holdings, Inc.
Attention: Investor Relations
1210 AvidXchange Lane
Charlotte, NC 28206
Telephone: (646) 677-1892
AvidIR@icrinc.com
If you would like to request documents from us, please do so as soon as possible to receive them before the Special Meeting.

Because the Merger is a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act, the Company, the Parent Filing Parties, Parent, Merger Sub and the CEO Rollover Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC. The Company will amend the Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement to the extent required to fulfill the Company’s obligations under the Exchange Act.

MISCELLANEOUS
The Company has supplied all information relating to the Company, and the Parent Filing Parties, Parent, Merger Sub and the CEO Rollover Filing Parties have supplied the information in this proxy statement related to such persons.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement, to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in the documents we have publicly filed with the SEC. This proxy statement is dated August 15, 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.
Your vote is very important. Please promptly vote your shares by completing, signing, dating and returning your proxy card or by submitting your proxy over the Internet or by telephone as described on your proxy card or voting instruction form.

ANNEX A
STRICTLY PRIVATE & CONFIDENTIAL
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ARROW BORROWER 2025, INC.,

ARROW MERGER SUB 2025, INC.

AND

AVIDXCHANGE HOLDINGS, INC.

May 6, 2025

A-i

A-ii

Exhibit A	Form of Surviving Corporation Certificate of Incorporation

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 6, 2025, is entered into by and among AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”), and Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”), by a unanimous vote of the directors present and voting, has (i) determined that this Agreement and the Transactions, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair, advisable and in the best interests of Merger Sub, and (ii) approved the execution, delivery and performance of this Agreement and the Transactions, including the Merger;
WHEREAS, Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent to be effective by its terms immediately following execution of this Agreement, adopting this Agreement and the Transactions, including the Merger, pursuant to the DGCL;
WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the holders of shares of Company Common Stock set forth on Section 1.01(a) of the Company Disclosure Letter (collectively, the “Rollover Holders”) have entered into one or more rollover agreements (the “Rollover Agreements”) with Parent, pursuant to which each Rollover Holder has agreed, subject to the terms and conditions set forth therein, to exchange certain of their shares of Company Common Stock having an aggregate value equal to the Rollover Amount (the “Rollover Shares”) for equity interests of Arrow Parent 2025, L.P. (the “Rollover”);
WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, Parent, the Company and certain Persons, in their capacity as stockholders of the Company, have simultaneously herewith entered into the Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger;
WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of TPG Partners IX, L.P. (the “TPG Guarantor”) and Corpay, Inc. (“Corpay”) and together with the TPG Guarantor, the “Guarantors” and each, a “Guarantor”) has delivered to the Company (i) a limited guarantee (each, a “Limited Guarantee”), pursuant to which such Guarantor has agreed, subject to the terms and conditions therein, to guarantee certain of the obligations of Parent and Merger Sub hereunder, and (ii) an Equity Commitment Letter (as defined below) pursuant to which such Guarantor has agreed, subject to the terms and conditions therein, to provide to Parent at or prior to the Closing a portion of the Equity Financing (as defined below); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01. Definitions.
(a) As used in this Agreement, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Acquired Companies that (i) contains confidentiality and use provisions that are no less favorable and other terms that are not, in the aggregate, less favorable to the Company than the terms of either of the Confidentiality Agreements, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals and (ii) does not contain any provision that would prevent the Company from complying with any of its obligations under this Agreement.
“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.
“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any proposal or offer from a Third Party (or group of Third Parties) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (A) twenty percent (20%) or more of the consolidated revenue, net income or assets of the Acquired Companies, taken as a whole, or (B) twenty percent (20%) or more of the combined voting power of the Company; (ii) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, or a tender offer or exchange offer that if consummated would result in any Person or group acquiring beneficial ownership of twenty percent (20%) or more of the combined voting power of the Company; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party (or group of Third Parties) or its or their shareholders, if consummated, would acquire twenty percent (20%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Notwithstanding the foregoing, (i) no direct or indirect portfolio company (as such term is generally understood in the private equity industry) of any investment funds or investment vehicles affiliated with, or managed or advised by, TPG Global, LLC, TPG Inc. or the TPG Guarantor shall be deemed to be an Affiliate of Parent or Merger Sub and (ii) in no event shall the Company or its Subsidiaries be considered an Affiliate of Parent, Merger Sub, the Guarantors or any of their respective Affiliates prior to the Effective Time.
“Anti-Corruption Laws” means all Applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto.
“Anti-Money Laundering Laws” means the applicable anti-money laundering statutes, and the regulations thereunder, of any jurisdiction in which any Acquired Company conducts business or is located, including, without limitation, the US Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001 (as amended and updated) and their implementing regulations.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether U.S., foreign or multinational).
“Applicable Law” means, with respect to any Person, (i) any Law that is binding upon or applicable to such Person or the operation of its business and (ii) solely with respect to processing transactions, any Law, procedure, guideline or operating or technical rule, standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Network.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, rules or regulations thereto.
“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letters.
“Company Balance Sheet” means the consolidated audited balance sheet of the Company as of December 31, 2024 and the notes thereto, as contained in the Company SEC Documents.
“Company Balance Sheet Date” means December 31, 2024.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.
“Company Compensatory Award” means each Company Option and Company RSU Award.
“Company Credit Agreement” means that certain Amended and Restated Credit and Security Agreement, dated as of August 8, 2024, among the Company, AFV Commerce, Inc. and other subsidiary that may become parties thereto, as borrowers, the lenders named therein, Keybank National Association, as Administrative Agent, and certain other parties thereto.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.
“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.
“Company IP” means any and all Intellectual Property Rights owned (or purported to be owned) by any Acquired Company.
“Company IT Assets” means any and all computer systems, servers, network equipment, data communication lines and other tangible information technology assets, equipment, systems, and networks that are owned, leased, or licensed by or on behalf of any of the Acquired Companies and used in the operation of their businesses.
“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event (each, an “Effect”) (i) that, individually or in the aggregate with other Effects, would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Merger or (ii) that, individually or in the aggregate with other Effects, had, has or would reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole; provided, however, solely for purposes of a Company Material Adverse Effect under this clause (ii), that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in Applicable Law, GAAP or any other applicable accounting standards or any interpretation of any of the foregoing; (ii) general economic, political, regulatory or legislative, or business conditions or changes therein, or acts of terrorism, epidemics or pandemics, disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities, any acts of sabotage, terrorism, riot, national or international calamity) or any escalation or worsening of or arising out of the foregoing; (iii) financial, credit, commodities, securities and capital markets conditions, including tariffs, interest rates, credit ratings and currency exchange rates, and any changes therein; (iv) seasonal fluctuations in the business of the Acquired Companies; (v) any change generally affecting the industries in which the Acquired Companies operate; (vi) the negotiation, entry into or announcement of this Agreement, the pendency or consummation of the Transactions, the performance of this Agreement, the identity of, or any facts or circumstances relating to, the Guarantor, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the respective plans or intentions of the foregoing with respect to the Company or its business (including (x) the initiation of litigation by any stockholder of the Company with respect to this Agreement or the Transactions or (y) any termination of, reduction in or similar negative impact on the Acquired Companies’ relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Acquired Companies, in each case, due to the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of the parties to this Agreement (or their Affiliates) or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies; provided that this clause (vi) shall not apply to any representation or warranty (or related condition) contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (vii) the taking of any action required or expressly contemplated by this Agreement (other than pursuant to Section 6.01(a)) or requested in writing by Parent; (viii) any act of God or natural disaster; (ix) any change in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (provided that this clause (ix) shall not prevent a determination that any change or effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (x) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts (provided that this clause (x) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); provided, that solely in the case of clause (i), (ii), (iii), (v) or (viii), to the extent that the Acquired Companies, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Acquired Companies operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).
“Company Option” means an option to purchase Company Common Stock.
“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.
“Company RSU Award” means an award of restricted stock units, with respect to shares of Company Common Stock that are subject to vesting or forfeiture.
“Company Source Code” means any and all Source Code authored by or on behalf of any of the Acquired Companies, and any and all Source Code of any product, service or technology of the Acquired Companies or otherwise included in the Company IP.
“Company Stock Plans” means the Company’s 2010 Stock Option Plan, 2017 Amendment and Restatement of the 2020 Stock Option Plan, Equity Incentive Plan, 2021 Long-Term Incentive Award Plan, and 2021 Employee Stock Purchase Plan, each as amended from time to time.
“Company Termination Fee” means $78,000,000.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 6, 2025, between TPG Global, LLC and the Company.
“Confidentiality Agreements” means, collectively, the Confidentiality Agreement and the Corpay Confidentiality Agreement.

“Continuing Employees” means all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with Parent, the Surviving Corporation or any of their Subsidiaries.
“Contract” means any legally binding contracts, agreements, subcontracts, leases, licenses, purchase orders or other commitment or undertaking.
“Corpay Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 6, 2025, by and between Corpay and the Company, as amended and supplemented by that certain Clean Team Addendum, dated as of April 20, 2025, by and between Corpay and the Company.
“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Parent and the Debt Financing Sources party thereto (including all exhibits, annexes, schedules, term sheets and executed fee letters related thereto (which fee letters may be redacted solely to omit fee amounts and economic terms that do not impact the amount or availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date) attached thereto or contemplated thereby), as the same may be amended, amended and restated, supplemented, modified or replaced in compliance with this Agreement or as required by Section 6.15 following a Financing Failure Event, pursuant to which the Debt Financing Sources party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing (together with the proceeds of the Equity Financing) the Transactions.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any “market flex” terms in the related fee letters).
“Debt Financing Deliverables” means the following customary documents to be delivered in connection with the Debt Financing: (i) a Payoff Letter with respect to the Company Credit Agreement, (ii) at least three (3) Business Days prior to the Closing Date, documentation and other information reasonably requested at least ten (10) days prior to the Closing Date by the Debt Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, (iii) customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors and containing (A) a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities and (B) a “10b-5” representation by the Company consistent with the Debt Commitment Letter; provided that the marketing materials shall contain customary exculpatory provisions in favor of the Company and its Affiliates and (iv) any pertinent and customary information regarding the Acquired Companies as may be reasonably requested by Parent, to the extent that such information is required in connection with the Debt Commitment Letter.
“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.
“Debt Financing Related Persons” means (i) the Debt Financing Sources, (ii) any Affiliates of the Debt Financing Sources and (iii) the respective stockholders, partners, members, controlling Persons and Representatives of each Person identified in clauses (i) and (ii) of this definition and the successors and permitted assignees of any of the foregoing.
“Debt Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of the Debt Financing pursuant to, the Debt Commitment Letter or any additional or replacement lender, arranger, bookrunner, agent or other entity acting in a similar capacity for the Debt Financing (but excluding, for the avoidance of doubt, Parent and Merger Sub).
“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment human health and safety (solely as related to exposure to Hazardous Materials) or the generation, use, management, treatment, storage, disposal or Release of Hazardous Materials.

“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letters.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Financing” means the Debt Financing and the Equity Financing.
“Financing Conditions” means (i) with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter and (ii) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letters.
“Financing Failure Event” means any of the following: (i) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated; (ii) for any reason, all or any portion of the Debt Financing necessary for Parent to consummate the Transactions becoming unavailable; (iii) a breach or repudiation by any Debt Financing Source party to the Debt Commitment Letter or any of their Affiliates with respect to the obligation to fund the Debt Financing at Closing; or (iv) it becoming reasonably foreseeable based on objective facts becoming known to Parent that any of the events set forth in clauses (i) through (iii) were more likely than not to occur.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, county, municipal, local or foreign government, governmental authority, regulatory, tax or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitral body, quasi-governmental authority, court or tribunal or any self-regulatory organization (including Nasdaq).
“Governmental Order” means any order, judgment, consent agreement, memorandum of understanding, settlement agreement, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued or promulgated by or with any Governmental Authority.
“Hazardous Materials” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, per-and polyfluoroalkyl substances and any substance or material regulated under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations (including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in the applicable Payoff Letter) of such Person consisting of: (i) any indebtedness for borrowed money; (ii) all obligations evidenced by debt securities, bonds, debentures, notes or similar instruments (but excluding performance bonds, surety bonds and similar instruments); (iii) all obligations under leases required to be treated as capital leases in accordance with GAAP; or (iv) all obligations with respect to earn-outs, purchase price holdbacks or similar obligations or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business).
“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including: (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”), (ii) trademarks, trade names, service marks, service names, brand names, trade dress, logos, domain names and social media identifiers and accounts, and other indicators or origin (whether or not registered), and all goodwill associated therewith, (iii) copyrights and works of authorship, (iv) all registrations, renewals and applications for or of any of the foregoing, (v) trade secrets and rights in know-how, confidential information, technical data, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) rights in computer software (including Source Code, object code, firmware, operating systems and specifications), (vii) rights in databases and data collections, and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“Intervening Event” means any Effect that (i) was not known by or reasonably foreseeable to the Company Board as of the date of this Agreement, and (ii) does not relate to (A) the mere fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (A) may be considered and taken into account to the extent it would otherwise qualify under the foregoing clause (i)) or (B) an Acquisition Proposal or Superior Proposal (or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal), in each case of clauses (i) and (ii), that becomes known to or by the Company Board prior to adoption of this Agreement by the Required Company Stockholder Approval.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, (i) with respect to the Company the actual knowledge, after reasonable inquiry, of any of Michael Praeger, Joel Wilhite and Ryan Stahl, and (ii) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of any of John Flynn, Ankush Sharda and Tim Millikin.
“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, codes, rules, regulations, ordinances or treaties enacted, adopted, promulgated or enforced by any Governmental Authority, or Governmental Orders.
“Leased Real Property” means real property leased or subleased by an Acquired Company and which provides for annual base rental payments in excess of $400,000.
“Lien” means any mortgage, deed of trust, charge, pledge, easement, hypothecation, encumbrance, option, right of first refusal, adverse claim, security interest or similar encroachment or other lien, license or restriction of any kind.
“Money Transfer Change of Control Filings” shall mean the applications, filings, notices and any other submissions required by Money Transmitter Requirements in connection with a change in control of the Company or any of its Subsidiaries holding a Money Transmitter License.
“Money Transmitter License” shall mean any consent, authorization, certificate, certificate of authorization, approval, filing, registration, license, franchise, permit, exemption, variance, waiver or non-objection, concession, ratification, permission, confirmation, endorsement, certification, designation, rating, registration or qualification that is necessary or required under any Money Transmitter Requirement, or that is issued, granted, or given pursuant to any Money Transmitter Requirement.
“Money Transmitter Requirements” shall mean any and all Applicable Law or Contracts with Governmental Authorities relating or pertaining to the business of transmitting or remitting money, monetary value or virtual currency, electronic funds transfers, remittances, issuing or selling stored value, prepaid access or the like, issuing or selling payment instruments, the custody, transfer or exchange of money, monetary value or virtual currency, or any similar payment or money services, including those related to money, monetary value, virtual currency or other digital assets.
“Nasdaq” means the Nasdaq Stock Market LLC or any successor exchange.

“Network” means any payment system, card association, debit network, or similar entity, or any other similar network permitting businesses and/or consumers to engage in financial transactions using a credit, debit, or prepaid card or account, or a bank account, including Mastercard, Visa, Discover, JCB, American Express, and the National Automated Clearing House Association.
“Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License or any other licenses identified by the Open Source Initiative as “open source licenses”.
“Owned Real Property” means each parcel of real property owned by an Acquired Company.
“Parent Termination Fee” means $133,000,000.
“Payoff Letter” means, with respect to any indebtedness for money borrowed of any Acquired Company, a customary payoff letter executed by the lenders (or their duly authorized agent or representative) of such indebtedness, which such Payoff Letter with respect to the Company Credit Agreement shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any obligations under the Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Company Credit Agreement and related instruments evidencing the Company Credit Agreement shall be terminated (except for provisions in the Company Credit Agreement that, by their terms, survive such termination) and (iii) state that all encumbrances, guaranties, security interests, collateral and agreements to subordinate in connection therewith relating to the assets, properties and equity interests of the Company or any of its Subsidiaries securing such obligations thereunder shall be, upon the payment of the Payoff Amount, released and terminated.
“Permitted Liens” means (i) Liens for Taxes not yet delinquent or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Applicable Law that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building codes, and other land use Laws regulating the use or occupancy of any real property owned, leased or subleased by an Acquired Company or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property owned, leased or subleased by an Acquired Company and which are not violated by the current use and operation of such real property owned, leased or subleased by an Acquired Company or the operation of the business of the Acquired Companies, (v) with respect to any real property owned, leased or subleased by an Acquired Company, (A) Liens disclosed on existing title reports or existing surveys made available to Parent or (B) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any real property leased or subleased by an Acquired Company unless caused by the Acquired Companies; which, in the case of each of the foregoing clauses (A) and (B), would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Acquired Companies at such real property owned, leased or subleased by an Acquired Company, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (vii) Liens to be released on or prior to the Closing Date, (viii) such Liens or other imperfections of title, if any, including Liens for any supplemental Taxes or assessments not shown by the public records, that do not materially affect the current use of the applicable property owned, leased, used or held for use by the Acquired Companies, (ix) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice, (x) Liens securing liabilities or obligations solely between the Company and any wholly-owned Subsidiary of the Company or solely between any wholly-owned Subsidiaries of the Company, or (xi) Liens described in Section 1.01(b) to the Company Disclosure Letter.
“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, association, trust, governmental agency or instrumentality or other entity of any kind.
“Proceeding” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“Pro Rata Share” means, with respect to the Parent Affiliated Management Company, 62.116%, and with respect to Corpay, 37.884%.
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Registered IP” means all Company IP that is registered, recorded, applied-for or filed with any Governmental Authority or a domain name registrar.
“Representatives” means, with respect to any Person, (i) such Person’s Affiliates and (ii) such Person’s and each such Affiliate’s respective controlling shareholders, general or limited partners, officers, directors, employees, agents, attorneys, accountants, advisors (including investment bankers), consultants and other representatives.
“Required Company Stockholder Approval” means the vote in favor of the adoption of this Agreement from the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL.
“Required Information” means, as of any date of determination, the financial information with respect to the Company that is required to satisfy the condition precedent set forth in paragraph 11 of Exhibit C of the Debt Commitment Letter as of such date.
“Required Money Transfer Approval” means any consents, authorizations, approvals, filings, notifications, waivers, exemptions, non-objections, or registrations related to Money Transmitter Licenses of the Company or any of its Subsidiaries or the Money Transfer Change of Control Filings, from or with all applicable Governmental Authorities, and any other such consents, authorizations, approvals, filings, notifications or registrations related to Money Transmitter Licenses of the Company or its Subsidiaries otherwise required by the Money Transfer Requirements, in each case, as are necessary to permit the consummation of the Transactions. This term shall also include any non-objection, forbearance, or any assurance reasonably acceptable to Parent from the applicable Governmental Authority that no adverse action related to the failure to obtain formal approval in connection with a change of control of the Company or any of its Subsidiaries prior to the Effective Time will be taken against the Company, Parent, Guarantors or their respective Subsidiaries and Affiliates in connection with the change of control.
“Rollover Amount” means $133,731,290.
“Sanctioned Party” means any Person (i) identified in any Sanctions-related list maintained by any Governmental Authority in the United States, Canada, United Kingdom, or the European Union, (ii) located, organized, or resident in a comprehensively Sanctioned Country, or (iii) greater than 50% owned or controlled by one or more Persons described in clause (i) or (ii) above.
“Sanctions” means export controls, trade and economic sanctions imposed, administered or enforced by the United States, Canada, the European Union, or the United Kingdom.
“SEC” means the United States Securities and Exchange Commission (or any successor thereto).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Source Code” means computer software or code, in a form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.
“Sponsor Bank” means each banking organization that provides Network sponsorship to the Company or its Subsidiaries for purposes of operating its business.
“Subsidiary” of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons; provided, that no direct or indirect portfolio company (as such term is generally understood in the private equity industry) of any investment funds or investment vehicles affiliated with, or managed or advised by, TPG Global, LLC, TPG Inc. or the TPG Guarantor shall be deemed to be a Subsidiary of Parent, Merger Sub or the TPG Guarantor.
“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party (other than resulting from a breach of Section 6.02(a) (other than any such breach that is immaterial and unintentional)) which the Company Board determines in good faith, after consultation with its financial and outside legal advisors, taking into account such factors as the Company Board considers to be appropriate (including the conditionality, timing and likelihood of consummation thereof), is reasonably likely to be consummated in accordance with its terms and if consummated, would result in a transaction that is more favorable to holders of the Company Common Stock than the Transactions (taking into account any revisions to this Agreement that would be made by Parent prior to the time of such determination, if any).
“Tax” means any and all U.S. federal, state or local or non-U.S. taxes, assessments and similar governmental charges and impositions in the nature of taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, social security (or similar), pension, alternative or add-on, minimum, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom, duty, estimated or other tax, together with any interest, penalty, or addition thereto.
“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Third Party” means any Person other than Parent, Merger Sub, the Guarantors and each of their respective Affiliates.
“Transactions” means the Merger, the Rollover and the other transactions contemplated by this Agreement.
“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.
“Willful and Material Breach,” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02(c)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(a)(ii)
Alternative Arrangement Contract	4.04(b)
Antitrust Laws	4.03
Book-Entry Share	3.01(b)
Breach	4.13(f)
Cancelled Shares	3.01(c)
Capitalization Date	4.05(a)
Certificate	3.01(b)
Certificate of Merger	2.02(a)
Closing	2.01
Closing Date	2.01
COBRA	4.16(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Closing Certificate	7.02(d)
Company Financial Statements	4.06(c)
Company Fundamental Representations	7.02(a)(i)
Company Licenses	4.10(b)
Company Material Contract	4.09(a)
Company Parties	8.03(c)
Company SEC Documents	Article IV
Company Stockholder Meeting	6.04(c)
Compensatory Award Fund	3.02(a)
Corpay	Recitals
Data Privacy and Security Laws	4.13(i)
Data Privacy and Security Requirements	4.13(i)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.06
DTC	3.02(d)
DTC Payment	3.02(d)
Effect	1.01(a)
Effective Time	2.02(a)
End Date	8.01(b)
Enforceability Exceptions	4.02(a)
Enforcement Expenses	8.03(g)
Equity Commitment Letters	5.08(a)
Exchange Fund	3.02(a)
Excluded Benefits	6.10(a)
Guarantor	Recitals
Incidental Licenses	4.09(a)(ix)
Insurance Policies	4.14
Limited Guarantee	Recitals
Material Customers	4.09(a)(ii)
Material Suppliers	4.09(a)(iii)
Merger	Recitals

Term	Section
Merger Communication	6.06
Merger Consideration	3.01(a)
Merger Sub	Preamble
Multiemployer Plan	4.16(d)
Notice of Adverse Recommendation Change	6.02(d)(i)
Notice of Intervening Event	6.02(d)(ii)
Option Consideration	3.05(a)(i)
Parent	Preamble
Parent Affiliated Management Company	8.03(b)(i)
Parent Closing Certificate	7.03(c)
Parent Parties	8.03(e)
Paying Agent	3.02(a)
Payoff Amount	1.01(a)
Personal Information	4.13(i)
Plans	4.16(a)
Proxy Date	6.04(c)
Proxy Statement	6.04(a)
Real Property Leases	4.12(b)
Required Amount	5.08(d)
Rollover	Recitals
Rollover Agreements	Recitals
Rollover Holders	Recitals
Rollover Shares	Recitals
RSU Consideration	3.05(b)(i)
Sanctioned Country	4.22(a)
Schedule 13E-3	4.03
Specified Transaction Documents	5.07(b)
Substituted Company Option Award	3.05(a)(ii)
Substituted Company RSU Award	3.05(b)(ii)
Surviving Corporation	2.02(a)
Takeover Statute	4.02(c)
Terminating Company Breach	8.01(e)
Terminating Parent Breach	8.01(f)
TPG Guarantor	Recitals
Unvested Company Option	3.05(a)(ii)
Vested Company Option	3.05(a)(i)
Voting and Support Agreement	Recitals

Section 1.02. Definitional and Interpretative Provisions.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” (vi) the word “or” shall be deemed to mean “and/or”; and (vii) the words “neither,” “nor,” “any” and “either” are not exclusive.
(b) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).
(d) Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
(e) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(f) Any Law defined or referred to herein or in any agreement, Contract or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws.
(g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(h) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(j) The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(k) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(l) When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(m) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(n) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.
(o) The phrase “made available” or “delivered” with respect to documents shall be deemed to include any documents (i) filed with or furnished to the SEC or (ii) provided in a virtual “data room” established by the Company in connection with the Transactions, in the case of each of clauses (i) and (ii), at least one (1) Business Day prior to the date hereof.
(p) References to any Contract are to such Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof (it being understood that with respect to any Contract listed on any schedules hereto (including the Company Disclosure Letter), all such amendments, modifications or supplements must have been made available to Parent.
ARTICLE II.
THE TRANSACTION
Section 2.01. The Closing. The consummation of the Transactions (the “Closing”) shall take place by electronic exchange of documents and signatures on the date which is three (3) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived

(other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree in writing; provided that, notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall not have any obligation whatsoever to consummate the Closing until the date that is 60 days after the date hereof. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 2.02. The Merger.
(a) At the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”
(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and franchises of the Company and Merger Sub, and all of the obligations, liabilities and duties of the Company and Merger Sub shall become the obligations, liabilities and duties of the Surviving Corporation.
(c) Subject to Section 6.07, at the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form of the certificate of incorporation as set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time (except as to the name of the Surviving Corporation, which shall be “AvidXchange Holdings, Inc.”), and as so amended shall be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.
(d) From and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.
ARTICLE III.
CONVERSION OF SECURITIES
Section 3.01. Effect of Merger on Capital Stock.
(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Rollover Shares, Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $10.00 (such amount of cash, as may be adjusted pursuant to Section 3.01(e), the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.
(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.02, the Merger Consideration, without interest.
(c) Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock (other than the Rollover Shares) that are owned directly by Parent, Merger Sub or any of their Subsidiaries immediately prior to the Effective Time or held in treasury of the Company (the “Cancelled Shares”) and all Rollover Shares, shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired without conversion thereof and shall cease to exist and no payment shall be made in respect thereof.
(d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split), division or subdivision of shares, combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period or any other similar transaction, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(e) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.02. Surrender and Payment.
(a) Prior to the Effective Time, Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as Paying Agent in the Merger (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares. At the Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”), and (ii) with the Company, cash in an amount sufficient to pay the aggregate Option Consideration, and RSU Consideration in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Compensatory Award Fund”). In the event the Exchange Fund or the Compensatory Award Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01 or Section 3.05, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Company, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment. Parent shall cause the Paying Agent, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 and Section 3.02(c) out of the Exchange Fund. Parent shall cause the Surviving Corporation to pay the Option Consideration and RSU Consideration contemplated to be paid pursuant to Section 3.05 out of the Compensatory Award Fund. The Exchange Fund and the Compensatory Award Fund shall not be used for any other purpose.
(b) As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as

Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.
(c) Upon the surrender of a Certificate (or delivery of an affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within three (3) Business Days), the Merger Consideration pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, subject to Section 3.02(e), if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.
(d) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 10:00 a.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares) multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 10:00 a.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.
(e) Registered Holders. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.
(f) No Transfers; No Further Ownership. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be automatically cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.
(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is one (1) year following the Effective Time shall be delivered to the Surviving Corporation. Any holder of shares of Company Common Stock who has not exchanged his, her or its shares of Company Common Stock in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration in respect of such holder’s shares of Company Common Stock. Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Company or the Surviving Corporation shall be liable to any Person, including any holder of shares of Company Common Stock or Company Compensatory Awards, including for any Merger Consideration, Option Consideration and RSU Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(h) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.
(i) All Merger Consideration, Option Consideration, and RSU Consideration issued or paid upon conversion of the Company Common Stock, the Company Options, or the Company RSU Awards as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Options, or Company RSU Awards, as the case may be.
Section 3.03. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without interest, to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III; provided that Parent or the Paying Agent may, as a condition precedent to the payment of such amount, reasonably require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.
Section 3.04. Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries, the Paying Agent or any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Compensatory Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.05. Treatment of Company Compensatory Awards
(a) Company Options.
(i) Each Company Option that is outstanding and unexercised and vested immediately prior to the Effective Time (including any Company Option that vests upon the occurrence of the Effective Time by its terms and without further action by the Company) (each, a “Vested Company Option”), shall, at the Effective Time, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be cancelled and terminated and converted into the right to receive, following the Effective Time, an amount in cash, if any, equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Vested Company Option (such amount, the “Option Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation to pay the Option Consideration, less any applicable withholding Taxes, to each holder of such Vested Company Option through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the second regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(ii) Each Company Option that is outstanding and unvested immediately prior to the Effective Time (each, an “Unvested Company Option”) shall, at the Effective Time, be substituted and immediately converted into an award representing the right to receive, following the Effective Time, an amount in cash (a “Substituted Company Option Award”) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Unvested Company Option. Such Substituted Company Option Award shall be subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment with Parent or the Company through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting); provided, however, that upon vesting the value of the vested portion of the Substituted Company Option Award shall be paid out, less any applicable withholding Taxes, no later than fifteen business days following the vesting of the applicable Substituted Company Option Award.
(iii) For the avoidance of doubt, and notwithstanding anything to the contrary in Section 3.05(a)(i) or Section 3.05(a)(ii), if the exercise price per share of any Vested Company Option or Unvested Company Option as of the Effective Time is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, the Vested Company Option or Unvested Company Option, as applicable, will automatically terminate and be canceled without payment of any consideration to the holder thereof.
(b) Company RSU Awards.
(i) Each vested Company RSU Award that remains outstanding immediately prior to the Effective Time and each Company RSU Award that vests upon the occurrence of the Effective Time in accordance with its terms (including, for the avoidance of doubt, any Company RSU Award granted to a non-employee member of the Company Board, all of which shall vest immediately prior to the Effective Time) shall, at the Effective Time, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be cancelled and terminated and converted into the right to receive following the Effective Time an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock underlying such Company RSU Award and (B) the Merger Consideration (such amount, the “RSU Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation to pay the RSU Consideration, less applicable withholding Taxes, to each holder of such Company RSU Award through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the second regularly scheduled payroll run of the Surviving Corporation following the Closing Date).
(ii) Except as otherwise set forth in a written agreement among the Company, Parent and the holder of a Company RSU Award entered into prior to the Effective Time, each Company RSU Award that remains outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time in accordance with its terms shall, at the Effective Time, by virtue of the Merger automatically and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be substituted and immediately converted into an award representing the right to receive, following the Effective Time, an amount in cash (a “Substituted Company RSU Award”) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time and (B) the Merger Consideration. Such Substituted Company RSU Award shall be subject to the same terms and conditions applicable to such award immediately prior to the Effective Time (including continued employment with Parent or the Company through the applicable vesting date to satisfy any time-based vesting conditions and any accelerated vesting); provided, however, that upon vesting the value of the vested portion of the Substituted Company RSU Award shall be paid out, less any applicable withholding Taxes, no later than fifteen (15) Business Days following the vesting of the applicable Substituted Company RSU Award.
(c) Further Actions. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Compensatory Awards and/or the Company Stock Plans)

shall, prior to the Effective Time, take or cause to be taken, all actions to effectuate the provisions of this Section 3.05 and to terminate the Company Stock Plans effective as of the Effective Time, such that, following the Effective Time, there shall be no outstanding Company Compensatory Awards (whether vested or unvested).
Section 3.06. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing with respect to such shares and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal with respect to such shares (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration pursuant to Section 3.01 and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (z) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares for purposes of this Agreement, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been automatically converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration, subject to compliance with the procedures set forth in Section 3.02. The Company will give Parent prompt written notice of all written demands and any other instruments served pursuant to the DGCL and received by the Company for appraisal of any shares of Company Common Stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served pursuant to Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, or approve any withdrawal of any such demands. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.
Section 3.07. Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all actions with respect to the Company ESPP that are necessary or desirable to provide that, subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board (or, if applicable, any subcommittee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to the offering period(s) under the Company ESPP that would otherwise be in effect on the Closing Date (notwithstanding this Section 3.07), such offering period(s) shall terminate and each then-outstanding Purchase Right (as defined in the Company ESPP) shall be exercised no later than four (4) Business Days prior to the Effective Time; (ii) no new offering periods under the Company ESPP will be authorized or commenced after the date hereof; (iii) no new participants will commence participation in the Company ESPP after the date hereof; and (iv) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof, except as may be required by Applicable Law or the terms of the Company ESPP. Without limiting the foregoing, the Company may, in its discretion, suspend or terminate any current or future offering periods under the Company ESPP as it deems advisable prior to the Effective Time.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the Company Disclosure Letter (subject to Section 9.05) or (ii) as disclosed in the reports, schedules, forms, statements, registration statements, prospectuses, and other documents required to be filed or furnished by the Company with the SEC (as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”)) and publicly available on or after March 31, 2024 (other than (a) disclosures in the “Risk Factors” section of any Company SEC Documents, (b) any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, in each case, to the extent that such statements are non-specific, forward-looking or cautionary in nature) and (c) any other disclosure statements included therein that are cautionary, predictive or forward-looking in nature filed by the Company at least one day prior to the date hereof; provided, that nothing disclosed in the Company SEC Documents shall be deemed to modify or qualify any Company Fundamental Representations, the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.01. Corporate Existence and Power.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and the Company is not in violation of any of their provisions in any material respect.
(b) Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the governing documents of each of the Company’s Subsidiaries as in effect on the date of this Agreement and no such Subsidiary is in violation of any of their provisions in any material respect.
Section 4.02. Corporate Authorization.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and Company Board, and, subject to the receipt of the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). This Agreement has been duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(b) The Company Board has duly adopted resolutions, by a unanimous vote of the directors present and voting, (i) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving this Agreement and the Transactions, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) subject to Section 6.02, recommending adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation,” which Company Board Recommendation, subject to Section 6.02, has not been subsequently withdrawn or modified).

(c) The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Laws will not be applicable to this Agreement, the Rollover Agreements, the Voting and Support Agreement, the Merger and any of the transactions contemplated by this Agreement, the Rollover Agreements or the Voting and Support Agreement. Assuming the accuracy of the representations and warranties set forth in Section 5.07 and that no Contracts, arrangements or other understandings exist with any stockholder of the Company (other than the Specified Transaction Documents), no state takeover statute or similar takeover statute or regulation applies to or purports to apply to the Merger or the other Transactions. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Laws (each, a “Takeover Statute”) or any anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the shares of the Company Common Stock, the Merger or the other Transactions.
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) set forth on Section 4.03 of the Company Disclosure Letter, (iii) any applicable consents, authorizations, approvals, filings, notifications or registrations required under any Money Transmitter Requirements applicable to the Money Transmitter Licenses of the Company or any of its Subsidiaries, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing with the SEC of the Proxy Statement and the related Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”), (v) compliance with any applicable rules of Nasdaq, and (vi) where failure to take any such actions or filings would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.04. Non-Contravention.
(a) Except as set forth on Section 4.04(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law, or (iii) require any consent by or any notice to any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to have a Company Material Adverse Effect.
(b) Section 4.04(b) of the Company Disclosure Letter sets forth (i) each jurisdiction in which the Company or any of its Subsidiaries holds any Company Licenses, including any Money Transmitter Licenses, (ii) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Company Licenses, including any Money Transmitter Licenses and (iii) each jurisdiction in which the Company or any of its Subsidiaries operates without a Company License, including any Money Transmitter License, and pursuant to a Contract or other arrangement with a third-party agent (an “Alternative Arrangement Contract”). The Company has made available to Parent the Contracts described in clause (iii) above.

Section 4.05. Capitalization; Subsidiaries.
(a) As of the close of business on May 2, 2025 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 1,600,000,000 shares of Company Common Stock, of which 206,445,984 shares are issued and outstanding, and (ii) 50,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. As of the Capitalization Date, no shares of Company Common Stock were held by the Company in its treasury.
(b) As of the Capitalization Date, the Company has outstanding: (i) Company Options to purchase an aggregate of 7,187,798 shares of Company Common Stock (assuming such Company Options are exercisable in full), and (ii) Company RSU Awards covering an aggregate of 14,644,702 shares of Company Common Stock. Except as provided in Section 4.05(b) of the Company Disclosure Letter, from the Capitalization Date to the date hereof, the Company has not issued or granted any Company Compensatory Awards that remain outstanding.
(c) As of the Capitalization Date, the Company has 61,543,450 shares of Company Common Stock under the Company Stock Plans reserved for issuance under the Company Stock Plans, which number represents the sum of (i) the shares of Common Stock reserved for future issuance under the Company Stock Plans, plus (ii) the number of shares of Company Common Stock subject to outstanding Company Options and Company RSU Awards. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Section 4.05(c) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Option, and Company RSU Award, including, as applicable, the holder, the date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the Capitalization Date, exercise price, expiration date, and vesting schedule and any vesting in the Transactions.
(d) Except as provided in Section 4.05(a), Section 4.05(b) and Section 4.05(c) and for changes since the Capitalization Date resulting from the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date or granted after the date of this Agreement (in each case in compliance with Section 6.01) or purchases under the Company ESPP in accordance with its terms, there are no outstanding (i) shares of capital stock or other equity or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other equity or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other equity or voting securities of the Company or (iv) warrants, puts, calls, phantom equity, profit participation, equity appreciation, stock appreciation or similar rights, Contracts or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)) with respect to the Company or any capital stock or other equity or voting securities of the Company.
(e) Each Subsidiary of the Company on the date hereof is listed on Section 4.05(e) of the Company Disclosure Letter, including, with respect to each Subsidiary of the Company, (i) its name, (ii) its jurisdiction of incorporation, formation or organization and (iii) the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary of the Company. Except for the Subsidiaries of the Company or as set forth in Section 4.05(e) of the Company Disclosure Letter, the Company does not own any shares of capital stock or any equity interests of any other Person.
(f) All outstanding shares of capital stock of the Subsidiaries of the Company are duly authorized, validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other Contracts calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its wholly owned Subsidiaries), and there are no outstanding phantom equity, profit participation, equity appreciation or similar rights with respect to any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.
(g) Section 4.05(g) of the Company Disclosure Letter sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness (other than by or among the Acquired Companies).
Section 4.06. Company SEC Documents; Company Financial Statements; Disclosure Controls.
(a) Since January 1, 2024, the Company has filed or otherwise furnished (as applicable) with the SEC all material Company SEC Documents.
(b) As of its respective filing date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2020, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.
(c) The consolidated financial statements (including all related notes and schedules thereto) of the Company included or incorporated by reference in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, none of which, if presented, would, individually or in the aggregate, be material to the Acquired Companies, taken as a whole) and (iv) no independent auditor has withdrawn, or has advised the Company or its Subsidiaries in writing that it intends to withdraw, its audit opinion with respect to any financial statements contained in any of the Company’s filings with the SEC or in the Required Information.
(d) The Acquired Companies maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2024, the Company has not identified or been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal control over financial reporting or (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.
(f) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of the Company, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the current the Company Board or any committee thereof or to any current director or executive officer of the Company.
(g) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided within the preceding three (3) years information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has within the preceding three (3) years discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
Section 4.07. Absence of Certain Changes.
(a) (i) Since the Company Balance Sheet Date through the date of this Agreement, a Company Material Adverse Effect has not occurred, and (ii) since the Company Balance Sheet Date, the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course (except for discussions, negotiations and transactions related to this Agreement (including discussions and negotiations with other Persons prior to the date hereof) and the actions or omissions required to be taken after the date hereof under this Agreement).
(b) Since the Company Balance Sheet Date, no Acquired Company has taken any action which would have required the prior written consent of Parent pursuant to Section 6.01(b) (other than Section 6.01(b)(ii) and Section 6.01(b)(vii)) had such actions been taken after the date of this Agreement.
Section 4.08. No Undisclosed Liabilities. There is no liability, debt or obligation of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise of or claim against an Acquired Company, in each case whether or not required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Acquired Companies consistent with past practice, (c) incurred in connection with this Agreement or the Transactions, (d) disclosed in Section 4.08 of the Company Disclosure Letter or (e) which would not have a Company Material Adverse Effect.

Section 4.09. Company Material Contracts.
(a) Section 4.09(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract to which an Acquired Company is a party or is bound by, excluding any Plans and any intercompany agreements between or among Acquired Companies, and which falls within any of the following categories:
(i) any joint venture, partnership or similar agreement that is material to the operation of the Company and its Subsidiaries, taken as a whole;
(ii) any Contract (excluding any purchase orders and statements of work and any other similar Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any of the top ten (10) largest buyers of the Company and its Subsidiaries by revenue for the year ended December 31, 2024 based on amounts paid or payable (the “Material Customers”);
(iii) any Contract (excluding any purchase orders and statements of work and any other similar Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable vendor) with any of the top ten (10) largest vendors of the Company and its Subsidiaries by expenditure for the year ended December 31, 2024 based on amounts paid or payable (the “Material Suppliers”);
(iv) any Contract (excluding any statements of work and any other similar Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable bank or other provider) with a bank or other provider of transaction processing, clearing, settlement or account services for the maintenance of accounts or the funding of transfers initiated through services provided by the Company or its Subsidiaries that is necessary to conduct the Company’s or a Subsidiary’s business as currently operated or which are otherwise material to the operation of the Company and its Subsidiaries, taken as a whole;
(v) any Contract with a provider of virtual credit or debit card payment solutions;
(vi) any Contract with any Network or with a Sponsor Bank that is necessary to conduct the Acquired Companies’ business as currently operated or which is otherwise material to the Acquired Companies’ business;
(vii) any Contract with a Governmental Authority involving an amount in excess of $100,000;
(viii) any Contract (excluding any purchase orders and statements of work and any other similar Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable distributor, partner or reseller) with a distributor, partner or reseller pursuant to which the Acquired Companies received payments directly from such distributor, partner or reseller in excess of $1,500,000 for the year ended December 31, 2024;
(ix) any Contract that (i) affects the use or enforcement by the Company or any of its Subsidiaries of any material Company IP (including license agreements, settlement agreements, covenants not to assert, and consents to use), excluding any contracts that are non-exclusive licenses of Intellectual Property Rights entered into with customers in the ordinary course of business consistent with past practice, or (ii) pursuant to which any of the Acquired Companies obtains any right, license or covenant not to sue with respect to any Intellectual Property Rights (other than (A) non-disclosure agreements entered into in the ordinary course of business, (B) agreements, licenses, assignments, covenants not to sue, or waiver of rights with any current and former employees, consultants or contractors of the Company or any of its Subsidiaries, in each case, solely for the benefit of the Company or any of its Subsidiaries, (C) non-exclusive licenses that are merely incidental to the transactions contemplated in the Contract, the commercial purpose of which is primarily for something other than such non-exclusive license, such as (1) a Contract for the sale of advertising, (2) a sales or marketing or similar Contract that includes a non-exclusive license to use the trademarks and copyrights (excluding software) of a party to such Contract for the purposes of promoting such party, (3) a vendor Contract that includes permission for the Company or any of its Subsidiaries to identify the vendor as a vendor of the Company or any of its Subsidiaries, or (4) a vendor Contract under which Company IP is non-exclusively licensed to a vendor of the Company or any of its Subsidiaries for the benefit of the Company or such Subsidiary; (D) licenses for Open Source Materials used by the Company or any of its Subsidiaries, and (E) licenses for off-the-shelf software which are generally available with aggregate annual payments of less than $500,000 ((A)-(E) collectively, “Incidental Licenses”));
(x) any Contract relating to (A) indebtedness for borrowed money or evidenced by promissory notes or debt securities, (B) any financial guaranty, (C) any capital or finance leases, (D) obligations under any letter of credit or surety bond, or (E) any interest rate, currency or other swap, forward, future, collar, put, call, floor, cap, option or other similar Contract, in each case of clauses (A) through (E) in excess of $10,000,000 individually, other than (x) indebtedness between or among any Acquired Companies, (y) letters of credit obtained in connection with real property leased or subleased by an Acquired Company, and (z) advances to employees for travel and business expenses, in each case of clauses (x)-(z), in the ordinary course of business consistent with past practice;
(xi) any Contract relating to an acquisition, divestiture, merger or similar transaction (A) entered into within the past three (3) years or (B) that has material continuing obligations on an Acquired Company;
(xii) any lease, sublease or other Contract with respect to the Leased Real Property;
(xiii) any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Capital Stock (other than the Company) or any Affiliate of the foregoing (or, to the Knowledge of the Company, any immediate family member of any of the foregoing), on the other hand;
(xiv) any Contract that by its terms limits the payment of dividends or other distributions to shareholders by the Company or any Subsidiary of the Company;
(xv) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or its Subsidiaries to sell to, license to, or purchase from any Person or which limits its ability to distribute any product of the Acquired Companies in any geographic area or during any period of time, or that contains a “most favored nation” provision for the benefit of any Person (other than, for clarity, any of the Acquired Companies);
(xvi) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations); and
(xvii) any other “material contract” that would be required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act and has not been so disclosed.
Each Contract of the type described in this Section 4.09(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract (including all material amendments thereto), as of the date of this Agreement, have been made available by the Company to Parent or publicly filed with the SEC.
(b) Except as set forth on Section 4.09(b) of the Company Disclosure Letter, (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business; (iii) none of the Company or any of its Subsidiaries has received written notice of any violation or default under any Company Material Contract; and (iv) each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. No counterparty to a Company Material Contract has notified the Acquired Companies in writing (or, to the Knowledge of the Company, otherwise) that it is contemplating any termination or plans to not renew a Company Material Contract.

Section 4.10. Compliance with Applicable Laws; Company Licenses.
(a) Except with respect to matters set forth on Section 4.10(a) of the Company Disclosure Letter, (i) the Acquired Companies are, and at all times since January 1, 2022 have been, in compliance with all Applicable Laws, including any Money Transmitter Requirements, except as would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received written notice or communication of any violation or alleged violation of Applicable Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.
(b) Except as set forth on Section 4.10(b) of the Company Disclosure Letter, the Acquired Companies hold, and have at all times since January 1, 2022 held, all regulatory permits, approvals, licenses and other authorizations, including franchises and ordinances and Money Transmitter Licenses issued or granted to the Acquired Companies by a Governmental Authority (the “Company Licenses”) that are necessary for the Acquired Companies to lawfully conduct their business and own their properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except as would not reasonably be expected to have a Company Material Adverse Effect.
(c) Each Company License is valid and in full force and effect and has not, during the past three (3) years, been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, would not reasonably be expected to have a Company Material Adverse Effect. No Company License is subject to any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or would not reasonably be expected to have a Company Material Adverse Effect. There is no, and during the past three (3) years there has not been any, event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except as would not reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies are in compliance with all applicable Money Transmitter Requirements regarding maintaining (i) minimum amounts of capital, net worth (including tangible net worth), equity, or liquidity; or (ii) unencumbered assets (sometimes referred to as “permissible investments” or “eligible securities”) backing regulated outstandings, in each case, as determined in accordance with GAAP, except as would not reasonably be expected to have a Company Material Adverse Effect.
(d) The licensee of each Company License is in compliance with such Company License and during the past three (3) years, has fulfilled and performed all of its obligations with respect thereto, except in each case, where such failure to comply, fulfill or perform its obligations would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company or any of its Subsidiaries has received any written notice from any Governmental Authority asserting that the Company or any of its Subsidiaries is under investigation for any material noncompliance with any Company License.
(e) Except as set forth on Section 4.10(e) of the Company Disclosure Letter, there is no unresolved violation by any Governmental Authority with respect to any examinations or inspections of the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.
(f) The Acquired Companies are, as of the date of this Agreement, in compliance with all Anti-Corruption Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.
(g) Except as disclosed in Section 4.10(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have outstanding escheatment liabilities and have duly and timely reported and remitted (either directly or through an authorized third party) all unclaimed property or funds subject to escheatment under Applicable Law, except as would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.11. Litigation. Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date of this Agreement and for the past three (3) years, there have been no pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations, examinations, audits, reviews, issued civil investigative demands, issued subpoenas, or other similar investigative

Proceeding before or by any Governmental Authority against an Acquired Company that would reasonably be expected to have a Company Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon an Acquired Company which would have a Company Material Adverse Effect.
Section 4.12. Real Property.
(a) Section 4.12(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Owned Real Property that is material to the conduct of the business of the Acquired Companies as currently conducted. Except as set forth on Section 4.12(a) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, an Acquired Company owns such Owned Real Property in fee (or the equivalent interest in the applicable jurisdiction), subject only to Permitted Liens. No Acquired Company has leased, or granted the right to use or occupy, any portion of the Owned Real Property to any Person.
(b) Section 4.12(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all leases relating to Leased Real Property (the “Real Property Leases”). Except as set forth on Section 4.12(b) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) an Acquired Company has a valid and enforceable leasehold estate in all Leased Real Property, subject only to the Enforceability Exceptions and any Permitted Liens and (ii) no Acquired Company has received any written notice from any lessor of such Leased Real Property of, nor does there exist any breach or default, event or circumstance that, with notice or lapse of time, or both, would constitute a breach or default by the party that is the lessee or, to the Knowledge of the Company, the lessor of such Leased Real Property. No Acquired Company has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. None of the Acquired Companies has subleased, or granted the right to use or occupy, any portion of any Leased Real Property to any Person.
Section 4.13. Intellectual Property; Data Privacy & Security.
(a) Section 4.13(a) of the Company Disclosure Letter accurately identifies as of the date hereof each item of Registered IP and the jurisdiction in which such item of Registered IP has been registered or filed, the owner of such Registered IP, and the applicable application, registration, or serial or other similar identification number. None of the material Registered IP required to be scheduled on Section 4.13(a) of the Company Disclosure Letter is subject to any pending or, to the Knowledge of the Company, threatened in writing, Proceeding, relating to the invalidity or unenforceability of such Registered IP (excluding ordinary course office actions at the U.S. Patent & Trademark Office or similar Governmental Authorities) and all such Registered IP that is registered is otherwise subsisting and, to the Knowledge of the Company, valid and enforceable. The Acquired Companies have paid all applicable registration, maintenance and renewal fees that have become due to date and have made all filings to date required to maintain their respective ownership of the material Registered IP.
(b) The Acquired Companies solely and exclusively own all right, title and interest to and in the Company IP, free and clear of any Liens (other than Permitted Liens) and have the valid and enforceable right to use all other Intellectual Property Rights used in or held for use in, or otherwise necessary for, the conduct the business of the Acquired Companies as currently conducted, except where the failure to so own or have the right to use the applicable Intellectual Property Right would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there exist no restrictions, to the Knowledge of the Company, on the disclosure, use, license or transfer of the Company IP.
(c) (i) No Acquired Company, nor the conduct of their respective businesses, is currently infringing, misappropriating or otherwise violating, or has, during the last three (3) years, infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person and (ii) no Proceeding is pending or, during the last three (3) years, has been threatened in writing against any Acquired Company, alleging any infringement, misappropriation or other violation by such Acquired Company of any Intellectual Property Rights of another Person, in each case of the foregoing clauses (i) or (ii), except for any infringement, misappropriation, other violation or Proceeding that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or, during the last three (3) years, has infringed, misappropriated or otherwise violated, any Company IP.
(d) The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of any Company IP which the Acquired Companies hold as a trade secret or other material confidential information of the Acquired Companies, in each case, where the value of which to their business is otherwise contingent upon maintaining the confidentiality thereof. None of such material Company IP has been disclosed other than to employees, contractors, consultants, representatives and agents of the Acquired Companies under written confidentiality agreements.
(e) The Acquired Companies have entered into binding, written agreements with the current and former employees and independent contractors of the Acquired Companies who have participated in the development of any material Intellectual Property Rights for or on behalf of the Acquired Companies, whereby such employees and independent contractors presently assign to the Acquired Companies any ownership interest and right they may have in all such Intellectual Property Rights, except where ownership of such Intellectual Property Rights vests in an Acquired Company by operation of Applicable Law.
(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company IT Assets operate and perform in accordance with their documentation and functional specifications and are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted in the ordinary course. With respect to Company IT Assets that are controlled by any Acquired Company, the Acquired Companies take commercially reasonable steps designed to (i) prevent the introduction of bugs, backdoors, clocks, timers, disabling codes, spyware, Trojan horses, worms and other malicious code into such Company IT Assets and Company Source Code, in each case, that would reasonably be expected to have a material adverse effect on the operation or use of such Company IT Assets or Company Source Code and (ii) protect the integrity and security of such Company IT Assets (and the confidentiality, integrity and security of all information and transactions stored therein or transmitted thereby) against any unauthorized intrusions, accesses, interruptions, uses, modifications, corruptions or other processing or other breaches of security (each, a “Breach”). During the last three (3) years, there has not been any Breach respect to the Company IT Assets controlled by any Acquired Company or, to the Knowledge of the Company, any other Company IT Assets, except for any Breaches which would not reasonably be expected to have a Company Material Adverse Effect.
(g) The Acquired Companies have not entered into any Contract with any Person requiring the Acquired Companies to deposit into escrow, or, upon the absence or occurrence of an applicable event or default, the disclosure or license or release from escrow of, any Company Source Code. The Acquired Companies have not deposited into escrow any Company Source Code, no Company Source Code has been released by any escrow agent to any Person, and the consummation of Transactions will not trigger the release of any Company Source Code to any Person.
(h) No Open Source Materials have been modified or distributed by or on behalf of the Acquired Companies in such a manner as would require the Acquired Companies to (i) publicly license, distribute or make available any Company Source Code, (ii) license, distribute, or make available any Company Source Code for the purpose of, or in a way that allows, reverse engineering, reverse assembly or disassembly of any kind or making derivative works of such Company Source Code, or to permit any other Person to perform such actions, or (iii) be restricted or limited from charging for any licensing or distribution of any Company IP or any products, services or technology of the Acquired Companies.
(i) Except as set forth on Section 4.13(i) of the Company Disclosure Letter, in connection with data privacy, data protection, cybersecurity and/or their collection, storage, transfer, and/or use or other processing of any information or data that constitutes “personal information,” “personally identifiable information,” “personal data,” or any equivalent term, in each case, as defined under Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data (“Personal Information”), the Acquired Companies are in compliance with all (i) Applicable Laws (the “Data Privacy and Security Laws”) and (ii) external policies and procedures, binding industry standards, and restrictions and requirements contained in any Contract to which any of the Acquired Companies is bound (collectively, with Data Privacy and Security Laws, “Data Privacy and Security Requirements”), in each case, except as would not reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies have (A) implemented and maintain commercially reasonable safeguards designed to protect all Personal Information they collect or otherwise have in their possession or control from and against any Breach and (B) used commercially reasonable efforts to require that all service providers, data processors and other third parties that process any Personal Information on behalf of the Acquired Companies are bound by valid, written and enforceable agreements required by Data Privacy and Security Requirements and requiring such third parties to maintain the privacy, security and confidentiality of such Personal Information, in each case of the foregoing clauses (A) and (B), except as would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Companies have received written communication from any Governmental Authority, nor is any Proceeding pending against any Acquired Company that alleges that such Acquired Company is not in compliance with any Data Privacy and Security Requirements or has otherwise violated any Person’s privacy, personal or confidentiality rights, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no Breach of Personal Information in any of the Acquired Companies’ possession or control and none of the Acquired Companies have been required under any Data Privacy and Security Requirements to provide any notice to any Governmental Authority or Person in connection with any Breach.
Section 4.14. Insurance Coverage. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies (the “Insurance Policies”). Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with Applicable Law and all Company Material Contracts and (b) each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies.
Section 4.15. Tax Matters.
(a) All material Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;
(b) All material Taxes of each Acquired Company (whether or not shown as due on such Tax Returns) have been paid;
(c) No deficiency for material Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved;
(d) As of the date hereof, there are no audits, investigations, examinations or other proceedings by any Governmental Authority ongoing or pending with respect to material Taxes of any Acquired Company;
(e) There are no waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of any Acquired Company (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);
(f) There are no Liens for material Taxes upon any property or assets of any Acquired Company, except for Permitted Liens;
(g) None of the Acquired Companies have, within the past two (2) years, been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code);
(h) None of the Acquired Companies have engaged in a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4(b)(2); and
(i) Each of the Acquired Companies withheld and remitted all material Taxes required to have been withheld and remitted, including in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

Section 4.16. Employees and Employee Benefit Plans.
(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written, that is maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company of its Subsidiaries for the benefit of any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents (collectively, the “Plans”).
(b) For each material Plan, the Company has provided or made available to Parent a true and complete copy of such Plan (or a written description, if such Plan is not written) and all amendments thereto, and, to the extent applicable: (i) the plan document (including all material amendments thereto) governing such Plan or, if such plan is not in writing, a written description of such Plan, (ii) each trust or other funding arrangement, (iii) the current prospectus or current ERISA summary plan description and summary of material modifications, (iv) the most recently filed annual report on IRS Form 5500 and accompanying schedules and attachments thereto, (v) the three most recently prepared actuarial reports and financial statements, (vi) the most recently received IRS determination letter or IRS opinion letter, (vii) any non-routine correspondence with any Governmental Authority since January 1, 2022, (viii) all current administrative and other service contracts and amendments thereto with third-party services providers, and (ix) all current employee handbooks, manuals and written policies applicable to Company employees.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to cause the loss of qualification of any such Plan, and (ii) each Plan has been maintained and administered in compliance, with ERISA, the Code and other Applicable Laws.
(d) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers or contributes to, or is required to contribute to, or has in the past six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” that is subject to Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, (iii) a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). Neither the Company nor any of its Subsidiaries has incurred, or reasonably expects to incur (including on account of any ERISA Affiliate), any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries (including on account of any ERISA Affiliate) that has not been satisfied in full, and to the Knowledge of the Company, no condition exists that would reasonably be expected to result in the Company or any of its Subsidiaries (including on account of any ERISA Affiliate) incurring any such liability.
(e) No Plan provides for post-retirement welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other Applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) pursuant to an applicable agreement, plan or policy requiring the Company or any Subsidiary to pay or subsidize COBRA premiums for a terminated employee or the employee’s beneficiaries or dependents following the employee’s termination.

(f) Neither the Company nor any of its Subsidiaries have incurred any material liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA with respect to any Plan that has not been satisfied in full.
(g) Except as set forth in Section 4.16(g) of the Company Disclosure Letter or provided by the terms of this Agreement and the Rollover Agreements, neither the execution by the Company of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries to any payment or benefits under any Plan, including any bonus, retention, severance, retirement or similar payment or benefit; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director of the Company or any of its Subsidiaries under any Plan; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any employee, consultant or director of the Company or any of its Subsidiaries under any Plan. Neither the Company nor any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A or Section 4999 of the Code.
(h) Each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect , (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding before a Governmental Authority alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Applicable Law except as would not reasonably be expected to have a Company Material Adverse Effect; and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Acquired Company is in compliance with all Applicable Laws relating to labor or employment, including Laws relating to terms and conditions of employment, health and safety, wage payment, wages and hours, classification of workers as independent contractors or employees, classification of employees as exempt or non-exempt for purposes of wage and hour laws, overtime and minimum wage, child labor, paid vacation, paid sick time, leaves of absence, meal breaks and rest periods, pay equity, restrictive covenants, immigration and work authorizations, background checks, employment discrimination, sexual harassment, civil rights, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, prevailing wages, workers’ compensation, labor relations, collective bargaining, social welfare obligations and unemployment insurance.
(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in the past twelve (12) months, (i) no allegations of sexual harassment or sexual misconduct have been made to the Company or any of its Subsidiaries or any employee or director in connection with their employment for the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any such Person.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there is no Proceeding or governmental or administrative investigation, audit, proceeding, inquiry or action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating or with respect to any labor or employment practices or matters.
(m) The Company has made available to Parent a complete and accurate list of, as of March 31, 2025, of the Company’s current employees’ (i) hire dates; (ii) business titles and positions; (iii) rates of pay or annual salaries; (iv) their target variable compensation, commission or similar incentive compensation opportunities as applicable; (v) employment status (including full time or part time, exempt or non-exempt); and (vi) location of employment (by state).
Section 4.17. Environmental Matters. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Acquired Companies are and have been since January 1, 2022 in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Acquired Companies hold all permits, licenses, franchises, certificates, approvals and other similar authorizations required under applicable Environmental Laws to permit the Acquired Companies to own and operate their assets in the manner in which they are now operated and maintained and to conduct the business of the Acquired Companies as currently conducted, and are and have been since January 1, 2022 in compliance with such permits, except where the absence of or non-compliance with any such permits would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter, no notice, demand, request for information, citation, summons or complaint has been received, no Governmental Order has been issued or is otherwise in effect and no Proceeding is pending, or to the Knowledge of the Company threatened, with respect to the Acquired Companies that relates to any Environmental Law, permit or Hazardous Material, except as not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, no Hazardous Material has been released at, on, under, to, in or from (i) any property or facility now or previously owned, leased or operated by, or (ii) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case any Acquired Company (or any of their respective predecessors).
Section 4.18. Information Supplied. The Proxy Statement (and any amendment thereof or supplement thereto) and the Schedule 13E-3 at the time it is filed with the SEC and at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 that was supplied by Parent or Merger Sub explicitly for use therein.
Section 4.19. Required Vote. The Required Company Stockholder Approval is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.
Section 4.20. No Brokers. Except for Financial Technology Partners LP, FTP Securities LLC and Barclays Capital Inc., there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions. The Company has provided to Parent a true and correct copy of the engagement letters with Financial Technology Partners LP, FTP Securities LLC and Barclays Capital Inc.
Section 4.21. Material Customers and Suppliers.
(a) Section 4.21(a) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Customers. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, no Acquired Company has received any written or, to the Knowledge of the Company, oral notice from any Material Customer of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially purchasing services or products from or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies.
(b) Section 4.21(b) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Suppliers. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, no Acquired Company has received any written or, to the Knowledge of the Company, oral notice from any Material Supplier of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially providing services or products to or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies.
Section 4.22. Sanctions and Trade Controls.
(a) Each of the Company, its Subsidiaries, and their respective directors or officers, and, to the Knowledge of the Company, any agent, employee or affiliate, to the extent acting on behalf of the Company or any of its Subsidiaries, are, and in the past five (5) years have been, in compliance in all material respects with all applicable Sanctions. None of the Company, its Subsidiaries, or their respective directors or officers, nor, to the Knowledge of the Company, any agent, employee or affiliate, to the extent acting on behalf of the Company or any of its Subsidiaries, (i) is a Sanctioned Party; (ii) has, within the past five (5) years engaged in any dealings in or with a jurisdiction that is the target of comprehensive Sanctions (currently Cuba, Iran, Syria, North Korea, and the so-called Luhansk People’s Republic and so-called Donetsk People’s Republic regions of Ukraine, and each a “Sanctioned Country”) or any Sanctioned Party, in violation of applicable Sanctions; (iii) is controlled or owned by or acting on behalf of any Sanctioned Party; or (iv) is located, organized, or ordinarily resident in a Sanctioned Country.
(b) Each of the Company and its Subsidiaries has instituted and maintain policies and procedures designed to promote compliance with Sanctions. In the past five (5) years, to the Knowledge of the Company, there has been no suit, action, or Proceeding by or before any Governmental Authority involving each of the Company or any of its Subsidiaries with respect to Sanctions.
Section 4.23. Anti-Money Laundering. The operations of the Company and each of its Subsidiaries are and have been in the past five (5) years conducted in material compliance with applicable financial due diligence, recordkeeping and reporting requirements of all applicable Anti-Money Laundering Laws, or similar Laws applicable to the Company or any Subsidiary and no suit, action or Proceeding by or before any Governmental Authority involving each of the Company or any of its Subsidiaries, with respect to Anti-Money Laundering Laws is ongoing, pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no condition or circumstance exists (including any ongoing Proceedings) that would form the basis of any such suit, action or Proceeding. Each of the Company and its Subsidiaries has instituted and maintain policies and procedures designed to promote compliance with Anti-Money Laundering Laws and is in material compliance with such policies and procedures.
Section 4.24. Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital Inc. to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than as set forth in such opinion) pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be provided promptly after the execution of this Agreement (on a confidential basis and solely for informational purposes) to Parent by the Company (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person).
Section 4.25. No Additional Representations or Warranties.
(a) Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or with respect to any other information provided to Parent, Merger Sub or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement.
(b) Except for the representations and warranties contained in Article V or in any certificate to be delivered by Parent and/or Merger Sub in connection with this Agreement, the Company acknowledges that neither Parent nor Merger Sub nor any of their Subsidiaries or Representatives make, and the Company acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or any of their Subsidiaries or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub each represent and warrant to the Company as follows:
Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not materially impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not materially impair the ability of Parent or Merger Sub to consummate the Transactions.
Section 5.02. Corporate Authorization.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder, which will be effected by written consent immediately following the execution and delivery of this Agreement), and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.
(b) The board of directors or similar governing body of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (ii) adopting this Agreement and the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution and delivery hereof approve and adopt this Agreement.
(c) Except for any such votes or consents that have already been obtained as of the date hereof, no vote of, or consent by, the holders of any equity interests of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, filing with, or approval or authorization of any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with and filings or notifications under any applicable requirements of the Antitrust Laws, (iii) any applicable consents, authorizations, approvals, filings, notifications or registrations required under any Applicable Law applicable to the Company Licenses, including the Money Transmitter Requirements, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing with the SEC of the Proxy Statement and Schedule 13E-3, (iv) compliance with any applicable rules of Nasdaq, and (v) where failure to take any such actions or filings would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.
Section 5.04. Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub, (ii) assuming the consents, approvals, authorizations and filings referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.
Section 5.05. Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.
Section 5.06. No Brokers. There is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including Merger Sub, in connection with the Transactions.
Section 5.07. Ownership of Company Capital Stock.
(a) Neither Parent nor Merger Sub is an “interested stockholder”, as such term is used in Section 203 of the DGCL. Parent and Merger Sub and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.
(b) Except for this Agreement, the Rollover Agreements and the Voting and Support Agreement, as of the date hereof, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any stockholder of the Company (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (iii) any stockholder, director, officer, employee or other Affiliate of the Acquired Companies has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger (collectively, the “Specified Transaction Documents”).
Section 5.08. Financial Capacity.
(a) Parent has delivered to the Company a true, correct and complete copy of executed equity commitment letters dated the date hereof (the “Equity Commitment Letters”) from each of the Guarantors pursuant to which such Guarantor has committed, subject to the terms and conditions thereof, to provide to Parent on the Closing Date the Equity Financing in cash in an aggregate amount of at least $1,899,000,000. The Equity Commitment Letters provide that the Company is an express third party beneficiary thereto with respect to certain provisions thereof.
(b) Parent has delivered to the Company a true, correct and complete copy of the executed Debt Commitment Letter pursuant to which Debt Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein.
(c) As of the date hereof, (i) none of the Commitment Letters have been amended or modified in any manner prior to the date of this Agreement, (ii) no such amendment or modification is contemplated (other than amendments in connection with the addition or appointment of additional arrangers, bookrunners, underwriters, agents, lenders and similar entities); and (iii) to the Knowledge of Parent, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated, repudiated or rescinded in any respect, and no such withdrawal, termination, repudiation or rescission is contemplated.
(d) The aggregate proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto, if any), the Equity Financing and the Rollover Amount will be in an amount sufficient to consummate the Transactions, including (i) the payment obligations of Parent and Merger Sub contemplated by this Agreement in connection with the Transactions, including the payment of the aggregate Merger Consideration, Option Consideration and RSU Consideration to which holders of Company Common Stock, Company Options and Company RSU Awards will be entitled at the Effective Time pursuant to this Agreement, (ii) the repayment, prepayment or refinancing of the Company Credit Agreement and any other indebtedness of the Company required to be repaid pursuant to the terms of this Agreement and (iii) the payment of all fees and expenses required to be paid at the Closing by Parent or Merger Sub in connection with the Transactions (such amount, the “Required Amount”).
(e) As of the date hereof, the Commitment Letters are in full force and effect and represent valid, binding and enforceable obligations of Parent and each other party thereto (in the case of the Equity Commitment Letters) and with respect to the Debt Commitment Letter, of Parent and, to the Knowledge of Parent, each other party thereto (in each case, subject to the Enforceability Exceptions) to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Parent and Merger Sub have fully paid (or caused to be paid) any and all applicable fees, expenses, premiums and charges and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing and will cause to be paid in full any amounts arising under the Commitment Letters as and when they become payable. As of the date hereof, neither Parent nor, to the Knowledge of Parent, any other party to the Commitment Letters has committed any breach of any of its covenants or other material obligations set forth in, or is in default under, any term of the Commitment Letters. As of the date hereof, to the Knowledge of Parent, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would, or would reasonably be expected to, (i) constitute or result in a material breach or material default on the part of Parent or (with respect to the Debt Commitment Letter, to the Knowledge of Parent) any other party thereto under any term of the Commitment Letters; (ii) constitute or result in a failure to satisfy any of the Financing Conditions set forth in the Commitment Letters required to be satisfied by the parties thereto by the End Date; (iii) make any of the statements set forth in the Commitment Letters inaccurate in any material respect; or (iv) otherwise result in any portion of the Financing not being available, when required pursuant to the terms of the applicable Commitment Letter. Other than the Commitment Letters, as of the date hereof, there are no Contracts, agreements, side letters or other arrangements relating to the financing of the Transactions that would permit the parties to the Commitment Letters to reduce the amount of the Financing to an amount collectively less than the Required Amount, impose additional conditions precedent or that would otherwise materially affect the availability of the Financing on the Closing Date.
(f) As of the date hereof, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, investing or use of the full proceeds other than the Financing Conditions. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Debt Commitment Letter. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger set forth in Section 7.02, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date, nor does Parent have Knowledge as of the date of this Agreement that any Debt Financing Source, Guarantor or other parties to the Commitment Letters will not perform its obligations under the applicable Commitment Letter. Parent and Merger Sub expressly agree and acknowledge that in no event their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, shall be subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing or availability of any funds or financing (including, for the avoidance of doubt, the Financing). Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the representations and warranties in this Section 5.08 shall not result in the failure of the conditions to the Closing set forth in Section 7.03 if, notwithstanding such breach and subject to the satisfaction of the conditions to Closing set forth in Section 7.01 and Section 7.02, Parent and Merger Sub are willing and able to consummate the Closing on the date the Closing is required to occur hereunder.
Section 5.09. Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, the Surviving Corporation on a consolidated basis will, after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term “solvent” means, with respect to a particular date, that on such date, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable debt (including contingent debt) of the Surviving Corporation and its Subsidiaries, taken as a whole, as such debt becomes absolute and matured, (b) the sum of the assets, at a fair valuation, of the Surviving Corporation and its Subsidiaries will exceed their debts (including the probable amount of all contingent debt), (c) the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature or become due, and (d) the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
Section 5.10. Guarantee. Concurrently with the execution of this Agreement, the Guarantors have each delivered to the Company a true, correct and complete copy of a duly executed Limited Guarantee, dated the date hereof, from the respective Guarantor. The Limited Guarantees are in full force and effect and represent valid, binding and enforceable obligations of the Guarantors, subject to the Enforceability Exceptions. As of the date hereof, there is no default or breach under the Limited Guarantees by any Guarantor, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute or result in a breach or default on the part of the Guarantors pursuant to the Limited Guarantees or make any of the assumptions or any of the statements set forth in the Limited Guarantees inaccurate in any material respect. Parent has no reason to believe that Guarantors will be unable to satisfy on a timely basis any term of the Limited Guarantees.
Section 5.11. Information Supplied. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) and the Schedule 13E-3 will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
Section 5.12. Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and the Transactions, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Parent is not a foreign person (as defined in CFIUS Regulations (31 C.F.R. Part 800)).
Section 5.13. Company Arrangements. Other than this Agreement, the Confidentiality Agreements, the Rollover Agreements and the Voting and Support Agreement, or as otherwise made available to the Company, as of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or Subsidiaries, has entered into any Contract, agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company relating in any way to the Transactions, including as to continuing employment from and after the Effective Time.
Section 5.14. Required Vote. No vote of the shareholders of Parent is required by any Applicable Law, the articles of association or bylaws (or comparable organizational documents) of Parent, for Parent to consummate any of the Transactions that has not already been obtained as of the date hereof.
Section 5.15. Investment Intention. Parent is acquiring through the Transactions the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.
Section 5.16. No Additional Representations or Warranties. Except for the representations and warranties contained in Article IV, the Rollover Agreements, the Voting and Support Agreement, in any letter of transmittal and in any closing certificate delivered pursuant to Section 7.02(d), Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries or Representatives makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of any of the Company or its Subsidiaries in connection with the Transactions, including any information, documents, projections, estimates, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in an electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions or presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement) or in any other forum or setting in expectation of the Transactions, or the accuracy or completeness of any other representation, warranty, information, documents, projections, estimates, forecasts or other material. Parent and Merger Sub acknowledge the representations and warranties in Article IV, the Rollover Agreements, the Voting and Support Agreement, in any letter of transmittal and in any closing certificate delivered pursuant to Section 7.02(d) are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements). Without limiting the foregoing, each of Parent and Merger Sub acknowledge that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV, the Rollover Agreements, the Voting and Support Agreement, in any letter of transmittal and in any closing certificate delivered pursuant to Section 7.02(d), neither the Company nor any of its Subsidiaries or Representatives will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, estimates, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Company IP, real estate, technology, liabilities, results of operations, financial condition and prospects of the Acquired Companies, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Acquired Companies and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Acquired Companies.
ARTICLE VI.
COVENANTS OF THE PARTIES
Section 6.01. Conduct of the Company Pending the Merger.
(a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, except as expressly contemplated by this Agreement (including the activities of the Company pursuant to Section 6.14), as set forth in Section 6.01(a) of the Company Disclosure Letter, as required by Applicable Law, or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct their respective business and operations, in all material respects, in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve the goodwill and current relationships of the Acquired Companies with employees, customers, suppliers and other Persons with which any Acquired Company has significant business relations; provided, however, that no omission by the Acquired Companies that is expressly prohibited by Section 6.01(b) shall be deemed a breach of the covenants contained in this sentence.
(b) Without limiting the foregoing, and as an extension thereof, except as expressly contemplated by this Agreement (including the activities of the Company pursuant to Section 6.14), as set forth in Section 6.01(b) of the Company Disclosure Letter, as required by Applicable Law, or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01:
(i) amend the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies;
(ii) except as required pursuant to a Plan as in existence as of the date of this Agreement, issue, deliver, sell, grant options or rights to purchase or receive, pledge, or authorize, propose, agree or commit to the issuance, sale, grant of options or rights to purchase or pledge, any Company Capital Stock, other than shares of Company Common Stock issuable or reacquired by the Company (w) in connection with the forfeiture or reacquisition of shares of Company Common Stock underlying Company Compensatory Awards in connection with the termination of any employee or service provider, (x) upon exercise of the Company Options outstanding as of the date hereof in accordance with the Company Stock Plans or issued after the date hereof in compliance with this Agreement, (y) in connection with vesting, settlement, and/or forfeiture of Company RSU Awards outstanding as of the date hereof or issued after the date hereof in compliance with this Agreement in accordance with the Company Stock Plans, or (z) the issuance of shares of Company Common Stock pursuant to the Company ESPP;
(iii) authorize, make or declare any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Capital Stock, to the stockholders of the Company, except for intra-company dividends between the Company and its wholly owned Subsidiaries or wholly owned Subsidiaries of the Company;
(iv) except in the ordinary course of business but only to the extent such Contract would not constitute a Company Material Contract under Section 4.09(a)(xv), (A) materially modify, amend or terminate (excluding any expiration in accordance with its terms) any Company Material Contract, (B) enter into any Contract that would be a Company Material Contract if in existence on the date hereof or (C) waive, amend, release or assign any material rights, claims or benefits under any Company Material Contract;
(v) sell, assign, transfer, convey, lease or otherwise dispose of or create any material Lien on any of the Company’s or its Subsidiaries’ assets or properties (other than Intellectual Property Rights, which are covered by Section 6.01(b)(vi)), except in the ordinary course of business consistent with past practice;
(vi) except for non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on any material Company IP, or otherwise fail to take any action necessary to maintain any material Company Registered IP;
(vii) except as required by Applicable Law or required by the terms of this Agreement (including Section 6.01(b)(ii)), pursuant to the terms of a Plan or Contract in existence as of the date hereof, or adopted, entered into or amended into after the date hereof in compliance with the terms of this Agreement: (i) grant, or promise to grant any, or enter into any new agreements providing for severance, retention or termination pay to (or enter into or amend any such existing arrangement with) any current or former employee, consultant, director or officer of any Acquired Company, other than eligibility to participate in the Plans that provide for severance as in effect on the date hereof, (ii) enter into any collective bargaining agreement, (iii) establish, adopt, enter into or amend any Plan (which, for the avoidance of doubt, excludes offer letters for “at will” employment or ordinary course services agreements with independent contractors that provide for no severance or change in control benefits, other than eligibility to participate in the Plans that provide for severance as in effect on the date hereof), except for (A) adoptions, amendments, or terminations that do not increase costs to the Acquired Companies or (B) administrative amendments in the ordinary course of business to Plans providing health and welfare benefits that do not materially increase the cost or expense of maintaining such Plans, (iv) increase compensation, bonus, commission or other benefits payable to any current or former employee, consultant, director or officer of any Acquired Company, other than increases in base salary or regular wages of less than 5% on an individual basis in the ordinary course of business consistent with past practice with respect to employees and consultants with base compensation of less than $250,000 after any such increase, (v) (x) hire any employees with a base compensation in excess of $250,000, other than to replace an employee in any such role who has terminated employment and provide substantially the same compensation to such replacement employee, or (y) terminate the employment of any employee with a base compensation of $250,000 or more, other than for cause or (vi) implement or announce any mass layoffs, plant closings, material reductions in force or furloughs affecting any current employee or officer of the Company or any of its Subsidiaries that would result in a liability or obligation to the Acquired Companies under the Worker Adjustment and Retraining Notification Act;

(viii) other than the Merger contemplated hereby, merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company, except with respect to any wholly owned Subsidiary of the Company;
(ix) make any material loans or material advances of money to any Person (other than for transactions among the Acquired Companies), except for (A) advances to employees or officers of the Acquired Companies for expenses in the ordinary course of business consistent with past practice or (B) extensions of credit to customers, in each case, incurred in the ordinary course of business consistent with past practice;
(x) (A) make, change or rescind any material income Tax election (including, for the avoidance of doubt, any entity classification election), (B) adopt or change any of its methods of accounting or accounting principles, methods or practices other than as required or permitted by GAAP or Applicable Law; (C) enter into any closing agreement with respect to Taxes; (D) settle any material claim or assessment relating to the Company or any of its Subsidiaries with respect to Taxes; or (E) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(xi) split, combine, exchange, subdivide, cancel or reclassify any equity securities of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of the Company or any of its Subsidiaries, other than repurchases, forfeitures or withholdings in connection with the termination of any employee or service provider or repurchases, forfeitures or withholdings in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, settlement and/or exercise of any Company Option or Company RSU that are outstanding as of the date hereof or issued after the date hereof in compliance with this Agreement in accordance with the Company Stock Plans;
(xii) make or commit to any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate, other than in accordance with the Company’s annual capital expenditures budget made available to Parent;
(xiii) incur, issue, become liable for, amend or modify in any material respect the terms of any indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness (in each case, for the avoidance of doubt, excluding trade payables or obligations issued or assumed as consideration for services or property, including inventory), other than (y) indebtedness between the Company and its wholly owned Subsidiaries or wholly owned Subsidiaries of the Company or (z) under the Company Credit Agreement;
(xiv) compromise, settle or agree to settle any claims (A) involving amounts in excess of $1,000,000 individually or $5,000,000 in the aggregate or (B) (1) with respect to any obligations of criminal wrongdoing, (2) that would impose any material restrictions on the business or operations on the Company or its Subsidiaries that would continue after the Effective Time or (3) involving an admission of wrongdoing by the Company or any of its Subsidiaries;
(xv) enter into any new line of business other than any line of business that is ancillary to or an immaterial extension of any existing line of business;
(xvi) convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at the Company Stockholder Meeting other than as expressly permitted or required pursuant to this Agreement;
(xvii) acquire (by merger, consolidation or acquisition of stock or assets) any equity interest in any other Person or any operating business or division thereof;
(xviii) enter into or adopt any “poison pill” or similar stockholder rights plan; and
(xix) enter into any agreement, or otherwise become obligated, to do any action prohibited under clause (i) through (xviii) of this Section 6.01(b).

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
Section 6.02. Non-Solicitation; Adverse Recommendation Change.
(a) Except as otherwise expressly permitted by this Section 6.02, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and shall use reasonable best efforts to cause its Representatives to:
(i) from and after the execution of this Agreement, (w) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party (or any of their Representatives on their behalf) with respect to any Acquisition Proposal and (x) take the necessary steps to promptly inform any Third Parties with whom discussions and negotiations are then occurring or who make an Acquisition Proposal after execution of this Agreement, of the obligations set forth in this Section 6.02(a), (y) promptly terminate all access granted to any Third Party and its Representatives to any physical or electronic data room and (z) promptly (and in any event within two (2) Business Days after the date hereof) request in writing in accordance with the applicable confidentiality agreement between any Acquired Company and such Third Party that each Third Party that has executed a confidentiality or similar agreement within the twelve (12) month period immediately preceding the date hereof promptly (and in any event, in accordance with the applicable confidentiality agreement) return or destroy all confidential information concerning the Company and its Subsidiaries provided by the Company and its Subsidiaries or Representatives to such Third Party or any of its Representatives with respect thereto; and
(ii) from and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, not, directly or indirectly (A) solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information relating to the Acquired Companies to, or afford access to the books or records or officers of the Acquired Companies to, any Third Party with respect to an Acquisition Proposal or in connection with or for the intent of facilitating an Acquisition Proposal, (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal or require the Company to breach Section 6.02(a), or to abandon or terminate this Agreement (each such agreement, other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”), or (D) resolve, commit or agree to do any of the foregoing.
(b) Notwithstanding anything to the contrary contained in Section 6.02(a), if, after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that did not result from a breach of Section 6.02(a) (other than a breach that is immaterial and unintentional) and (ii) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial and outside legal advisors, that (A) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under Applicable Law, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with such Third Party (a copy of which shall be provided to Parent promptly after execution), (y) furnish non-public information, and afford access to the business, properties, assets, books or records or officers, or to any personnel, of the Acquired Companies, to such Third Party and its Representatives (including financing sources) and (z) engage in discussions and negotiations with such Third Party and its Representatives with respect to the Acquisition Proposal; provided, that any information concerning the Acquired Companies made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent or Merger Sub substantially currently with making it available to such Third Party (and in any event within twenty-four (24) hours); provided, however, that the Company will not, and will not permit any other Acquired Company to, and shall use reasonable best efforts to cause its Representatives not to, disclose any non-public information regarding the Acquired Companies to such Third Party or any of its Representatives without the Company first entering into an Acceptable Confidentiality Agreement, unless such Third Party is already party to a confidentiality agreement with the Company that contains confidentiality restrictions no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreements (and would otherwise qualify as an Acceptable Confidentiality Agreement if then entered into). Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board (or a committee thereof) having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to the extent necessary to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Third Party solely to determine whether such inquiry or proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) inform such Third Party that has made an Acquisition Proposal of the provisions of this Section 6.02.
(c) Except as expressly permitted by Section 6.02(c) or Section 6.02(d), neither the Company Board nor any committee thereof shall: (i) withhold, withdraw, modify, qualify or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement or fail to publicly recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of a tender offer providing for such Acquisition Proposal; (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, submit to the stockholders of the Company for their approval, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal; (iv) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions with respect to any one Acquisition Proposal (provided that any amendments to the economic or other material terms thereof shall constitute a separate Acquisition Proposal)) (any of the actions described in clauses (i) through (iv) of this Section 6.02(c), an “Adverse Recommendation Change”); or (v) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Subject to compliance with Section 6.02(d), at any time prior to the receipt of the Required Company Stockholder Approval, the Company Board (or a committee thereof) shall be permitted (x) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 8.01(h) (in which case the Company shall pay, or cause to be paid, to Parent the Company Termination Fee prior to or concurrently with such termination) or (y) to effect any Adverse Recommendation Change, if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under Applicable Law. For the avoidance of doubt, nothing in this Section 6.02(c) shall be deemed to prohibit, and no Adverse Recommendation Change shall be deemed to have occurred in connection with, any of the actions expressly permitted by Section 6.02(f).
(d) Notwithstanding anything to the contrary set forth herein, the Company Board shall be entitled to effect an Adverse Recommendation Change or, if applicable, terminate this Agreement pursuant to Section 8.01(h), if, prior to the time the Required Company Stockholder Approval is obtained:
(i) (A) a bona fide Acquisition Proposal that did not result from a breach of Section 6.02(a) (other than a breach that is immaterial and unintentional) is made to the Company by a Third Party following the date hereof; (B) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) would be inconsistent with its fiduciary duties pursuant to Applicable Law; (C) the Company has provided, at least four (4) Business Days in advance, written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company intends to take such action in response to an Acquisition Proposal (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice shall (1) state that the Company has received a bona fide written Acquisition Proposal that has not been withdrawn and that the Company Board has concluded in good faith (after consultation with its financial and outside legal advisors) constitutes a Superior Proposal, and (2) include, as applicable, (x) written notice of the material terms of the Acquisition Proposal that resulted in the Company Board (or a committee thereof) determining that the Acquisition Proposal is a Superior Proposal and the identity of the Person who made such Superior Proposal, (y) an exact copy of the Alternative Acquisition Agreement in respect of such Acquisition Proposal and (z) exact copies that the Company has received of any other Contracts to be entered into in connection with such Acquisition Proposal that the Company Board determined was material to its decision that the Acquisition Proposal constitutes a Superior Proposal, (D) during such four (4) Business Days following the time of Parent’s receipt of the Notice of Adverse Recommendation Change, the Company shall, and shall use reasonable best efforts to cause its Representatives to, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Commitment Letters and the Limited Guarantees so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (E) following the end of the four (4) Business Days described in the preceding clause (D), the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement and the Commitment Letters and Limited Guarantees agreed to in writing by Parent in response to the Notice of Adverse Recommendation Change or otherwise, that the Acquisition Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change and terminate this Agreement would still be inconsistent with its fiduciary duties under Applicable Law. In the event of any material amendment of such Superior Proposal, the Company shall be required to issue a new Notice of Adverse Recommendation Change or otherwise comply again with the requirements of this Section 6.02(d); provided, however, that for purposes of this sentence, references to the four (4) Business Day period above shall be deemed to be references to two (2) Business Days from the time of Parent’s receipt of the Notice of Adverse Recommendation Change.
(ii) (A) an Intervening Event has occurred; (B) the Company Board (or a committee thereof) has determined in good faith, after consultation with the Company’s financial and outside legal counsel, that the failure to effect an Adverse Recommendation Change in connection therewith would be inconsistent with its fiduciary duties under Applicable Law; (C) the Company has provided at least four (4) Business Days’ advance written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes reasonably detailed information describing the Intervening Event and reasons for the Company taking such action; (D) during such four (4) Business Days following the time of Parent’s receipt of the Notice of Intervening Event, the Company shall, and shall use reasonable best efforts to cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters and Limited Guarantees in response to such Intervening Event; (E) following the end of such four (4) Business Day period described in the preceding clause (D), the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement, the Commitment Letters and Limited Guarantees agreed to in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided that if the Intervening Event to which this provision applies thereafter changes in any material respect, the Company shall provide written notice of such modified Intervening Event to Parent and shall again comply with this Section 6.02(d)(ii) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change (and shall do so for each such subsequent change).
(e) From and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, (i) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after receipt of (A) any Acquisition Proposal by or on behalf of the Company or any of its Subsidiaries or Representatives or (B) any request for information or inquiry that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice, which notice shall include, in the case of clause (A), the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, exact copies of any written documentation constituting the Acquisition Proposal, including proposed Alternative Acquisition Agreements and any related financing commitments), and in the case of clause (B), the identity of the Person seeking such information or discussions or negotiations and (ii) the Company shall provide Parent as promptly as reasonably practicable (and in any event within twenty-four (24) hours) with written notice setting forth such information as is reasonably necessary to keep Parent reasonably informed of material oral or written communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such Acquisition Proposal, request or inquiry (and provide Parent with an exact copy of any written proposal or offer).
(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a committee thereof), directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto or (iii) making any other communication to the Company’s stockholders if (in the case of this clause (iii)) the Company Board (or a committee thereof) has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties under Applicable Law.
(g) The Company agrees that any breach of this Section 6.02 by any (i) director or officer or (ii) other Representative of the Company acting in their capacity as such (other than an unintentional and immaterial breach by a consultant or an employee of the Company who is not an officer of the Company) will be deemed to be a breach of this Section 6.02 by the Company.
Section 6.03. Appropriate Action; Consents; Filings.
(a) Subject to the terms and conditions hereof, the Company, Parent and Merger Sub shall use their reasonable best efforts to (and with respect to clause (iii) of this Section 6.03(a) only, in the case of Parent and Merger Sub, shall cause their respective Affiliates (including the Guarantors and their respective Subsidiaries) to) (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, including the Antitrust Laws, to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including the Required Money Transfer Approvals and those in connection with the Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) (A) as promptly as reasonably practicable, and in any event within twenty-five (25) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, (B) as promptly as reasonably practicable, and in any event within fifteen (15) Business Days after the date hereof, make all necessary filings (or draft filings in a form that is substantially complete, where applicable), and thereafter make any other required submissions, with respect to this Agreement required under any other applicable Antitrust Laws, (C) as promptly as practicable make the Money Transfer Change of Control Filings, including those that are necessary to obtain Required Money Transfer Approvals and termination or expiration of the waiting period relating to such Required Money Transfer Approvals, as applicable, including those set forth on Section 6.03(a)(iii)(C) of the Company Disclosure Letter and (D) as promptly as reasonably practicable after the date hereof, make all other necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other Applicable Law. Neither Parent, the Company, nor their respective Affiliates will withdraw any such notices, reports, filings or applications without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed.

(b) Without limiting anything contained in Section 6.03(a), the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates (including, in the case of Parent and Merger Sub, the Guarantors and their respective Subsidiaries) and equity financing sources (but solely for purposes of clauses (i) and (ii) and solely in connection with the Required Money Transfer Approvals) to): (i) furnish all information or documentation required for any application, submission or other filing required to be made under this Agreement; (ii) cooperate and use good faith and use diligent efforts to cause the timely filing of all necessary applications, submissions or other filings with any Governmental Authority required to be made under this Agreement, including in connection with any applicable Money Transfer Change of Control Filings required to be made hereunder; and (iii) engage in communications with Governmental Authorities as is necessary or advisable to obtain the termination of any applicable waiting period or any other clearance, consent or approval contemplated by Section 6.03(a).
(c) Without limiting the generality of anything contained in this Section 6.03, each party hereto shall, subject to Applicable Law and the instructions of any Governmental Authority, use reasonable best efforts to (and shall cause its respective Affiliates (including, in the case of Parent and Merger Sub, the Guarantors and their respective Subsidiaries) to): (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) promptly inform the other parties of any material communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions, including with respect any filings contemplated by Section 6.03(a) and Section 6.03(b); (iv) respond as promptly as practicable to any additional requests for information received by any party from any Antitrust Authority any other Governmental Authority with respect to the Transactions or filings contemplated by Section 6.03(a); and (v) (A) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any Applicable Laws, including any other applicable Antitrust Laws; (B) obtain all Required Money Transfer Approvals and termination or expiration of the waiting period relating to such Required Money Transfer Approvals, as applicable; and (C) prevent the entry in any action or proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions. To the extent not prohibited by Governmental Authority or Applicable Law, each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions, and provide the other parties or their respective counsel, as promptly as practicable and in any event reasonably in advance of the intended submission, with a complete draft of any filing, notification, report, submission, correspondence or other written communication (and any exhibits, attachments, schedules or supplemental information thereto) proposed to be made or submitted by such party or its Affiliates to any Governmental Authority in connection with the Transactions (including, without limitation, any HSR Act notification), and afford the other parties) a reasonable opportunity to review and comment thereon, consider in good faith and use reasonable efforts to incorporate the reasonable comments of the other parties. Without limiting the foregoing, Parent and the Company shall not, and shall cause their respective Affiliates not to, “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act, any other Antitrust Law or Money Transmitter Requirement, as the case may be, and refile it unless the other parties have consented in writing in advance to such withdrawal and refiling, and none of the parties or their respective Affiliates shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any request, meeting, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions, each party hereto will permit Representatives of the other parties to be present at each substantive meeting or conference relating to such request, meeting, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, meeting, inquiry, investigation, action or legal proceeding.

(d) In connection with this Section 6.03, each of the parties may redact materials (i) to remove references concerning the valuation of Company, (ii) as necessary to comply with contractual arrangements or Applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege concerns. Each party may also, as it deems advisable or necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material.” Each of Parent and the Company shall cooperate in providing an appropriate response to any inquiry from a Governmental Entity including informing the other party as soon as practicable of any such investigation or inquiry, and consulting in advance, to the extent practicable, before making any presentations or material submissions to a Governmental Authority. Notwithstanding anything to the contrary in this Agreement, with respect to any filing or supplement thereto required by a Governmental Authority that may include sensitive financial or other information (including but not limited to sensitive personal information) with respect to Parent or any of its Affiliates or their respective Representatives, such Person may elect, in such Person’s sole discretion, to provide such information to such Governmental Authority directly through its legal counsel.
(e) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Applicable Law, Parent and Merger Sub shall (and shall cause its Subsidiaries to) cooperate in good faith with the Governmental Authorities and shall undertake (and cause its Subsidiaries to undertake) promptly any and all action to complete lawfully the Transactions prior to the End Date and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting or agreeing to a Governmental Order, settlement, consent decree or other agreement providing for the sale, divestiture, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, rights, properties, products, categories of assets or lines of business, (ii) promptly effecting the disposition, licensing or holding separate of assets, rights, properties, products or lines of business, (iii) promptly terminating, modifying, or assigning existing relationships, joint ventures, Contracts, or obligations, (iv) committing to behavioral or other operational conditions and any other modifications of, or restrictions on the businesses, assets, properties, product lines, equity interests, or other activities, and (v) contesting, defending and appealing any pending or threatened Proceeding challenging or in respect of this Agreement or the consummation of the Merger and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the Merger, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date; provided, however, (1) that any of the foregoing actions may, at the discretion of Parent, be conditioned upon the consummation of the Transactions, (2) the Acquired Companies shall be required to become subject to, or consent or agree to or otherwise take any of the foregoing actions if Parent requests any of them to take such action so long as such action is conditioned on the Closing, (3) without the prior written consent of Parent, none of the Acquired Companies shall take any of the foregoing actions, (4) Parent shall not be obligated to take, or agree to take, or cause to be taken, any of the foregoing actions with respect to any Person, or the assets, properties or businesses of any Person, other than Parent and its Subsidiaries (including the Company, the Company Subsidiaries and the Surviving Corporation) and (5) Parent shall not be obligated to take, or agree to take, or cause to be taken, any of the foregoing actions if such actions, in the aggregate, would or would reasonably be expected to have a material adverse effect on the Company, Parent and their respective Subsidiaries (including the Surviving Corporation), in each case measured on a scale relative to the size of Parent and the Acquired Companies, taken as a whole (after giving effect to the Merger).
(f) Parent shall be solely responsible for and pay all filing fees incurred in connection with making the filings under applicable Antitrust Laws.
Section 6.04. Proxy Statement; Schedule 13E-3.
(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within thirty (30) Business Days), the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder

Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and the Company and Parent shall jointly prepare and file a Schedule 13E-3 with the SEC. So long as there has not been an Adverse Recommendation Change made in compliance with the express terms of Section 6.02, the Proxy Statement shall include the Company Board Recommendation. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement or Schedule 13E-3 or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement or Schedule 13E-3, and shall as promptly as reasonably practicable provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement or Schedule 13E-3. The Company shall use its reasonable best efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable (and in no event more than ten (10) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement. Prior to filing or mailing the Proxy Statement or Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by Applicable Law and shall consider in good faith the inclusion or reflection of any such comments so provided; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent solely to the extent required to effect an Adverse Recommendation Change made in accordance with the express terms of Section 6.02.
(b) Parent shall, as promptly as possible, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub and their Affiliates (including, in the case of Parent, the Guarantors and their respective Subsidiaries) as may be reasonably requested in writing by the Company in connection with the Proxy Statement or Schedule 13E-3, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or Schedule 13E-3, and shall otherwise use reasonable best efforts to assist and cooperate with the Company in the preparation of the Proxy Statement and Schedule 13E-3 and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon written request of the Company, use reasonable best efforts to confirm or supplement the information relating to Parent or Merger Sub or their respective Affiliates (including, in the case of Parent, the Guarantors and their respective Subsidiaries) supplied by it for inclusion in the Proxy Statement and Schedule 13E-3, such that at the time of the mailing of the Proxy Statement, Schedule 13E-3 or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) In accordance with the Company’s organizational documents and Applicable Law, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 6.04(c) and the timing contemplated in Section 6.04(a)), (x) conduct one or more “broker searches,” establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (such meeting, including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting the Proxy Statement (such date, the “Proxy Date”). Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedures and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall use reasonable best efforts to, following consultation with Parent, duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date (and, unless otherwise agreed to by the Company and Parent in writing, in no event later than the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the stockholders of the Company); provided, however, that the Company may, and in the case of clause (iii) shall, at the request of Parent, postpone, recess or adjourn the Company Stockholder Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two (2) times or (y) for more than ten (10) Business Days at a time without Parent’s prior written consent), (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two (2) times or (y) for more than ten (10) Business Days at a time without Parent’s prior written consent), or (iv) to allow the minimum reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Laws (including fiduciary duties) and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with the express provisions of Section 6.02, the Company shall make (and include in the Proxy Statement) the Company Board Recommendation and use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholder Meeting; provided, however, that, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is terminated in accordance with Article VIII.
(d) If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement or Schedule 13E-3, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement or Schedule 13E-3 which it has so become aware shall have become false or misleading.
Section 6.05. Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Acquired Companies, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquired Companies, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request; provided that such investigation shall only be upon reasonable advance notice and shall be at Parent’s sole cost and expense; provided, further, that nothing herein shall require the Acquired Companies to disclose any information to Parent or its Representatives if such disclosure would, in the reasonable judgment of the Company, (i) violate Applicable Law, (ii) violate or cause a material default pursuant to the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party as of the date hereof or (iii) jeopardize attorney-client or other legal privilege; provided that, for each of clauses (i) through (iii), the Company shall give notice to Parent of the fact that it is withholding such information or documents and use reasonable best efforts to effect reasonable substitute disclosure or access; provided, further, that nothing in this Section 6.05 shall require the Acquired Companies to disclose any information to Parent or its Representatives that relates to the evaluation or negotiation of this Agreement, the Transactions, any similar transaction or transactions with any other Person, an Acquisition Proposal or any deliberation by the Company Board (or a committee thereof) regarding an Acquisition Proposal. All information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement. No investigation or access permitted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 for any competitive or other purpose unrelated to the consummation of the Transactions. Any access to the properties of the Acquired Companies will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.05.

Section 6.06. Confidentiality; Public Announcements. Except as otherwise contemplated by Section 6.02(f) (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.02 or Parent’s ability to respond thereto), the Company, Parent and Merger Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ written consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary (i) to the extent disclosure may be required by Applicable Law, Governmental Order or applicable stock exchange rule or any listing agreement of any party hereto if it has used reasonable best efforts to the extent reasonably practicable to consult with the other party hereto, prior to the time such disclosure is so required to be issued; provided that, notwithstanding the foregoing, Parent, Merger Sub and the Debt Financing Sources may make customary communications to prospective lenders and investors in connection with the arrangement of the Debt Financing without prior consultation with, or consent from, the Company, (ii) for statements consistent in all material respects with any release, disclosure or other public statements previously made in accordance with this Section 6.06 or (iii) to the extent related to an Adverse Recommendation Change. The Company may, without Parent’s or Merger Sub’s consent, communicate to its employees, customers, resellers, partners, suppliers, vendors and consultants in a manner consistent with prior communications of the Company that were previously approved by Parent or consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan. Notwithstanding anything to the contrary set forth therein or herein, the Confidentiality Agreements shall continue in full force and effect until the Closing, at which time they shall automatically terminate effective as of the Closing and will be of no further force or effect; provided, that the execution of this Agreement by the Company shall constitute written consent by the Company pursuant to the Confidentiality Agreements to all actions by Parent, Merger Sub, the Guarantors and their respective Representatives expressly permitted by this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent may disclose the terms of the Transactions to the Guarantors and its and their Affiliates’ equityholders and limited partners consistent with customary practice in the private equity industry, so long as the Person to which Parent is disclosing such terms is bound by a customary confidentiality agreement that would require such Person to keep confidential such terms.
Section 6.07. Indemnification of Officers and Directors.
(a) From and after the Effective Time, Parent agrees that it shall cause the Surviving Corporation to indemnify and hold harmless each present and former (in each case, as of the Effective Time) director and officer of the Acquired Companies, in each case in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents in effect on the date of this Agreement to indemnify such Person, in each case that have been made available to Parent. Parent also agrees that it shall cause the Surviving Corporation to promptly advance reasonable and out-of-pocket expenses as incurred by each present and former director and officer of the Acquired Companies to the fullest extent permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents in effect on the date of this Agreement and in each case made available to Parent to advance expenses incurred by such Person upon receipt of a written undertaking by such Person or on such Person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that such Person is not permitted to be indemnified under Applicable Law or any such applicable governing document. Without limiting the foregoing, Parent shall cause the Acquired Companies (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Acquired Companies’ former and current officers and directors, solely with respect to acts or omissions occurring prior to the Effective Time, that are no less favorable to those Persons than the provisions of Applicable Law and the certificates of incorporation, bylaws, indemnification agreements, and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.
(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) the Company shall (upon request of Parent) and (if the Company does not) Parent and the Surviving Corporation shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time, (ii) this clause (b) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Company on or prior to the Effective Time, which policies provide such Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies with coverage for an aggregate period of six (6) years with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in coverage and amount no less than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premium paid for the Company’s directors and officers liability insurance policies in effect as of the date hereof, it being understood that if the total premium payable for such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost equal to such amount, and (iii) if any Proceeding is asserted or made against those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on or prior to the sixth (6th) year anniversary of the Effective Time, any insurance required to be maintained under this Section 6.07 shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.07. In addition, Parent and the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.07.
(d) The obligations under this Section 6.07 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each present and former director and officer of the Acquired Companies (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.07.
Section 6.08. Section 16 Matters. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the disposition of Company Common Stock (including derivative securities with respect to such Company Common Stock), Company Options, or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, in each case, to the extent permitted thereunder.
Section 6.09. Stockholder Litigation. In the event that any litigation or other Proceeding of any stockholder or purported stockholder of the Company related to this Agreement, the Merger or the Transactions is initiated or pending, or, to the Knowledge of the Company, threatened, against any of the Company, its Subsidiaries, their respective officers, or the members of the Company Board (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder Proceeding and shall keep Parent reasonably informed with respect to the status thereof and give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation or other Proceeding and consult with Parent with respect to the defense, settlement and prosecution of any such litigation. None of the Company or its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder Proceeding or consent to the same unless Parent shall have first consented in writing (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.09, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Proceeding by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Proceeding but will not be afforded any decision-making power or other authority over such Proceeding except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Proceeding related to Dissenting Shares will be governed by Section 3.06.
Section 6.10. Employee Matters.
(a) For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of a Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with (i) an annual base salary or wages that are no less favorable than the annual base salary or wages provided to such Continuing Employee immediately prior to the Effective Time, (ii) target cash bonus opportunity or incentive opportunities that are no less favorable than the target cash bonus opportunity or incentive opportunities provided to such Continuing Employee immediately prior to the Effective Time (but excluding any retention or other one-time bonuses), and (iii) other employee benefits (including vacation/leave, health, welfare and defined contribution retirement benefits, but excluding any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits or any benefits under terminated or frozen plans (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits (excluding the Excluded Benefits) provided to such Continuing Employee immediately prior to the Effective Time. For the period commencing at the Effective Time and ending on the earlier of (x) the date that is eighteen (18) months following the Effective Time and (y) the date on which the employment of a Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with severance benefits and protections that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, taking into account such Continuing Employee’s additional period of service.
(b) Effective as of the Effective Time and thereafter, Parent and its Affiliates shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation to use commercially reasonable efforts to recognize, each Continuing Employee’s employment or service with any Acquired Company (including any current or former Affiliate thereof or any predecessor of such Acquired Company) prior to the Closing for all purposes, including determining eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Surviving Corporation, Parent or any of their respective Affiliates, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (but excluding any plans that provide Excluded Benefits), except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Effective Time and thereafter, Parent and its Affiliates shall use commercially reasonable efforts, or shall cause the Surviving Corporation to use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Surviving Corporation, Parent or any of their respective Affiliates to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Plan in which such Continuing Employee participated immediately before the Effective Time, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Acquired Companies prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Parent or any of their respective Affiliates, as if such amounts had been paid in accordance with such plan.
(c) Without limiting the generality of Section 6.10(a), annual cash and short-term bonus or incentives for the fiscal year in which the Effective Time occurs shall be treated as set forth in Section 6.10(c) of the Company Disclosure Letter.
(d) The Company will provide to Parent current, updated calculations related to Section 280G of the Code that it obtains from the advisor that it has retained to perform such calculations, promptly following receipt of such calculations and shall provide to Parent the most recent version of such calculations that exists twenty (20) Business Days prior to Closing (it being agreed, however, that the Company shall not be in breach of this obligation unless it has both (x) been notified by Parent of such breach and (y) failed to cure such breach by delivering the most recent version of such calculations within two (2) Business Days of receipt of such notice).
(e) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.10 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Plans or other employee benefit plans or arrangements.
Section 6.11. Stock Exchange Delisting. Prior to and following the Effective Time, the Company (and the Surviving Corporation) shall reasonably cooperate with Parent to cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law.
Section 6.12. Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically permitted by this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
Section 6.13. Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, Parent and Merger Sub:
(a) shall not amend or otherwise change any of Parent’s or Merger Sub’s organizational documents, to the extent that such amendment or change would, or would reasonably be expected to, impair or prevent the ability of Parent and Merger Sub to consummate the Transactions or delay the Closing;
(b) shall cause the TPG Guarantor not to, and shall cause Corpay and its Subsidiaries not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay past the End Date in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, in each case, that are conditions to the Transactions under Article VII, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv) otherwise prevent the consummation of the Transactions. Notwithstanding anything to the contrary, the restrictions in the foregoing sentence shall not apply to any existing portfolio company (as that term is commonly understood in the private equity industry) of TPG Guarantor; and
(c) Except as set forth in Section 6.13(c) of the Company Disclosure Letter, Parent and Merger Sub shall not (i) enter into any amendment, modification or waiver to the Specified Transaction Documents or (ii) enter into any Contract that would have been a Specified Transaction Document if entered into prior to the execution of this Agreement, in the case of each of clause (i) and (ii), without the prior written consent of the Company (which consent not to be unreasonably withheld, conditioned or delayed).
Section 6.14. Financing Cooperation.
(a) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide (or cause its Subsidiaries to provide) such cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Parent; provided that the Company shall in no event be required to provide (or cause its Subsidiaries to provide) such assistance that shall unreasonably interfere with its or its Subsidiaries’ business operations. Such assistance shall include, without limitation, using commercially reasonable efforts to do the following, each of which shall be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense:
(i) (x) executing and delivering any credit agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, facilitating the obtaining of guarantees, pledging of collateral and perfection of security interests in collateral from and after the Closing, and other matters ancillary to the Debt Financing, as may be requested by Parent (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing), and (y) deliver to the Debt Financing Sources all certificates representing outstanding equity interests of the Company and each of its material Subsidiaries within ninety (90) days following the Closing Date;
(ii) make senior management of the Company available to assist in the preparation of rating agency presentations and meetings with rating agencies, including assisting with the preparation of materials for rating agency presentations, bank information memoranda (including a bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing;
(iii) deliver to Parent the Debt Financing Deliverables;
(iv) assist Parent in connection with the negotiation of the Debt Financing Documents, as may be reasonably requested by Parent or the Debt Financing Sources; and
(v) furnish to Parent and the Debt Financing Sources such customary financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to satisfy each item of Required Information as soon as practicable after the date hereof.
provided that (v) neither the Company nor any of its Affiliates will be required to make any filings with the SEC in connection with the Financing (other than the Proxy Statement or Schedule 13E-3), (w) nothing in this Section 6.14 shall require any such action to the extent it would (1) unreasonably interfere with the business or operations of the Acquired Companies or require the Acquired Companies to agree to provide any security or guaranties, pay any fees, reimburse any expenses or give any indemnities, in any case effective prior to the Closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under this Agreement or (2) require the Company, any Company Party or their respective Representatives or financing sources to execute, deliver or enter into, or perform any Debt Financing Document that is not contingent on, or that would be effective prior to, the Closing (except the authorization letters contemplated by clause (a)(iii) above, notices of prepayment or borrowing notices), (x) none of the board of directors (or other similar governing body) of any Acquired Company shall be required to adopt resolutions approving the Debt Financing Documents prior to the Closing (and any such adoption or approval at Closing shall be performed by such board of directors (or other similar governing body) as constituted after the Effective Time and Closing), (y) the Company’s obligations under this Section 6.14 shall be subject to the Debt Financing Related Persons (as applicable) being bound by confidentiality undertakings with respect to material non-public information provided by the Company or any of its Subsidiaries pursuant to this Section 6.14(a), which may take the form of a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities or otherwise in accordance with customary market practice, and (z) none of the Acquired Companies shall be required to provide any information to the extent it would (1) cause, in the reasonable good faith judgment of the Company, significant competitive harm to any Acquired Company if the Transactions are not consummated, (2) violate Applicable Law or the provisions of any Company Material Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party or (3) jeopardize any attorney-client or other legal privilege; provided that the Company shall use commercially reasonable efforts to provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Applicable Law or Company Material Contract.
(b) The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); provided that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. The Company shall not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing or that does not terminate without liability to the Company and its Affiliates upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions in connection with the Financing. In addition, (i) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time (except the authorization letters contemplated by clause (a)(iii) above, notices of prepayment or borrowing notices), (ii) neither the Company nor any of its Subsidiaries shall be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (except the authorization letters contemplated by clause (a)(iii) above, notices of prepayment or borrowing notices), and (iii) any bank information memoranda required in relation to the Debt Financing shall contain disclosure and financial statements reflecting the Parent, the Surviving Corporation or its Subsidiaries as the obligor.
(c) Parent shall (i) indemnify and hold harmless the Acquired Companies and each of their respective directors, officers, employees, agents and other Representatives from and against any and all liabilities, costs or expenses, and (ii) promptly, upon request by the Company and delivery of a reasonably detailed invoice (but no earlier than the Closing or the date of valid termination of this Agreement), reimburse the Acquired Companies for any and all documented out-of-pocket third party costs and expenses, that, in each case of the foregoing clause (i) and (ii) are actually suffered or incurred in connection with the Debt Financing or any information, assistance or activities provided in accordance with this Section 6.14, except (x) with respect to any material misstatement or omission of a material fact in information prepared or provided in writing by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives or Affiliates or (y) to the extent such losses, damages, claims, costs or expenses arise from the breach of this Agreement by the Company or result from the gross negligence, bad faith or willful misconduct of the Company. The foregoing obligations shall survive termination of this Agreement.
(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under Section 6.14(a), shall be deemed to be satisfied unless the Company’s Willful and Material Breach of its obligations under Section 6.14(a) was a direct cause of the Parent’s failure to receive any material portion of the proceeds of the Financing.
(e) The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used in a manner that is not intended to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

Section 6.15. Financing.
(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on or prior to the Closing Date. Such actions shall include, but not be limited to, the following (subject in all respects to Section 6.14): (i) maintaining in effect the Commitment Letters (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (b) below); (ii) satisfying on a timely basis, or obtaining waivers of, all Financing Conditions applicable to Parent and Merger Sub in the Commitment Letters that are within their control; (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto or on such other terms acceptable to Parent and the Debt Financing Sources ); (iv) in the event that the conditions set forth in Section 7.01 and Section 7.02 and the Financing Conditions have been satisfied or, upon funding would be satisfied, consummating the Financing at or prior to the Closing; and (v) enforcing Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event.
(b) Parent shall give the Company prompt notice of any material breach, repudiation or threatened or anticipated material breach or repudiation by any party to any Commitment Letter of which Parent or its Affiliates become aware. Without limiting Parent’s other obligations under this Section 6.15, if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor; provided that in no event shall Parent or Merger Sub be under any obligation to disclose any information relating to such Financing Failure Event that would waive the protection of attorney-client or similar privilege if such party shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege, (ii) in consultation with the Company, use commercially reasonable efforts to obtain alternative financing from the original Debt Financing Sources or alternative Debt Financing Sources (on terms containing no new conditions to the consummation of such financing additional to those set forth in the existing Debt Commitment Letter) such that the Financing will be in an aggregate amount sufficient to pay the Required Amounts at Closing, and (iii) use commercially reasonable efforts to obtain, and when obtained, promptly provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing subject only to the Financing Conditions (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with the definition of “Debt Commitment Letter”, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 6.15(b)). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions) or agree to any term (including any market flex term) less favorable to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions). Parent shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under any Debt Commitment Letter; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement (taking into account the Equity Financing) or (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing. Unless entered into to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letter. For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” and the “Commitment Letters” shall include any such document as permitted or required by this Section 6.15(b) to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” and “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder. Parent shall, upon request by the Company, keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing.
(c) Parent and Merger Sub expressly acknowledge and agree that in no event their obligations under this Agreement, including their obligations to consummate the Merger, shall be subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing or availability of any funds or financing (including, for the avoidance of doubt, the Financing).
Section 6.16. Termination of Company Credit Agreement.
(a) By at least two (2) Business Days prior to Closing, the Company shall use reasonable best efforts to deliver to Parent an executed Payoff Letter for the Company Credit Agreement.
(b) The Company shall, and shall cause its Subsidiaries to, cooperate with, and take all actions reasonably requested by, Parent in order to facilitate the termination and payoff of the commitments under the Company Credit Agreement at Closing upon or simultaneously with the funding of the Debt Financing. Contemporaneously with the Closing, Merger Sub shall pay (or cause to be paid) to the lenders under the Company Credit Agreement the Payoff Amount (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to (i) discharge all obligations (except for obligations in the Company Credit Agreement that, by their terms, survive such termination) of the Acquired Companies outstanding under the Company Credit Agreement and terminate the commitments thereunder, (ii) release and terminate all encumbrances, guaranties, security interests, collateral and agreements evidencing subordination in connection therewith relating to the assets, properties and equity interests of the Company or any of its Subsidiaries securing such obligations thereunder and (iii) terminate or replace all letters of credit outstanding thereunder, in each case at the Closing).
Section 6.17. No Employment Discussions. Except as approved by the Company Board, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the receipt of the Required Company Stockholder Approval, Parent will not, and will cause its Affiliates not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation or its Affiliates from and after the Effective Time, (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the consideration to which such individual is entitled pursuant to Section 3.01 in respect of such holder’s shares of Company Common Stock, or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company or their respective Affiliates.
Section 6.18. Anti-Takeover Laws. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Rollover Agreements, the Voting and Support Agreement, the Merger or the Transactions, the Rollover Agreements or the Voting and Support Agreement; and (b) if any Takeover Statute becomes applicable to this Agreement, the Rollover Agreements, the Voting and Support Agreement, the Merger or the Transactions, take all actions within their power to ensure that the Merger and the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the Transactions.
Section 6.19. Notice of Certain Events. Each of the Company and Parent shall promptly notify the other, as promptly as reasonably practicable, of: (a) any material Proceedings initiated or threatened following the date hereof; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and (c) any written notice from any Governmental Authority in connection with the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.20. Information Technology Matters. Parent and the Company will develop a plan to address and remediate the matters set forth on Section 6.20 of the Company Disclosure Letter, and the Company shall use commercially reasonable efforts to initiate such plan to remediate such matters prior to Closing in accordance with such plan and provide Parent with reasonable updates with respect thereto; provided, the Company shall be deemed to have complied with this Section 6.20 for purposes of the condition set forth in Section 7.02(b) unless (i) the Company has materially breached its obligation hereunder, (ii) Parent has notified the Company of such breach in writing, detailing the good faith reasonable steps that the Company must take to comply with this Section 6.20 in order to cure such breach and (iii) the Company has failed to take such steps to cure such breach within a reasonably sufficient time prior to the Closing. For the avoidance of doubt, the remediation of such matters shall not be deemed a condition to Closing.
ARTICLE VII.
CONDITIONS TO THE TRANSACTION
Section 7.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.
(b) Regulatory Approvals. (i) Any applicable waiting period under the HSR Act shall have expired or been terminated and (ii) the clearances, approvals and consents required to be obtained under the Antitrust Laws as set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect and all statutory waiting periods relating to such Antitrust Laws shall have expired or been terminated, as applicable, including (in the case of (i) and (ii)) any timing agreements with or commitment to any Governmental Authority to delay or not to close the Transactions entered into in connection therewith.
(c) No Injunction. The consummation of the Merger shall not then be restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent), judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any Governmental Authority and there shall not be in effect any Applicable Law enacted or promulgated by a Governmental Authority that prevents or makes illegal the consummation of the Merger.
Section 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by each of Parent and Merger Sub, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:
(a) Representations and Warranties.
(i) Each of the representations and warranties made by the Company in (A) Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(e) and Section 4.05(f) (Capitalization; Subsidiaries) and Section 4.20 (No Brokers) shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made on the Closing Date (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) and (B) Sections 4.05(a) through (d) (Capitalization; Subsidiaries) (other than the last sentence of Section 4.05(c)) (together with the representations and warranties noted in the foregoing clause (A), Section 4.19 (Required Vote) and Section 4.24 (Opinion of Financial Advisor), the “Company Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) other than for de minimis inaccuracies, except for representations and warranties that speak as of a particular date or time, which shall only be true and correct in all respects as of such date or time other than for de minimis inaccuracies;
(ii) each of the representations and warranties made by the Company in Section 4.07(a)(i) (Absence of Certain Changes), Section 4.19 (Required Vote) and Section 4.24 (Opinion of Financial Advisor) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date; and

(iii) each of the representations and warranties made by the Company in this Agreement (other than the Company Fundamental Representations and the representations and warranties in Section 4.07(a)(i) (Absence of Certain Changes)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that speak as of a particular date or time (which shall only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(d) Company Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by its authorized representative (the “Company Closing Certificate”) to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.
(e) Required Money Transfer Approvals. The Required Money Transfer Approvals set forth on Section 7.02(e) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect and all statutory waiting periods (as applicable) relating to such Required Money Transfer Approvals shall have expired or been terminated, as applicable.
Section 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:
(a) Representations and Warranties. The representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made at the Closing, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under this Agreement.
(b) Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.
(c) Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied (the “Parent Closing Certificate”).
Section 7.04. Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform any of its material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.
ARTICLE VIII.
TERMINATION
Section 8.01. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:
(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on May 6, 2026 (as may be extended by the mutual written agreement of Parent and the Company, the “End Date”), whether such date is before or after the date of the receipt of Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;
(c) by (i) Parent, if any Governmental Authority which must grant a Required Money Transfer Approval set forth in Section 7.02(e) of the Company Disclosure Letter has denied such approval and such denial has become final and non-appealable or (ii) either the Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling or enacted any Applicable Law permanently enjoining, restraining, preventing, making illegal or otherwise prohibiting prior to the Effective Time, the consummation of the Merger, and such order, decree or ruling shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the issuance of such order, decree or ruling;
(d) by either the Company or Parent, if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval;
(e) by Parent, (i) if there is any breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 7.02(a) or Section 7.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure or, if curable, shall not have been cured by the earlier of three (3) Business Days prior to the End Date and 30 days since the date of delivery of such written notice to the Company; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in material breach of any of its material obligations under this Agreement;
(f) by the Company, (i) if there is any breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 7.03(a) or Section 7.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure or, if curable, shall not have been cured by the earlier of three (3) Business Days prior to the End Date and 30 days since the date of delivery of such written notice to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in material breach of any of its material obligations under this Agreement;
(g) by Parent, if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;
(h) by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement to effect a Superior Proposal in accordance with Section 6.02(d)(i); provided that (i) the Company has complied with the provisions of Section 6.02 with respect to such Superior Proposal (other than any breach that is immaterial and unintentional), (ii) the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 8.03(b) and (iii) concurrently with such termination, the Company enters into such definitive agreement; or
(i) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than conditions which are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) have been satisfied or waived; (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.01; (iii) the

Company has irrevocably notified Parent in writing that, if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letters and the Debt Financing is funded, the Company stands ready, willing and able to consummate the Merger; (iv) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(i); and (v) the Merger shall not have been consummated by the end of such three (3) Business Day period.
Section 8.02. Notice of Termination; Effect of Termination.
(a) Other than for termination of this Agreement pursuant to Section 8.01(a), a terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination and any valid termination in accordance with the terms of this Agreement shall be effective immediately upon delivery of such written notice to the other parties.
(b) In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and have no further force and effect, and there shall be no liability or obligation on the part of any party (or any partner, member, manager, stockholder, director, officer, employee, the Guarantors, Affiliate, agent or other Representative of such party), except with respect to this Section 8.02, the final sentence of Section 6.05, Section 6.06, Section 8.03, Article I and Article IX (and the provisions that substantively define any related defined terms not substantively defined in Article such Sections and Articles); provided, however, that notwithstanding anything to the contrary in this Agreement (but subject to Section 8.03), no such termination shall relieve any party from liability or obligation for any losses or damages for a Willful and Material Breach of any covenant, agreement or obligation under this Agreement or actual fraud (as defined under Delaware Law) to the extent arising out of the express representations and warranties made by a party under Article IV or Article V, as applicable.
Section 8.03. Expenses; Termination Fee.
(a) Except as set forth in Section 6.03 and this Section 8.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses in connection with the Debt Financing, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries, and all fees and expenses of the Paying Agent. Except as set forth in Section 3.02(e), Parent shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.
(b) Company Termination Fee. If, but only if, this Agreement is terminated:
(i) (w) by Parent or the Company pursuant to Section 8.01(b) (End Date) or Section 8.01(d) (Failure of Company Stockholder Vote) or by Parent pursuant to Section 8.01(e) (Company Terminating Breach), (x) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to such termination, (y) solely in the event this Agreement is terminated by Parent or the Company pursuant to Section 8.01(d) (Failure of Company Stockholder Vote), such Acquisition Proposal was publicly disclosed or otherwise made known to stockholders of the Company prior to such termination, and (z) within twelve (12) months of the termination of this Agreement, (1) the Company enters into a definitive agreement for the consummation of any Acquisition Proposal (regardless of when made or the counterparty thereto) or (2) any Acquisition Proposal is consummated (regardless of when made or the counterparty thereto), then the Company shall pay, or cause to be paid, to each of (A) TPG IX Management, LLC or any other affiliated entity designated by Parent in writing (the “Parent Affiliated Management Company”) and (B) Corpay, an aggregate amount equal to the Company Termination Fee, in accordance with the Parent Affiliated Management Company’s and Corpay’s Pro Rata Share, within five (5) Business Days after the date on which the Company enters into such definitive agreement or the date on which such Acquisition Proposal is consummated, as applicable (provided, however, that for purposes of this Section 8.03(b)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) by Parent pursuant to Section 8.01(g) (Adverse Recommendation Change), then the Company shall pay, or cause to be paid, to each of (A) Parent Affiliated Management Company and (B) Corpay, an aggregate amount equal to the Company Termination Fee, in accordance with the Parent Affiliated Management Company’s and Corpay’s Pro Rata Share, within five (5) Business Days following such termination; or
(iii) by the Company pursuant to Section 8.01(h) (Superior Proposal), then the Company shall pay, or cause to be paid, to each of (A) Parent Affiliated Management Company and (B) Corpay, an aggregate amount equal to the Company Termination Fee, in accordance with the Parent Affiliated Management Company’s and Corpay’s Pro Rata Share, concurrently with and as a condition to such termination.
Parent Affiliated Management Company and Corpay shall each be an express third party beneficiary of, and shall each have the right to enforce, this Section 8.03(b).
(c) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.02, Parent’s right to terminate this Agreement pursuant to Section 8.01 and to have Parent Affiliated Management Company and Corpay receive from the Company their Pro Rata Share of the Company Termination Fee shall, in circumstances in which the Company Termination Fee is owed, constitute the sole and exclusive remedy of Parent and Merger Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of or relating to or arising out of this Agreement or the other documents related hereto, including the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the entire Company Termination Fee and such other amounts, if any, referenced in Section 8.03(g), no Person shall have any rights or claims against the Company Parties under this Agreement, the other documents related to the Transactions or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement, the other documents related to the Transactions or otherwise, other than for Willful and Material Breach. Nothing in this Section 8.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transactions (including the Debt Financing). For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 9.02 and the payment of the Company Termination Fee pursuant to Section 8.03(b), as the case may be, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance to cause the consummation of the Transactions (including the Merger) and monetary damages, including all or any portion of the Company Termination Fee and, if applicable, any payment pursuant to Section 8.03(g).
(d) Parent Termination Fee. If, but only if, this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.01(b) (End Date) at a time when the Company could have terminated this Agreement pursuant to Section 8.01(f) (Terminating Parent Breach) or Section 8.01(i) (Parent Failure to Close) or (ii) by the Company pursuant to Section 8.01(f) (Terminating Parent Breach) or Section 8.01(i) (Parent Failure to Close), then, in each case (i)-(ii), Parent shall pay, or cause to be paid, to the Company or its designee, by wire transfer of immediately available funds, the Parent Termination Fee within five (5) Business Days following such termination.
(e) Notwithstanding anything to the contrary in this Agreement, if this Agreement is validly terminated pursuant to Section 8.01, then the right to receive the Parent Termination Fee (if payable in accordance with the terms hereof) and such other amounts, if any, referenced in Section 8.03(g) shall constitute the sole and exclusive remedies of the Company against (i) Parent, (ii) Merger Sub, (iii) the Guarantors, (iv) any of Parent’s, Merger Sub’s or the Guarantors’ former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) through (iv)), collectively, the “Parent Parties”) and (v) any Debt Financing Related Person, in each case for any breach, loss or damage suffered as a result of or relating to or arising out of this Agreement, the Commitment Letters, the Limited Guarantees or the other documents relating hereto, including the failure of the Transactions or Debt Financing to be consummated or for a breach or failure to perform hereunder or otherwise, and upon such termination and, if payable, the payment of the Parent Termination Fee and such other amounts, if any, referenced in Section 8.03(g), no Person shall have any rights or claims against the Parent Parties or any Debt Financing Related Person under this Agreement, the Commitment Letters, the Limited Guarantees, the other documents related to the Transactions, the Debt Financing, or otherwise, whether at law or equity, in contract in tort or otherwise, and the Parent Parties and the Debt Financing Related Persons shall not have any other liability relating to or arising out of this Agreement, the Commitment Letters, the Limited Guarantees, the other documents related to the Transactions, the Debt Financing, or otherwise, except (x) with respect to Parent and the Guarantors, in respect of the obligations set forth in Section 6.14(c), (y) for claims under the Confidentiality Agreement and (z) for claims under the Corpay Confidentiality Agreement. Nothing in this Section 8.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transactions. For the avoidance of doubt, while the Company may pursue both (x) a grant of specific performance of the type contemplated by Section 9.02 and (y) the payment of the Parent Termination Fee pursuant to Section 8.03(d), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the consummation of the Transactions (including the Merger) and monetary damages, including all or any portion of the Parent Termination Fee and, if applicable, any payment pursuant to Section 8.03(g).
(f) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Sections 8.02 and 8.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that none of the Company Termination Fee or the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, and the Company, on the other hand, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall (x) the Company be required to pay the Company Termination Fee on more than one occasion or (y) Parent be required to pay the Parent Termination Fee on more than one occasion.
(g) Any amounts payable pursuant to Section 8.03(b), Section 8.03(d) or this Section 8.03(g) shall be paid by wire transfer of immediately available funds in accordance with this Section 8.03 to an account designated by Parent or the Company, as applicable (such account designation to be provided in writing at least two (2) Business Days prior to the date such fee is to be paid). If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 8.03(b) or Section 8.03(d), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, then such party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit, together with interest, which shall accrue on the Company Termination Fee, or the Parent Termination Fee, or portion thereof, as applicable, from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment, at the prime rate, plus 5%, as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (such costs and expenses, the “Enforcement Expenses”); provided that the amount of such Enforcement Expenses shall not exceed $5,000,000 in the aggregate.

ARTICLE IX.
MISCELLANEOUS
Section 9.01. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), addressed as follows:

if to Parent or Merger Sub, to:

TPG Partners IX, L.P. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Attention: Deirdre Harding Email: [***]

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Oliver Smith; Darren Schweiger; Michael Diz
Email: oliver.smith@davispolk.com; darren.schweiger@davispolk.com;
michael.diz@davispolk.com

if to the Company, to:

AvidXchange Holdings, Inc. 1210 AvidXchange Lane Charlotte, NC 28206 Attention: Ryan Stahl Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 Attention: David Beller; Ian Nussbaum; Cathy Birkeland Email: David.Beller@lw.com; Ian.Nussbaum@lw.com; Cathy.Birkeland@lw.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01. Each party will promptly update the other party of any change to the address or any of the other details specified in or pursuant to this Section 9.01.

Section 9.02. Remedies Cumulative; Specific Performance.
(a) The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 9.02, the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as expressly set forth herein. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
(b) Notwithstanding the foregoing, it is explicitly agreed that the Company shall only be permitted to seek or obtain specific performance or other equitable remedies enforcing Parent’s and Merger Sub’s obligations to effect the Closing or causing the Equity Financing to be funded, if and only in the event that: (i) all conditions in Section 7.01 and Section 7.02 have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) at the time when the Closing would have been required to occur, (ii) the Financing has been funded or will be funded at the Closing, (iii) the Company has irrevocably confirmed in writing that (x) all of the conditions set forth in Section 7.03 have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (y) if the Financing is funded, then the Company would take such actions required of it by this Agreement to cause the Closing to occur and (iv) Parent and Merger Sub have failed to consummate the Closing prior to the third (3rd) Business Day following the delivery of such confirmation. Notwithstanding anything to the contrary in this Agreement, in the event that any party hereto initiates a proceeding seeking an injunction, specific performance or other equitable relief pursuant to this Section 9.02, no other party hereto shall object to any application to the court setting forth an expedited timeline to hear and determine such action.
Section 9.03. No Survival of Representations and Warranties. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate or other writing delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.02, upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.03 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.07 and Section 6.10.
Section 9.04. Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval. Notwithstanding anything to the contrary contained herein, Section 8.03(e), Section 9.04, Section 9.06(a), Section 9.07, Section 9.08, Section 9.09, Section 9.13 and Section 9.14 of this Agreement may not be amended, waived or otherwise modified in any manner that materially and adversely affects any Debt Financing Related Person without the prior written consent of each related Debt Financing Source.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 9.05. Disclosure Letter References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) would be reasonably apparent on the face of such disclosure. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission to a third party by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract or Applicable Law shall be construed as an admission or indication to a third party that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties and/or covenants set forth in this Agreement.
Section 9.06. Binding Effect; Benefit; Assignment.
(a) This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the former and present officers and directors of the Acquired Companies (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.07, as provided therein from and after the Effective Time and (ii) from and after the Effective Time, the holders of shares of Company Common Stock (other than Rollover Holders) and holders of Company Compensatory Awards shall be intended third-party beneficiaries of Article III and (iii) Parent Affiliated Management Company and Corpay each shall be an intended third-party beneficiary of, and may enforce, Section 8.03(b). Notwithstanding the foregoing, each party hereto agrees that the Debt Financing Related Persons are express third party beneficiaries of, and may enforce, the agreements for their benefit in Section 8.03(e), Section 9.04, this Section 9.06(a), Section 9.07, Section 9.08, Section 9.09, Section 9.13 and Section 9.14.
(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Applicable Law or otherwise without the prior written consent of the other parties. Any purported assignment in violation of this Section 9.06(b) shall be null and void. Notwithstanding the foregoing, this Agreement (and all rights, interests and obligations hereunder) may be assigned, in whole or in part, without the Company’s prior written consent, by (i) Merger Sub to any of its Affiliates that is a direct wholly owned Subsidiary of Parent or (ii) by Parent or Merger Sub for collateral security purposes to any Persons providing debt financing to Parent or Merger Sub pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided that (A) no such assignment shall affect or relieve Parent or Merger Sub of their obligations under this Agreement and Parent and Merger Sub shall continue to remain liable for all such obligations and liabilities and (B) such assignment would prevent, materially impede or materially delay, or would reasonably be expected to prevent, materially impede or materially delay, the Closing or the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby or perform its obligations under this Agreement.
Section 9.07. Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, each party hereto agrees that any Proceeding of any kind or description, whether at law or in equity, in contract, tort or otherwise, against the Debt Financing Related Persons in any way relating to this Agreement or any of the Transactions or the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the Laws of another jurisdiction.
Section 9.08. Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Applicable Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that any Proceeding of any kind or nature (except to the extent relating to the interpretation of any provisions in this Agreement), whether at law or in equity, in contract, tort or otherwise, against a Debt Financing Related Person in connection with this Agreement, the Debt Financing or the Transactions, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law, and (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court.
Section 9.09. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09. THE PROVISIONS OF THIS SECTION 9.09 SHALL APPLY TO ANY SUCH LEGAL ACTION OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN

TORT OR OTHERWISE AGAINST ANY DEBT FINANCING RELATED PERSONS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE HEREUNDER OR THEREUNDER.
Section 9.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 9.11. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Corpay Confidentiality Agreement, the Rollover Agreements, the Voting and Support Agreement, the Equity Commitment Letters, the Limited Guarantees, and any other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed or delivered by Parent, Merger Sub, the Company or their respective Affiliates, as applicable, in connection with the Transactions, including the schedules and exhibits attached hereto and thereto, constitutes the entire agreement of the parties, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof; provided, however, that neither the Confidentiality Agreement nor the Corpay Confidentiality Agreement shall be superseded, each shall survive any termination of this Agreement and each shall continue in full force and effect until the earlier to occur of (i) the Effective Time and (ii) the date on which the Confidentiality Agreement or the Corpay Confidentiality Agreement, as applicable, expires in accordance with its terms or is validly terminated by the parties thereto.
Section 9.12. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.
Section 9.13. Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 9.02, this Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto (and the Guarantors in accordance with the Limited Guarantees and any other Person expressly named a party to any other agreement entered into in connection with the Transactions) and then only with respect to the specific obligations set forth herein (or therein), with respect to such party. Except to the extent a named party to this Agreement (and the Guarantors in accordance with the Limited Guarantees and any other Person expressly named a party to any other agreement entered into in connection with the Transactions) (and then only to the extent of the specific obligations undertaken by such named party herein or therein, and not otherwise), (x) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement or any other party expressly named a party in any other agreement entered into in connection with the Transactions (whether for indemnification or otherwise) or of or for any Proceeding based on, arising out of, or related to this Agreement or the Transactions and (y) no Debt Financing Related Person shall have any liability (whether in contract, tort, equity or otherwise) to the Company or any of its Subsidiaries of or for any Proceeding based on, arising out of, or related to this Agreement, the Transactions, the Debt Financing, the Debt Financing Documents or the performance thereof or the transactions contemplated thereby; provided, however, that, notwithstanding the foregoing, nothing in this Section 9.13 shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Company under this Agreement or the obligations of the Debt Financing Related Persons to Parent, Merger Sub and following the consummation of the Closing, the Company and its

Subsidiaries under the Commitment Letters and the Debt Financing Documents. Anything in this Section 9.13 or otherwise in this Agreement to the contrary notwithstanding, nothing in this Agreement shall in any way be deemed to amend, limit or modify the rights and obligations of Corpay or any of its controlled Affiliates, on the one hand, and the Company or its controlled Affiliates, on the other hand, under any other Contract involving any such parties to the extent unrelated to the Transactions (it being understood that the Company’s obligation to operate the business in accordance with Section 6.01(a) and Section 6.01(b) shall not be deemed to be related to the Transactions for the purposes of this sentence).
Section 9.14. No Recourse to Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, (a) none of the Debt Financing Related Persons shall have any liability to the Company or any of its Subsidiaries (or any of the respective current, former or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners of the foregoing) relating to or arising out of (i) this Agreement, the Debt Commitment Letter, the Debt Financing or the Transactions contemplated thereby, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement or (iv) any failure of the Transactions contemplated hereunder to be consummated, in each case of the foregoing clauses (i) to (iv), whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity and (b) each of the Company on behalf of itself and its Affiliates (and any of the respective current, former or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners of the foregoing) hereby (i) waives any and all rights or claims against the Debt Financing Related Persons in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or any of the other agreements entered into in connection with the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and (ii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Related Persons in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or any of the other agreements entered into in connection with the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder; provided that nothing in this Section 9.14 (including the following sentence) shall limit the rights of any party to the Debt Commitment Letter or the Debt Financing Documents contemplated thereby to the extent set forth therein, including following the consummation of the Closing, the rights of the Company and its Subsidiaries under the Debt Financing Documents on and after the Closing Date to the extent the Company or its Subsidiaries are or become party thereto. The parties hereto agree that none of the Debt Financing Related Persons shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ARROW BORROWER 2025, INC.

By:	/s/ John Flynn
Name: John Flynn
Title: Authorized Signatory

ARROW MERGER SUB 2025, INC.

By:	/s/ John Flynn
Name: John Flynn
Title: Authorized Signatory

[Signature to Agreement and Plan of Merger]

AVIDXCHANGE HOLDINGS, INC.

By:	/s/ Michael Praeger
Name: Michael Praeger
Title: Chief Executive Officer

[Signature to Agreement and Plan of Merger]

Exhibit A
Form of Surviving Corporation Certificate of Incorporation

STATE OF DELAWARE

Amended and Restated
Certificate of Incorporation of [•]
1.	The name of the Company is [•] (the “Company”).
2.
The registered office of the Company in the State of Delaware is located at 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807, United States of America, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

3.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”).

4.	The total number of shares of capital stock that the Company has authority to issue is 1,000 shares, which will be designated Common Stock, par value $0.01 per share.
5.	Unless, and except to the extent that, the bylaws of the Company (the “Bylaws”) so require, the election of directors need not be by written ballot.
6.
In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the board of directors of the Company (the “Board of Directors”) is expressly authorized from time to time to adopt, amend or repeal the Bylaws, provided that such authority shall not divest or limit the power of the stockholders to adopt, amend or repeal the Bylaws.

7.
Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Section 7, an “Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Company and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, the Company shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors or such indemnification is authorized by an agreement approved by the Board of Directors.

The Company shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the advancement of such expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 7 or otherwise.
The rights conferred on any person in this Section 7 shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise.

The rights conferred upon Indemnitees in this Section 7 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Section 7 that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Section 7 with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.
8.	Section 203 of the Delaware General Corporation Law shall not apply to the Company.
9.
To the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of Section 9, nor the adoption of any provision of this Certificate inconsistent with Section 9, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

10.
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for: (a) any derivative action, suit or proceeding brought on behalf of the Company; (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders; (c) any action, suit or proceeding asserting a claim arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws; (d) any action, suit, or proceeding as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; and (e) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer, or other employee or stockholder of the Company governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 10 shall not apply to actions, suits or proceedings brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

ANNEX B
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

ANNEX C

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL
May 6, 2025
Board of Directors
AvidXchange Holdings, Inc.
1210 AvidXchange Lane
Charlotte, NC 28206
Members of the Board of Directors:
We understand that AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Arrow Borrower 2025, Inc. (“Parent”) and Arrow Merger Sub 2025, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and (ii) each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (but excluding any Rollover Shares, Cancelled Shares and Dissenting Shares, each as defined in the Agreement (as defined below)), will be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $10.00 (the “Merger Consideration”). Further, we understand that concurrently with the execution and delivery of the Agreement, (i) certain holders of Company Common Stock will enter into one or more rollover agreements with Parent pursuant to which each such holder has agreed to exchange certain of their shares of Company Common Stock for equity interests in Arrow Parent 2025, L.P. and (ii) certain holders of Company Common Stock will enter into voting and support agreements pursuant to which such holders will, among other things, agree to vote their shares of Company Common Stock in favor of the Merger. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the “Agreement”), dated as of May 6, 2025, by and among Parent, Merger Sub and the Company. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.
We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Rollover Shares, Cancelled Shares and Dissenting Shares) of the Merger Consideration to be offered to such holders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.
In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and a draft Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 provided by management of the Company; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Management Projections”), including net operating loss projections of the Company prepared by management of the Company (the “NOL Projections”); (4) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (5) a trading history of the Company Common Stock from May 3, 2024 to May 2, 2025 and a comparison of that trading history with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the NOL Projections, at the instruction of the Company, we have assumed that the amounts of the NOL Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future utilization of the net operating losses of the Company. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.
We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.
Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the holders of Company Common Stock (other than Rollover Shares, Cancelled Shares and Dissenting Shares) is fair to such holders.
We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement and the rendering of this opinion. We have performed various investment banking services for the Company and for Corpay, Inc. (“Corpay”) and TPG Capital, L.P. (“TPG”), affiliates of Parent, in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (a) for Corpay (i) in February 2025, acted as joint lead arranger and joint bookrunner for Corpay’s amended credit facility, (ii) in September 2024, acted as joint lead arranger and joint bookrunner for Corpay’s amended credit facility and (iii) an affiliate of Barclays Capital Inc. has been a counterparty to Corpay in various hedging transactions; and (b) for TPG or funds managed by TPG, (i) acted as a lender to funds managed by TPG under various asset finance facilities and margin loans, (ii) acted as underwriter on various notes offerings and (iii) acted as placement agent on various CLO notes offerings. In the past two years, we have not received fees from the Company for any investment banking services.
In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to TPG and certain of its affiliates and portfolio companies of funds managed by TPG and other affiliated entities and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to TPG and certain of its affiliates and portfolio companies of funds managed by TPG and other TPG affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunnner and/or lender for TPG and certain of its affiliates and portfolio companies of funds managed by TPG and other TPG affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaking by TPG and certain of its affiliates and portfolio companies of funds managed by TPG and affiliates.
Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and of TPG, Corpay and certain of the affiliates and portfolio companies of TPG and Corpay for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

ANNEX D
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 6, 2025, is entered into by and among Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”), AvidXchange Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with this Agreement, (i) the Company, (ii) Parent and (iii) Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A (the “Owned Shares”);
WHEREAS, the Owned Shares and any additional shares of Company Common Stock (the “Shares”) or other voting securities of the Company acquired by the Stockholders or their respective Controlled Affiliates (as defined herein) between the date hereof and the record date for the Company Stockholder Meeting (the “Record Date”) or pursuant to which the Stockholders or their respective Controlled Affiliates have the right and ability to vote as of the Record Date, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or other voting securities, or upon exercise or conversion of any securities, by the Stockholders or their respective Controlled Affiliates are referred to in this Agreement as, the “Covered Shares”;
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, the Company and the Stockholders are entering into this Agreement; and
WHEREAS, the Stockholders and the Company acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders and the Company set forth in this Agreement, and would not enter into the Merger Agreement if the Stockholders and the Company did not enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Stockholders and the Company hereby agree as follows:
Section 1. Agreement to Vote. From and after the date hereof until the Agreement Termination Date (as defined herein), at the Company Stockholder Meeting or any other meeting of the Company’s stockholders, however called, including any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders agree to and agree to cause their applicable Controlled Affiliates to, take the following actions (or cause the applicable holder of record of their respective Covered Shares to take the following actions):
(a) to appear and be present (including by proxy or otherwise in accordance with the bylaws of the Company) at such meeting of the Company’s stockholders or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum;
(b) to affirmatively vote and cause to be voted by their respective Controlled Affiliates at such meeting in person or by proxy all of its and their respective Covered Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent, with respect to all such Covered Shares, in favor of (“for”), the approval of the Merger, the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement (including any adjournment or postponement of the Company Stockholder Meeting) (the “Supported Matters”); and

(c) to vote or cause to be voted by their respective Controlled Affiliates at such meeting in person or by proxy, all of its and their respective Covered Shares against, and not provide any written consent with respect to (i) (1) any Acquisition Proposal or (2) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (ii) any action, proposal, transaction or agreement that is intended to or would (1) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders under this Agreement, (2) impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions expressly contemplated by the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of the Company (including any amendments to the certificate of incorporation of the Company or bylaws of the Company).
(d) Notwithstanding the foregoing, the obligations in this Section 1 shall only apply with respect to (A) sub-sections (a) and (b) to the extent that the Supported Matters are submitted for a vote at any such meeting or are the subject of any such written consent and (B) sub-section (c) to the extent that any Acquisition Proposal or any matter contemplated by Section 1(c)(ii) is submitted for a vote at any such meeting or is the subject of any such written consent. No Stockholder shall take or commit or agree to take any action inconsistent with the foregoing. For purposes of this Agreement, (i) “Controlled Affiliates” means, with respect to each of the Stockholders, any Person directly or indirectly controlled by or under common control with such Stockholder and (ii) “control” (when used with respect to the foregoing clause (i)) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the term “controlled by” has a correlative meaning to the foregoing.
Section 2. Inconsistent Agreements. Except as contemplated by this Agreement, each Stockholder hereby represents, covenants and agrees that neither it nor any of its Controlled Affiliates:
(a) has entered into, or shall enter into at any time prior to the Agreement Termination Date, any voting agreement, voting trust or other similar agreement with respect to its Covered Shares;
(b) has granted, or shall grant at any time prior to the Agreement Termination Date, a proxy or power of attorney with respect to its Covered Shares, which is inconsistent with the obligations of such Stockholder pursuant to this Agreement; or
(c) has entered into any agreement that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
Section 3. Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement that reduces the amount of Merger Consideration or is otherwise adverse to the Stockholders relative to the other stockholders of the Company, (d) written notice of termination of this Agreement by Parent to the Stockholders and the Company or (e) mutual written agreement of each of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Agreement Termination Date”); provided, that the provisions set forth in Section 8 and Sections 12 through 27 shall survive the termination of this Agreement; provided, further that no such termination will relieve any party hereto from any liability for any material and willful breach of this Agreement occurring prior to such termination.
Section 4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:
(a) As of the date hereof, such Stockholder is the record and/or beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Exhibit A and such Stockholder has good and valid title to such Owned Shares free and clear of Liens (other than as created by this Agreement or transfer restrictions arising under applicable federal or state securities Laws that will not impact such Stockholder’s ability to comply with this Agreement with respect to such Owned Shares). Except as set forth on Exhibit A, such Stockholder has the only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares and except as set forth on Exhibit A, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.
(b) Such Stockholder, if it is an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its, his or her obligations hereunder. If such Stockholder is an entity, the execution, delivery and performance of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby has been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder is necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement, and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions herein shall (A) conflict with or violate, any provision of the organizational documents of such Stockholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any properties or assets of such Stockholder is bound or affected or (C) violate any Law applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by such Stockholder of its obligations under this Agreement.
(d) As of the date hereof, there are no Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its or his Controlled Affiliates that would restrict, prohibit, materially delay or impair the ability of such Stockholder to perform its obligations under this Agreement.
Section 5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and each Stockholder as follows:
(a) Parent is an entity duly organized, validly existing and in good standing under the laws of Delaware. Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by Parent has been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Stockholder and the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.
(b) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent, and (ii) the execution and delivery of this Agreement by Parent shall not (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any properties or assets of Parent is bound or affected or (C) violate any Law applicable to Parent or any of Parent’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by Parent of its obligations under this Agreement.
(c) As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of Parent to perform its obligations under this Agreement.
Section 6. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and each Stockholder as follows:
(a) The Company is an entity duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by the Company has been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Stockholder and Parent, constitutes a legal, valid and binding obligation of the Company, subject to the Enforceability Exceptions.
(b) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Company for the execution and delivery of this Agreement by the Company, and (ii) the execution and delivery of this Agreement by the Company shall not (A) conflict with or violate, any provision of the organizational documents of the Company, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any properties or assets of the Company is bound or affected or (C) violate any Law applicable to the Company or any of the Company’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.
(c) As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Merger Agreement.
Section 7. Certain Covenants of the Parties.
(a) Each Stockholder hereby covenants and agrees as follows:
(i) Prior to the Agreement Termination Date, and except as contemplated hereby, such Stockholder shall not (A) tender any Covered Shares into any tender or exchange offer or commence a tender or exchange offer for the Shares; (B) except for an Exempt Transfer, sell (constructively or otherwise), transfer, offer, exchange, pledge, lend, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of its Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or otherwise); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its Subsidiaries; (D) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote any voting securities of the Company to (I) not adopt or approve the Supported Matters or (II) approve any other matter that if approved would reasonably be expected to prevent, interfere with, discourage, impair or delay the consummation of the Supported Matters; (E) make any public announcement (other than public statements in support of the Merger) with respect to, or submit a proposal for, or offer for (with or without conditions), any Acquisition Proposal (including any public announcement with respect to an Acquisition Proposal); provided that nothing in this Agreement shall restrict any of the Stockholders from acquiring additional securities of the Company; provided, however, any securities acquired by any such Stockholder or its Controlled Affiliates after the date of this Agreement shall be subject to this Agreement in all respects; (F) form, join or in any way participate in a “group” (as defined in Section 13d-3 under the Exchange Act) in connection with any of the actions expressly described in any of clauses (A)-(E) of this Section 7(a)(i) (other than any “group” with any Affiliate of such Stockholder; provided that any such Affiliate agrees to be bound by the terms and conditions of this Agreement); or (G) agree (whether or not in writing) to take any of the actions referred to in this Section 7(a)(i). Any action in violation of this provision shall be void.
(ii) From and after the date hereof until the Agreement Termination Date, each Stockholder agrees that it shall not, and shall cause each of its Controlled Affiliates and instruct its and their respective Representatives not to, directly or indirectly, solicit, initiate, seek or knowingly facilitate or encourage the making, submission or announcement of any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;
(iii) Prior to the Agreement Termination Date, in the event that any Stockholder or any of its Controlled Affiliates acquires the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties hereto, be deemed Covered Shares and subject to the provisions of this Agreement in all respects, and the number of Owned Shares held by such Stockholder set forth on Exhibit A will be deemed amended accordingly.
(iv) For purposes of this Agreement, an “Exempt Transfer” means any transfer of Covered Shares (i) if the Stockholder is a natural person, (a) by will or intestacy, (b) to any immediate family member (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (c) to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder for bona fide estate planning purposes or (d) to a partnership, limited liability company or other entity of which the Stockholder and/or the immediate family of the Stockholder are the legal and beneficial owners of all of the outstanding equity securities or similar interests or (ii) if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is a Controlled Affiliate of such Stockholder or (b) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); provided that in the case of a transfer pursuant to clause (i) or (ii), (A) prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement.
(v) For the avoidance of doubt, any Covered Shares that are transferred by a Stockholder in an Exempt Transfer on or after the Record Date shall remain Covered Shares for purposes of Section 1.
(b) Notwithstanding anything to the contrary set forth herein, each Stockholder, its Controlled Affiliates and their respective Representatives may engage in such activities in their capacities as Representatives of the Company pursuant to, and subject to, Section 6.02 of the Merger Agreement. In addition, if specifically authorized by the Company Board (subject to the Company Board acting in compliance with and subject to Section 6.02 of the Merger Agreement), each Stockholder, its Controlled Affiliates and their respective Representatives may, in their capacities as Stockholders, enter into discussions and negotiations regarding (and, following valid termination of this Agreement, execute) a rollover or other reinvestment agreement or Contract with respect to their Covered Shares on substantially similar terms and conditions to the Rollover Agreement. The Company hereby acknowledges and agrees that each Stockholder and its Affiliates will be deemed to be “Representatives.”

Section 8. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its, his or her capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any Controlled Affiliate of such Stockholder, or any Representative of such Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.
Section 9. Appraisal Rights. The Stockholders shall not, and each Stockholder shall cause its Controlled Affiliates not to, exercise any rights to demand appraisal of any Covered Shares or right to dissent that may arise with respect to the Merger, and each Stockholder hereby waives any such rights of appraisal or rights to dissent that such Stockholder may have under Applicable Law. Each Stockholder agrees, and agrees to cause its Controlled Affiliates, not to commence or participate in any class action or other Proceeding with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of, or other claim against, the Company or the Company Board in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement or the transactions contemplated by the Merger Agreement (it being understood and agreed that nothing in this Section 9 shall restrict or prohibit such Stockholder or any Affiliate or Representative thereof from participating as a defendant or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against it or any of its Affiliates or Representatives relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or from enforcing its rights under this Agreement).
Section 10. Disclosure. Prior to the Agreement Termination Date, none of the Stockholders or Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as such party reasonably determines is required by Applicable Law (including the Exchange Act) or the rules or regulations of any applicable U.S. securities exchange or Governmental Authority to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party hereto reasonable time to comment on such release or announcement in advance.
Section 11. Legal Filings. Notwithstanding anything to the contrary set forth herein, each Stockholder hereby permits the Company to include and disclose in the Proxy Statement, and in other such schedules, certificates, applications, agreements, press releases or documents as it may reasonably determine to be necessary or appropriate in connection with the consummation of the Merger, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s commitments, arrangements and understanding pursuant to this Agreement, subject to reasonable prior review and comment by such Stockholder.
Section 12. Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Stockholders, Parent and the Company contained herein shall not survive the Agreement Termination Date, other than (a) those contained within the provisions that the parties hereto have agreed will survive the termination of this Agreement pursuant to Section 3 and (b) the last proviso of Section 3 hereof.
Section 13. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), addressed as follows:

if to Parent:

TPG Partners IX, L.P.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: Deirdre Harding
Email: [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Oliver Smith; Darren Schweiger; Michael Diz
Email: oliver.smith@davispolk.com; darren.schweiger@davispolk.com;
michael.diz@davispolk.com

if to the Company:

AvidXchange Holdings, Inc.
1210 AvidXchange Lane
Charlotte, NC 28206
Attn: Ryan Stahl
Email: [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: David Beller; Ian Nussbaum; Cathy Birkeland
Email: David.Beller@lw.com; Ian.Nussbaum@lw.com;
Cathy.Birkeland@lw.com

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 14; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 14 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 14. Each party will promptly update the other party of any change to the address or any of the other details specified in or pursuant to this Section 14.
Section 15. Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. For all purposes of this Agreement, whenever the term “beneficial owner” or “beneficially own” is used, it shall have the meaning set forth in Rule 13d-3 under the Exchange Act. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.
Section 16. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.
Section 17. No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the Company, which shall be and hereby is, an express third-party beneficiary of this Agreement.
Section 18. Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, or the negotiation, administration, performance and enforcement of this Agreement or the transactions contemplated by the Merger Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
Section 19. Submission to Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal court.
Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 19 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 14. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Applicable Law.
Section 20. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 21. Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 21, the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as expressly set forth herein. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 22. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.
Section 23. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE UNDER THIS AGREEMENT OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.
Section 24. Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 25. Amendment. This Agreement may not be amended or otherwise modified (nor shall any provision be waived), except by a written instrument duly executed by the parties hereto.
Section 26. No Presumption Against Drafting Party. Each party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 27. Stockholders. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that each representation, warranty, covenant, agreement and obligation of any Stockholder in this Agreement shall be a several representation, warranty, covenant, agreement or obligation (as applicable) of such Stockholder made solely as to such Stockholder. No Stockholder shall be responsible or liable in any way whatsoever for any representation, warranty, covenant, agreement or obligation of any other Stockholder in this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Arrow Borrower 2025, Inc.

By:	/s/ John Flynn
	Name:	John Flynn
	Title:	Authorized Signatory

Michael Praeger

By:	/s/ Michael Praeger

Green and Gold 2014 GRAT

By:	/s/ James Blakey
	Name:	James Blakey
	Title:	Trustee

Green and Gold 2015 GRAT

By:	/s/ James Blakey
	Name:	James Blakey
	Title:	Trustee

MP Charitable Trust

By:	/s/ Michael Praeger
	Name:	Michael Praeger
	Title:	Donor and Trustee

AvidXchange Holdings, Inc.

By:	/s/ Ryan Stahl
	Name:	Ryan Stahl
	Title:	General Counsel, Senior Vice President and Secretary

AVIDXCHANGE HOLDINGS, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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AVIDXCHANGE HOLDINGS, INC.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V76411-S20685

AVIDXCHANGE HOLDINGS, INC.
Special Meeting of Stockholders
September 16, 2025 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Joel Wilhite and Ryan Stahl, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AVIDXCHANGE HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM Eastern Time on September 16, 2025, at www.virtualshareholdermeeting.com/AVDX2025SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side of this ballot. In their discretion and in accordance with their own judgment, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side